As filed with the Securities and Exchange Commission on January 24, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Eleison Pharmaceuticals Inc.

(Exact name of registrant as specified in its charter)

Delaware	2834	43-4373885
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

Eleison Pharmaceuticals Inc.
100 Overlook Center, 2nd Floor
Princeton NJ 08540
(215) 554-3530
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Edwin J. Thomas
President and Chief Executive Officer
100 Overlook Center, 2nd Floor
Princeton NJ 08540
(215) 554-3530
(Name, address, including zip code, and telephone number,
Including area code, of agent for service)

Copies to:

Kenneth S. Rose, Esq. Joel J. Goldschmidt, Esq. Kurzman Eisenberg Corbin & Lever, LLP One North Broadway, 12th Floor White Plains, NY 10601 (914)-993-6051	Lawrence G. Nusbaum, Esq. Andrew Russell, Esq. Gusrae Kaplan Nusbaum PLLC 120 Wall Street New York, NY 10005 (212) 269-1400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common stock, par value $0.01 per share(3)	$40,250,000	$3,731.18
Representative’s warrants(4)	-	-
Common stock underlying the Representative’s warrants(5)	2,187,500	202.78
Total	$42,437,500	$3,933.96

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Includes additional shares of Common Stock the underwriters have the option to purchase to cover over-allotments, if any.

(3)

In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of additional shares of Common Stock that may be issued and resold pursuant Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4)	No fee pursuant to Rule 457(g) under the Securities Act.

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The proposed maximum aggregate offering price of the shares underlying the representative’s warrants is $2,187,500, which is equal to 125% of $1,750,000 (5% of $35,000,000).

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JANUARY 24. 2022

_____ Shares

Common Stock

Eleison Pharmaceuticals Inc.

This is a firm commitment initial public offering of  Common Stock of Eleison Pharmaceuticals Inc. Prior to this offering, there has been no public market for our Common Stock. We anticipate that the initial public offering price of our shares will be between $___ and $____.

We have applied to list our Common Stock on Nasdaq under the symbol “ELSN.”

We are an “emerging growth company” under the federal securities laws and we intend to take advantage of the reduced disclosure and reporting obligations available to emerging growth companies.

Investing in our Common Stock involves a high degree of risks. See “Risk Factors” beginning on page 11. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

(1)

Underwriting discounts and commissions do not include a non-accountable expense allowance equal to 1.0% of the initial public offering price payable to the underwriters. We refer you to “Underwriting” beginning on page __ for additional information regarding underwriters’ compensation.

We have granted a 45-day option to the representative of the several underwriters to purchase up to an additional ____ shares of Common Stock solely to cover over-allotment, if any.

The underwriters expect to deliver the shares on or about ____, 2022.

ThinkEquity

The date of this prospectus is    , 2022

Eleison PHARMACEUTICALS INC.

Our mission is to identify, acquire, develop, and commercialize novel oncology drug candidates; providing new hope for patients with rare, life-threatening cancers

INVESTMENT HIGHLIGHTS

A late-stage, therapeutically-focused portfolio of three development stage products that address unmet needs in pancreatic cancer, lung cancer, osteosarcoma, and brain cancer

Near term commercialization and value catalyst—NDA (New Drug Application) planned for 2024

Rare-disease “orphan drug” focus, plus multiple clinical trial patient data mitigates development and regulatory risks while offering exceptional upside

Highly experienced drug development leadership and world class scientific advisors provide expertise to efficiently advance product development

LATE-STAGE PRODUCT PORTFOLIO

PRODUCT	INDICATION	R&D	PRECLIN	PHASE 1	PHASE 2	PHASE 3	
GLUFOSFAMIDE	Second-line Pancreatic Cancer						CURRENTLY ENROLLING
ILC Inhaled Lipid-complexed Cisplatin	Small Cell Lung Cancer						NEW PHASE 3 TO BEGIN 2022
ILC Inhaled Lipid-complexed Cisplatin	Pediatric Osteosarcoma						PHASE 3 PROTOCOL READY
DBD Dibromodulcitol	Brain Cancer						NEW PHASE 3 TO BEGIN 2022/23

All of our pipeline programs are  in the development stage.  Commercialization of any of the programs will ultimately require successful completion of clinical trials proving safety and efficacy of the programs to the satisfaction of the appropriate regulatory authorities, such as the FDA, and marketing approval by such appropriate regulatory authorities.  No assurance can be give such approval or approvals will be obtained on a timely basis or at all and/or that our above intended commencement  of particular phases of our clinical trials for our programs will be met. For  more detailed information regarding our programs and the above, see the “Summary,” “Risk Factors” and “Business” section of this prospectus.

Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of shares of our Common Stock.

For investors outside of the United States: We have not, and the underwriters have not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of Common Stock and the distribution of this prospectus outside of the United States.

i

Glossary of Terms

In addition to terms defined elsewhere in this prospectus, the following terms, when used in this prospectus, shall have the meanings described below:

“Affordable Care Act” means the Patient Protection and Affordable Care Act, as amended.

“API” means active pharmaceutical ingredient.

“BDI” means BDI Co., Ltd., a South Korean publicly traded company and our largest stockholder of record.

“BSC” or “Best Supportive Care” means that patients receive supportive treatments to manage their cancer-related symptoms, either alone or combined with anti-cancer therapy.

“cGCP” means current Good Clinical Practices, the standard required by the FDA for conducting clinical trials.

“cGMP” means current Good Manufacturing Processes, which are the standards mandated by the FDA to assure the proper design, monitoring and control of manufacturing processes and facilities in connection with the production of pharmaceuticals.

“Common Stock” means shares of our Common Stock, par value $0.01 per share.

“CRO” means contract research organization.

“Daewoong” means Daewoong Pharmaceuticals Co. Ltd., based in South Korea, is engaged in the manufacture and sale of pharmaceuticals, medical devices and cosmetics.

“DGCL” means the Delaware General Corporation Law.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended.

“ECCO 2007” means the European Cancer Conference held in September 2017.

“EMA” refers the European Medicines Agency.

“EU” refers to the European Unions and its member countries

“Exchange Act” refers to the Securities and Exchange Act of 1934, as amended.

“FDA” refers to the U.S. Food and Drug Administration.

“HCEARA” means Health Care and Education Affordability Reconciliation Act.

“HHS” means the U.S. Department of Health and Human Services.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“INDA” means Investigational New Drug application, which is filed with the FDA and includes results of pre-clinical testing.

“Insmed” refers to Insmed Incorporated (NASDAQ GS: INSM), a global pharmaceutical company based in Bridgewater, New Jersey.

“Intelgen” means Intelgen Ltd., a Hong Kong-based biotech and pharmaceutical company specializing in the development of novel anticancer drugs.

“IPM” means isophosphoramide mustard (or ifosfamide mustard), the portion of the glufosfamide molecule with cytotoxic activity.

“IRB” means Institutional Review Board, tasked with reviewing clinical trial protocols and informed consent information for patients in clinical trials for the FDA.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Leahy-Smith Act” means the Leahy-Smith America Invents Act, as amended Public Law 112-29).

ii

NSCLC” means Non-small cell lung cancer.

“NDA” means New Drug Application.

“Orphan Drug Act” refers to the Orphan Drug Act of 1983 (21 U.S.C Ch. 9 Sec. 301, et seq.).

“PCAOB” refers to the Public Company Accounting Oversight Board.

“PPACA” means the Patient Protection and Affordable Health Care Act.

“Rafa” means Rafa Laboratories Ltd., a pharmaceutical company based in Jerusalem, Israel, that markets, manufactures and distributes prescription and over-the-counter medicines and consumer health care products

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” refers to the U.S. Securities and Exchange Commission.

“Securities Act” refers to the Securities Act of 1933, as amended.

“SCLC” means small cell lung cancer.

“SPA” means Special Protocol Assessment, is a process in which sponsors may ask to meet with e FDA to reach agreement on the design, size clinical endpoints and statistical.

“SPA Agreement” means Special Protocol Assessment Agreement, which indicates concurrence by the FDA with the adequacy and acceptability of specific critical elements of overall protocol design for a study intended to support a future marketing application.

“Targent” refers to Targent, LLC, from which we purchased dibromodulcitol (DBD).

“Threshold” refers to Threshold Pharmaceuticals, Inc., a company that focused on developing targeted cancer therapeutics.

“TCJA” refers to the Tax Cuts and Jobs Act of 2017, as amended.

“USPTO” means the U.S. Patent and Trademark Office.

“WHO” means the World Health Organization.

iii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our Common Stock, you should carefully read this entire prospectus, including our financial statements and related notes and the information set forth under the sections titled “Risk Factors,” “Selected Financial Data,” “Special Note Regarding Forward-Looking Statements” and “Management’s Discussion, Analysis of Financial Condition and Results of Operations.”

Unless otherwise indicated, all references herein to “we”, “us”, “our” and words of similar meaning and “Eleison” or the “Company” refers to Eleison Pharmaceuticals Inc.

Overview

We are a clinical stage biopharmaceutical company dedicated to acquiring, developing and commercializing late-stage therapies (in Phase II or Phase III trials) to treat rare, life-threatening diseases, such as pancreatic cancer, small cell lung cancer, pediatric bone cancer and brain cancer. We were formed in 2009 by Edwin J. Thomas, our chief executive officer and chairman, who through his extensive prior experience as a C-suite executive in several biopharmaceutical companies saw first-hand the need and commercial opportunity for therapies for rare, life threatening diseases with unmet needs.

The Orphan Drug Act defines a “rare disease” as a disease or condition that affects less than 200,000 people in the United States. In Europe, Orphan Drug Designations are granted by the EMA, which defines a rare disease as having prevalence of less than 5 per 10,000 people, which is roughly equivalent to the United States standard.

Our current portfolio of drug candidates (see Table 1) consists of glufosfamide, inhaled lipid-complexed cisplatin (ILC) and dibromodulcitol (DBD).  Each has received Orphan Drug Designation by the FDA, and glufosfamide and ILC have received Orphan Drug Designation by the EMA as well.  Each of the oncology indications we have targeted are characterized by significant unmet medical needs, that is, indications with a poor prognosis and low five year survival.  Pancreatic cancer, small cell lung cancer, osteosarcoma, and brain cancer also have relatively few competitive products in development compared to other cancer types such as breast, prostate, lymphoma, and hematological malignancies.

Our lead program, glufosfamide, is in development for pancreatic cancer, the third leading cause of cancer deaths in the United States according to the American Cancer Society. Our ongoing pivotal Phase III study for glufosfamide in second-line pancreatic cancer is expected to be completed in 2023 with an NDA filing, with the FDA projected for 2024. Our second program, ILC, is in development for small cell lung cancer and pediatric bone cancer (osteosarcoma). A Phase II trial of ILC for patients with osteosarcoma was completed in 2017, and a Phase III trial for patients with lung cancer and a potentially pivotal Phase II/III study of patients with osteosarcoma are expected to commence in 2022 and 2023, respectively. Our newest program, dibromodulcitol, is in development for brain cancer (e.g., glioblastoma), with a pivotal Phase III trial planned to begin in 2022/23.

We have a limited operating history, have no products approved for commercial sale and have not generated any revenue from product sales, which may make it difficult for investors to evaluate our current business and likelihood of success and viability.  Since in-licensing the glufosfamide program, we have commenced but not yet completed a Phase III trial of glufosfamide for patients with second-line pancreatic cancer.  Since in-licensing the ILC program, we commenced and completed a Phase II trial of ILC for patients with pulmonary metastases of osteosarcoma.  The Company has not yet commenced any new clinical studies of DBD.

Table 1: Drug Candidate Portfolio

Drug Candidate (1)	Indication	Market Size (2)	Current Development Status	Fwd. 12-24 mos. Development Status (3)	Development Notes
Glufosfamide	Pancreatic Cancer (second-line treatment)	>$2 B	PIII	PIII/NDA	♦ Currently enrolling patients at multiple clinical sites in the USA ♦ Completion of study expected in 2023
ILC	Lung Cancer (4)	>$10 B	PII	PIII	♦ Prior sponsor completed PII studies for lung cancer, including bronchioalveolar cancer ♦ New PIII study expected to commence in 2022
ILC	Pediatric Bone Cancer (osteosarcoma)	>$300 M	PII	PII/PIII	♦ PII completed in 2017 ♦ PII/PIII expected to commence in 2023
DBD	Brain Cancer (e.g., glioblastoma)	>$3 B	PIII ready (after completion of bridging study)	PIII	♦ Evaluated in multiple studies, including brain cancer, cervical cancer, and breast cancer ♦ New PIII study expected to commence in 2022/23

PI = Phase 1; PII = Phase 2; PIII = Phase 3; NDA = New Drug Application with FDA

1. Glufosfamide, ILC, and DBD all have orphan designation in the USA. Glufosfamide and ILC have orphan designation in the EU.

2. Company estimates, major markets potential annual revenue (USA, EU, Japan); M=millions, B=billions.

3. Drug development, regulatory submission and regulatory approval, can vary considerably and are subject to availability of funding.

4. Market size estimate is for all lung cancers, although initial target indication for FDA approval is SCLC.

Source: Eleison Pharmaceuticals Inc.

Pipeline

All of our pipeline programs are in the development stage.  Commercialization of any of the programs will ultimately require successful completion of clinical trials proving safety and efficacy of the programs to the satisfaction of the appropriate regulatory authorities, such as the FDA, and marketing approval by such appropriate regulatory authorities.  No assurance can be give such approval or approvals will be obtained on a timely basis or at all.

Glufosfamide. We acquired exclusive worldwide rights to glufosfamide, a Phase III pancreatic cancer drug, from Threshold Pharmaceuticals, Inc. in 2009. Glufosfamide is an analog of a commonly used chemotherapeutic agent (ifosfamide), but has been engineered to target cancer cells compared to normal cells. Chemically, glufosfamide is a glucose-conjugated molecule, meaning glucose is chemically bound to an active chemotherapeutic agent. Several types of cancer, including pancreatic cancer, are more metabolically active than normal cells, requiring glucose as an energy source to fuel cell growth and division. These metabolically active cancers take up the glucose-conjugated glufosfamide, concentrating the active chemotherapeutic agent in cancer cells relative to normal tissue. In this way, glufosfamide targets cancer cells while reducing toxicity to normal cells. It has been evaluated in more than 450 patients in multiple clinical studies and was generally well tolerated with dose-limiting toxicity related to impairment of kidney function. Other side effects of glufosfamide are typical of chemotherapeutic agents, including nausea, fatigue, and hair loss. Data from a previous Threshold Phase III trial indicated a 25% improvement in median survival in a very difficult to treat indication, 2nd line pancreatic cancer, although the study size and design of that trial were insufficient to prove statistical significance.

Based on the valuable information learned from the prior Threshold study and with assistance from key clinical oncologist advisors, we designed a new clinical study and regulatory plan for glufosfamide intending to demonstrate statistically significant activity and support for regulatory approval. Glufosfamide is currently being evaluated in a pivotal Phase III study in second-line pancreatic cancer, which is expected to be completed in 2023, with an NDA filing with the FDA projected for 2024. This ongoing trial is being conducted under a Special Protocol Agreement Letter from the FDA.

Inhaled Lipid-Complexed Cisplatin. We have an exclusive worldwide license to ILC, a novel, sustained release cisplatin in a nanoscale lipid-based complex administered via inhalation, in development for lung cancer and bone cancer (pediatric osteosarcoma). Lung cancer is the leading cause of cancer death in the world as well as the United States. We licensed ILC from Insmed Inc. in 2011. ILC was designed to deliver high levels of sustained release cisplatin targeted to the lung, with little or no systemic-related toxicities. ILC had been evaluated in 59 patients in three earlier clinical studies conducted by a prior sponsor with evidence of activity in several cancer types including lung and osteosarcoma and in a 28-patient Phase II study of osteosarcoma that we conducted. In the four clinical studies, ILC was well tolerated in patients with no dose-limiting toxicity realized.  The most common side effects of ILC include reduced pulmonary function and non-systemic nausea.

In conjunction with an Asian partner, we anticipate beginning a Phase III study of ILC for patients with SCLC in the first half of 2022. If ultimately approved for SCLC or osteosarcoma, market opportunities will be evaluated and pursued in other cancer indications (in addition to SCLC) including NSCLC and peritoneal metastatic cancers.

In pediatric osteosarcoma, approximately 35% of patients fail first-line therapy, mostly with metastatic recurrence only in the lungs, and with poor prognosis (five-year survival of such patients is less than 25%). By the treatment and prevention of such pulmonary recurrences, ILC is potentially the first lifesaving breakthrough in the treatment of pediatric osteosarcoma in more than a generation. In 2017, we completed a Phase II clinical study of ILC for pediatric osteosarcoma, enrolling patients in leading U.S. medical centers including Memorial Sloan-Kettering, Montefiore Children’s Hospital, Moffitt Cancer Center, Dana-Farber Cancer Institute, Mayo Clinic, Seattle Children’s Hospital, and the Children’s Hospital of Los Angeles. We are planning to commence a pivotal Phase II/III trial of ILC for this indication in 2023.

Dibromodulcitol. DBD is being developed for brain cancer (glioblastoma), with a pivotal Phase III trial planned to begin in 2022/23 and completed by 2025. We purchased DBD, a newly synthesized polymorph of the oral cytotoxic (cell-killing) agent dibromodulcitol, from Targent in 2019. DBD was originally developed in the United States by the U.S. National Institutes of Health. It has been evaluated in more than 5,000 patients overall and is considered for use in brain cancer, cervical cancer, and in cancers which metastasize to the brain.The most common side effects of DBD are typical of chemotherapeutic agents, including nausea, fatigue, and hematological effects. Intellectual property has been filed around this polymorph, with a first patent issued in the United States in 2020.

Our Goal

Our short-term goal is to successfully complete the development and commence commercialization activities of our three current candidates. Our long-term goal is to become a leading specialty pharmaceutical company, focused on treating patients with rare cancers.

Our Strategy

●	Generate future revenues in the United States primarily from drug product sales and outside the United States from royalties and other license fees paid to us from marketing partners.

●	Advance our current product candidates, through clinical development towards regulatory approval.

●	Evaluate opportunities to accelerate our development timelines and enhance the commercial potential of our current and future candidates.

●	Selectively acquire, develop and commercialize candidates that we feel have a high probability of reaching commercialization.

●	Acquire and develop rare life-threatening therapies that we believe will generate substantial revenues from the proposed targeted markets.

●	Acquire and develop candidates that are in late clinical trials to reduce development activities and timelines, required resources, and to lower risk exposure.

●	Focus our candidate selections on drugs for the treatment of orphan diseases.

●	Design and implement clinical studies and trials for our candidates.

●	Rely on third parties to perform certain activities relating to the development and future commercialization activities.

●	Expand our candidate portfolio.

●	Conserve available funds by negotiating in-license (or purchase) agreements with favorable up-front payments and by seeking out-licensing partnerships to share development costs.

●	Pursue the fastest pathway to regulatory approval of our product candidates we believe have the highest probability of success.

●	Seek access to the most capable of the licensor’s internal and external (e.g., CROs) resources to supplement our internal product development teams.

Market Opportunity

Orphan diseases, despite the “orphan” name, are anything but rare, with approximately 7,000 diseases falling within the definition of a rare disease and afflicting more than 25 million Americans, according to the National Organization of Rare Diseases. According to the European Commission, 5,000 to 8,000 distinct rare diseases have been identified affecting 27 million to 36 million people in the EU. There are more than 500 rare cancers, including some of most well-known and feared cancers, such as pancreatic cancer and brain cancer. Drugs to treat rare diseases are one of the fastest growing segments of the worldwide prescription drug market, growing at twice the rate of the overall market and are estimated to reach $209 billion in sales by 2022.

Oncology drugs are the largest segment in the $1 trillion worldwide pharmaceutical market. The global market for cancer drugs was $167 billion in 2020 and forecast to grow to $311 billion by 2026. Glufosfamide is in development initially for the treatment of pancreatic cancer. With more than 337,000 new cases of pancreatic cancer each year worldwide, including more than 60,000 in the United States, glufosfamide’s global market potential in this indication alone we believe will exceed $2 billion annually.

ILC is currently in development for small cell lung cancer and pediatric osteosarcoma. Pediatric bone cancer is uncommon, with only about 450 new cases each year in the USA, but still represents by our estimates a $300 million annual revenue worldwide market opportunity. Approximately 15% of all newly diagnosed lung cancer patients in the USA present with SCLC, or about 35,000 patients per year. Lung cancer, including SCLC and NSCLC, is the world’s leading cause of cancer death, with 2.1 million new cases each year and 1.8 million deaths, representing a worldwide market opportunity that we believe will exceed $10 billion annually for ILC.

The WHO estimates there are approximately 295,000 new cases of brain cancer annually in the world, leading to more than 240,000 deaths each year. In the USA there are 23,000 new cases and 16,000 deaths annually. In the developed world, we believe DBD represents a market opportunity of $3 billion in annual revenue by our estimates.

Risks Factor Summary

Our business is subject to a number of risks, including risks that may prevent us from achieving our business objectives or may adversely affect our business, financial condition, results of operations, cash flows and prospects that you should consider before making a decision to invest in our Common Stock. These risks are discussed more fully in the section titled “Risk Factors” beginning on page 11 of this prospectus, and include the following:

●

We have a limited operating history, have not completed any clinical trials beyond Phase II have no products approved for commercial sale and have not generated any revenue from product sales, which may make it difficult for investors to evaluate our current business and likelihood of success and viability.

●

We have incurred significant net losses since our inception and have not generated any revenue from product sales. We expect to incur continued losses for the foreseeable future and may never achieve or maintain profitability.

●	Our ability to generate revenue and achieve profitability depends significantly on our ability to develop and commercialize our product candidates.

●

Even if this offering is successful, we will require substantial additional capital to finance our operations and achieve our goals. If we are unable to raise capital when needed or on terms acceptable to us, we may be forced to delay, reduce or eliminate our research or product development programs, any future commercialization efforts or other operations.

●	We substantially depend on the success of our three product candidates, which are currently in clinical development.

●

We currently and in the future will continue to rely on third parties to design and conduct our clinical trials, to manufacture our drug products, to engage with us in certain co-development and regulatory activities, and, ultimately, for sales and marketing of our products. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to seek or obtain regulatory approval for or commercialize our product candidates.

●

Clinical trials are very expensive, time-consuming and difficult to design and implement, and involve uncertain outcomes. Furthermore, results of earlier preclinical studies and clinical trials may not be predictive of results of future preclinical studies or clinical trials. Our product candidates may not have favorable results in later clinical trials, if any, or receive regulatory approval.

●

If we fail to demonstrate safety and efficacy of our drug candidates in ongoing or planned clinical trials, our reputation may be harmed our business will suffer and the share price of our Common Stock will likely be impacted.

●	The COVID-19 pandemic could adversely impact our business, including our clinical trials and clinical trial operations.

●

The development and commercialization of pharmaceutical products are subject to extensive regulation, and we may not obtain regulatory approvals for our current drug candidates or any future product candidates, on a timely basis or at all.

●

The manufacture of our product candidates is complex. Our third-party manufacturers may encounter difficulties in production, which could delay or entirely halt their ability to supply our product candidates for clinical trials or, if approved, for commercial sale.

●	Our future success depends on our ability to retain our executive officers and key employees and to attract, retain and motivate qualified personnel.

●	Our chief executive officer is also a director of our largest stockholder of record, which could create a conflict of interest.

●	We will need to grow the size and capabilities of our organization, and we may experience difficulties in managing this growth.

●

If we are unable to obtain and maintain patent protection or other necessary rights for our products and technology, or if the scope of the patent protection obtained is not sufficiently broad or our rights under licensed patents is not sufficiently broad, our competitors could develop and commercialize products and technology similar or identical to ours, and our ability to successfully commercialize our products and technology may be adversely affected.

●	Our business depends, in large part, on certain intellectual property rights that we license or purchased from Threshold, Insmed, and Targent. Therefore, our commercial success will depend to a large extent on our ability to maintain and comply with our obligations under our license and purchase agreements with Threshold, Insmed, and Targent. If we materially breach or default under our license agreements with Threshold and Insmed, or our purchase agreement with Targent, each may have the right to terminate their respective agreement with us and we could lose critical license or purchase rights, which would materially harm our business and the price of our Common Stock.

We use various trademarks and trade names in our business, including, without limitation, our corporate name and logo. All other service marks, trademarks and trade names appearing in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and tradenames referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to these trademarks and tradenames.

Implications of being an emerging growth company and a smaller reporting company

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the JOBS Act. An emerging growth company may take advantage of reduced disclosure and reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●

being permitted to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in our periodic reports and registration statements, including this prospectus;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act on the effectiveness of our internal controls over financial reporting;

●	reduced disclosure obligations regarding executive compensation arrangements in our periodic reports, proxy statements and registration statements, including this prospectus; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We will remain an emerging growth company until the earliest to occur of: (i) the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; (ii) the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; (iii) the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; and (iv) the last day of the fiscal year ending after the fifth anniversary of the completion of this offering.

We intend to take advantage of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced disclosure and reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

We are also a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this offering is less than $700 million and our annual revenue is less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. If we are a smaller reporting company when we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Reports on Form 10-K and, like emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

Corporate History and Information

We were originally organized as a Delaware corporation in 2009 under the name Eleison Pharmaceuticals, Inc. (subsequently renamed Eleison Pharma Holdings, Inc. (“EPH”)). In 2009, we acquired our first drug candidate, glufosfamide, from Threshold and acquired our second drug candidate, ILC, from Insmed in 2011. On February 4, 2012, EPH transferred all its assets to Eleison Pharmaceuticals, LLC, a Delaware limited liability company and at that time a wholly owned subsidiary of EPH. We acquired our third drug candidate, DBD, from Targent in 2019. On November 12, 2020, Eleison Pharmaceuticals, LLC converted from a limited liability company into Eleison Pharmaceuticals Inc. in connection and simultaneously with a $12,000,000 Common Stock private equity financing from BDI (the “2020 Reorganization”). Prior to the 2020 Reorganization, we operated through our predecessor, Eleison Pharmaceuticals, LLC.  In conjunction with the 2020 Reorganization, we entered into an Amended and Restated Investor Rights Agreement, dated as of November 13, 2020, the terms of which include an obligation to make “Milestone Payments” to our stockholders, which include some of our officers, directors and 5% stockholders.  An aggregate total of $39,000,000 of Milestone Payments are potentially payable, comprised of up to $4,000,000 upon the occurrence of marketing approvals by the FDA of the Company’s development programs, $15,000.000 upon the event annual worldwide product sales of glufosfamide should exceed $100 million, and $20,000,000 upon the event annual worldwide product sales of glufosfamide should exceed $250 million. Approximately two-thirds of the potential Milestone Payments are payable to current officers, directors and 5% stockholders of the Company.

Our principal executive office is located at 100 Overlook Center, 2nd Floor, Princeton, NJ 08540 and our telephone number is (215)554-3530. Our website is www.eleison-pharma.com. Information contained in, or that can be accessed through, our website is not part of, and is not incorporated by reference into, this prospectus, and you should not consider information on our website to be part of this prospectus. Investors should not rely on any such information in deciding whether to purchase our Common Stock. We deem our design logo and our other registered and common law trade names, trademarks and service marks as part of our intellectual property portfolio.

The Offering

Common Stock offered by us	________ shares of our Common Stock (____ shares if the underwriters exercise their over-allotment option in full).

Over-Allotment Option	The underwriters have an option for a period of 45 days to purchase up to ____ additional shares of our Common Stock to cover over-allotments, if any.
Common Stock to be outstanding after this offering	________ shares of Common Stock (_____ shares if the underwriters exercise their over-allotment option in full).

Use of Proceeds	We currently intend to use the net proceeds of this offering together with our existing cash and cash equivalents: (i) to advance clinical trial testing, preclinical studies, and manufacture of product candidate products for clinical testing purposes related to our three drug development programs, including continued development and evaluation of glufosfamide including under our ongoing pivotal Phase III study as a second line treatment for patients with pancreatic cancer, continued evaluation and development of ILC for patients with non-metastatic SCLC under a planned Phase III study for patients as maintenance therapy following systemic chemotherapy treatment which we anticipate initiating in 2022, and certain non-clinical studies of DBD which if successful, then the initiation of a planned Phase III study we anticipate beginning in 2022 to evaluate DBD as a treatment for brain cancer; (ii) for the strategic expansion of our drug candidate portfolio through acquisitions or in-licensing of intellectual property assets and to fund the drug development activities related to any new programs we may acquire, although we have no material agreements, commitments or understandings with respect to any in-license or acquisitions at this time; and (iii) for working capital and general corporate purposes. For a more detailed use of the net proceeds see “Use of Proceeds’’ section elsewhere in this prospectus.

Risk Factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 11.

Proposed Trading Symbol	We have applied to list our Common Stock on Nasdaq under the symbol “ELSN”.

Lock-Ups

We, our directors, officers and all of our other existing stockholders, including holders of securities convertible or exercisable into Common Stock have agreed with the representative not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our Common Stock or securities convertible or exercisable into Common Stock as described in further detail in the prospectus, for a period of twelve months after the date of this prospectus with respect to us and our directors and officers and six months with respect to our other stockholders.  See “Underwriting.”

Except as otherwise indicated herein, all information in this prospectus assumes no exercise of the over-allotment option and/or the representative's warrant.

The number of shares of Common Stock to be outstanding after the offering is based on ______ shares of Common Stock issued and outstanding as of _____ __, 2022 and excludes, as of that date:

●	_____ shares of Common Stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $___ per share;

●

_______ shares of Common Stock issuable upon exercise of options awarded under our 2020 Equity Compensation Plan (the "Equity Plan" to be granted at the closing of this offering at exercise prices of $ ____  per share;

●	____ shares of Common Stock reserved for future issuance under our Equity Plan; and

●	____ shares of Common Stock issuable upon exercise of outstanding warrants having a weighted average exercise price of $____ per share.

Summary Financial Data

The following table presents summary financial data. The statement of operations data for the years ended December 31, 2020 and 2019 are derived from our audited financial statements that are included elsewhere in this prospectus. The statement of operations data for the nine months ended September 30, 2021 and 2020 and the balance sheet data as of September 30, 2021 are derived from our unaudited financial statements that are included elsewhere in this prospectus. Our historical results are not necessarily indicative of our results in any future period.

You should read the following summary financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus. The summary financial data in this section is not intended to replace our financial statements and the related notes and are qualified in their entirety by the financial statements and related notes included elsewhere in this prospectus.

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2021	2020	2020	2019
	(unaudited)		(audited)

Statement of Operations Data
Revenue	—	—	$1,000,000	$1,066,645
Expenses
Research and development	$591,967	$366,558	672,893	970,092
General and administrative	1,120,119	417,956	867,287	536,679
Total expenses	1,712,086	784,514	1,540,180	1,506,771
Total other income (expense)	29,707	(2,709,961)	(5,263,775)	(1,284,127)
Net loss	$(1,682,379)	$(3,494,475)	$(5,803,955)	$(1,724,253)
Net loss attributable to common shares/membership units	$(1,682,379)	$(3,494,475)	$(6,403,032)	$(1,724,253)

	As of September 30, 2021 (unaudited)
Balance Sheet Data	Actual	Pro Forma(1)	Pro Forma As Adjusted(2)
Current assets	$1,828,740	$	$
Total assets	$2,073,306	$	$
Current liabilities	$1,120,790	$	$
Total liabilities	$1,632,521	$	$
Total stockholders’ equity	$440,785	$	$

(1)	Gives effect to ____________________________________________.
(2)

Gives effect to (i) the pro forma adjustments in “1” above, and (ii) the receipt by us of net proceeds of $_______ from our issuance and sale of shares of our Common Stock in this offering at initial public offering price of $_____ per share, the midpoint of the estimated price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. Before making an investment decision, you should give careful consideration to the following risk factors, in addition to the other information included in this prospectus, including our financial statements and related notes, before deciding whether to invest in shares of our Common Stock. The occurrence of any of the adverse developments described in the following risk factors could materially and adversely harm our business, financial condition, results of operations or prospects. In that case, the trading price of our Common Stock could decline, and you may lose all or part of your investment.

Risks Related to our Financial Position

We do not have any products that are approved for commercial sale.

We have not generated any product related revenues to date and do not expect to generate any such revenues for at least the next two to three years, if at all. To obtain revenues from sales of our product candidates, we must succeed, either alone or with third parties, in developing, obtaining regulatory approval for, manufacturing and marketing products with commercial potential. We may never succeed in these activities, and we may not generate sufficient revenues to continue our business operations or achieve profitability.

We have a history of net losses. We expect to continue to incur increasing net losses for the foreseeable future, and we may never achieve or maintain profitability.

We incurred significant net losses in each year since our inception in 2009.  We had an accumulated deficit of $27,181,559 as of September 30, 2021, and $25,499,180 and $19,761,892 as of December 31, 2020 and 2019, respectively. Our net losses have resulted principally from costs incurred in our development activities. We anticipate that our net losses will substantially increase over the next several years as we plan to expand our research and development activities, including the clinical development of our glufosfamide, ILC, and DBD product candidates.

Because of the numerous risks and uncertainties associated with drug product development and commercialization, we are unable to accurately predict the timing or amount of future expenses or when, or if, we will be able to achieve or maintain profitability. Currently, we have no products approved for commercial sale, and to date we have not generated any product revenue. We have financed our operations primarily through the sale of equity securities and warrants, the issuance of convertible debt securities and upfront and milestone payments pursuant to our collaboration and license agreements. The size of our future net losses will depend, in part, on the rate of growth or contraction of our expenses and the level and rate of growth, if any, of our revenues. Our ability to achieve profitability depends on our ability, alone or with others, to complete the development of our products successfully, obtain the required regulatory approvals, manufacture and market our proposed products successfully or have such products manufactured and marketed by others and gain market acceptance for such products. These are formidable, time consuming and costly challenges and we may never achieve commercialization or profitability.

We will require substantial additional capital in the future. If additional capital is not available, we will have to delay, reduce or cease operations.

Development of our glufosfamide, ILC, DBD, and other product candidates we may acquire in the future will require substantial additional funds to conduct research, development and clinical trials necessary to bring each of these product candidates to market and to establish or contract for manufacturing, marketing and distribution capabilities. Our future capital requirements will depend on many factors, including, the following:

●	the scope, rate of progress, results and costs of our non-clinical studies, clinical trials, and other research and development activities;

●	the scope, rate of progress and costs of our manufacturing development and commercial manufacturing activities;

●	the cost, timing and outcomes of regulatory proceedings, including NDAs and SPAs we file with the FDA and similar filings with the EMA and other foreign regulatory authorities;

●	payments required with respect to development milestones we achieve under our in-licensing agreements;

●	the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims;

●	the costs associated with commercializing our product candidates, if they receive regulatory approval;

●	the cost and timing of establishing sales and marketing capabilities;

●	competing technological efforts and market developments;

●	our ability to maintain and establish collaborative and distribution arrangements to the extent necessary;

●	revenues received from any future products;

●	the ability to achieve and receive milestone payments and co-development payments for our candidates licensed to collaborators; and

●	payments received under any future strategic collaborations.

We anticipate that we will continue to generate significant net losses for at least the next several years as we continue to incur increasing expenses to complete our clinical trial programs for glufosfamide, ILC, and DBD, seek regulatory approvals, build commercial capabilities, acquire and develop new drug candidate programs, and expand our corporate infrastructure. We believe that the net proceeds from this offering, together with our existing cash and cash equivalents will allow us to fund our operating plan through 2022. However, our operating plan may change as a result of factors currently unknown to us. Changing circumstances may cause us to consume capital faster or slower than we currently anticipate or to alter our operations. We have based our estimates of future net losses on assumptions that may prove to be wrong, and we could utilize our available financial resources sooner than we currently expect.

Our revenue and expense forecasts may prove to be inaccurate, and any change in the foregoing assumptions could require us to obtain additional financing earlier than anticipated. There is a risk of delay or failure at any stage of developing a product candidate, and the time required and costs involved in successfully accomplishing our objectives cannot be accurately predicted. Actual drug research and development costs could substantially exceed budgeted amounts, which could force us to delay, reduce the scope of or eliminate one or more of our development programs.

We may never be able to generate sufficient product revenue, if at all, to cover our expenses. Until we do, we expect to seek additional funding through public or private equity or debt financings, collaborative relationships, capital lease transactions or other available financing transactions. However, additional financing may not be available on acceptable terms, if at all, and such financings could be dilutive to existing security holders. Moreover, if additional funds are obtained through arrangements with collaborators, such arrangements may require us to relinquish rights to certain of our technologies, product candidates or products that we would otherwise seek to develop or commercialize ourselves.

If adequate funds are not available, we may be required to delay, reduce the scope of or eliminate one or more of our development programs. Our failure to obtain adequate financing when needed and on acceptable terms would have a material adverse effect on our business, financial condition and results of operations.

The report of our independent registered public accounting firm included a “going concern” explanatory paragraph.

The accompanying financial statements have been prepared on a going-concern basis which contemplates the continuation of operations, realization of assets and liquidation of liabilities in the ordinary course of business.  However, primarily as a result of our recurring losses and limited cash balances, the report of our independent registered public accounting firm on our financial statements as of and for the years ended December 31, 2019 and 2020 included an explanatory paragraph indicating that there is substantial doubt about our ability to continue as a going concern. If we are unable to raise sufficient capital in this offering or otherwise as and when needed, our business, financial condition and results of operations will be materially and adversely affected, and we will need to significantly modify our operational plans to continue as a going concern.

Risks Related to Our Business

Clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results.

Our product candidates may not prove to be safe and efficacious in clinical trials and may not meet all the applicable regulatory requirements needed to receive regulatory approval. To receive regulatory approval for the commercialization of our product candidates, we must conduct, at our own expense, extensive preclinical testing and clinical trials to demonstrate safety and efficacy of these product candidates for the intended indication of use. Clinical testing is expensive, can take many years to complete, if at all, and its outcome is uncertain. Failure can occur at any time during the clinical trial process.

The results of preclinical studies and early clinical trials of new drugs do not necessarily predict the results of later-stage clinical trials. The design of our clinical trials is based on many assumptions about the expected effects of our product candidates, and if those assumptions are incorrect the clinical trials may not produce statistically significant results. Preliminary results may not be confirmed on full analysis of the detailed results of an early clinical trial. Product candidates in later stages of clinical trials may fail to show safety and efficacy sufficient to support intended use claims despite having progressed through initial clinical testing. The data collected from clinical trials of our product candidates may not be sufficient to support the filing of an NDA or to obtain regulatory approval in the United States or elsewhere. Because of the uncertainties associated with drug development and regulatory approval, we cannot determine if or when we will have an approved product for commercialization or achieve sales or profits.

If we experience delays or difficulties in enrolling patients in our ongoing or planned clinical trials, our receipt of necessary regulatory approvals could be delayed or prevented.

We may not be able to initiate or continue our ongoing or planned clinical trials for our product candidates if we are unable to identify and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA or comparable foreign regulatory authorities. If our strategies for patient identification and enrollment prove unsuccessful, we may have difficulty enrolling or maintaining patients appropriate for our product candidates. The conditions for which we currently plan to evaluate our product candidates are orphan or rare diseases with limited patient pools from which to draw for clinical trials. Clinical investigators will need to decide whether to offer their patients enrollment in clinical trials of our product candidates versus treating these patients with commercially available drugs that have established safety and efficacy profiles. The eligibility criteria of our clinical trials, once established, will further limit the pool of available trial participants. Some of our competitors may have ongoing or planned clinical trials for product candidates that would treat the same patients as our clinical product candidates, and patients who would otherwise be eligible for our clinical trials may instead enroll in clinical trials of our competitors’ product candidates. Patient enrollment is also affected by other factors, including:

●	severity of the disease under investigation;

●	our ability to recruit clinical trial investigators of appropriate competencies and experience;

●	the incidence and prevalence of our target indications;

●

clinicians’ and patients’ awareness of, and perceptions as to the potential advantages and risks of our product candidates in relation to other available therapies, including any new drugs that may be approved for the indications we are investigating;

●	competing studies or trials with similar eligibility criteria;

●	invasive procedures required to enroll patients and to obtain evidence of the product candidate’s performance during the clinical trial;

●	availability and efficacy of approved medications for the disease under investigation;

●	eligibility criteria defined in the protocol for the trial in question;

●	the size and nature of the patient population required for analysis of the trial’s primary endpoints;

●	efforts to facilitate timely enrollment in clinical trials;

●	whether we are subject to a partial or full clinical hold on any of our clinical trials;

●	reluctance of physicians or patient advocacy organizations to encourage patient participation in clinical trials;

●	the ability to monitor patients adequately during and after treatment;

●	our ability to obtain and maintain patient consents; and

●	proximity and availability of clinical trial sites for prospective patients.

Our inability to enroll and maintain a sufficient number of patients for our clinical trials would result in significant delays or may require us to abandon one or more clinical trials altogether. There may be competing trials, as well as the limited bandwidth of pediatric oncology institutions for running trials, which can lead to the prioritization of certain trials, leading to delays in our clinical trials. Enrollment delays in our clinical trials, including delays due to the COVID-19 pandemic, may result in increased development costs, which would cause our value to decline and limit our ability to obtain additional financing.

Delays in clinical testing could result in increased costs to us and delay our ability to generate revenue.

We may experience delays in clinical testing of our product candidates. We do not know whether planned clinical trials will begin on time, will need to be redesigned or will be completed on schedule, if at all. In addition to delays in patient enrollment, clinical trials can be delayed for a variety of reasons, including delays in obtaining regulatory approval to commence a clinical trial, in securing clinical trial agreements with prospective sites with acceptable terms, in obtaining institutional review board approval to conduct a clinical trial at a prospective site or in obtaining sufficient supplies of clinical trial materials. Any delays in completing our clinical trials will increase our costs, slow down our product development and timeliness and approval process and delay our ability to generate revenue.

We may be required to suspend or discontinue clinical trials due to unexpected side effects or other safety risks that could preclude approval of our product candidates.

Our clinical trials may be suspended at any time for a number of reasons. For example, we may voluntarily suspend or terminate our clinical trials if at any time we believe that they present an unacceptable risk to the clinical trial patients. In addition, the FDA or other regulatory agencies may order the temporary or permanent discontinuation of our clinical trials at any time if they believe that the clinical trials are not being conducted in accordance with applicable regulatory requirements or that they present an unacceptable safety risk to the clinical trial patients.

Administering any product candidate to humans may produce undesirable side effects. These side effects could interrupt, delay or halt clinical trials of our product candidates and could result in the FDA or other regulatory authorities denying further development or approval of our product candidates for any or all targeted indications. Ultimately, some or all of our product candidates may prove to be unsafe for human use. Moreover, we could be subject to significant liability if any volunteer or patient suffers, or appears to suffer, adverse health effects as a result of participating in our clinical trials.

Our clinical trials may not result in drugs approved for commercialization.

The grant of regulatory approvals for the commercial sale of any of our proposed products will depend, in part, on us and/or any collaborators successfully conducting extensive clinical testing to demonstrate safety and efficacy in humans. The results of preclinical and clinical testing may prove to be negative or inconclusive. As results of particular clinical trials are received, we and/or our collaborators, if any, may abandon projects that we might have otherwise believed to be promising. Our interpretation of clinical trial results may not be accepted by governmental regulators. The products that are successfully developed, if any, will be subject to requisite regulatory approval prior to their commercial sale, and the approval, even if obtainable, may take several years. Generally, only a very small percentage of new pharmaceutical products initially developed are approved for sale. Even if a new pharmaceutical product is approved for sale, it may not be commercially successful. We may encounter unanticipated problems relating to development, manufacturing, distribution and marketing, some of which may be beyond our financial and technical capacity to resolve. The failure to address such problems adequately could have a materially adverse effect on our business, financial condition or results of operations. We may not succeed in the development and marketing of any new drug products, and any products we are able to get approved for marketing may be rendered obsolete or uncompetitive by products of competitors.

Many factors may affect the outcome of prospective clinical trials. The design of prospective clinical trials is often based on limited or incomplete data. The current Phase III clinical trial design of the glufosfamide program is based in part on data collected from a prior Phase III trial by a prior sponsor, and a retrospective analysis of that data. Retrospective analysis of clinical trial results may lead to incorrect conclusions. In addition, standard of care will change over time. Patients enrolling in the current Phase III clinical trial may have been exposed to and treated with therapeutics and other therapies different than patients enrolled in the prior Phase III trial by the prior sponsor. Thus, the results of the prior Phase III clinical trial by the prior sponsor may not be predictive of results in the current Phase III clinical trial. Our current clinical Phase III trial of glufosfamide may not enroll a sufficient number of patients or it may not be ultimately concluded according to the current design and protocol, for reasons including, but not limited to, the study drug administration regimen and participation requirements, changes in standard of care, and acceptability by patients and investigators of the study control.

We may not be able to fulfill the extensive, time consuming and costly regulatory requirements to enable us to develop and market our drug candidates.

Our drug development programs are subject to regulatory control by multiple federal, state, local, national, and multinational regulatory agencies, including the FDA and the EMA. Before we can market and commercialize our drug candidates, we will need to apply for and receive regulatory approval by multiple federal, state, local, national, and multinational regulatory agencies, including the FDA and EMA. If the data, information, applications, files, and regulatory documentation from our drug development programs are incomplete or inadequate, we could be subject to suspension or withdrawal of permission to conduct clinical trials from the regulatory authorities, including the FDA and EMA. We can make no assurances as to the completeness or adequacy of the data, information, applications, files, and regulatory documentation from our drug development programs and we may never receive approval for marketing and commercialization from the regulatory authorities, including the FDA and EMA, or such approval could be delayed substantially, requiring us to conduct costly additional clinical trials.

Furthermore, regulatory authorities’ assessment of the data and results required to demonstrate safety and efficacy can change over time and can be affected by many factors, such as the emergence of new information, including on other products, changing policies and agency funding, staffing and leadership. We cannot be sure whether future changes to the regulatory environment will be favorable or unfavorable to our business prospects. For example, average review times at the FDA for marketing approval applications can be affected by a variety of factors, including budget and funding levels and statutory, regulatory and policy changes.

Our product candidates, if approved for sale, may not gain acceptance among physicians, patients and the medical community, thereby limiting our potential to generate revenues.

If any of our product candidates is approved for commercial sale by the FDA or other regulatory authorities, the degree of market acceptance of any approved product by physicians, healthcare professionals and third-party payors and our profitability and growth will depend on a number of factors, including:

●	demonstration of safety and efficacy;

●	changes in the practice guidelines and the standard of care for the targeted indication;

●	relative convenience and ease of administration;

●	the prevalence and severity of any adverse side effects;

●	budget impact of adoption of our product on relevant drug formularies;

●	the availability, cost and potential advantages of alternative treatments, including less expensive generic drugs;

●	pricing, reimbursement and cost effectiveness, which may be subject to regulatory control;

●	effectiveness of our or any of our partners’ sales and marketing strategies;

●	the product labeling or product insert required by the FDA or regulatory authority in other countries; and

●	the availability of adequate third-party insurance coverage or reimbursement.

If any product candidate that we develop does not provide a treatment regimen that is as beneficial as, or is perceived as being as beneficial as, the current standard of care or otherwise does not provide patient benefit, that product candidate, if approved for commercial sale by the FDA or other regulatory authorities, likely will not achieve market acceptance. Our ability to effectively promote and sell any approved products will also depend on pricing and cost-effectiveness, including our ability to produce a product at a competitive price and our ability to obtain sufficient third-party coverage or reimbursement. If any product candidate is approved but does not achieve an adequate level of acceptance by physicians, patients and third-party payors, our ability to generate revenues from that product would be substantially reduced. In addition, our efforts to educate the medical community and third-party payors on the benefits of our product candidates may require significant resources, may be constrained by FDA rules and policies on product promotion, and may never be successful.

Guidelines and recommendations published by various organizations can impact the use of our products candidates.

Government agencies promulgate regulations and guidelines directly applicable to us and to our product candidates. In addition, professional societies, practice management groups, private health and science foundations and organizations involved in various diseases from time to time may also publish guidelines or recommendations to the health care and patient communities. Recommendations of government agencies or these other groups or organizations may relate to such matters as usage, dosage, route of administration and use of concomitant therapies. Recommendations or guidelines suggesting the reduced use of our product candidates or the use of competitive or alternative products that are followed by patients and health care providers could result in decreased use of our proposed product candidates.

Results of earlier clinical trials may not be predictive of the results of later-stage clinical trials.

The results of preclinical studies and early clinical trials of product candidates may not be predictive of the results of later-stage clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy results despite having progressed through preclinical studies and initial clinical trials. Many companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to adverse safety profiles or lack of efficacy, notwithstanding promising results in earlier studies. Similarly, our future clinical trial results may not be successful for these or other reasons.

This product candidate development risk is heightened by any changes in the planned clinical trials compared to the completed clinical trials. As product candidates are developed through preclinical to early to late-stage clinical trials towards approval and commercialization, it is customary that various aspects of the development program, such as manufacturing and methods of administration, are altered along the way in an effort to optimize processes and results. While these types of changes are common and are intended to optimize the product candidates for late-stage clinical trials, approval and commercialization, such changes carry the risk that they will not achieve these intended objectives.

Any of these changes could make the results of our planned clinical trials or other future clinical trials we may initiate less predictable and could cause our product candidates to perform differently, including causing toxicities, which could delay completion of our clinical trials, delay approval of our product candidates, and/or jeopardize our ability to commence product sales and generate revenues.

Reimbursement may not be available for our product candidates, which would impede sales.

Market acceptance and sales of our product candidates may depend on coverage and reimbursement policies of third-party insurers as well as health care reform measures. Decisions about formulary coverage as well as levels at which government authorities and third-party payers, such as private health insurers and health maintenance organizations, reimburse patients for the price they pay for our products as well as levels at which these payors pay directly for our products, where applicable, could affect whether we are able to commercialize these products as well as market acceptance of our products. We cannot assure that reimbursement will be available for any of our products or that coverage or reimbursement policies will not reduce the demand for, or the price of, our products. We have not commenced efforts to have our product candidates reimbursed by government or third-party payors. If coverage and reimbursement are not available or are available only at limited levels, we may not be able to commercialize our products.

In recent years, officials have made numerous proposals to change the health care system in the United States. These proposals include measures that would limit or prohibit payments for certain medical treatments or subject the pricing of drugs to government control. In addition, in many foreign countries, particularly the countries of the European Union, the pricing of prescription drugs is subject to government control. If our products are or become subject to government regulation that limits or prohibits payment for our products, or that subjects the price of our products to governmental control, we may not be able to generate revenue, attain profitability or commercialize our products.

As a result of legislative proposals and the trend towards managed health care in the United States, third-party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement of new drugs. They may also impose strict prior authorization requirements and/or refuse to provide any coverage of uses of approved products for medical indications other than those for which the FDA has granted market approvals. As a result, significant uncertainty exists as to whether and how much third-party payors will reimburse patients for their use of newly approved drugs, which in turn will put pressure on the pricing of drugs.

If we lose key personnel, our development programs could be delayed and our business could be harmed.

Our future success will depend, in part, on the leadership and efforts of our senior executive officers, directors, members of our Scientific Advisory Board and consultants. In particular, we rely and will continue to rely on the leadership and expertise provided by our founder and chief executive officer, Edwin Thomas. We do not maintain “key man” insurance for Mr. Thomas. However, we do have an employment agreement with him but that does not guarantee that he will always remain with the company. If Mr. Thomas were to terminate his relationship with us for any reason, or if he were to become disabled or dies, it would have a material adverse impact on our business.

In addition to Mr. Thomas, we have other key personnel that are critical to our business. Most of these persons are currently “contract employees”, which means they perform services for us on a contractual basis. Nevertheless, if their relationship with us were to terminate, it could have a material adverse impact on our business and operations.

In addition, to execute our growth strategy we also must attract, train, retain and motivate additional highly skilled employees and knowledgeable advisors required for the expansion of our activities. Our failure to do so could have a materially adverse effect on our business, including delays in our drug development programs. Given the current state of the U.S. job market in general, that the pool of qualified personnel with experience in the pharmaceutical and biotechnology industry is limited overall, and that we will be competing with other companies that have far greater resources than we have and that can offer prospective employees greater opportunities than we can, we expect to experience difficulty in hiring and retaining highly skilled personnel with appropriate qualifications. In sum, we cannot assure you that we will be able to retain the services of our existing personnel or attract additional qualified employees and such failure would likely have a materially adverse effect on us.

We will need to increase the size of our organization, and we may experience difficulties in managing growth.

We are a small company with two full-time employees and four contract employees who provide services to us under contractual arrangement but who are not treated as statutory employees. We anticipate that most, if not all, these contract employees will become statutory employees upon consummation of this offering. To continue our clinical trials and commercialize our product candidates, we need to expand our employee base for managerial, operational, financial and other resources. Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate additional employees. We plan to add additional employees to assist us with our clinical and commercial programs. Our future financial performance and our ability to commercialize our product candidates and to compete effectively will depend, in part, on our ability to manage any future growth effectively. To that end, we must be able to:

●	manage development efforts effectively;

●	manage our clinical trials effectively;

●	integrate additional management, administrative, manufacturing and sales and marketing personnel;

●	maintain sufficient administrative, accounting and management information systems and controls; and

●	hire and train additional qualified personnel.

We may not be able to accomplish these tasks, and our failure to accomplish any of them could harm our financial results and impact our ability to achieve development milestones.

We currently have no sales and marketing organization. If we are unable to establish a direct sales force in the United States to promote our products, the commercial opportunity for our products may be diminished.

We currently have no sales and marketing organization. If any of our product candidates are approved by the FDA, we will need to create a sales and marketing team from the ground up or hire a third-party to provide those services. Our current intention is to create our own, in-house sales and marketing team to market our products domestically. Whether we pursue that strategy or opt to outsource that function, we will incur significant additional expenses. In addition, if we decide to build our own sales and marketing team, the effort will require us to commit a significant additional management resources. We will also have to compete with other pharmaceutical and biotechnology companies, many of whom have greater financial resources than we have, to recruit, hire and train sales and marketing personnel. We cannot assure you that our efforts will be successful no matter how much time, effort and capital we commit. In addition, we cannot assure you that we will be able to a retain a third party to perform those services on acceptable terms, if at all, should that be necessary. If we elect to rely on third parties to sell our product candidates in the United States, we may receive less revenue than if we sold our products directly. In addition, although we would intend to use due diligence in monitoring their activities, we may have little or no control over the sales efforts of those third parties. In the event we are unable to develop our own sales force or collaborate with a third party to sell our product candidates, we may not be able to commercialize our product candidates which would negatively impact our ability to generate revenue.

Security breaches and other disruptions could compromise our information and expose us to liability, which would cause our business and reputation to suffer.

In the ordinary course of our business, we collect and store sensitive data, including intellectual property, our proprietary business information and that of our suppliers and business partners, as well as personally identifiable information of clinical trial participants and employees. Similarly, our business partners and third-party providers possess certain of our sensitive data. The secure maintenance of this information is critical to our operations and business strategy. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information, including our data being breached at our business partners or third-party providers, could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, disrupt our operations, and damage our reputation which could adversely affect our business.

Risks Relating to Manufacturing Activities

We have no manufacturing experience or capabilities and may not be able to obtain and maintain adequate manufacturing from contractors.

We have no manufacturing experience and capability of our own. Currently, we use third parties to manufacture clinical study supplies of our product candidates. We may not be able to establish or maintain such arrangements with contractors that can manufacture products at a cost or in quantities, of sufficient quality and timeliness, necessary to meet the supply requirements of our clinical study programs. In addition, we anticipate that we will continue to rely on third parties to manufacture our products even if they have been approved for use. We will need to establish and rely upon third party contractors to develop methods to scale-up manufacturing of commercial quantities of any of our products that receives regulatory approval. If we are not able to establish and maintain such arrangements, or such third parties cannot manufacture products at a cost or in quantities, of sufficient quality and timeliness, necessary for the successful commercialization of our products, then we could lose potential revenue and market share. To the extent that we decide not to, or are unable to, enter into third party arrangements with respect to the manufacture of our proposed products, significant capital expenditures, management resources and time will be required to establish and develop an in‑house manufacture capability. We cannot assure you that we will be able to establish or maintain relationships with third party manufacturers or develop in‑house manufacturing, capabilities. To the extent that we depend on third parties for manufacturing, our ability to earn revenues and control manufacturing expenses will depend upon the efforts of such third parties, which may not be successful.

The manufacture of pharmaceutical products requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls. Manufacturers of pharmaceutical products may encounter difficulties in production, particularly in scaling up production. These problems include difficulties with production costs and yields, quality control, including stability of the product and quality assurance testing, shortages of qualified personnel, as well as compliance with federal, state and foreign regulations. In addition, any delay or interruption in the supply of clinical trial supplies could delay the completion of our clinical trials, increase the costs associated with conducting our clinical trials and, depending upon the period of delay, require us to commence new clinical trials at significant additional expense or to terminate a clinical trial.

We are responsible for ensuring that each of our contract manufacturers comply with the GMP requirements of the FDA and other regulatory authorities from which we seek to obtain product approval. These requirements include, among other things, quality control, quality assurance and the maintenance of records and documentation. The approval process for NDAs includes a review of the manufacturer’s compliance with GMP requirements. We are responsible for regularly assessing a contract manufacturer’s compliance with GMP requirements through record reviews and periodic audits and for ensuring that the contract manufacturer takes responsibility and corrective action for any identified deviations. Manufacturers of product candidates may be unable to comply with these GMP or cGMP requirements and with other FDA and foreign regulatory requirements, if any.

While we will oversee compliance by our contract manufacturers, ultimately, we will not have control over our manufacturers’ compliance with these regulations and standards. A failure to comply with these requirements may result in fines and civil penalties, suspension of production, suspension or delay in product approval, product seizure or recall, or withdrawal of product approval. If the safety of our product candidates is compromised due to a manufacturers’ failure to adhere to applicable laws or for other reasons, we may not be able to obtain regulatory approval for or successfully commercialize our product candidates, and we may be held liable for any injuries sustained as a result. Any of these factors could cause a delay of clinical trials, regulatory submissions, approvals or commercialization of our product candidates, entail higher costs or result in us being unable to effectively commercialize our product candidates. Furthermore, if our manufacturers fail to deliver the required commercial quantities on a timely basis and at commercially reasonable prices, we may be unable to meet demand for any approved products and would lose potential revenues.

We may not be able to manufacture our product candidates in commercial quantities, which would prevent us from commercializing our product candidates.

To date, our product candidates have been manufactured in small quantities for preclinical studies and clinical trials. If any of our product candidates is approved by the FDA or comparable regulatory authorities in other countries for commercial sale, we will need to manufacture such product candidate in larger quantities. We may not be able to successfully increase the manufacturing capacity for any of our product candidates in a timely or economic manner, or at all. Significant scale-up of manufacturing may require additional validation studies, which the FDA must review and approve. If we are unable to successfully increase the manufacturing capacity for a product candidate, the clinical trials as well as the regulatory approval or commercial launch of that product candidate may be delayed or there may be a shortage in supply. Our product candidates require precise, high-quality manufacturing. Our failure to achieve and maintain these high-quality manufacturing standards in collaboration with our third-party manufacturers, including the incidence of manufacturing errors, could result in patient injury or death, product recalls or withdrawals, delays or failures in product testing or delivery, cost overruns or other problems that could harm our business, financial condition and results of operations.

Materials necessary to manufacture our product candidates may not be available on commercially reasonable terms, or at all, which may delay the development and commercialization of our product candidates.

We rely on the third-party manufacturers of our product candidates to purchase from third-party suppliers the materials necessary to produce the bulk APIs and product candidates for our clinical trials, and we will rely on such manufacturers to purchase such materials to produce the APIs and finished products for any commercial distribution of our products if we obtain marketing approval. Suppliers may not sell these materials to our manufacturers at the time they need them to meet our required delivery schedule or on commercially reasonable terms, if at all. We do not have any control over the process or timing of the acquisition of these materials by our manufacturers. If our manufacturers are unable to obtain these materials for our clinical trials, testing of the affected product candidate would be delayed, which may significantly impact our ability to develop the product candidate. If we, or our manufacturers, are unable to purchase these materials after regulatory approval has been obtained for one of our products, the commercial launch of such product would be delayed or there would be a shortage in supply of such product, which would harm our ability to generate revenues from such product and achieve or sustain profitability.

Risks Relating to Regulation of Our Industry

The biopharmaceutical industry is subject to significant regulation and oversight in the United States; in addition to approval of products for sale and marketing, our failure to comply could be costly and hurt our business.

In addition to FDA restrictions on marketing of biopharmaceutical products, several other types of state and federal laws have been applied to restrict certain marketing practices in the biopharmaceutical industry in recent years. These laws include anti-kickback statutes and false claims statutes. If we or our representatives are found to have engaged in practices that involve remuneration intended to induce prescribing, purchases or recommendations, we may be subject to anti-kickback liability.

If we or our representatives are found, for example, to have marketed a product for unapproved, and thus non-reimbursable, uses, or to have provided free product to customers with the expectation that the customers would bill government programs for the product, we could be subject to liability under federal or state false claims laws. Sanctions under these federal and state laws may include civil monetary penalties, exclusion of a manufacturer’s products from reimbursement under government programs, criminal fines and imprisonment.

Because of the breadth of these laws and the narrowness of the safe harbors, it is possible that some of our business activities could be subject to challenge under one or more of these laws, which could have a material adverse effect on our reputation and results of operations.

We may be subject to federal and state healthcare fraud and abuse laws and health information privacy and security laws. If we do not fully comply with such laws, we could face substantial penalties.

If we obtain FDA approval for any of our product candidates and begin commercializing those products in the United States, our operations may be directly, or indirectly through our customers, subject to various federal and state fraud and abuse laws, including, without limitation, the federal anti-kickback statute. These laws may impact, among other things, our proposed sales, marketing and education programs. In addition, we may be subject to patient privacy regulation by both the federal government and the states in which we conduct our business. The laws that may affect our ability to operate include but are not limited to:

●	HIPAA, which created new federal criminal statutes that prohibit executing a scheme to defraud any healthcare benefit program and making false statements relating to healthcare matters;

●

HIPAA, as amended by the Health Information Technology and Clinical Health Act and its implementing regulations, which impose certain requirements relating to the privacy, security and transmission of individually identifiable health information;

●

the federal physician sunshine requirements under the Affordable Care Act requires manufacturers of drugs, devices, biologics and medical supplies to report annually to HHS information related to payments and other transfers of value to physicians, other healthcare providers, and teaching hospitals, and ownership and investment interests held by physicians; and

●

state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers, and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

If our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

Our employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could subject us to sanctions, damage our reputation, and otherwise hurt our business.

We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with FDA regulations, provide accurate information to the FDA, comply with manufacturing standards we have established, comply with federal and state health-care fraud and abuse laws and regulations, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of information obtained during clinical trials, which could result in regulatory sanctions and serious harm to our reputation. It is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent misconduct may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions.

If we decide to pursue a Fast Track Designation by the FDA, it may not lead to a faster development or regulatory review or approval process.

We may seek Fast Track Designation for one or more of our product candidates. If a drug is intended for the treatment of a serious or life-threatening condition and the drug demonstrates the potential to address unmet medical needs for this condition, the product sponsor may apply for FDA Fast Track Designation. The FDA has broad discretion whether to grant this designation, so even if we believe a particular product candidate is eligible for this designation, we cannot assure you that the FDA would decide to grant it. Even if we do receive Fast Track Designation, we may not experience a faster development process, review or approval compared to conventional FDA procedures. The FDA may withdraw Fast Track Designation if it believes that the designation is no longer supported by data from our clinical development program.

We may seek Orphan Drug Designation from the FDA and/or EMA for additional product candidates that we acquire or develop in the future. However, we may be unsuccessful in obtaining or may be unable to maintain the benefits associated with Orphan Drug Designation, including the potential for market exclusivity.

We may seek Orphan Drug Designation for product candidates we obtain in the future from the FDA and/or the EMA; however, we may be unsuccessful. There can be no assurance that the FDA or EMA will grant orphan designation for any indication for which we apply, or that we will be able to maintain such designation for our current or any future candidates.

In the United States, Orphan Drug Designation entitles a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages and user-fee waivers. If a product candidate with an Orphan Drug Designation subsequently receives the first marketing approval for the indication for which it has such designation, the product is entitled to a period of orphan drug exclusivity, which precludes the EMA or the FDA from approving another marketing application for the same drug or biologic for that time period, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity or where the manufacturer is unable to assure sufficient product quantity. The applicable exclusivity period is ten years in Europe, but such exclusivity period can be reduced to six years if a product no longer meets the criteria for orphan designation or if the product is sufficiently profitable so that market exclusivity is no longer justified. Moreover, orphan drug exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantities of the drug to meet the needs of patients with the rare disease or condition.

Even if we obtain orphan drug exclusivity for a product, that exclusivity may not effectively protect the product from competition because different products can be approved for the same condition. Even after an orphan drug is approved, the FDA or comparable foreign regulatory authority can subsequently approve the same drug for the same condition if such regulatory authority concludes that the later drug is clinically superior if it is shown to be safer, more effective or makes a major contribution to patient care. Orphan drug exclusivity may also be lost if the FDA later determines that the initial request for designation was materially defective.

In addition, orphan drug exclusivity does not prevent the FDA from approving competing drugs for the same or similar indication containing a different active ingredient. In addition, if a subsequent drug is approved for marketing for the same or a similar indication as any of our product candidates that receive marketing approval, we may face increased competition and lose market share regardless of orphan drug exclusivity. Orphan drug designation neither shortens the development time or regulatory review time of a drug nor gives the drug any advantage in the regulatory review or approval process.

Health care reform measures could adversely affect our business.

In the United States and foreign jurisdictions, there have been a number of legislative and regulatory changes to the healthcare system that could hurt our future results of operations. In particular, there have been, and continue to be, a number of initiatives at the federal and state levels that seek to reduce healthcare costs. Legally mandated price controls on payment amounts by third-party payors or other restrictions could harm our ability to generate revenues. Bidding procedures to determine what pharmaceutical products and which suppliers will be included in prescription drug and other healthcare programs could reduce ultimate demand for our products or put pressure on our product pricing.

Increases in importation or re-importation of pharmaceutical products from foreign countries into the United States could put competitive pressure on our ability to profitably price our products, which, in turn, could adversely affect our results of operations. We might elect not to seek approval for or market our products in foreign jurisdictions to minimize the risk of re-importation, which could also reduce the revenue we generate from our product sales. It is also possible that other legislative proposals having similar effects will be adopted.

Risks Relating to Competitive Factors

We operate in an environment of intense competition and our products, if approved, will be subject to intense market competition.

The biotechnology industry generally and our drug development programs in particular are characterized by intensive competition. Multiple companies are currently marketing drug products already approved or otherwise being used for indications in which we are developing products. In addition, many companies, research institutes, hospitals and universities are working to develop products in “orphan” oncology indications. Many of these entities have substantially greater financial, technical, manufacturing, marketing, distribution and other resources than we have. Certain of such companies have experience in undertaking testing and clinical trials of new or improved products for indications in which we are developing products. In addition, certain competitors have already begun testing compounds for indications in which we are developing products and may introduce such products before we do. More than 1,300 candidates are in development for the treatment of cancer (Source: PHRMA – Medicines in Development, Cancer 2020), including 257 candidates in development for the indications of pancreatic, lung, and brain cancers – the planned indications for our glufosfamide, ILC, and DBD programs, respectively.  More than 45 of such 257 candidates are in Phase III development or later by some of the largest pharmaceutical companies in the world (e.g., Bristol-Myers Squibb) and multiple specialty pharmaceutical and biotechnology companies with extensive research and development experience and substantial resources.  Accordingly, other companies may succeed in developing products earlier than us or products that are more effective or less expensive than those being developed by us. Further, it is expected that competition in “orphan” oncology indications and our other fields of interest will intensify. We may not be able to compete effectively in the future. The market for our proposed products is characterized by rapidly changing technology, evolving industry standards, and frequent new product introductions. Our future success will depend in part upon our continued ability to introduce new products and features to meet changing customer requirements and emerging industry standards. We may not be able to complete the development of future products and any future products we do develop may not achieve market acceptance. Any delay or failure of these products to achieve market acceptance would adversely affect our business. In addition, products or technologies developed by others may render our products or technologies non‑competitive or obsolete. In addition, we face and will continue to face intense competition from companies for corporate collaborations, alliances, research and development arrangements and licensing opportunities. The competition to identify and acquire late-stage drug candidates via licensing or purchase includes companies with substantially greater financial and other resources than we have, and, as a result, we cannot assure you that we will successfully identify or acquire late-stage drug candidates to add to our development portfolio. Academic institutions, governmental agencies and other public and private research organizations also conduct research, seek patent protection and establish collaborative arrangements for product and clinical development and marketing. These companies and institutions also compete with us in recruiting and retaining highly qualified scientific and management personnel. In addition to the above factors, we will face competition based on product efficacy, safety, the timing and scope of regulatory approvals, availability of supply, marketing and sales capability, reimbursement coverage, price and patent position, as well as other factors, some of which cannot be predicted at this time.

Risk Relating to Our Arrangements with Third Parties

If we materially breach or default under our license agreements with Threshold and Insmed, or our purchase agreement with Targent, each may have the right to terminate their respective agreement with us and we could lose critical license or purchase rights, which would materially harm our business.

Our business depends, in large part, on certain intellectual property rights that we license or purchased from Threshold, Insmed, and Targent. Therefore, our commercial success will depend to a large extent on our ability to maintain and comply with our obligations under our license and purchase agreements with Threshold, Insmed, and Targent. Our license and purchase agreements with Threshold, Insmed, and Targent provide certain remedies to Threshold, Insmed, and Targent in the event we are in material breach of the applicable agreement, including the right to terminate each respective license or purchase agreement. In addition, under these license and purchase agreements, we are required to use commercially reasonable efforts to satisfy certain development milestones and other obligations regarding the development and commercialization of our drug candidates to maintain our license. We expect that other technology in-licenses that we may enter into in the future will contain similar provisions and impose similar obligations on us. If we fail to comply with any such obligations to Threshold, Insmed, or Targent, or future licensors, such licensor will likely terminate their licenses to us, in which case we would not be able to market products covered by these licenses. The loss of our licenses with Threshold or Insmed, or purchase rights with Targent, and potentially other licenses that we enter into in the future, would have a material adverse effect on our business. In addition, our failure to comply with obligations under these licenses or purchase agreements may cause us to become subject to litigation or other potential disputes under any such license or purchase agreements. Furthermore, our license and purchase agreements with Threshold, Insmed and Targent require us to make certain payments, including milestone payments, and royalties, and impose other such terms typically required under licensing and purchase agreements, and these types of technology in-licenses and purchase agreements may make it difficult for us to find corporate partners and less profitable for us to develop product candidates utilizing these existing product candidates and technologies.

If the collaborators, licensees and others on which we depend do not perform as expected, we may not be able to develop, manufacture and commercialize drug products.

If we cannot maintain our existing collaborative arrangements, product development and license agreements, contract manufacturing arrangements and other agreements with third parties for services we need on acceptable terms, or at all, and/or enter into new arrangements, then we will experience delays, added costs and missed opportunities in the development, manufacture or sale of our proposed products. In particular, we have no capability to discover or conduct pre-clinical development of new products, and therefore rely on collaborators, partners, or licensors to be the source of our drug development programs. Our current three drug development programs have been acquired via licensing or purchase arrangements with the prior sponsors, which provide for the licensing or purchase of certain intellectual property rights, including patents and patent applications, know-how, and regulatory materials and documentation. If the patents, patent applications and other intellectual property, data, information, applications, files, and regulatory documentation licensed or purchased from the prior sponsors are incomplete or inadequate in any way, our drug development programs may fail and we will not receive approval for marketing and commercialization from regulatory authorities, including the FDA and EMA.

Our lack of sales and marketing experience could limit our revenue from any approved drugs.

We have no experience in sales, marketing or distribution of pharmaceutical and related products. In the event any of our product candidates receive regulatory approval for commercialization, we intend to pursue third party arrangements regarding the sales and marketing of any products we develop internationally. We also may pursue such relationships to market our products domestically, although that is not our current intention. However, we may not be able to establish or maintain such arrangements or have effective sales forces and distribution systems necessary to make any products commercially viable. To the extent that we decide not to, or are unable to, enter into third party arrangements with respect to the sales and marketing of our proposed products, significant capital expenditures, management resources and time will be required to establish and develop our own marketing and sales force with technical expertise and with supporting distribution capabilities. To the extent that we depend on third parties for marketing and distribution, any revenues received by us will depend upon the efforts of such third parties, and their efforts may not be successful. Licensing and purchase agreements pursuant to which we have acquired or will acquire our drug candidate programs may require the consent of the licensor or seller for sublicenses or other third-party sales, marketing, or drug development arrangements. If licensors or sellers do not provide such consent, the development and commercialization of our product candidates could be severely impaired.

We, currently and in the future will, continue to rely on third parties to conduct our clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to seek or obtain regulatory approval for or commercialize our product candidates.

We currently, and will in the future, enter into agreements with third-party CROs under which we have delegated to the CROs the responsibility to coordinate and monitor the conduct of our clinical trials and to manage data for our clinical programs. We, our CROs and our clinical sites are required to comply with current cGCPs, regulations and guidelines issued by the FDA and by similar governmental authorities in other countries where we are conducting clinical trials. We have an ongoing obligation to monitor the activities conducted by our CROs and at our clinical sites to confirm compliance with these requirements. In the future, if we, our CROs or our clinical sites fail to comply with applicable cGCPs, the clinical data generated in our clinical trials may be deemed unreliable and the FDA may require us to perform additional clinical trials before approving our marketing applications. In addition, our clinical trials must be conducted with product produced under cGMP regulations and will require a large number of test subjects. Our failure to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process.

If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced, or if the quality or accuracy of the clinical data they obtain is compromised due to their failure to adhere to our clinical protocols, regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates. As a result, our financial results and the commercial prospects for our product candidates would be harmed, our costs could increase, and our ability to generate revenue could be delayed.

We may need to rely on third parties to market and commercialize our product candidates in international markets.

In the future, if appropriate regulatory approvals are obtained, we may commercialize our product candidates in international markets. However, we have not decided how to commercialize our product candidates in those markets. We may decide to build our own sales force or sell our products through third parties. If we decide to sell our product candidates in international markets through a third party, we may not be able to enter into any marketing arrangements on favorable terms or at all. In addition, these arrangements could result in lower levels of income to us than if we marketed our product candidates entirely on our own. If we are unable to enter into a marketing arrangement for our product candidates in international markets, we may not be able to develop an effective international sales force to successfully commercialize those products in international markets. If we fail to enter into marketing arrangements for our products and are unable to develop an effective international sales force, our ability to generate revenue would be limited.

We rely upon license agreements with pharmaceutical companies in China, Israel, and South Korea to develop and commercialize our current drug candidates in those markets and work cooperatively with us in the global development of our current drug candidates.

We have entered into license and development agreements with pharmaceutical companies in China, Israel and South Korea to develop and commercialize our current drug candidates in those markets. In addition, under the terms of these license and development agreements, the licensees are obligated to pay for certain expenses and conduct certain activities with respect to our global development of our current drug candidates. Should the licensees not perform as required, or if such license and development agreements be terminated either by us or by the licensees, it may materially affect our ability to develop and commercialize our drug candidates in China, Israel and South Korea, and may materially impact our global development activities.

Risks Relating to Protecting Our Intellectual Property

It is difficult and costly to protect our proprietary rights, and we may not be able to ensure protection of such rights.

Our commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection of our product candidates, and the methods used to manufacture them, as well as successfully defending these patents against third-party challenges. We will only be able to protect our product candidates from unauthorized making, using, selling and offering to sell or importation by third parties to the extent that we have rights under valid and enforceable patents or trade secrets that cover these activities or from orphan status designations from regulatory authorities in certain markets.

If we are unable to protect our proprietary rights, we may not be able to compete effectively or operate profitably.

Our success will depend, in part, on our ability to obtain patents and maintain trade secrets, both in the United States and other countries. Patent matters in the biotechnology and pharmaceutical industries can be highly uncertain and involve complex legal and factual questions. Accordingly, the validity, breadth and enforceability of our patents and the existence of potentially blocking patent rights of others cannot be predicted, either in the United States or in other countries.

We may not be able to develop patentable products or processes or have patents issue from any of the currently pending patent applications, and the claims granted on issued patents may not be sufficient to protect our technology or adequately cover the actual products we may eventually sell. Potential competitors or other researchers in the field may have filed patent applications, been issued patents, published articles or otherwise created prior art that could restrict or block our efforts to obtain additional patents. Our issued patents or pending patent applications if issued, may be challenged, invalidated, rendered unenforceable or circumvented or the rights granted thereunder might not provide us with adequate proprietary protection or competitive advantages. Our patent rights also depend on our compliance with technology and patent licenses upon which our patent rights are based and upon the validity of assignments of patent rights from consultants, licensors and other inventors that were, or are, not employed by us.

In addition, competitors may manufacture and sell our potential products in those foreign countries where we have not filed for patent protection or where patent protection may be unavailable, not obtainable or, ultimately, not enforceable. Even where patent protection is obtained, third-party competitors may challenge our patent claims in the various patent offices, for example via opposition in the European Patent Office or reexamination or interference proceedings in the USPTO. The ability of such competitors to sell such products in the United States or in foreign countries where we have obtained patents is usually governed by the patent laws of the countries in which the product is sold.

We will incur significant ongoing expenses in maintaining our patent portfolio. Should we lack the funds to maintain our patent portfolio or to enforce our rights against infringers, we could be adversely impacted. Litigation, which could result in substantial costs to us (even if determined in our favor), may also be necessary to enforce any patents and patent applications issued or licensed to us or to determine the scope and validity of the proprietary rights of others.

Intellectual property rights do not necessarily address all potential threats to our competitive advantage.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business, or permit us to maintain our competitive advantage. The following examples are illustrative:

●	Others may be able to make compounds that are similar to our product candidates but that are not covered by the claims of the patents that we own or have exclusively licensed.

●	We or our licensors or strategic collaborators might not have been the first to make the inventions covered by the issued patent or pending patent application that we own or have exclusively licensed.

●	We or our licensors or strategic collaborators might not have been the first to file patent applications covering certain of our inventions.

●

Others may independently develop similar or identical compounds to our product candidates or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights.

●	Our pending patent applications may not lead to issued patents or patents with claims that are sufficiently broad to adequately protect our products and technologies.

●

Issued patents and patent applications we own or have exclusively licensed may not provide us with any competitive advantages, or may be held invalid or unenforceable, as a result of legal challenges by our competitors.

●

Our competitors might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets.

●	We may not develop additional proprietary technologies that are patentable.

●	The patents of others may have an adverse effect on our business.

Should any of these events or others occur, they could significantly harm our ability to sell products and earn revenue.

Patent reform legislation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents.

The Leahy-Smith Act, which was signed into law in September 2011, includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications will be prosecuted and may also affect patent litigation. Although the USPTO has developed some regulations and procedures to govern administration of the Leahy-Smith Act, uncertainty remains as to how some aspects of the Act and regulations will be interpreted and applied by the USPTO. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of our business, our current and pending patent portfolio and future intellectual property strategy. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business.

We may be subject to litigation with respect to the ownership and use of intellectual property that will be costly to defend or pursue and uncertain in its outcome.

Our success also will depend, in part, on our refraining from infringing patents or otherwise violating intellectual property owned or controlled by others. Pharmaceutical companies, biotechnology companies, universities, research institutions and others may have filed patent applications or have received, or may obtain, issued patents in the United States or elsewhere relating to aspects of our intellectual property. It is uncertain whether the issuance of any third-party patents will require us to alter our products or processes, obtain licenses, or cease certain activities. Some third-party applications or patents may conflict with our issued patents or pending applications. Any such conflict could result in a significant reduction of the scope or value of our issued or licensed patents. Even if claims of infringement are without merit, any such action could divert the time and attention of management and impair our ability to access additional capital and/or cost us significant funds to defend.

In addition, if patents issued to other companies contain blocking, dominating or conflicting claims and such claims are ultimately determined to be valid, we may be required to obtain licenses to these patents or to develop or obtain alternative non-infringing technology and cease manufacturing or selling any products deemed to infringe those patents. If any licenses are required, we may not be able to obtain any such licenses on commercially favorable terms, if at all, and if these licenses are not obtained, we might be prevented from pursuing the development and commercialization of certain of our potential products. Our failure to obtain a license on favorable terms to any technology that we may require to commercialize our products could prevent us from earning revenue on a product that we developed.

In addition, if our competitors file or have filed patent applications in the United States or other countries that claim technology also claimed by us, we may have to participate in interference proceedings to determine priority of invention. These proceedings, if initiated by the USPTO or by foreign patent agencies, could result in substantial costs to us, even if the eventual outcome is favorable to us. Such proceedings can be lengthy, are costly to defend and involve complex questions of law and fact, the outcomes of which are difficult to predict. Moreover, we may have to participate in post-grant proceedings or third-party ex parte or inter partes reexamination proceedings under the USPTO or foreign patent agencies. An adverse outcome with respect to a third-party claim or in an interference proceeding could subject us to significant liabilities, require us to license disputed rights from third parties, or require us to cease using such technology, any of which could substantially increase our expenses and impair or delay our ability to earn revenue from product sales.

If we cannot adequately protect our trade secrets, we could lose potential competitive advantage.

We also rely on trade secrets to protect technology, especially where patent protection is not believed to be appropriate or obtainable or where patents have not issued. For example, our manufacturing process involves a number of trade secret steps, processes, and conditions. We attempt to protect our proprietary technology and processes, in part, with confidentiality agreements and assignment of invention agreements with our employees and confidentiality agreements with our consultants and certain contractors. However, these agreements may be breached and we may not have adequate remedies for any breach. In addition, our trade secrets may become known or be independently discovered by competitors. We may fail in certain circumstances to obtain the necessary confidentiality agreements, or their scope or term may not be sufficiently broad to protect our interests.

If our trade secrets or other intellectual property become known to our competitors, it could result in a material adverse effect on our business. To the extent that we or our consultants or research collaborators use intellectual property owned by others in work for us, disputes may also arise as to the rights to related or resulting know-how and inventions.

If our licensors do not adequately prosecute and protect patents we rely on, then our product development could be impaired.

While we normally seek and gain the right to fully prosecute the patents and patent applications relating to our product candidates, there may be times when platform technology patents or product-specific patents that relate to our product candidates are controlled by our licensors. In addition, our licensors and/or licensees may have back-up rights to prosecute patent applications if we do not do so or choose not to do so, and our licensees may have the right to assume patent prosecution rights after certain milestones are reached. If any of our licensing collaborators fails to appropriately prosecute and maintain patent protection for patents covering any of our product candidates, our ability to develop and commercialize those product candidates may be adversely affected and we may not be able to prevent competitors from making, using and selling competing products.

Our patent portfolio may be incomplete or inadequate.

Although our patent portfolio consists of issued patents and patent applications and includes composition of matter patents and method/use patents and patent applications, it may not be adequate to protect our products. We do not know if our current or future patent applications will be approved or if our existing patents or patents issue in the future will adequately protect our products and technologies. For example, our glufosfamide composition of matter patent expired prior to us or any prior sponsor obtaining regulatory approval on our commercialization of glufosfamide. As a result, to protect glufosfamide, we rely upon method and use patents that we have obtained, and regulatory protection including Orphan Drug Designation of glufosfamide by the FDA and EMA.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submissions, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentaries, fee payment and other provisions during the patent process. There are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case.

Confidentiality agreements with employees and others may not adequately prevent disclosure of our trade secrets and other proprietary information and may not adequately protect our intellectual property, which could limit our ability to compete.

Because we operate in the highly technical field of research and development of small molecule drugs, we rely in part on trade secret protection to protect our proprietary trade secrets and unpatented know-how. However, trade secrets are difficult to protect, and we cannot be certain that others will not develop the same or similar technologies on their own. We have taken steps, including entering into confidentiality agreements with our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors, to protect our trade secrets and unpatented know-how. These agreements generally require that the other party keep confidential and not disclose to third parties all confidential information developed by the party or made known to the party by us during the party’s relationship with us. We also typically obtain agreements from these parties that provide that inventions conceived by the party in the course of rendering services to us will be our exclusive property. However, these agreements may not be honored and may not effectively assign intellectual property rights to us. Enforcing a claim that a party illegally obtained and is using our trade secrets or know-how is difficult, expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets or know-how. The failure to obtain or maintain trade secret protection could adversely affect our competitive position.

Risks Relating to Our Exposure to Litigation

We are exposed to potential product liability or similar claims, and insurance against these claims may not be available to us at a reasonable rate in the future.

Our business exposes us to potential liability risks that are inherent in the testing, manufacturing and marketing of human therapeutic products. Clinical trials involve the testing of product candidates on human subjects or volunteers under a research plan and carry a risk of liability for personal injury or death to patients due to unforeseen adverse side effects, improper administration of the product candidate, or other factors. Many of these patients are already seriously ill with cancer and are therefore particularly vulnerable to further illness or death.

We currently carry clinical trial liability insurance in the amount of $2 million in the aggregate, but we may not be able to maintain such insurance or the amount of such insurance may not be adequate to cover claims. We could be materially and adversely affected if we were required to pay damages or incur defense costs in connection with a claim outside the scope of indemnity or insurance coverage, if the indemnity is not performed or enforced in accordance with its terms, or if our liability exceeds the amount of applicable insurance. In addition, insurance may not continue to be available on terms acceptable to us, if at all, or if obtained, the insurance coverage may be insufficient to cover any potential claims or liabilities. Similar risks, but with larger potential liability amounts, would exist upon the commercialization or marketing of any products by our collaborators or us. Regardless of their merit or eventual outcome, product liability claims may result in:

●	decreased demand for our products;

●	injury to our reputation and significant negative media attention;

●	withdrawal of clinical trial volunteers;

●	costs of litigation;

●	distraction of management; and

●	substantial monetary awards to plaintiffs.

Should any of these events occur, it could have a material adverse effect on our reputation and financial condition.

Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Our amended and restated certificate of incorporation provides that we will indemnify our directors to the fullest extent permitted by Delaware law. In addition, as permitted by Section 145 of the DGCL and, as our bylaws provide, we will enter into indemnification agreements with our directors and executive officers. If we are required to indemnify one or more of our directors or executive officers, it may reduce our available funds to satisfy successful third-party claims against us, may reduce the amount of money available to us and may have a material adverse effect on our results of operations.

Risks Related to this Offering of Common Stock

The price of our Common Stock may fluctuate substantially.

You should consider an investment in our Common Stock to be highly risky, and you should invest in our Common Stock only if you can withstand a significant or entire loss and wide fluctuations in the market value of your investment. Some factors that may cause the market price of our Common Stock to fluctuate, in addition to the other risks mentioned in this “Risk Factors” section and elsewhere in this prospectus, are:

●	sales of our Common Stock by our stockholders, executives, and directors;

●	volatility and limitations in trading volumes of our shares of Common Stock;

●	our ability to obtain financings to conduct and complete research and development activities including, but not limited to, our current and proposed clinical trials, and other business activities;

●

the timing and success of introductions of new applications or our competitors or any other change in the competitive dynamics of our industry, including consolidation among competitors, customers or strategic partners;

●	network outages or security breaches;

●	our ability to secure resources and the necessary personnel to conduct clinical trials on our desired schedule;

●	commencement, enrollment or results of our clinical trials for our drug candidates or any future clinical trials we may conduct;

●	changes in the development status of our drug candidates;

●	any delays or adverse developments or perceived adverse developments with respect to the FDA’s review of our planned preclinical and clinical trials;

●	any delay in our submission for studies or drug approvals or adverse regulatory decisions, including failure to receive regulatory approval for our drug candidates;

●	unanticipated safety concerns related to the use of our drug candidates;

●	failures to meet external expectations or management guidance;

●	changes in our capital structure or dividend policy, future issuances of securities, sales of large blocks of Common Stock by stockholders;

●	our cash position;

●	announcements and events surrounding financing efforts, including debt and equity securities;

●	our inability to enter into new markets and/or obtain and/or develop new drug candidates;

●	reputational issues;

●	competition from existing technologies and drugs or new technologies and drugs that may emerge;

●	announcements of acquisitions, partnerships, collaborations, joint ventures, new drugs, capital commitments, or other events by us or our competitors;

●	changes in general economic, political and market conditions in or any of the regions in which we conduct our business;

●	changes in industry conditions or perceptions;

●	changes in valuations of similar companies or groups of companies;

●	analyst research reports, recommendation and changes in recommendations, price targets, and withdrawals of coverage;

●	departures and additions of key personnel;

●	disputes and litigations related to intellectual properties, proprietary rights, and contractual obligations;

●	changes in applicable laws, rules, regulations, or accounting practices and other dynamics;

●	possible delays in the expected recognition of revenue due to lengthy and sometimes unpredictable sales timelines;

●	the lack of market acceptance and sales growth for our drug candidates, if any, that receive sales and marketing approval; and

●	other events or factors, many of which may be unforeseeable and/or out of our control.

In addition, if the market for stocks in biotechnology and/or pharmaceutical companies in general or in related industries or the stock market in general experiences a loss of investor confidence, the trading price of our Common Stock could decline for reasons unrelated to our business, financial condition and results of operations. If any of the foregoing occurs, it could cause the trading price of the shares of our Common Stock price to fall as well, which could expose us to lawsuits that, even if unsuccessful, could be costly to defend and a distraction to our management.

We cannot assure you that an active and liquid trading market in our Common Stock will develop.

We have applied to list the shares of our Common Stock sold in this offering on Nasdaq under the symbol “ELSN”. We cannot assure you that our listing application will be approved or if approved, that an active trading market in the shares of our Common Stock will develop. The absence of an active trading market may make it more difficult to sell your shares of our Common Stock when you wish or need to sell them. The underwriters of this offering are not obligated to make a market in our Common Stock, and even after making a market, can, and in certain situations are required to, discontinue market making activities at any time without notice. Thus, neither we nor the underwriters can assure you that an active and liquid trading market in our Common Stock will develop or, if developed, will be sustained.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the currently intended purposes described in the section entitled “Use of Proceeds.” Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our management may not apply our cash from this offering in ways that ultimately increase the value of any investment in our securities or enhance stockholder value. The failure by our management to apply these funds effectively could harm our business. Pending their use, we will invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return and is unlikely to enhance stockholder value, which may result in a decline in the market price of the shares of our Common Stock. This, in turn, could adversely impact our ability to raise capital, invest in or expand our business, acquire additional drugs or licenses, commercialize our drugs, or continue our operations.

We may acquire other companies or technologies, which could divert our management’s attention, result in dilution to our stockholders and otherwise disrupt our operations and adversely affect our operating results.

We may in the future seek to acquire or invest in businesses, applications and services or technologies that we believe could complement or expand our current product portfolio, enhance our technical capabilities or otherwise offer growth opportunities. The pursuit of potential acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating and pursuing suitable acquisitions, whether or not they are consummated.

In addition, we do not have any experience in acquiring other businesses. If we acquire additional businesses, we may not be able to integrate the acquired personnel, operations and technologies successfully or effectively manage the combined business following the acquisition. We also may not achieve the anticipated benefits from the acquired business due to a number of factors, including:

●	inability to integrate or benefit from acquired technologies or services in a profitable manner;

●	unanticipated costs or liabilities associated with the acquisition;

●	difficulty integrating the accounting systems, operations and personnel of the acquired business;

●	difficulties and additional expenses associated with supporting legacy pharmaceutical products and hosting infrastructure of the acquired business;

●	diversion of management’s attention from other business concerns;

●	adverse effects to our existing business relationships with business partners and customers as a result of the acquisition;

●	the potential loss of key employees;

●	use of resources that are needed in other parts of our business; and

●	use of substantial portions of our available cash to consummate the acquisition.

In addition, a significant portion of the purchase price of companies we acquire may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. In the future, if our acquisitions do not yield expected returns, we may be required to take charges to our operating results based on this impairment assessment process, which could adversely affect our results of operations.

Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect our operating results. In addition, if an acquired business fails to meet our expectations, our operating results, business and financial position may suffer.

Market and economic conditions may negatively impact our business, financial condition and share price.

Concerns over inflation, energy costs, geopolitical issues, the U.S. mortgage market and a declining real estate market, unstable global credit markets and financial conditions, and volatile oil prices have led to periods of significant economic instability, diminished liquidity and credit availability, declines in consumer confidence and discretionary spending, diminished expectations for the global economy and expectations of slower global economic growth going forward, increased unemployment rates, and increased credit defaults in recent years. Our general business strategy may be adversely affected by any such economic downturns, volatile business environments and continued unstable or unpredictable economic and market conditions. If these conditions continue to deteriorate or do not improve, it may make any necessary debt or equity financing more difficult to complete, more costly, and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance, and share price and could require us to delay or abandon development or commercialization plans.

If securities or industry analysts do not publish research or reports, or publish unfavorable research or reports about our business, our stock price and trading volume may decline.

Any future trading market for our Common Stock will rely in part on the research and reports that industry or financial analysts publish about us, our business, our markets and our competitors. We do not control these analysts. If securities analysts do not cover our Common Stock after the closing of this offering, the lack of research coverage may adversely affect the market price of our Common Stock. Furthermore, if one or more of the analysts who do cover us downgrade our Common Stock or if those analysts issue other unfavorable commentary about us or our business, the market price of the shares of our Common Stock would likely decline. If one or more of these analysts cease coverage of us or fails to regularly publish reports on us, we could lose visibility in the market and interest in our Common Stock could decrease, which in turn could cause the market price of, or the trading volume in, the shares of Common Stock to decline and may also impair our ability to expand our business with existing customers and attract new customers.

Because certain of our stockholders control a significant number of shares of our Common Stock, they may have effective control over actions requiring stockholder approval.

Following this offering, our directors, executive officers and principal stockholders, and their respective affiliates, will beneficially own approximately __% of our outstanding shares of Common Stock. In particular, BDI, our largest stockholder of record, will beneficially own approximately __% of our issued and outstanding shares of Common Stock immediately after this offering and Frank Seidman, a director, will beneficially own approximately __% of our issued and outstanding shares of Common Stock immediately after this offering. As a result, these stockholders, acting together, would have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, these stockholders, acting together, have the ability to control the management and affairs of our company. Accordingly, this concentration of ownership might harm the market price of our Common Stock by:

●	delaying, deferring or preventing a change in corporate control;

●	impeding a merger, consolidation, takeover or other business combination involving us; or

●	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

Our chief executive office is also director of our largest stockholder of record, which could create a conflict of interest.

In connection with the 2020 Reorganization, our founder, chief executive officer and president was appointed to the board of directors of BDI. This could create a conflict of interest since the interest of BDI may not always be aligned with the interest of our other stockholders. The BDI board has nine members and Mr. Thomas does not have any special voting rights or the power to compel any decisions or actions of the BDI board, does not own any capital stock of BDI and has no contractual right or obligation to continue to serve as a director of BDI. Mr. Thomas has recused himself from voting on all matters relating to Eleison. Although he plans to continue this practice, he is not obligated to do so and we cannot assure you that a conflict of interest will not arise or, if such a conflict does arise, how Mr. Thomas will address that conflict.

Approximately ___% of our total outstanding shares of Common Stock are restricted from immediate resale but may be sold at the same time into the market, which could cause the market price of the shares of our Common Stock to decline.

Approximately ___% of our outstanding shares of Common Stock are subject to contractual lock-up restrictions on resale for a period of (i) twelve months after the date of this prospectus in the case of our directors and officers and (ii) six months after the date of this prospectus in the case of the company and its successors and our other stockholders, as more fully described in the section titled “Underwriting” in this prospectus. If these stockholders sell, or indicate an intent to sell, substantial amounts of our Common Stock in the public market after the expiration of the applicable lock-up period, the trading price of our Common Stock could decline significantly and could decline below the public offering price.

In addition, subject to contractual lock-up restrictions discussed above, commencing on the date one-year form the closing of this offering, holders of approximately ____ shares of our Common Stock, including shares of Common Stock issuable under outstanding options and warrants, have the right to require us to register these shares under the Securities Act pursuant to an Amended and Restated Investors’ Rights Agreement as more fully described in section titled “Description of Capital Stock—Registration Rights” in this prospectus. If our existing stockholders sell substantial amounts of our Common Stock in the public market, or if the public perceives that such sales could occur, this could have an adverse impact on the market price of shares of our Common Stock, even if there is no relationship between such sales and the performance of our business.

You will incur immediate dilution as a result of this offering.

If you purchase shares of our Common Stock in this offering, you will pay more for your shares than the net tangible book value of your shares. As a result, you will incur immediate dilution of $___ per share, representing the difference between the assumed initial public offering price of $___ per share (the midpoint of the range on the cover of this prospectus) and our estimated pro forma net tangible book value per share as of September 30, 2021 of $____. Accordingly, should we be liquidated at our book value, you would not receive the full amount of your investment. This dilution is due in large part to the fact that our earlier investors paid substantially less than the initial public offering price when they purchased their shares of our Common Stock. You will experience additional dilution upon exercise of warrants and options to purchase Common Stock under our Equity Plan, upon vesting of options to purchase Common Stock under our Equity Plan, if we issue restricted stock to our employees under our Equity Plan or if we otherwise issue additional shares of our Common Stock. See the section of this prospectus titled “Dilution” for additional information.

Future sales and issuances of shares of our Common Stock could result in additional dilution of the percentage ownership of our stockholders and could cause our share price to fall.

We expect that significant additional capital will be needed in the future to continue our planned operations, including increased marketing, hiring new personnel, commercializing our drugs, and continuing activities as an operating public company. To the extent we raise additional capital by issuing equity securities; our stockholders may experience substantial dilution. We may sell Common Stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell Common Stock, convertible securities or other equity securities in more than one transaction, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights superior to our existing stockholders.

We do not intend to pay cash dividends on our shares of our Common Stock so any returns will be limited to the value of our shares.

We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders will therefore be limited to the increase, if any, of our share price.

Our ability to use our net operating loss carry-forwards and certain other tax attributes is limited by Sections 382 and 383 of the Internal Revenue Code.

Net operating loss carryforwards allow companies to use past year net operating losses to offset against future years’ profits, if any, to reduce future tax liabilities. Sections 382 and 383 of the Internal Revenue Code of 1986 limit a corporation’s ability to utilize its net operating loss carryforwards and certain other tax attributes (including research credits) to offset any future taxable income or tax if the corporation experiences a cumulative ownership change of more than 50% over any rolling three-year period. State net operating loss carryforwards (and certain other tax attributes) may be similarly limited. An ownership change can therefore result in significantly greater tax liabilities than a corporation would incur in the absence of such a change and any increased liabilities could adversely affect the corporation’s business, results of operations, financial condition and cash flow. Even if another ownership change has not occurred and does not occur as a result of this offering, additional ownership changes may occur in the future as a result of additional equity offerings or events over which we will have little or no control, including purchases and sales of our equity by our five percent security holders, the emergence of new five percent security holders, redemptions of our securities or certain changes in the ownership of any of our five percent security holders.

We are an “emerging growth company” and a “smaller reporting company” and intend to avail ourselves of reduced disclosure requirements applicable to emerging growth companies, which could make our Common Stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. We cannot predict if investors will find our Common Stock less attractive because we rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

We are also a smaller reporting company as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our voting and non-voting (of which we have none at this time) Common Stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100 million during the most recently completed fiscal year.

We may be at risk of securities class action litigation.

We may be at risk of securities class action litigation. In the past, biotechnology and pharmaceutical companies have experienced significant stock price volatility, particularly when associated with binary events such as clinical trials and drug approvals. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business and results in a decline in the market price of our Common Stock.

The exclusive forum provision in our organizational documents may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, or other employees, or the underwriters of any offering giving rise to such claim, which may discourage lawsuits with respect to such claims.

Our amended and restated certificate of incorporation that will be in effect upon completion of this offering, to the fullest extent permitted by law, will provide that the Court of Chancery of the State of Delaware is the exclusive forum for: any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our amended and restated certificate of incorporation, or our bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. This exclusive forum provision does not apply to suits brought to enforce a duty or liability created by the Exchange Act. It could apply, however, to a suit that falls within one or more of the categories enumerated in the exclusive forum provision.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, or other employees, or the underwriters of any offering giving rise to such claims, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provisions contained in our restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations and financial condition.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Our bylaws will provide that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, or a Federal Forum Provision, including for all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by us, our officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. Our decision to adopt a Federal Forum Provision followed a decision by the Supreme Court of the State of Delaware holding that such provisions are facially valid under Delaware law. While federal or state courts may not follow the holding of the Delaware Supreme Court or may determine that the Federal Forum Provision should be enforced in a particular case, application of the Federal Forum Provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court, and our stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. In addition, neither the exclusive forum provision nor the Federal Forum Provision applies to suits brought to enforce any duty or liability created by the Exchange Act. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court, and our stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities shall be deemed to have notice of and consented to our exclusive forum provisions, including the Federal Forum Provision. These provisions may limit a stockholders’ ability to bring a claim and may result in increased costs for a stockholder to bring such a claim, in a judicial forum of their choosing for disputes with us or our directors, officers, or other employees, or the underwriters of any offering giving rise to such claim, which may discourage lawsuits against us and our directors, officers, and other employees, and the underwriters of this offering.

Our amended and restated certificate of incorporation, our bylaws, and the DGCL have anti-takeover effects that could discourage, delay or prevent a change in control, which may cause the market price of the shares of our Common Stock to decline.

Our amended and restated certificate of incorporation, our bylaws and provisions of the DGCL could make it more difficult for a third-party to acquire us, even if closing such a transaction would be beneficial to our stockholders. We will be authorized to issue up to ten million shares of preferred stock upon the completion of this offering and the filing of our amended and restated certificate of incorporation with the State of Delaware. This preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our board of directors without further action by stockholders. The terms of any series of preferred stock may include voting rights (including the right to vote as a series on particular matters), preferences as to dividend, liquidation, conversion and redemption rights and sinking fund provisions. No preferred stock is currently outstanding. The issuance of any preferred stock could materially adversely affect the rights of the holders of our Common Stock, and therefore, reduce the value of our Common Stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell our assets to, a third-party and thereby preserve control by the present management.

Provisions of our amended and restated certificate of incorporation, bylaws and provisions of the DGCL also could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. Such provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. For example, our amended and restated certificate of incorporation, bylaws and provisions of the DGCL, as applicable, among other things:

●	provide the board of directors with the ability to alter the bylaws without stockholder approval;

●	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings; and

●	provide that vacancies on the board of directors may be filled by a majority of directors in office, although less than a quorum.

Financial reporting obligations of being a public company in the United States require well defined disclosure and financial controls and procedures that we did not have as a private company and that are expensive and time-consuming requiring our management to devote substantial time to compliance matters.

As a publicly traded company, we will incur significant additional legal, accounting and other expenses that we did not incur as a privately held company. For example, as a privately held company, we were not required to have, and did not have, well defined disclosure and financial controls and procedures or systems of internal controls over financial reporting that are generally required of publicly held companies. In connection with our review of our previously existing internal controls as part of our preparations for becoming a publicly traded company, we determined that our internal controls over financial reporting for prior periods were inadequate and included material weaknesses that needed to be remedied. Although we have taken, and are continuing to take, additional steps to remedy these material weaknesses to assure compliance with our future financial reporting obligations, there can be no assurance that we will be able to do so in a timely manner or at all.

These reporting obligations associated with being a public company in the United States require significant expenditures and will place significant demands on our management and other personnel, including costs resulting from our reporting obligations under the Exchange Act, the rules and regulations regarding corporate governance practices, including those under the Sarbanes-Oxley Act , the (the “Dodd-Frank Act”), and the listing requirements of the stock exchange on which our securities are to be listed. These rules require the establishment and maintenance of effective disclosure and financial controls and procedures, internal control over financial reporting and changes in corporate governance practices, among many other complex rules that are often difficult to implement, monitor and maintain compliance with. Moreover, despite recent reforms made possible by the JOBS Act, the reporting requirements, rules, and regulations will make some activities more time-consuming and costly, particularly after we are no longer an “emerging growth company.” In addition, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance. Our management and other personnel will need to devote a substantial amount of time to ensure that we comply with all these requirements and to keep pace with new regulations, otherwise we may fall out of compliance and risk becoming subject to litigation or being delisted, among other potential problems.

If we fail to comply with the rules under the Sarbanes-Oxley Act related to accounting controls and procedures in the future, or, if we discover additional material weaknesses and other deficiencies in our internal control and accounting procedures, our stock price could decline significantly and raising capital could be more difficult.

Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting after a transition period ending with our second annual report on Form 10-K filed under Section 13(a) of the Exchange Act. If we fail to comply with the rules under the Sarbanes-Oxley Act related to disclosure controls and procedures in the future, or, if in the future we discover additional material weaknesses and other deficiencies in our internal control and accounting procedures, our stock price could decline significantly and raising capital could be more difficult.

Comprehensive tax reform bills and budget legislation could adversely affect our business and financial condition.

In December 2017, the U.S. Congress passed the TCJA, which made significant changes to the existing tax law applicable to individuals and corporations. In addition, the U.S. Congress is currently legislation that undo many of the changes made by the TCJA as well as provisions that would expand entitlement programs. his prospectus does not discuss any such tax legislation or the manner in which it might affect purchasers of our Common Stock. We urge our stockholders to consult with their legal and tax advisors with respect to any such legislation and the potential tax consequences of investing in our Common Stock.

Risks related to COVID-19

Our business may be materially adversely affected by the recent coronavirus (COVID-19) outbreak.

The development of our drug candidates could be disrupted and materially adversely affected in the future by a pandemic, epidemic or outbreak of an infectious disease like the recent outbreak of COVID-19. For example, as a result of measures imposed by the governments in regions affected by COVID-19 businesses and schools have been suspended due to quarantines or “stay at home” orders intended to contain this outbreak. Furthermore, many patients had concerns about making hospital and physician office visits for fear of contracting the virus. These factors had a direct adverse impact on our ability to enroll participants in our clinical trial programs and are likely to continue to impact our ability to enroll participants in our clinical trial programs. In addition, travel restrictions, stay-in-place orders and other measures imposed by governmental agencies and health organizations to prevent the spread of COVID-19 and protect the citizenry, have had an adverse impact on the flow of goods and services between nations and domestically. The supply disruptions have resulted in shortages of goods and materials, including those required for the manufacture of our drug candidates and ancillary manufacturing materials such as vials and stoppers. This has impacted our ability to produce the products we need to conduct our clinical trials. In addition, these measures have resulted in delays to the regulatory process, which may also have an adverse impact on our business. Finally, initially, the outbreak of COVID-19 led to steep declines in the Dow Industrial Average and other domestic and international stock indices at the end of February and during March and April 2020. While the markets have rebounded nicely since then, recent concerns over the “Delta variant” and the “Omicron variant” and the impact it may have on the U.S. and global economies, have led to “risk-off” sessions in the global markets. We are still assessing our business plans and the impact COVID-19 may have on our ability to advance the development of our drug candidates or to raise financing to support the development of our drug candidates, we cannot assure you that we will be able to avoid part or all of any impact from the spread of COVID-19 or its consequences, including downturns in business sentiment generally or in our sector in particular.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections titled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” contains forward-looking statements about us and our industry. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” below. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “would,” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. You should read these factors and the other cautionary statements made in this prospectus and in the documents we incorporate by reference into this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus or the documents we incorporate by reference into this prospectus. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements include, among other things, statements relating to:

●	our plans to develop and commercialize our product candidates;

●

our ability to timely secure sufficient funding for our current and proposed operations, including funding necessary for the development and commercialization of our product candidates and to complete additional product candidates;

●	our anticipated growth strategies and our ability to manage the expansion of our business operations effectively;

●	future agreements with third parties in connection with the commercialization of our product candidates;

●	the success, cost and timing of our product candidate development activities and planned clinical trials;

●	our expectations regarding the impact of the COVID-19 pandemic and its potentially material adverse impact on our business, the economy, and the execution of our clinical trials;

●	the rate and degree of market acceptance and clinical utility of our product candidates;

●	our commercialization, marketing and manufacturing capabilities and strategy;

●	the success of competing therapies that are or may become available;

●	our ability to attract and retain key management and technical personnel;

●	our expectations regarding our ability to obtain, maintain and enforce intellectual property protection for our product candidates;

●	our ability to diversify our product offerings and capture new market opportunities;

●	our use of our existing cash and cash equivalents and the net proceeds from this offering;

●	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and

●	the possibility that we in the future may acquire certain businesses and/or additional drug candidates.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference and file as exhibits to this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

MARKET AND INDUSTRY DATA

This prospectus contains estimates, projections and other information concerning our industry, our business and the markets for our drug candidates, including data regarding the estimated size of such markets and the incidence of certain medical conditions. We obtained the industry, market and similar data set forth in this prospectus from our internal estimates and research and from academic and industry research, publications, surveys and studies conducted by third parties, including governmental agencies. In some cases, we do not expressly refer to the sources from which this data is derived. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. While we believe our internal research is reliable, such research has not been verified by any third party.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $31.3 million (or approximately $_____ million if the underwriters’ over-allotment is exercised in full) from the sale of the shares of our Common Stock in this offering, based on the assumed initial public offering price of $_____ per share (the midpoint of the price range set forth on the cover page of this prospectus), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Each $1.00 increase or decrease in the assumed initial public offering price of $_____ per share (the midpoint of the price range set forth on the cover page of this prospectus) would increase or decrease, as applicable, the net proceeds to us from this offering by approximately $_______ million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of one million shares in the number of shares offered by us would increase or decrease, as applicable, the net proceeds to us by $_____, assuming no change in the assumed initial public offering price of $_______per share (the midpoint of the price range set forth on the cover page of this prospectus) remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We anticipate that we will use the net proceeds of this offering, along with our existing cash and cash equivalents as follows:

●	Approximately $16,000,000 to fund our continued development and evaluation of glufosfamide including the completion of our pivotal Phase III study for the effectiveness of glufosfamide in treating second-line pancreatic cancer;

●	Approximately $4,000,000 to fund our continued development of ILC for patients with SCLC, including initiation of our planned Phase III study which we currently anticipate beginning in the second half of 2022;

●	Approximately $2,000,000 to fund our continued development of DBD for glioblastoma (brain cancer) including our initiation of a planned pivotal Phase III clinical trial which is expected to commence in 2022/23;

●	Approximately $3,000,000 for the manufacture of product candidate products for clinical testing purposes related to our three drug development programs;

●	Approximately $1,000,000 for the strategic expansion of our drug candidate portfolio through acquisitions or in-licensing of intellectual property assets and to fund the drug development activities related to any new programs we may acquire; although we have no material agreements, commitments or understandings with respect to any in-license or acquisitions at this time; and

●	The remainder, approximately $5,300,000, for working capital and other general corporate purposes, which we believe will provide sufficient liquidity until we secure additional capital (e.g., public or private equity, debt, grants, partnering funds) for the completion of the planned Phase III ILC study and planned Phase III DBD study, and ultimately regulatory approval of the glufosfamide, ILC, and DBD programs provided the outcomes of the clinical studies support regulatory approval.

We believe that the net proceeds from this offering, together with our existing cash and cash equivalents as of September 30, 2021, and our anticipated expenditures and commitments for calendar year 2022, will enable us to fund our operating expenses and capital expenditure requirements for at least 12 months from the date of this prospectus. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect.

Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business condition. As of the date of this prospectus, we cannot predict with certainty all the particular uses for the net proceeds to be received upon the completion of this offering, or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual use of the net proceeds will vary depending on numerous factors, including the progress, cost and results of our preclinical and clinical development programs, our ability to obtain additional financing when needed, whether we are able to enter into future licensing or collaboration arrangements and other factors described in the section of this prospectus titled “Risk Factors,” as well as the amount of cash used in our operations and any unforeseen cash needs. We may find it necessary or advisable to use the net proceeds for purposes not listed above or to reallocate the net proceeds among the various uses listed above. Management is not bound by the uses or the amounts allocated to each use listed above and will have broad discretion in the application of the net proceeds. Investors will be relying on our judgment regarding the application of the net proceeds from this offering.

Pending their use, we plan to invest the net proceeds from this offering in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DIVIDEND POLICY

We do not anticipate declaring or paying, in the foreseeable future, any cash dividends on our capital stock. We intend to retain all available funds and future earnings, if any, to fund the development and expansion of our business, and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination regarding the declaration and payment of dividends, if any, will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

COMPANY HISTORY

Company Timeline

October 14, 2009	Eleison Pharmaceuticals, Inc. formed under the Delaware General Corporation Law. Edwin Thomas is the majority stockholder, chief executive officer and president and sole director.

October 14, 2009	Eleison Pharmaceuticals, Inc. acquires rights to glufosfamide, its first drug candidate, from Threshold.

February 1, 2011	Eleison Pharmaceuticals, Inc. acquires rights to ILC from Insmed.

December 16, 2011	Eleison Pharmaceuticals, Inc. changes its name to Eleison Pharma Holdings, Inc.

December 20, 2011	Eleison Pharma Holdings Inc. forms Eleison Pharmaceuticals, LLC, a Delaware limited liability company.

February 4, 2012	Eleison Pharma Holdings Inc. transfers all its assets and certain liabilities to Eleison Pharmaceuticals, LLC.

February 24, 2012	Eleison Pharmaceuticals, LLC sells 20,000 Class A Units to investors for aggregate cash proceeds of $2.0 million.

November 9, 2012	Eleison Pharmaceuticals, LLC sells 12,000 Class A Units to investors for aggregate cash proceeds of $1.2 million.

August 5, 2013	Eleison Pharmaceuticals, LLC sells 19,580 Class A units to investors for aggregate cash proceeds of $1.958 million.

September 15, 2013	Eleison Pharmaceuticals, LLC sells 6,920 Class A units to investors for aggregate cash proceeds of $692,000.

October - November, 2014	Eleison Pharmaceuticals, LLC issues convertible notes for aggregate cash proceeds of approximately $950,000.

May - June, 2015	Eleison Pharmaceuticals, LLC issues convertible notes for aggregate cash proceeds of approximately $482,000.

November 2015-January 2016	Eleison Pharmaceuticals, LLC issues convertible notes for aggregate cash proceeds of approximately $521,000.

April 2016- July 2016	Eleison Pharmaceuticals, LLC issues convertible notes for aggregate cash proceeds of approximately $1.4 million.

July – September 2017	Eleison Pharmaceuticals, LLC issues convertible notes for aggregate cash proceeds of approximately $843,000.

November 29, 2019	Eleison Pharmaceuticals, LLC acquires DBD from Targent.

November 12, 2020	See The “2020 Reorganization” below.

The 2020 Reorganization

On November 12, 2020, Eleison Pharmaceuticals LLC converted from a Delaware limited liability company to Eleison Pharmaceuticals Inc., a Delaware corporation and, concurrently, raised $12,000,000 of gross proceeds from the sale and issuance of 2,400,000 shares of our Common Stock to BDI (the “2020 Reorganization”). In connection with the 2020 Reorganization, all outstanding (i) Class A member units and Class B member units of Eleison Pharmaceutical LLC converted into an aggregate of 2,836,181 shares of our Common Stock, (ii) (a) options to purchase member units and vested membership profits interests of Eleison Pharmaceuticals LLC converted into five-year non-qualified stock options to purchase an aggregate of 146,500 shares of our Common Stock at an exercise price of $5.00 per share, and (b) all warrants issued to purchase member units and membership profits interests converted into five-year warrants to purchase an aggregate of 1,061,494 shares of our Common Stock and (iii)  $4,199,346 aggregate principal amount of convertible notes of Eleison Pharmaceuticals, LLC converted into an aggregate of 1,163,819 shares of our Common Stock, with all $5,223,345 of then accrued interest thereon paid in cash to the convertible note holders.  As a result of and immediately following the 2020 Reorganization, we had 6,400,000 shares of Common Stock outstanding, of which BDI owned approximately 37.5%.

CAPITALIZATION

The following table sets forth our capitalization, as of September 30, 2021:

●	on an actual basis;

●	on a pro forma basis; and

●

on a pro forma basis as adjusted to give effect to (i) pro forma adjustments described above, and (ii) the sale of _____ shares of our Common Stock in this offering at a public offering price of $_____ per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting the underwriting discount and estimated offering expenses payable by us, and the pro forma adjustments described above.

	As of September 30, 2021
	Actual	Pro Forma (Unaudited)		Pro Forma As Adjusted (Unaudited)
Cash and cash equivalents	$1,826,399	$		$
Total long-term liabilities	511,731		—		—
Stockholders’ equity:
Preferred Stock – par value $0.01 per share; authorized 10,000,000, no shares issued and outstanding	—		—		—
Common Stock – par value $0.01 per share; authorized 90,000,000, shares issued and outstanding, actual; authorized _______,6,400,000 issued and outstanding, pro forma or __________ issued and outstanding, pro forma as adjusted.	64,000
Additional paid-in capital	27,558,344
Accumulated deficit	(27,181,559)
Total stockholder’s equity	440,785
Total capitalization	$952,516	$		$

The pro forma as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined between us and the underwriter at pricing.

Each $1.00 increase or decrease in the assumed initial public offering price of $____ per share (which is the midpoint of the price range set forth on the cover of this prospectus), would increase or decrease, as applicable, each of our pro forma as adjusted cash and cash equivalents, total stockholders’ (deficit) equity and total capitalization by approximately $______ million, assuming that the number of shares offered remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of 1.0 million shares in the number of shares of Common Stock offered would increase or decrease, as applicable, each of our pro forma as adjusted cash and cash equivalents, total stockholders’ (deficit) equity and total capitalization by approximately $_____ million, assuming the assumed initial public offering price remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The number of shares of our Common Stock issued and outstanding, pro forma and pro forma as adjusted, in the table above is based on _________ shares of our Common Stock outstanding as of September 30, 2021, but excludes:

●	________ shares of Common Stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $_____ per share;

●	_________ shares of Common Stock issuable upon exercise of options awarded under our Equity Plan to be granted at the closing of this offering;

●	_________ shares of Common Stock reserved under our Equity Compensation Plan; and

●	_________ shares of Common Stock issuable upon the exercise of outstanding warrants.

You should read the forgoing table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations and our financial statements and related notes appearing elsewhere in this prospectus.

DILUTION

If you invest in our Common Stock in this offering, your ownership interest will be diluted immediately to the extent of the difference between the public offering price per share of our Common Stock and the pro forma as adjusted net tangible book value per share of our Common Stock immediately after this offering.

As of September 30, 2021, we had a historical net tangible book value of approximately $____ or per share of Common Stock. Our historical net tangible book value per share represents total tangible assets less total liabilities.

Our pro forma net tangible book value as of September 30, 2021 was $______ or $_____ per share. Pro forma net tangible book value represents the amount of our total tangible assets less total liabilities, after giving effect to __________ immediately prior to the closing of this offering. Pro forma net tangible book value per share represents our pro forma net tangible book value divided by the total number of shares of our Common Stock outstanding as of September 30, 2021, after giving effect to the pro forma adjustments described above.

After giving effect to the sale of ______ shares of our Common Stock in this offering at an initial public offering price of $_____ per share, which is the midpoint of the price range set forth on the cover page of this prospectus and after deducting the underwriting discount and estimated offering expenses payable by us, our pro forma, as adjusted net tangible book value per share as of September 30, 2021, would have been $____ or approximately $_____ per share. This represents an immediate increase in pro forma, as adjusted net tangible book value per share of $_____ to existing stockholders and an immediate dilution of approximately $____ per share to new investors purchasing shares of our Common Stock in this offering. We determine dilution by subtracting the pro forma as adjusted net tangible book value per share after this offering from the amount of cash that a new investor paid for a share of Common Stock. The following table illustrates this dilution.

Assumed public offering price per share	$
Historical net tangible book value per share as of September 30, 2021	$
Pro forma net tangible book value per share as of September 30, 2021	$
Increase in per share attributable to this offering	$
Pro forma as adjusted net tangible book value per share after this offering	$
Dilution per share to new investors	$

The dilution information discussed above is illustrative only and will change based on the actual initial public offering price and other terms of this offering determined at pricing.

Each $1.00 increase or decrease in the assumed initial public offering price of $_____ per share (which is the midpoint of the price range set forth on the cover page of this prospectus), would increase or decrease, as applicable, our pro forma as adjusted net tangible book value per share after this offering by $____ and dilution per share to new investors purchasing shares of Common Stock in this offering by $_______, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase of one million shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase our pro forma as adjusted net tangible book value per share after this offering by $_____ and decrease the dilution per share to new investors purchasing shares of Common Stock in this offering by $_______, assuming no change in the assumed initial public offering price per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. A decrease of one million shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would decrease our pro forma as adjusted net tangible book value per share after this offering by $__ and increase the dilution per share to new investors purchasing shares of Common Stock in this offering by $____, assuming no change in the assumed initial public offering price and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercises their over-allotment option in full, our pro forma adjusted net tangible book value would be $__________, or approximately $_____ per share, representing an immediate increase in the adjusted net tangible book value to existing stockholders of approximately $_____ per share and immediate dilution of approximately $_____ per share to new investors purchasing shares of our Common Stock in this offering, assuming an initial public offering price of $____ per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The following table summarizes, on a pro forma as adjusted basis as of September 30, 2021, the differences between the number of shares of Common Stock purchased from us, the total consideration and the average price per share paid by existing stockholders and by investors participating in this offering, at an assumed initial public offering price of $___ per share (which is the midpoint of the price range set forth on the cover page of this prospectus), before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us..

		Shares Purchased	Total Consideration			Average Price Per Share
	Number	%	Amount	%
Existing Stockholders			$		%	$
New Investors			$		%	$
Total	$		$		%

Each $1.00 increase or decrease in the assumed initial public offering price of $____ per share (which is the midpoint of the price range set forth on the cover page of this prospectus), would increase or decrease, as applicable, the total consideration paid by new investors by $____ million and, in the case of an increase, would increase the percentage of total consideration paid by new investors by ____ percentage points and, in the case of a decrease, would decrease the percentage of total consideration paid by new investors by ____ percentage points, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. Similarly, each increase or decrease of one million shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase or decrease, as applicable, the total consideration paid by new investors by $___ million and, in the case of an increase, would increase the percentage of total consideration paid by new investors by _____ percentage points and, in the case of a decrease, would decrease the percentage of total consideration paid by new investors by _____ percentage points, assuming no change in the assumed initial public offering price.

If the underwriters exercise their over-allotment option in full, the number of shares of our Common Stock held by existing stockholders would be reduced to ____% of the total number of shares of our Common stock outstanding after this offering, and the number of shares of Common Stock held by new investors purchasing shares of Common Stock in this offering would be increased to ____% of the total number of shares of our Common Stock outstanding after this offering.

The table and discussion above are based on _________ shares of Common Stock outstanding as of September 30, 2021 and excludes, as of that date, the following:

•	_______ shares of Common Stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $____ per share;

•	_______ shares of Common Stock issuable upon exercise of options awarded under our Equity Compensation Plan to be granted at the closing of this offering;

•	_______ shares of Common Stock reserved under our Equity Compensation Plan; and

•	_______ shares of Common Stock issuable upon the exercise of outstanding warrants.

In addition, we may need to raise additional capital in the future. To the extent that capital is raised through equity or convertible securities, the issuance of those securities may result in further dilution to the holders of Common Stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and plan of operations together with our financial statements and the related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in the section titled “Risk Factors” included elsewhere in this prospectus.

Overview

We are a clinical stage biopharmaceutical company dedicated to acquiring, developing and commercializing late-stage therapies (in Phase II or Phase III trials) to treat rare, life-threatening diseases, such as pancreatic cancer, small cell lung cancer, pediatric bone cancer and brain cancer. We were formed in 2009 by Edwin J. Thomas, our chief executive officer and chairman, who through his extensive prior experience as a C-suite executive in several biopharmaceutical companies saw first-hand the need and commercial opportunity for therapies for rare, life threatening diseases with unmet needs.

We were originally organized as a Delaware corporation in 2009 under the name Eleison Pharmaceuticals, Inc. (subsequently renamed Eleison Pharma Holdings, Inc. (“EPH”)).  In 2009, we acquired our first drug candidate, glufosfamide, from Threshold and acquired our second drug candidate, ILC, from Insmed in 2011.  On February 4, 2012, EPH transferred all its assets to Eleison Pharmaceuticals, LLC, a Delaware limited liability company and at that time a wholly owned subsidiary of EPH.  We acquired our third drug candidate, DBD, from Targent in 2019.  On November 12, 2020, we effected the 2020 Reorganization pursuant to which Eleison Pharmaceuticals, LLC converted from a limited liability company into Eleison Pharmaceuticals Inc. in connection and simultaneously with a $12,000,000 Common Stock private equity financing from BDI, a publicly traded Korean company.  Prior to the 2020 Reorganization, we operated through our predecessor, Eleison Pharmaceuticals, LLC.

Our current portfolio of drug candidates consists of glufosfamide, inhaled lipid-complexed cisplatin and dibromodulcitol.  Each has received Orphan Drug Designation by the FDA, and glufosfamide and ILC have received Orphan Drug Designation by the EMA as well.  Each of the oncology indications we have targeted are characterized by significant unmet medical needs, that is, indications with a poor prognosis and low five year survival. Pancreatic cancer, small cell lung cancer, osteosarcoma, and brain cancer also have relatively few competitive products in development compared to other cancer types such as breast, prostate, lymphoma, and other hematological malignancies.

Our lead program, glufosfamide, is in development for pancreatic cancer, the third leading cause of cancer deaths in the United States according to the American Cancer Society.  Our ongoing pivotal Phase III study for glufosfamide in second-line pancreatic cancer is expected to be completed in 2023 with an NDA filing, with the FDA projected for 2024.  Our second program, ILC, is in development for small cell lung cancer and pediatric bone cancer (osteosarcoma).  A Phase II trial of ILC for patients with osteosarcoma was completed in 2017, and a Phase III trial for patients with lung cancer and a potentially pivotal Phase II/III study of patients with osteosarcoma are expected to commence in 2022 and 2023, respectively.  Our newest program, dibromodulcitol, is in development for brain cancer (e.g., glioblastoma), with a pivotal Phase III trial planned to begin in 2022.

Our short-term goal is to successfully complete the development and commence commercialization activities of our three current candidates. Our long-term goal is to become a leading specialty pharmaceutical company, focused on treating patients with rare cancers.

Our over-all revenue strategy is to generate future revenues in the United States primarily from drug product sales; and outside the United States, to generate future revenues primarily from royalties and other license fees paid to us from marketing partners. To that end, wd plan to pursue one or more of the following:

●	Advance our current product candidates, through clinical development towards regulatory approval.

●	Evaluate opportunities to accelerate our development timelines and enhance the commercial potential of our current and future candidates.

●	Selectively acquire, develop and commercialize candidates that we feel have a high probability of reaching commercialization.

●	Acquire and develop rare life-threatening therapies that we believe will generate substantial revenues from the proposed targeted markets.

●	Acquire and develop candidates that are in late clinical trials to reduce development activities and timelines, required resources, and to lower risk exposure, compared to early stage candidates

●	Focus our candidate selections on drugs for the treatment of orphan diseases.

●	Design and implement clinical studies and trials for our candidates.

●	Rely on third parties to perform certain activities relating to the development and future commercialization activities.

●	Expand our candidate portfolio.

●	Conserve available funds by negotiating in-license (or purchase) agreements with favorable up-front payments and by seeking out-licensing partnership to share development costs.

●	Pursue the fastest pathway to approval of our product candidates we believe have the highest probability of success.

●	Seek access to the most capable of the licensor’s internal and external (e.g., CROs) resources to supplement our internal product development teams.

Financial Overview

Since inception, we have been engaged primarily in organizational activities, including raising capital, and research and development activities.  We have not generated substantial revenues, have not yet achieved profitable operations and have never generated positive cash flows from operations. There is no assurance that profitable operations, if achieved, could be sustained on a continuing basis. We are subject to those risks associated with any clinical stage pharmaceutical company that has substantial expenditures for research and development. We cannot assure you that our research and development projects will be successful, that products developed will obtain necessary regulatory approval, or that any approved product will be commercially viable. In addition, we operate in an environment of rapid technological change and our future success will depend, to a large extent, on the services of our employees and third-party consultants. Further, our future operations will also depend on our continued success in raising capital.

As a result of our recurring losses from operations and lack of sustainable cash flow, the uncertain outcomes of our research and development activities, our dependence on key employees and third-party consults and our ongoing need for capital, our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements for the years ended December 31, 2019 and 2020 in which they stated that “there is substantial doubt regarding our ability to continue as a going concern.”  We believe that the net proceeds from this offering and our existing cash and cash equivalents will be sufficient to fund our current operating plans through at least the next twelve months. We have based these estimates, however, on assumptions that may prove to be wrong and we could spend our available financial resources much faster than we currently expect and will need to raise additional funds sooner than we anticipate. If we are unable to raise capital when needed or on acceptable terms, we would be forced to delay, reduce or eliminate our research and development programs and commercialization efforts.

Since our inception in 2009, we have devoted substantially all of our resources to identifying, acquiring and developing our product candidates and building our pipeline, organizing and staffing our company, business planning, establishing and maintaining our intellectual property portfolio, establishing arrangements with third parties for the manufacture of our product candidates, raising capital and providing general and administrative support for these operations. We do not have any products approved for commercial sale and have not generated any revenues from product sales and have incurred net losses since commencement of our operations. Our net losses were $1,682,379 and $3,494,475 for the nine months ended September 30, 2021 and 2020, respectively, and $5,808,955 and $1,724,253 for the years ended December 31, 2020 and 2019, respectively. Our net losses per common share were $1,682,379 and $3,494,475 for the nine months ended September 30, 2021 and 2020, respectively , and $6,403,032 and $1,724,253 for the years ended December 31, 2020 and 2019, respectively. We had an accumulated deficit of $27,181,559 as of September 30, 2021. We expect to continue to incur significant and increasing expenses and substantial losses for the foreseeable future as we continue to develop and seek regulatory approvals for our product candidates and commercialize any approved products, seek to expand our product pipeline and invest in our organization. In addition, upon the closing of this offering, we expect to incur additional costs associated with operating as a public company, including significant legal, audit, accounting, regulatory, tax-related, director and officer insurance, investor relations and other expenses that we did not incur as a private company.

To date, we have funded our operations through the sale of equity securities (i.e., shares of Common Stock or membership units), convertible notes, and promissory notes as well as payments from our development and marketing partners in Asia and Israel of $5,862,792. We had $1,826,399 in cash and cash equivalents as of September 30, 2021. Based on our current operating plan, we expect that following the closing of this offering, our existing cash and cash equivalents will enable us to fund our operating expenses and capital expenditure requirements for at least the next twelve months from the date of this Offering.

Because of the numerous risks and uncertainties associated with product development, we may never achieve profitability, and unless and until then, we will need to continue to raise additional capital. There are no assurances that we will be successful in obtaining an adequate level of financing to support our business plans. If we are unable to raise capital as and when needed or on attractive terms, we may have to significantly delay, reduce or discontinue the development and commercialization of our product candidates or scale back or terminate our pursuit of new in-licenses and acquisitions.

We do not own or operate, and currently have no plans to establish, any manufacturing facilities. We rely, and expect to continue to rely, on third parties for the manufacture of our product candidates for clinical testing, as well as for commercial manufacturing if any of our product candidates obtain marketing approval. As we advance our product candidates through development, we will explore adding backup suppliers for the API, drug product, packaging and formulation for each of our product candidates to protect against any potential supply disruptions.

As a development stage company, we have not yet generated any revenue from product sales, although we have received, since inception, $5,862,792 in license payments from our development and marketing partners in Asia and Israel. In addition, we have never reported a profit or net income for any period since inception. Through September 30, 2021, we had accumulated net losses of $27,181,559.

Components of Our Results of Operations

Revenues

Revenues consist of license payments from our development and marketing partners in Asia and Israel. We did not recognize any revenue during the nine months ended September 30, 2021 and 2020. We recognized revenues of $1,000,000 and $1,066,645 from license payments for the years ended December 31, 2020 and 2019, respectively.

Research and Development

Research and development expenses consist primarily of costs incurred for the research and development of our clinical candidates, which include:

•	personnel costs of our employees, including salaries, benefits, stock-based compensation expense and other related costs, engaged in research and development activity;

•	expenses incurred towards consultants, laboratories, and investigators that conduct our clinical research activities;

•	the cost of acquiring and developing clinical study materials and laboratory supplies;

•	the costs associated with the conduct of the clinical trials of our drug candidates, including the cost of treating patients in the clinical trials;

•	third-party costs from contract research organizations that support the management of our clinical trials;

•	third-party costs from contract manufacturing organizations that develop and manufacture the clinical trial materials;

•	the costs of monitoring, analyzing and submitting regulatory information on our clinical trials; and

•	License and sub-license fees.

We expense research and development costs to operations as incurred. For licenses to compounds or assets acquired prior to regulatory approval, we expense those payments as research and development costs. If the license to the compound or asset acquisition occurs after regulatory approval, we would capitalize the purchase as an intangible asset and amortize it over the excepted term (typically the patent life of the licensed compound or acquired asset).

We incurred research and development expenses of $591,967 and $366,558 for the nine months ended September 30, 2021 and 2020, respectively. The year-over-year increase of $225,409 was primarily attributable to higher consulting fees ($264,390) due to increased consultant headcount to support our clinical development efforts and manufacturing activities.

We expect research and development expenses to significantly increase in future periods to support our increased clinical trials efforts, particularly as we continue our Phase 3 clinical trial program for glufosfamide; prepare for and initiate our planned Phase 3 clinical trials of ILC and DBD in 2022; and establish arrangements with third parties for the manufacture of clinical supplies for our lead programs. The timing and amount of these expenses will depend upon the outcome of our ongoing clinical trial program and the costs associated with our planned clinical trials. The timing and amount of these expenses will also depend on the costs associated with potential future clinical trials of our product candidates, regulatory requirements, and product candidate manufacturing costs.

The table below summarizes our research and development expenses incurred by program:

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2021	2020	2020	2019
Glufosfamide	$278,132	$201,721	$229,050	$428,854
ILC	54,243	622	72,433	28,490
DBD	-	-	-	100,000
Unallocated research and development expenses [1]	259,592	164,215	371,410	412,748
Research and development expenses	$591,967	$366,558	$672,893	$970,092

1 Includes personnel costs and other related expenses for employees engaged in research and development activity; expenses for consultants, laboratories, and investigators that support our clinical research activities; and laboratory supplies.

General and Administrative

General and administrative expenses include:

•	personnel costs of our employees, including salaries, benefits, stock-based compensation expense and other related costs, engaged in executive, finance and administrative functions;

•	professional fees for accounting, auditing, tax and legal services, including legal expenses to pursue patent protection of our intellectual property;

•	travel expenses; and

•	rent, utilities, and office supplies.

We incurred general and administrative expenses of $1,120,119 and $417,956 for the nine months ended September 30, 2021 and 2020, respectively. The year-over-year increase of $702,163 was primarily attributable to higher stock-based compensation expense ($366,450), professional fees due to additional legal and patent costs and accounting and auditing expenses ($177,250), consulting fees to support ongoing business activities ($67,603), and personnel costs ($54,577).

We incurred general and administrative expenses of $867,287 and $536,679 for the years ended December 31, 2020 and 2019, respectively. The year-over-year increase of $330,608 was primarily attributable to higher stock-based compensation expense ($308,680).

We expect general and administrative expenses to significantly increase in future periods as we increase our headcount to support our continued research and development activities and continued business development activities. We also expect to incur increased accounting, audit, legal, regulatory, compliance and director and officer insurance costs as well as investor and public relations expenses associated with being a public company.

Other Income (Expense)

Other income (expense) include:

•

interest expense, primarily related to interest accrued for our convertible term notes, promissory notes, and Economic Injury Disaster Loan (“EIDL”) and Paycheck Protection Program (“PPP”) loan with the U.S. Small Business Administration (“SBA”);

•	changes in fair values of derivative and warrant liabilities;

•	amortization of deferred debt discount;

•	Gain on extinguishment of our convertible term notes; and

•	other miscellaneous non-operating income and expenses.

We incurred other income of $29,707 and other expense of $2,709,961 for the nine months ended September 30, 2021 and 2020, respectively. The year-over-year increase of $2,739,668 was primarily attributable to lower interest expense due to the conversion of the convertible term notes and repayment of the promissory notes, and extinguishment of the PPP loan ($1,141,263). The prior year period included losses for changes in fair values of derivative and warrant liabilities ($1,519,128) and amortization of debt discount ($40,326), all of which were not repeated in the current year.

We incurred other expense of $5,263,775 and $1,284,127 for the years ended December 31, 2020 and 2019, respectively. The year-over-year increase of $3,979,648 was primarily attributable to higher changes in fair values of derivative and warrant liabilities ($4,483,224), partially offset by the gain on extinguishment of convertible term notes that was recognized in the 2020 period ($539,661).

We expect other income (expense) to significantly decrease in future periods as our convertible term notes were converted into shares of our Common Stock, the promissory notes have been repaid, and the derivative and warrant liabilities have been extinguished.

Financial Operations Overview and Analysis for the Nine Months Ended September 30, 2021 and 2020 and the Years Ended December 31, 2020, and 2019

	For the Nine Months Ended		For the Years Ended
	September 30,		December 31,
	2021	2020	2020	2019
	(unaudited)		(audited)
Statement of Operations Data
Revenue	$—	$—	$1,000,000	$1,066,645
Expenses
Research and development	591,567	366,558	672,893	970,092
General and administrative	1,120,119	417,956	867,287	536,679
Total expenses	1,712,086	784,514	1,540,180	1,506,771
Total other income (expense)	29,707	(2,709,961)	(5,263,775)	(1,284,127)
Net loss	$(1,682,379)	$(3,494,475)	$(5,803,955)	$(1,724,253)
Deemed dividend	-	-	(599,077)	-
Net loss attributable to common shares/membership units	$(1,682,379)	$(3,494,475)	$(6,403,032)	$(1,724,253)

Cash Flows

The following table summarizes our cash flow for the periods indicated:

	For the Nine Months Ended		For the Years Ended
	September 30,		December 31,
	2021	2020	2020	2019
	(unaudited)		(audited)

Net cash flows used in operating activities	$(2,965,876)	$(470,517)	$(6,516,787)	$(999,901)
Net cash flows used in investing activities	$—	$—	$—	$—
Net cash flows (used in) provided by financing activities	$(75,000)	$632,542	$11,329,606	$270,000
Net (decrease) increase in cash and cash equivalents	$(3,040,876)	$162,025	$4,812,819	$(729,901)

Operating Activities

For the nine months ended September 30, 2021, net cash used in operating activities was $2,965,876, which consisted of a net loss of $1,682,379, payment of deferred compensation of $1,640,351, and decreases in accrued expenses of $672,055 and accounts payable of $311,062, partially offset by receipt of an account receivable of $1,000,000 and a non-cash charge of $366,450 related to stock-based compensation. Our net loss was primarily attributable to operating expenses of $1,712,086 for research and development and general and administrative activities during the period.

For the nine months ended September 30, 2020, net cash used in operating activities was $470,517, which consisted primarily of a net loss of $3,494,475, partially offset by non-cash charges of $1,519,128 related to changes in fair values of the derivative and warrant liabilities and an increase in accrued interest of $1,154,472. Our net loss was primarily attributable to the changes in fair values of derivative and warrant liabilities of $1,519,128, interest expense of $1,155,391, and operating expenses of $784,514 for research and development and general and administrative activities during the period.

For the year ended December 31, 2020, net cash used in operating activities was $6,516,787, which consisted primarily of a net loss of $5,803,955, payment of accrued interest of $3,954,292, and an increase in accounts receivable of $1,000,000, partially offset by non-cash charges of $4,401,422 related to changes in fair values of the derivative and warrant liabilities. Our net loss was primarily attributable to the changes in fair values of derivative and warrant liabilities of $4,401,422 and operating expenses of $1,540,180 for research and development and general and administrative activities during the period.

For the year ended December 31, 2019, net cash used in operating activities was $999,901, which consisted primarily of a net loss of $1,724,253 and a decrease in deferred revenue of $816,666, partially offset primarily by an increase in accrued interest for our convertible term notes of $1,286,726 and accrued expenses of $286,827.

Investing Activities

No net cash was used in or provided by investing activities during the nine months ended September 30, 2021 or 2020 or the years ended December 31, 2020 or 2019.

Financing Activities

For the nine months ended September 30, 2021, net cash used in financing activities was $75,000, which consisted of payments for initial public offering costs.

For the nine months ended September 30, 2020, net cash provided by financing activities was $632,542, which consisted of proceeds of $543,542 from EIDL and PPP loans from the SBA and $89,000 from short-term loans.

For the year ended December 31, 2020, net cash provided by financing activities was $11,329,606, which consisted of net proceeds of $11,156,064 from the issuance of Common Stock in a private placement transaction and proceeds of $543,542 from EIDL and PPP loans from the SBA, partially offset by repayment of $459,000 for short-term loans.

For the year ended December 31, 2019, net cash provided by financing activities was $270,000, which consisted of proceeds from short-term loans.

Contractual Obligations

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements as defined under SEC rules.

Critical Accounting Policies

We prepare our financial statements in accordance with generally accepted accounting standards in the United States of America. (“U.S. GAAP”) Our significant accounting policies are described in Note 2 to our financial statements attached hereto. We believe the following critical accounting policies involve the most significant judgments and estimates used in the preparation of the financial statements.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions, such as the fair value of derivative liabilities, warrant liabilities, and stock options and accruals for clinical trials in process, that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates and presentation.

Revenue Recognition

We recognize revenue when our customers obtain control of the promised goods or services, in an amount that reflects the consideration which we expect to receive in exchange for those goods or services in accordance with the Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 606 (Topic 606, Revenue from Contracts with Customers). To account for arrangements that are within the scope of ASC 606, we perform the following five steps:

1.	identify the contract(s) with a customer;
2.	identify the performance obligations in the contract;
3.	determine the transaction price, including variable consideration, if any;
4.	allocate the transaction price to the performance obligations in the contract; and
5.	recognize revenue when (or as) we satisfy our performance obligations.

We must assess the promises made in the contract with our customer and identify those promises as performance obligations. Generally, performance obligations are clearly stated in the contract with the customer. However, performance obligations can also be implicit in the contract if, when entering into the contract, the promises create a valid expectation on the part of the customer. These promises can be goods to be delivered or services to be performed. We do not have any performance obligations with respect to our current contracts.

We must apply judgement in assessing whether each promised good or service is distinct. If a promised good or service is not distinct, we will combine that good or service with other promised goods or services until we identify a bundle of goods or services that is distinct. We do not have any performance obligations related to warranties.

The transaction price is then determined and allocated to the identified performance obligations in proportion to their estimated fair value, which requires significant judgment. Variable consideration, which is estimated using the expected value method or the most likely amount method, is included in the transaction price only if, in our judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. Examples of variable consideration include discounts, credits, rebates, vendor chargebacks, and sales returns.

For contracts that include development, regulatory, or sales milestone payments, we evaluate whether the milestones are probable of being reached and estimate the amount to be included in the transaction price using the most likely amount method. If it is probable that a significant revenue reversal would not occur, the associated milestone value is included in the transaction price. Milestone payments that are not within our control or the licensee’s control, such as regulatory approvals, are generally not considered probable of being achieved until those approvals are received.

A performance obligation is a promise in a contract to transfer distinct goods or services to our customer. Our performance obligations include commercialization license rights, development services, and future commercial product supply. The consideration we receive in the form of nonrefundable upfront consideration related to the functional intellectual property licenses is recognized when we transfer such license to the customer. In the event the license is combined with other goods or services into one performance obligation, the revenue is recognized over a period of time based on our estimated pattern in which we satisfy the combined performance obligation.

Research and Development Expenses

Research and development expenses are expensed as incurred. Nonrefundable advance payments for goods and services that will be used in future research and development activities are expensed when the service have been performed or when the goods have been received. Costs to acquire technologies, including licenses and asset acquisitions, that are utilized in research and development and that have no alternative future use are expensed when incurred.

At each period end, we evaluate the accrued expense balance related to our research and development activities based upon information received from the suppliers and estimated progress towards completion of the research or development objectives to ensure that the balance is reasonably stated. Such estimates are subject to change as additional information becomes available.

Stock-based Compensation

We have granted stock options to our employees under our Equity Compensation Plan. Stock-based compensation expense from awards granted under our plan is allocated over the required service period over which those stock option awards vest.

The stock option awards are valued at fair value on the date of grant and that fair value is recognized over the requisite service period. The estimated fair value of these stock option awards was determined using the Black-Scholes valuation model on the date of grant. We determined the fair value of our company using a cost accumulation approach and allocated that value to all equity-linked securities (Class A Units and Class B Units). After the 2020 Reorganization, we used the price per share of our common stock sold in the most recent private placement transaction for the stock price.

Significant judgment and estimates were used to estimate the fair value of these awards, as they are not publicly traded. Once our common stock is publicly traded, we will no longer have to estimate the fair value of the common stock, rather we will determine the value based on quoted market prices.

Our estimation of fair value of the awards considered our recent transactions, relevant industry, and comparable public company data. Since, at the time of the grants, we were a non-public entity, the majority of the inputs used to estimate the fair value of our Common Stock option awards are considered level 3 due to their unobservable nature. Each option award is subject to specified vesting schedules and requirements. Stock-based compensation expense is charged to us over the required service period to earn the award which is expected to be up to four years, subject to the achievement of time and event-based vesting requirements.

For the nine months ended September 30, 2021, we incurred stock-based compensation expense related to equity awards totaling $366,450. We did not incur any stock-based compensation expense for the nine months ended September 30, 2020.

For the year ended December 31, 2020, we incurred stock-based compensation expense related to equity awards totaling $406,753. We did not incur any stock-based compensation expense for the year ended December 31, 2019.

We recorded the stock-based compensation expense as research and development and general and administrative expenses in our statement of operations.

Convertible Instruments

We account for hybrid contracts that feature conversion options in accordance with ASC 815 (Topic 815, Derivatives and Hedging Activities), which requires companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments according to certain criteria. The criteria includes circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur, and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

Conversion options that contain variable settlement features such as provisions to adjust the conversion price upon subsequent issuances of equity or equity linked securities at exercise prices more favorable than that featured in the hybrid contract generally result in their bifurcation from the host instrument.

We account for convertible instruments, when we have determined that the embedded conversion options should not be bifurcated from their host instruments, in accordance with ASC 470-20 (Topic 470, Debt with Conversion and Other Options). Under ASC 470-20, we record, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying equity instrument (membership units or common shares) at the commitment date of the note transaction and the effective conversion price embedded in the note. We account for convertible instruments (when we have determined that the embedded conversion options should be bifurcated from their host instruments) in accordance with ASC 815. Under ASC 815, a portion of the proceeds received upon the issuance of the hybrid contract are allocated to the fair value of the derivative. The derivative is subsequently marked to market at each reporting date based on current fair value with the changes in fair value reported in the statement of operations.

Warrant Liability

We account for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 (Topic 480, Distinguishing Liabilities from Equity) and ASC 815 (Topic 815, Derivatives and Hedging). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to our own equity instruments (membership units or common shares) and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of our control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss in our statements of operations.

Quantitative and Qualitative Disclosure About Market Risk

Our primary exposure to market risk is interest expense sensitivity, which is affected by changes in the general level of U.S. interest rates. Historically, we have raised capital through the issuance of equity securities and debt (convertible term notes and promissory notes). As of September 30, 2021 and December 31, 2020, we had long-term debt outstanding, including accrued and unpaid interest, of $526,353 and $512,329, respectively, related to a Small Business Administration loan.

We do not believe that our cash has significant risk of default or illiquidity. While we believe our cash does not contain excessive risk, we cannot provide absolute assurance that in the future our investments will not be subject to adverse changes in market value. In addition, we maintain significant amounts of cash at one or more financial institutions that are in excess of federally insured limits.

We do not participate in any foreign currency hedging activities and we do not have any other derivative financial instruments.

Inflation generally affects us by increasing our cost of labor and clinical trial costs. We do not believe that inflation has had a material effect on our results of operations during the periods presented.

JOBS Act

Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act.

We are in the process of evaluating the benefits of relying on other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, as an “emerging growth company,” we intend to rely on certain exemptions and reduced reporting requirements provided by the JOBS Act, including without limitation, (i) providing an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act and (ii) complying with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, known as the auditor discussion and analysis. We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

COVID-19 and Pandemic

The development of our drug candidates could be disrupted and materially adversely affected in the future by a pandemic, epidemic or outbreak of an infectious disease like the recent outbreak of COVID-19. For example, as a result of measures imposed by the governments in regions affected by COVID-19 businesses and schools have been suspended due to quarantines or “stay at home” orders intended to contain this outbreak. This had a direct impact on our ability to enroll participants in our clinical trial programs. In addition, travel restrictions, stay-in-place orders and other measures imposed by governmental agencies and health organizations to prevent the spread of COVID-19 and protect the citizenry, have had an adverse impact on the flow of goods and services between nations. The supply disruptions have resulted in shortages of goods and materials. This could also impact our ability to produce the products we need to conduct our clinical trials. In addition, these measures have resulted in delays to the regulatory process, which may also have an adverse impact on our business. We are still assessing our business plans and the impact COVID-19 may have on our ability to advance the development of our drug candidates or to raise financing to support the development of our drug candidates, we cannot assure you that we will be able to avoid part or all of any impact from the spread of COVID-19 or its consequences, including downturns in business sentiment generally or in our sector in particular.

BUSINESS

COMPANY OVERVIEW

We are a clinical stage, specialty pharmaceutical company focused on developing drug candidates for “orphan” oncology indications that potentially address areas of high unmet medical need in the treatment of cancer. Our strategy is to acquire late-stage compounds to pursue a lower cost and accelerated development pathway. By definition, late-stage compounds on average have lower development risk and shorter development timelines compared to early-stage compounds, and thus tthis strategy is intended to reduce overall clinical development risks and timelines and potentially deliver valuable products in areas of high unmet medical needs.  By unmet medical needs, we mean indications with a poor prognosis and low five year survival.

We leverage our considerable industry experience, oncology therapeutics knowledge and development expertise to identify, develop and commercialize product candidates that we believe have strong market potential and that can fulfill unmet medical needs in the treatment of cancer. Our highly experienced pharmaceutical business and drug development leadership team provides a significant competitive advantage in designing highly efficient clinical programs. Our substantial intellectual property and “orphan drug designations” in the United States and Europe maximizes market exclusivity.

Figure 1. Schematic presentation of conjugated molecule of glufosfamide

Our lead drug candidate glufosfamide is in development for pancreatic cancer. Although an orphan disease, pancreatic cancer is the third leading cause of cancer deaths in the United States with an estimated 48,000 people dying from pancreatic cancer in the United States in 2021 according to the American Cancer Society publication, Cancer Facts & Figures 2021. Glufosfamide is an analog of a widely used chemotherapeutic (ifosfamide) but has been engineered to target cancer cells. Chemically, glufosfamide is a glucose-conjugated molecule, meaning glucose is chemically bound to an active chemotherapeutic agent (See Figure 1.). Several types of cancer, including pancreatic cancer, are more metabolically active than normal cells, requiring glucose as an energy source to fuel cell growth and division. These metabolically active cancers take up the glucose-conjugated glufosfamide, concentrating the active chemotherapeutic agent in cancer cells relative to normal tissue. In this way, glufosfamide targets cancer cells while reducing toxicity to normal cells.

Glufosfamide has been evaluated in more than 450 patients in multiple clinical studies conducted by prior sponsors. In a prior Phase III clinical trial conducted by Threshold, patients taking glufosfamide experienced a 35% improvement in median survival compared to the control group (p<.05), in a subset of 260 patients having excluded insulin-taking diabetic patients. It is this key finding which is the basis for our ongoing pivotal Phase III study. This new Phase III study is evaluating glufosfamide in “second-line” treatment of non-insulin taking pancreatic cancer patients and is proceeding under an SPA Agreement letter in which the FDA agreed that the study will support approval if conducted according to the protocol and the results meet the conditions of the statistical analysis plan. Second-line treatment refers to treatment after failure or disease progression with primary or “first-line” therapy. We anticipate filing an NDA for glufosfamide with the FDA in 2024.

Our inhaled lipid-complexed cisplatin drug candidate is in development for lung cancer and pediatric bone cancer (osteosarcoma). ILC was designed to deliver high levels of sustained release cisplatin targeted to the lung, without systemic-related toxicities. ILC has been evaluated in 87 patients in four clinical studies, with evidence of activity in lung cancer and pulmonary metastases of osteosarcoma. Lung cancer is the leading cause of cancer death in the United States and worldwide. In conjunction with a partner in Asia, we plan to begin a Phase III controlled trial of ILC in first half of 2022 for lung cancer. In the trial, patients with SCLC will receive standard of care systemic chemotherapy, then randomized to either the control group or to ILC provided as maintenance therapy for up to nine months. Initial data read-out is expected in 2024. We intend to develop ILC for NSCLC as well, depending on the results from the SCLC study.

In pediatric osteosarcoma, about 450 new cases are diagnosed in the United States each year and approximately 35% of patients fail first-line therapy, mostly with metastatic recurrence only in the lungs, and with poor prognosis (five-year survival of such patients is less than 25%), according to published reports in The Journal of Clinical Oncology and Pediatric Drugs. By targeting the treatment and prevention of such pulmonary recurrences, ILC is potentially the first lifesaving breakthrough in the treatment of osteosarcoma in more than a generation. In 2017, we completed a Phase II trial of ILC in patients with osteosarcoma to evaluate the efficacy of ILC for delaying or preventing pulmonary recurrences of osteosarcoma. In 2023, we plan to initiate a pivotal Phase II/III trial in osteosarcoma.

Brain cancer occurs in more than 24,000 Americans annually, resulting in more than 18,000 deaths. Worldwide, incidence is more than 295,000 cases leading to 240,000 deaths each year. DBD has been evaluated in multiple clinical trials and has shown evidence of activity in several indications including brain cancer. We plan to initiate a bridging clinical trial in 2022 and a pivotal Phase III clinical trial in 2022/23 for brain cancer. We plan to file NDA for DBD with the FDA in 2025.

Multiple patents have been issued or are pending for glufosfamide, ILC, and DBD. (See Intellectual Property below.) All three drugs have received an Orphan Drug Designation by the FDA and glufosfamide and ILC have also received an Orphan Drug Designation from the EMA. Orphan Drug Designation qualifies us for several benefits, including a 7-year period of marketing exclusivity upon regulatory approval in the United States and 10 years in European Union member countries.

MARKET OPPORTUNITY

Oncology drugs are the largest segment in the $1 trillion worldwide pharmaceutical market.  The global market for cancer drugs was nearly $167 billion in 2020 and is expected to reach $311 billion by 2026. Glufosfamide is in development initially for the treatment of pancreatic cancer.  With more than 337,000 new cases of pancreatic cancer each year worldwide, including more than 60,000 new cases in the United States,  we believe glufosfamide’s market potential in this indication alone exceeds $2 billion annually worldwide.  ILC is currently in development for lung cancer and pediatric osteosarcoma.  Lung cancer is the world’s leading cause of cancer death, with approximately 2.1 million new cases each year, including 235,000 in the United States, representing a worldwide market opportunity exceeding $10 billion annually in our view.  Pediatric bone cancer is uncommon, with only about 450 new cases each year in the United States, but still represents by our estimates a $300 million annual revenue worldwide market opportunity. DBD may ultimately be used in several indications including cervical cancer and cancers which metastasize to the brain and is currently in development for brain cancer (glioblastoma).  Approximately 290,000 new cases of brain cancer and cancer of the nervous system   occur annually in the world, including approximately 24,500  cases each year in the United States.  Annual revenue potential for this indication alone, in our estimation, will exceed $3 billion for the major markets. (See Table 2 below.)

Table 2. Market Opportunity Major Markets
	Pancreatic Cancer 2nd- Line Treatment	Lung Cancer[1]	Pediatric Osteosarcoma	Brain Cancer
New cases (major markets)
United States of America	25,500	235,000	450	24,500
Europe (EU-27)	39,500	309,000	600	43,100
Japan	16,500	95,000	150	5,510

Revenue Potential[1] (major markets, total, annually)	> $ 2 billion	> $ 10 billion	> $ 300 million	> $ 3 billion
[1]: All lung cancers, including SCLC. [2]. Eleison estimate.

OUR STRATEGY

Our over-all revenue strategy is to generate future revenues in the United States primarily from drug product sales; and outside the United States, to generate future revenues primarily from royalties and other license fees paid to us from marketing partners.

To generate such revenues, our strategy is to continue to acquire and develop a portfolio of late-stage clinical development drugs targeting orphan cancer indications.  Late-stage programs, in Phase II or Phase III of development have already generated significant clinical and non-clinical data and allow us to benefit from the substantial investment of the previous sponsor-licensors.  Additional investment to develop these drug candidates can potentially lead to swifter approval and their clinical application.  Upon approval, we will continually evaluate the economics of marketing our own products versus licensing and other third-party arrangements for marketing and distribution in the United States.  In other markets, our strategy is to seek marketing and distribution partners for our products.  To date, we have secured marketing partners in South Korea and Israel for glufosfamide, and in China for ILC.

In addition, our strategy includes the following:

●	Advance our current product candidates, through clinical development towards regulatory approval.

●	Evaluate opportunities to accelerate our development timelines and enhance the commercial potential of our current and future candidates.

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Rely on our management team’s deep knowledge and experience in the biopharmaceutical industry to selectively acquire, develop and commercialize candidates that we feel have a high probability of reaching commercialization.

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Focus our candidate acquisition and development activities on rare life-threatening therapies that our management determines will, following commercialization, be able to generate substantial revenues from the proposed targeted markets.

●	Acquire and develop candidates that are in late clinical trials (i.e., Phase II or Phase III) to reduce development activities and timelines, required resources, and to lower risk exposure, compared to early stage candidates

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Continue to focus our candidate selections on drugs for the treatment of orphan diseases, which may provide us with favorable governmental treatment including potential tax credits, FDA user fee waivers, and market exclusivity following FDA approval.

●	Rely on management’s experience in designing and implementing clinical studies and trials for our candidates resulting in greater time and resource efficiencies.

●	Rely on third parties to perform certain activities relating to the development and future commercialization activities including research and performing and monitoring our clinical trials.

●	Continue to expand our candidate portfolio that meet our other strategy criteria to reduce our risk exposure on a single or few compounds.

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Continue to conserve available funds by negotiating in-license (or purchase) agreements with favorable up-front payments to add new product candidates to our portfolio and by seeking out-licensing partnership in selected territories and countries to share development costs.

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Our general regulatory strategy is to pursue the fastest pathway to approval of our candidate with the highest probability of success, regardless of patient population (i.e., market size).  We will work closely and cooperatively with the FDA at every stage of development, and in post approval.  We will take full advantage of the services and assistance offered through the FDA’s Office of Orphan Products Development and the FDA’s small business program.

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Because the in-licensed candidates are active or recently active programs, specific development expertise and resources may be available from the licensor.  We will seek access to the most capable of the licensor’s internal and external (e.g., CROs) resources to supplement our internal product development teams.  Exploiting these existing resources is a key element of our strategy to minimize development timetables and cost.

COMPANY MILESTONES

As we progress our business plan, we currently expect to achieve several product development, regulatory and business milestones that will signal our maturation. We believe the following drug development milestones will be achieved in the next 18-24 months assuming our receipt of approximately $_______ of net proceeds from this offering:

●	Complete enrollment of the on-going 480 patient pivotal Phase III trial of glufosfamide for second-line pancreatic cancer;

●	Initiation of Phase III trial of ILC for the first-line (maintenance) treatment of lung cancer; and

●	Initiation of a pivotal Phase III trial of DBD for brain cancer.

PRODUCT DEVELOPMENT

We currently have a diversified portfolio product candidates at different stages of development to address important unmet medical needs in oncology therapeutics.

Following is a brief overview of our lead product candidates in development.

Table 3: Product Candidates and Drug Development Status

Drug Candidate	Indication	Market Size(1)	Current Development Status	Fwd. 12-24 mos. Development Status(2)	Development Notes
Glufosfamide	Pancreatic Cancer (second-line treatment)	>$2 B	PIII	PIII/NDA	♦ Currently enrolling patients at multiple clinical sites in the USA ♦ Completion of study expected in 2023
ILC	Lung Cancer(3)	>$10 B	PII	PIII	♦ Prior sponsor completed PII studies for lung cancer, including bronchioalveolar cancer ♦ New PIII study expected to commence in 2022
ILC	Pediatric Bone Cancer (osteosarcoma)	>$300 M	PII	PII/PIII	♦ PII completed in 2017 ♦ PII/PIII expected to commence in 2023
DBD	Brain Cancer (e.g., glioblastoma)	>$3 B	PIII ready (after completion of bridging study)	PIII	♦ Evaluated in multiple studies, including brain cancer, cervical cancer and breast cancer ♦ New PIII study expected to commence in 2022/23

PI = Phase 1; PII = Phase 2; PIII = Phase 3;

(1)         Company estimates, major markets potential annual revenue (USA, EU, Japan); M=millions, B=billions.

(2)         Drug development, regulatory submission and regulatory approval, can vary considerably and are subject to availability of funding.

(3)         Market size estimate is for all lung cancers, although initial target indication for FDA approval is SCLC.

Source: Eleison Pharmaceuticals Inc.

GLUFOSFAMIDE

Pursuant to a license agreement, dated October 14, 2009, with Threshold, we acquired exclusive worldwide rights to glufosfamide, a Phase III pancreatic cancer drug candidate. Glufosfamide is an analog of a widely used chemotherapeutic agent (ifosfamide) but designed to have greater specificity and a better safety profile. It has been evaluated in more than 450 patients in multiple clinical studies conducted by prior sponsors including Threshold. Data from a previous Threshold Phase III trial indicated a 25% improvement in median survival in a very difficult to treat indication, 2nd line pancreatic cancer, although the study size and trial design was insufficient to prove statistical significance.

Although glufosfamide has shown clinical activity in a number of cancer types (including colon, breast, gall bladder, soft tissue), we are initially developing glufosfamide for pancreatic cancer. The American Cancer Society estimates more than 60,000 Americans are diagnosed with pancreatic cancer annually. It is a grim prognosis, with a five-year survival rate of only 5%, and accounted for an estimated 48,000 deaths in 2021 in the United States. The annual incidence in the European Union is approximately 80,000. Most patients present with metastatic disease and are not surgical candidates. Standard first-line therapy for most patients consists of gemcitabine chemotherapy alone or in combination with other agents (e.g., Abraxane, or erlotinib). Unfortunately, many patients experience little or no benefit, and among responders, nearly all experience progressive disease in a few months. Currently, there are several options for second-line treatment, but there is no one standard of care for second-line treatment. Typically, patients will receive one or a combination of chemotherapy regimens as best decided by the treating physician and the patient. Patients receiving gemcitabine or gemcitabine plus Abraxane first-line, will typically receive one or two of the following: oxaliplatin, capecitabine, irinotecan, 5-FU (with or without leucovorin), paclitaxel, and others. There are however no drugs approved as mono-therapy for second-line pancreatic cancer and only one therapeutic approved for second-line combination use in pancreatic cancer, a liposomal form of irinotecan. Thus, there is an obvious clinical need as published by the American Society of Clinical Oncology: “There is a significant proportion of advanced pancreatic cancer patients who progress on gemcitabine that remain fit and these patients are candidates for second-line treatment.” An estimated one-half of pancreatic cancer patients are second-line eligible, or approximately 30,000 patients annually in the United States of America. Based on the published literature, we estimate approximately 15% of pancreatic cancer patients require insulin. Given the lack of potential activity of glufosfamide with patients receiving insulin, we estimate approximately 25,500 patients are potentially eligible annually for treatment with glufosfamide in the United States.

Background

Glufosfamide (ß-D-glucose-IPM), although chemically similar to the widely prescribed anti-cancer therapeutic ifosfamide, is a novel cytotoxic (cell-killing) agent in which isophosphoramide mustard (IPM) is glycosidically linked to b-D-glucose. The active IPM is released by intracellular glucosidases after active transport across the cell membrane through a sodium/glucose cotransporter and possibly other glucose transporters. (Figure 2 below.)

Figure 2. Schematic presentation of the mode of action of glufosfamide

Malignant cells use glucose at a much higher rate than normal cells and express higher levels of glucose transporters, which may lead to preferential uptake of glufosfamide by malignant cells. Glufosfamide metabolism does not result in the production of the toxic compound acrolein, which has been shown to cause hemorrhagic cystitis in patients treated with ifosfamide. We believe that these observations make glufosfamide an attractive candidate for clinical development. Glufosfamide is chemically classified an oxazaphosphorine, a class of cytotoxic agents with major experimental and clinical antitumor activity. Cyclophosphamide and its synthetic analog ifosfamide are examples of two widely used agents in this class of drugs.

The comparison of glufosfamide with ifosfamide shows, that although both drugs share the ultimate cytotoxic portion of the molecules known as IPM, there are important differences concerning their biotransformation and cellular uptake. In contrast to ifosfamide, preclinical research indicated glufosfamide is taken into cells by a sodium/glucose cotransporter and is then cleaved by specific glucosidases to release the active metabolite, IPM. These two mechanisms account for a specific tissue distribution difference between glufosfamide and ifosfamide, which may result in differences in the antitumor spectrum as well as in the toxicity profile of the two agents. Inhibitors of transmembrane glucose transport, like phlorizin and phloretin, inhibit the cytostatic action of glufosfamide.

Figure 3. Metabolism of Glufosfamide vs. Ifosfamide

Preclinical research conducted by a prior sponsor revealed an important difference between glufosfamide and ifosfamide is biotransformation. While ifosfamide undergoes a complex metabolic processing with formation of toxic metabolites, the metabolic activation of glufosfamide by intracellular glucosidases is not accompanied by the release of the toxic metabolite acrolein, which is liberated by spontaneous β-elimination from the open ring tautomer of 4-hydroxyifosfamide, i.e., aldo-ifosfamide. (See Figure 3 above.) Moreover, the amount of metabolically generated toxic chloroacetaldehyde after administration of glufosfamide is only a small fraction of the amount generated after administration of ifosfamide. Therefore, the structure of the glufosfamide molecule is expected to combine two major advantages:

1.	potentially less toxic metabolites; and

2.	tumor targeting through the glucose portion of the glufosfamide molecule to rapidly proliferating tumor cells with increased glucose consumption compared to normal cells.

Nonclinical Studies with Glufosfamide

Glufosfamide showed evidence of anti-cancer activity in pre-clinical research conducted by prior sponsors, however, pre-clinical studies are not always predictive of clinical activity.

A panel of twenty-six human tumor xenografts in nude mice (i.e., human tumors transplanted into mice) was used to characterize the possible spectrum of potential clinical antitumor activity of glufosfamide. The panel included eleven tumor types (bladder, colon, head and neck, liver, lung, breast, ovarian, pancreas, and renal carcinomas, sarcomas, and melanomas) that were selected regarding their different sensitivities to ifosfamide or cyclophosphamide. Glufosfamide showed antitumor activity in all tested breast (4/4), lung (4/4), small cell (2/2) and non-small cell lung carcinomas (2/2), and all melanomas (3/3). Additionally, the duration of complete remission in breast cancer was longer in mice treated with glufosfamide than in mice treated with ifosfamide. In addition, one of two tested tumors of the following tumor types responded: cancers of the bladder, colon, ovary and pancreas. One of three renal carcinomas was sensitive.

In various preclinical in vitro assay systems, including colony formation assay and capillary soft agar cloning systems, glufosfamide exerted marked cytotoxic activity on established animal and human tumor cell lines as well as on fresh tumor explants. In in vivo models, including xenotransplanted fresh human tumors to nude mice, glufosfamide showed dose dependent antitumor activity in breast cancer, small and non-small cell lung cancer, melanoma, and others.

Clinical Studies with Glufosfamide

Phase II Studies

Five initial Phase II studies were performed by a prior sponsor for several different indications, including pancreatic cancer, non-small cell lung cancer, colon cancer, breast cancer, and glioblastoma multiforme. In all studies except the glioblastoma multiforme trial, responses were observed. Furthermore, several patients experienced disease stabilization while on treatment. In the pancreatic cancer trial, the survival time was comparable with that reported for gemcitabine monotherapy.

Four additional Phase II studies were completed by Threshold, all conducted under U.S. IND #068281. The first of these, TH-CR-301, was designed as a Phase I study in multiple solid tumors, with a Phase II portion which enrolled only pancreatic cancer patients. The final efficacy and safety data for this study were presented at ECCO 2007. This was a multi-national, (United States and Brazil) single-arm, open-label Phase I/2 trial of glufosfamide in combination with gemcitabine. The Phase I data indicate that full dose glufosfamide (4500 mg/m2) can be given safely in combination with gemcitabine. In the Phase II component of the study, 29 patients were treated, of which 28 patients with pancreatic adenocarcinoma previously untreated with chemotherapy were included in the efficacy summary. The primary study endpoint was tumor response, and secondary endpoints included overall survival and progression free survival. Overall, six of twenty-eight patients (21%; 95% confidence interval or CI: 8-41%) achieved a partial response including one unconfirmed partial response. Median duration of confirmed responses was 8.4 months. In addition, eleven of twenty-eight patients (39%) experienced stable disease (duration 1.2+ to 12.6+ months). Five patients experienced drug related serious adverse events, including renal toxicity, vomiting, and nausea.

Three additional open-label Phase II studies were conducted to evaluate the safety and efficacy of glufosfamide in each of ovarian cancer, SCLC, and advanced soft tissue sarcoma. A total of 63 patients were enrolled in the United States, Russia, and Ukraine. The primary endpoint in ovarian cancer study was CA-125, an ovarian cancer biomarker, and secondary endpoints included tumor response and survival.  The primary endpoint in the SCLC and sarcoma studies was tumor response and secondary endpoints included survival. In aggregate, several patients experienced a confirmed partial response or had a best response of stable disease.  Eight patients experienced a drug related serious adverse event including renal toxicity, vomiting, and nausea.

Results of phase II trials are not necessarily indicative of results that can be expected from larger patient populations in multi-center Phase III clinical trials.

Prior Sponsor Phase III Study (Threshold)

A Phase III study of glufosfamide in second-line pancreatic cancer (TH-CR-302) was conducted by Threshold with the final efficacy and safety data presented at ECCO 2007. In this multi-national, (United States, Mexico, Brazil, Russia, Ukraine, Hungary and India) randomized, open-label Phase III trial, 303 patients with metastatic pancreatic cancer who had relapsed after standard gemcitabine-containing systemic chemotherapy were randomized to receive glufosfamide every three weeks plus BSC (n=148) or BSC alone (n=155). Glufosfamide was administered intravenously over six hours on the first day of every 3-week cycle. The primary efficacy comparison of overall survival was based on 261 deaths and did not reach statistical significance (p=0.19); the hazard ratio of glufosfamide to BSC was 0.85 (95% confidence interval of 0.66 to 1.08). The median survival of patients on the glufosfamide arm was 105 days (3.45 months) versus 84 days (2.76 months) for the patients on the BSC arm. Secondary study endpoints included progression free survival and tumor response.  Three responses were documented in the glufosfamide arm and one response was documented on the BSC arm.

Given the structure of glufosfamide, glucose conjugated to IPM, glufosfamide activity was investigated in non-diabetic patients and in diabetic patients and in subgroups of diabetics based on their concomitant medications. The effect of glufosfamide was most evident in patients without a history of diabetes with a hazard ratio of 0.78; but within the diabetic subgroup, the eighteen patients on insulin did poorly.

No new or unexpected safety signals were observed. Adverse events, including renal toxicity and hematologic toxicity, were similar to those observed in previous clinical trials of glufosfamide. Fourteen patients experienced drug-related serious adverse events, including renal toxicity, nausea, and vomiting. Most patients (approximately 93%) died from progressive pancreatic cancer.

Rationale for the current Phase III study

Analysis of the results from the prior Threshold Phase III study revealed a subpopulation in which glufosfamide treatment was associated with a shortened survival compared to Best Supportive Care, diabetic patients treated with insulin. This was a large group (43/303 patients, half treated, half in the control group), and the result was significant. (See survival curves in Figure 4 below.)

Figure 4: Survival curves of insulin treated diabetic patients, glufosfamide arm vs. control group, in prior sponsor Phase III trial (n=40)

Approximately 15% of pancreatic cancer patients are insulin taking diabetics, as the incidence of type 2 diabetics is typical of this aged population, and sometimes due to impairment of the pancreas from surgical treatment of the cancer. When the insulin treated group is excluded from the prior Threshold Phase III study, then in the remaining 260 patients, glufosfamide treatment was associated with a statistically significant and clinically meaningful survival benefit compared to Best Supportive Care. (See Figure 5 below.)

Figure 5: Survival curves of patients in prior sponsor Phase III trial, excluding insulin treated diabetic patients, glufosfamide arm vs. control group (n=246)

Glufosfamide is a glucose-conjugated prodrug of isophosphoramide mustard.That is, as a “prodrug” glufosfamide is itself not pharmacologically active, but once administered, glufosfamide is metabolized within the body to generate and release isophosphoramide mustard, the chemical portion of the glufosfamide molecule known to kill cancer cells. The glucose portion of the glufosfamide molecule facilitates preferential uptake into metabolically active tumors. Pancreatic adenocarcinomas in particular have high glucose uptake and this is the reason they are detected by 18FDG-PET scans (18FDG is a labeled glucose that can be imaged by PET). These tumors will not take up the L-glucose isomer, only the D-glucose. Glufosfamide has this D-glucose isomer; preclinical experiments showed that the isophosphoramide prodrug made from the L-glucose isomer was not preferentially taken up by tumors and lacked the anticancer properties of glufosfamide.

The diabetic state, hyperglycemia, and insulin are all important factors that alter glucose transport and glufosfamide distribution. The principal function of insulin is to up-regulate glucose transport primarily in skeletal muscle and adipose tissue resulting in the uptake of glucose from blood plasma into those tissues. Illustrating this effect, morning doses of insulin disrupt 18FDG-PET scans as can high glucose levels; metastases are not detected because insulin redirects glucose (or 18FDG, or glufosfamide) elsewhere, into adipose tissues and muscle. Similarly, we believe insulin disrupts glufosfamide uptake by tumors.

Like glucose, the uptake of glucose-conjugated glufosfamide at the cellular level is accomplished via glucose transporters. Glucose and glufosfamide transport and biodistribution are affected by diabetic status and mediated by insulin. Insulin taking diabetic patients in the prior study had reduced uptake of glufosfamide by the pancreatic cancer tumors and received no clinical benefit from glufosfamide, experiencing shortened survival compared to non-insulin taking patients. Our ongoing glufosfamide Phase III trial protocol is based on this exclusion of insulin treated patients, and we have received an Agreement Letter from the FDA under the SPA process, which provides that this study will support approval of glufosfamide if the results meet the conditions of the protocol statistical analysis plan.

Development Status

We have commenced enrolling patients in a Phase III second-line, multi-center, multi-national, randomized, open-label study designed to evaluate the efficacy and safety of glufosfamide as compared with fluorouracil (5-FU). The primary endpoint is overall survival compared with (5-FU). Approximately 480 patients at least 18 years of age with metastatic pancreatic adenocarcinoma previously treated with gemcitabine and who are not insulin-taking diabetics will be enrolled. This study will be a global trial performed at approximately 80-100 investigational sites. Patients will remain on study therapy until disease progression or prohibitive toxicity occurs. Maximum treatment duration will be 36 weeks. Patients who have not progressed at this time may be permitted to continue therapy on a case-by-case basis at the Investigator’s discretion if considered in the best interests of the patient. All patients will be followed regularly until disease progression or for up to 36 weeks and then will be followed for survival at three-month intervals. Patients in the 5-FU arm may not crossover to glufosfamide treatment. Additional information about this study is available at http://www.clinicaltrials.gov/ct2/show/study/NCT01954992. Glufosfamide will be administered intravenously over six hours every three weeks. In the comparator arm, fluorouracil (5-FU) will be administered as an intravenous push or short infusion (maximum 30 minutes) every week or longer-term infusion (24-46 hours) every two weeks. At present, we project enrollment to be completed in 2023. We currently plan to file an NDA in 2024, assuming resulting data from our above Phase III clinical trials support a filing.

Market Opportunity

Pancreatic cancer is the third leading cause of cancer death in the United States according to the American Cancer Society, with an estimated 48,000 deaths in 2021 and more than 60,000 new cases. An estimated 337,000 persons are diagnosed with pancreatic cancer each year on a worldwide basis which we believe represents a worldwide market opportunity exceeding $2 billion annually for glufosfamide in the treatment of pancreatic cancer. Glufosfamide, because of its glucose conjugation with ifosforamide mustard, is most efficacious for cancer types that are the most metabolically active such as pancreatic cancer. Other cancer types that are also highly metabolically active include colon cancer, gastric cancer, gall bladder cancer, soft tissue sarcomas, and melanoma. Furthermore, ifosfamide, which is an analog of glufosfamide and a prodrug of ifosforamide mustard, is widely used globally for a variety of cancers, including lung cancer, bladder cancer, ovarian cancer, testicular cancer, and others. Glufosfamide, however, if far less toxic than ifosfamide and potentially more efficacious. Therefore, if after receiving regulatory approval for the second-line treatment of pancreatic cancer, Eleison intends to seek regulatory approval for (i) other metabolically active cancer types, (ii) cancers widely treated with ifosfamide and (iii) the first-line treatment of pancreatic cancer. Eleison anticipates significant off-label use of glufosfamide in advance of receiving any such regulatory approvals. New approved indications and/or off-label use increases the patient population for glufosfamide and peak revenue potential.

INHALED LIPID-COMPLEXED CISPLATIN

Pursuant to a license agreement, dated February 1, 2011, between us and Insmed, we acquired worldwide rights to ILC from Insmed. ILC, a nanoscale lipid-complexed chemotherapeutic, was designed to deliver high levels of sustained release cisplatin targeted to the lung, with minimal systemic-related toxicities. ILC has been evaluated in several clinical studies conducted by Insmed including Phase 1 and Phase II studies in lung cancer, and a Phase II study of relapsed osteosarcoma patients, all of which indicated evidence of activity. We completed our own Phase II study of relapsed pediatric osteosarcoma patients in 2017, which also indicated evidence of activity. Its further evaluation and potential clinical application is supported by clinical investigators at leading U.S. academic and medical research institutions.

ILC technology is designed to offer three unique advantages in the treatment of lung disease over other existing inhalation therapies:

1.	the ability to attain a prolonged therapeutic effect of a drug in the lung by sustained release;

2.	the ability to target and enhance the uptake of the drug into the site of diseased cells; and

3.	the ability to reduce systemic toxicities.

ILC administered by inhalation may be effective for the treatment of certain lung cancers that can be reached by an inhaled chemotherapeutic agent. These lung cancers include SCLC, NSCLC, bronchoalveolar carcinoma (a subtype of NSCLC), lymphangitic carcinomatosis, and metastatic disease to the lung.

We believe that the unique characteristics of ILC could provide benefit to patients with non-metastatic SCLC and NSCLC in conjunction (as maintenance therapy) with first-line standard of care systemic chemotherapy to delay or prevent recurrence. Osteosarcoma patients with local (bone) disease may similarly benefit, as well as patients with pulmonary metastases at diagnosis, as palliative therapy for pulmonary metastases not amenable to complete resection surgically, or in combination with metastectomy to prevent or delay subsequent recurrences. Targeting of the lung with prolonged higher levels of cisplatin than can be achieved systemically could overcome relative cisplatin resistance and offer patients a prolonged disease-free interval or long-term survival.

In addition to SCLC and NSCLC, some cancer types which metastasize to the lung are historically sensitive to cisplatin and may be appropriate for treatment with ILC. Osteosarcoma, one of the most common primary bone tumors, metastasizes preferentially to the lung. Radiologic evidence of metastatic tumor is found in 12% of patients at diagnosis; 87% of metastatic disease is in the lungs. First-line treatment of osteosarcoma patients typically consists of surgery and systemic chemotherapy. The advent thirty years ago of adjuvant and neoadjuvant chemotherapy in the treatment of primary osteosarcoma had a remarkable impact on five-year survival increasing it from approximately 10% to 75% percent, but has improved little since, according to leading clinical investigators Jaffe, Chou, and others as reported in Pediatric Drugs and Pediatric and Adolescent Osteosarcoma. Nearly all patients respond favorably to first-line treatment, but over time approximately 30% of patients experience a recurrence. When osteosarcoma recurs, 81% of patients have pulmonary metastases. Five-year survival for patients with a recurrence is very poor, less than 25%, according to the COSS study reported by the Journal of Clinical Oncology.

Background

Cisplatin (cis-diamminedichloroplatinum) is a well-known cytotoxic agent used in the treatment of metastatic tumors of the testes and ovaries. It is also active against other solid tumors, including those of the head and neck, bladder, and prostate. Cisplatin and its analog carboplatin are the cornerstones of the standard treatment protocol of SCLC and NSCLC. Cisplatin is used as first-line systemic chemotherapy in the treatment of osteosarcoma. Cisplatin has been available commercially since 1988 for intravenous administration, and like other chemotherapeutics is associated with multiple side effects. The most serious potential toxicities include damage to the kidneys, suppression of white blood cell count, hearing loss, and nerve damage. Other possible side effects include nausea and vomiting, anemia, allergic reaction, and others. Compared with other commonly used anticancer chemotherapeutic agents like doxorubicin, however, cisplatin rarely causes vesicant toxicity (chemical blistering) at the site of intravenous infusion or direct contact with the skin. In addition, cisplatin also very rarely causes mucositis when administered at the commonly used therapeutic doses. These findings suggest a smaller risk of direct toxicity to the bronchial epithelium and oral mucosa with cisplatin than with other chemotherapeutic agents when using aerosol inhalation as the route of drug delivery.

Liposomes/lipid-complexes are assemblies of amphipathic (i.e., having both hydrophobic and hydrophilic properties) lipid molecules in closed bilayer membranes, much like biological cell membranes, that can entrap material in an aqueous core or associate molecules with the lipid structure. Because they can be composed of naturally occurring lipids or close analogs, they are generally biodegradable and nontoxic. Even very high lipid concentrations can be administered to the lung in some cases. Liposomes/lipid-complexes can be prepared in size ranges that are ideal for administration by various routes and for uptake into cells if necessary. Liposomes and lipid-complexes also greatly modify pharmacokinetics, often leading to slow or sustained release of drugs. In a lipid-complex/liposome drug delivery system, a bioactive agent is entrapped in the lipid and then administered. Liposomal formulations have been prepared for a number of drugs, and in some cases it has been shown that the inhaled liposomal drug experiences a longer residence half-life in the lung than the free drug (non-liposomal) form.

The general observations for lipid formulations of drugs are long retention times of drug in the lung and low toxicity, notably for drugs known to have toxicities association with significant systemic levels. We expect ILC to follow this profile and have sustained release of cisplatin in the lung, decreased systemic exposure and therefore attenuated systemic toxicity and minimal direct toxicity to the bronchial epithelium. The lipid components of ILC are biocompatible with the lung and are naturally occurring constituents of lung tissue.

Preclinical Studies

Both in vitro and in vivo cell line studies have been conducted by the prior sponsor Insmed as have studies in rats and mice. The data demonstrate that low doses of cisplatin in the ILC formulation provide prolonged drug levels in the lung, eliminate nephrotoxicity encountered with systemic cisplatin administration, and are efficacious against cancer cells.

The in vivo pharmacokinetics of ILC compared with free cisplatin was assessed in rats. Twenty-four hours after administration, a greater than two-fold higher level of platinum from ILC was observed in the lungs than observed for free cisplatin. No appreciable accumulation was observed in the kidneys using ILC. The data demonstrated the pulmonary depot effect, and the kidney-sparing properties of ILC. The in vivo antitumor activity of ILC, as compared to cisplatin, was assessed in mice. It was concluded that at the optimal dose, cisplatin and ILC had similar antitumor activity. These preclinical studies are preliminary and may not be indicative of the effects of ILC on humans. There can be no assurance that ILC will be proven effective in providing prolonged therapeutic effect in human lungs or reduction of systemic toxicities.

Clinical Studies

ILC has been evaluated in four clinical studies, three of which were conducted by Insmed and by us from 2013-2017, which was a Phase II study. The three prior sponsor studies included 1) Phase I safety and dose-finding study of end-stage lung cancer patients, 2) Phase II study of NSCLC patients of the bronchioalveolar subtype, and 3) Phase Ib/Iia study of patients with pulmonary metastases of osteosarcoma. In these prior studies ILC was evaluated as monotherapy and not in combination with systemic parenteral chemotherapy or as maintenance therapy after systemic chemotherapy. The key findings of these prior sponsor clinical studies include:

●	ILC was well-tolerated, with no indication of systemic toxicities common to IV cisplatin (cisplatin delivering through intravenous injection) and with limited local toxicity;

●	ILC was only modestly efficacious in patients with existing pulmonary tumor burden when administered as monotherapy; and

●	ILC appeared to be most beneficial for patients treated adjuvant to surgery.

In the three prior sponsor studies enrolling a total of 43 patients, there was no indication of systemic toxicity commonly associated with IV administration of cisplatin, such as bone marrow suppression, neuropathy, and nephropathy.  A total of nine patients experienced drug related severe adverse events from local toxicities, including shortness of breath, decreased pulmonary function, coughing, and wheezing.

The preceding Phase Ib/Iia study of patients with pulmonary metastases of pediatric osteosarcoma conducted by the prior sponsor (19 patients total) showed ILC’s best activity was in a subset of the patient population: 2 patients (out of 3 patients) received ILC after metastectomies removed all macroscopic disease from the lungs, and in one additional patient with diffuse micronodular disease with ten target lesions treated with only ILC (no additional surgery or chemo) who was still alive and disease-free more than five years later. The aforementioned two patients were in surgical remission after metastectomies but were at very high risk of pulmonary relapse based on historical controls. Nevertheless, the two patients remained disease-free for more than a year on study. One of the two patients experienced a bony recurrence post-study and ultimately died, the other patient has been lost to follow-up but is presumed by the clinical investigator to be living disease-free more than five years later. These data are consistent with, or support, the activity of ILC and its potential to address unmet clinical needs in this indication.

The clinical investigators, leading osteosarcoma experts at Montefiore Children’s Hospital and Memorial Sloan Kettering Cancer Center, concluded “this study suggests there may be activity in those patients with limited pulmonary disease, and further study is warranted in this subgroup of patients” (reported at 2017 American Society of Clinical Oncology (ASCO) conference, poster by Chou and others).

Development Status

In 2017 we completed a Phase II study, limited to a specific subset of patients to evaluate ILC’s efficacy in pediatric osteosarcoma. Additional details on the study are available at: http://www.clinicaltrials.gov/ct2/show/NCT01650090. The study involved notable osteosarcoma clinical investigators at leading academic and medical research centers including Memorial Sloan Kettering, Montefiore Children’s Hospital, Moffitt Cancer Center, Mayo Clinic, Children’s Hospital of Los Angeles, and others.  This study commenced in 2013.

Since osteosarcoma is a rare disease (i.e., limited patient population), it is difficult to conduct a randomized controlled study, especially in Phase II. Also, there are very detailed historical controls from a published series, known as the “COSS” dataset. The treatments and outcomes in pediatric osteosarcoma have remained constant for the last 20 years, so these historical series are well-suited for application to the design of Phase II trials in a rare disease. In the COSS dataset, risk factors and relapse free intervals were recorded for 1702 consecutive osteosarcoma patients registered in the literature. The Eleison Phase II study was a single-arm study, with results compared to the historical information from the COSS dataset. The advantages of this design were that enrollment could occur faster for this very rare disease if the study was single arm rather than randomized, and the study design could take advantage of existing historical controls which are stable and well documented. The primary efficacy measure, relapse-free interval, rather than survival, was an early and appropriate surrogate endpoint for clinical benefit (survival) in this patient population, we believe, so that the duration of the study, and exposure of patients to a possibly inactive drug, was minimized.

In our Phase II study, the inhalation dispersion was administered via a nebulizer equipped with a filter to prevent the escape of extraneous aerosol into the atmosphere. ILC particle size is less than or equal to 1 micron. Patients are treated in negative flow rooms or enclosing tents equipped with appropriate HEPA filters to avoid inadvertent exposure of hospital staff to escaped aerosol.

Our Phase II, single arm, multi-center, open-label study was designed to evaluate the efficacy and safety of ILC in the treatment of pediatric osteosarcoma metastatic to the lung. Specifically, the study assessed the ability of ILC to delay or prevent further recurrence in patients that have no visible residual disease following metastectomy for their first or second pulmonary recurrence.

The study conducted by us was completed in 2017 with the following results:

●	nineteen patients were enrolled and completed the study;

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thirteen patients had positive outcome and six a negative outcome, that is, thirteen patients either did not have a relapse or experienced a relapse after the time point predicted based on historical averages;

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nine patients went more than one year without a recurrence since his or her prior recurrence (eight of whom remained disease free as of year-end 2015). Six patients received a full year of ILC therapy (the maximum amount under the study protocol;

●	the first patient in the study completed a full year of therapy and remained disease free more than four years without a recurrence; and

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one patient received several ILC treatments, then missed at least two cycles while undergoing reconstructive surgery, and then resumed ILC treatment. A cat-scan (CT scan) revealed an apparent lung relapse, but when surgery was performed, pathology indicated that there was no viable osteosarcoma. The patient’s doctor/investigator communicated: “These tumors were not killed from systemic therapy from years ago (last systemic chemo 2011) … So, it’s the ILC. I planned on continuing him on protocol.”  The patient re-started ILC and completed one year on study and was still disease free in excess of 440 days, meaning that the lung recurrence probably occurred when the patient missed the two treatment cycles, but when ILC was re-started, ILC killed the new tumors.

Of the 28 patients enrolled in this Phase II study, there was no indication of systemic toxicity commonly associated with IV administration of cisplatin.  Five patients experienced drug related severe adverse events from local toxicities, including shortness of breath, decreased pulmonary function, vomiting, and wheezing.

In summary, our Phase II study indicated to us that ILC is working for some, maybe most patients, but not all patients. It is not clear why the drug does not work in all patients, but most drugs, particularly cancer drugs, typically work for some and not all. In the case of ILC, the drug is only delivered to the lung tissue surfaces, so it won’t work in preventing new cancer recurrences outside the lung which occurred in two patients. All study patients received high dose system cisplatin chemotherapy when they were first diagnosed with tumors in their bones, and thus patients will have developed some resistance to cisplatin chemotherapy which may explain some of the subsequent recurrences on ILC therapy.

Based on the safety and efficacy data generated by our Phase II study and the prior sponsor Phase I and Phase II studies, we believe further development of ILC is appropriate. In conjunction with our key clinical advisors and clinical investigators, we have designed a new protocol for a Phase III study in patients with non-metastatic SCLC, as maintenance therapy after systemic chemotherapy treatment. This protocol has been submitted to the FDA and the China regulatory authorities as this study will be conducted in cooperation with our China-based partner pursuant to the terms of a sub-license agreement between us and our China partner, with enrollment in the study planned for both the United States and China. We expect to commence the new Phase III SCLC study in the first half of 2022. Similarly, we have designed a pivotal Phase II/III study for the first-line treatment of osteosarcoma patients and plan to initiate the study in 2023 conditional upon the availability of sufficient resources and other factors.

Market Opportunity

The largest market opportunity for ILC is the treatment of lung cancer, as lung cancer is the leading cause of cancer death in the U.S. and worldwide. An estimated 235,000 new cases were expected to occur in the United States in 2021, and 2.1 million new cases globally, leading to an estimated 131,000 deaths in the United States in 2021 and 1.8 million deaths around the world, which we believe represents a worldwide market opportunity exceeding $10 billion annually for ILC. Approximately 85% of all lung cancer diagnoses are NSCLC, and the remainder are SCLC. Initially, we will seek approval to market ILC for SCLC if supported by the results or our planned Phase III study. If approved for SCLC, we will then seek approval for the NSCLC indication after conducting additional clinical evaluation. In addition to lung cancer, we are developing ILC for osteosarcoma, accounting for 5-10% of pediatric cancer diagnoses in the United States each year, for a total of approximately 450 new cases among adolescents and young adults, and an estimated 1,200 new case in the major markets (including the United States) which we believe represents a worldwide market opportunity exceeding $300 million annually.

DIBROMODULCITOL

Pursuant to a patent purchase agreement, dated November 29, 2019, by and between us and Targent, we acquired worldwide rights to DBD, a newly synthesized polymorph (i.e., crystalline form) of the oral cytotoxic agent dibromodulcitol. DBD was originally developed in the United States by the U.S. National Institutes of Health (NIH) and has been evaluated in more than 5,000 patients overall for diseases including brain cancer, breast cancer and leukemia. It has been in existence for many years, and considered for use in brain cancer, cervical cancer, and in cancers which metastasize to the brain. Development of DBD by the prior sponsor was suspended approximately ten years ago as all the prior patent protection had expired, including composition of matter patents. Without patent protection, the prior sponsor determined it to be non-economical to continue development of DBD. More recently, however, Targent was able to invent a new polymorph of DBD and filed new patents around this polymorph. We are the exclusive holder of two DBD patent families. The key patent family is related to composition of matter and is comprised of a patent issued in the United States in 2020 and expiring 2035, and applications in Europe and Canada. The second patent family is related to the use of DBD in combination therapy and a PCT patent application has been filed but has not reached the national phase. DBD has received an Orphan Drug Designation from the FDA for the treatment of brain cancer and the treatment of cervical cancer.

DBD is an alpha, omega-substituted hexitol initially chosen by its prior sponsor for clinical trials based on evidence of activity against leukemia L1210 and the Walker 256 carcinosarcoma. Mechanism of action for DBD is multifunctional including the crosslinking of DNA bases on the same strand and intra-strand crosslinking, leading to cell death. DBD also has been shown to have effects on de novo DNA synthesis.

In laboratory studies, DBD has been shown to have evidence of activity against the L1210 leukemia, the Walker 256 carcinosarcoma, the rat rhabdomyosarcoma and the Crocker sarcoma with significant schedule dependency demonstrated and, substantial evidence of activity against the L1210 leukemia seen only with intermittent dose scheduling. Animal studies have been performed in mouse models of ependymoblastoma and in Beagle puppies inoculated with gliosarcoma with 255% and 200% increases in survival, respectively. In vitro preclinical work has demonstrated synergistic cell kill activity with other compounds, such as Panobinostat (HDAC inhibitor) and Imatinib (Tyrosine kinase inhibitor targeting: bcr/abl, c-kit and pdgfr).

More than 50 Phase I and II clinical trials evaluating DBD have been published in the literature from 1969-1985.  We are not aware of any clinical research of DBD conducted or published since 1985.  Clinical research in the United States was sponsored by the NIH, and included more than 25 studies enrolling more than 2,400 patients.  Clinical research outside the United States was conducted and published by several parties, with more than 30 published studies enrolling over 3,000 subjects.  Because of the large volume of these studies and the lapse of time since these studies were conducted, it is not practical to describe in detail the design and data from these studies.  In summary, however, DBD was evaluated in patients with many cancer types, including breast, brain, head and neck, lung, gynecological, urological, gastrointestinal, melanoma, sarcomas, and hematological malignancies.  The primary findings of these studies included:

●	Oral administration showed activity at a wide range of doses;
●	DBD crosses the blood-brain barrier;
●	DBD and be used in combination with radiation therapy;
●	DBD can be used in combination with certain other chemotherapy agents such as cisplatin; and
●	The data collectively does not support marketing approval of DBD by the FDA without additional clinical research.

From a safety perspective, the major toxic effect of DBD is hematologic. It is dose related, and reversible. GI toxicity in the form of anorexia occurred rarely and in none of the studies was renal, circulatory, cardiac, or neurologic side effects noted. Other side effects reported included nausea, vomiting, and hair loss.

The development plan for DBD requires completion of non-clinical bridging studies to demonstrate the safety equivalence of the new polymorph to original DBD polymorph, followed by a clinical bridging study to demonstrate PK equivalence of the new polymorph to original polymorph. Upon completion of bridging studies, provided the data from such studies warrants, we will commence a pivotal Phase III registrational study. The Phase III study is planned to be initiated in 2022 and completed in 2025.

Market Opportunity – DBD

The American Cancer Society estimated that there will be more than 24,000 Americans diagnosed with brain cancer and cancer of the nervous system in 2021, and more than 18,000 related deaths.  Long term survival is dependent on the sub-type of brain cancer and patient age, but for the glioblastoma multiforme sub-type, five -year survival is only 5%.  An estimated 290,000 persons are diagnosed with brain cancer and cancer of the nervous system   each year on a worldwide basis (including the United States), which we believe represents a worldwide market opportunity exceeding $3 billion annually for DBD in the treatment of brain cancer.  In prior clinical studies, DBD has also demonstrated evidence of activity against several other cancers, including leukemia, cervical cancer, and breast cancer.  After receiving regulatory approval for the treatment of brain cancer, we plan to seek regulatory approval for other cancer types, particularly breast cancer and cervical cancer.  We anticipate significant off-label use of DBD in advance of receiving any such regulatory approvals.  New approved indications and/or off-label use increases the patient population for DBD and peak revenue potential.

ACQUISITION OF DRUG CANDIDATES

We leverage our considerable industry experience, oncology therapeutics knowledge and development expertise to identify product candidates we believe have strong market potential and can fulfill unmet medical needs in the treatment of cancer.  Our highly experienced pharmaceutical business and drug development leadership team provides a significant competitive advantage in identifying and acquiring such drug candidates.

We plan to continue to acquire, via licensing agreements, additional drug candidates. However, we cannot assure you that we will be able to acquire additional drug candidates on terms that are reasonable, if at all. To minimize our capital requirements, we will seek to structure license agreements to minimize up-front and near-term milestone payments. Exceptions may be made in certain situations where a higher up-front payment may be used to negotiate for an agreement with higher overall value to us. Programs targeted for acquisition will be evaluated by us against our stated selection criteria. Our science advisory team and other third-party experts will be employed to assess and verify regulatory strategy and pathway to approval, prior to acquisition.

We carefully survey potential clinical stage orphan candidates for possible acquisition targets based on our selection criteria:

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Clinical stage (late stage) – Candidates must be in Phase II or Phase III trials, so that safety, dose limiting toxicities, dose scheduling, pharmacokinetics, etc. are generally understood and regulatory documents, manufacturing, chemistry and quality control, and analytical issues are all well-defined.

●	Efficacy – Evidence of clinical efficacy in at least one indication.

●	Indication – Initial focus will be in oncology, leveraging the expertise of our management team and clinical advisors.

●	Mortality – Indications must be life-threatening, with few if any available and effective therapeutics.

●

Regulatory pathway – A high probability of a fast, efficient regulatory process, requiring one, or at most two, clinical studies of modest duration and sample size, and clearly defined end points or surrogates.

●	Investigator support – The support of an academic clinical investigator(s) who has tested the drug, is interested in further study, and believes there is significant value for his or her patients.

●	Development resources – Candidates must be in an active or recently active development program, with the development resources (internal and third party) of the sponsor available to us.

●	Intellectual property – Reasonably protectable IP, with Orphan Drug Designation market protection and incentives.

●	Motivated seller – Program must not be of strategic value to seller and/or must have serious funding constraints.

●	Valuation – Financial acquisition terms must be reasonable. The preferred model is to minimize up-front and near- term milestone payments in return for shared upside post marketing approval.

DRUG DEVELOPMENT AND REGULATORY PLAN

Our general regulatory strategy is to pursue the fastest pathway to approval with the highest probability of success, regardless of patient population (i.e., market size). We will continue to work closely and cooperatively with the FDA at every stage of development, and in post approval. We will take full advantage of the services and assistance offered through the FDA’s Office of Orphan Products Development and the FDA small business program. Because the in-licensed candidates are active or recently active programs, specific development expertise and resources may be available from the licensor. We will seek access to the most capable of the licensor’s internal and external (e.g., CROs) resources to supplement our internal product development teams. Exploiting these existing resources is a key element of our strategy to minimize development timetables and cost.

We are currently seeking out-licensing arrangements with other biotech and pharmaceutical companies for all our drug candidates worldwide, excluding the United States of America. Through development agreements, we will seek to acquire funding to support, in part, the costs of clinical development of our products. These types of licensing agreements are generally structured to include manufacturing and marketing rights for a particular territory in exchange for up-front cash or in-kind payments to be used for the clinical development of the drug. These agreements usually include in-country development trials by the licensee.

For glufosfamide, we plan to first seek FDA approval for its use in the treatment of pancreatic cancer patients who experience disease progression after first-line treatment with gemcitabine. If such approval is granted, we may seek approval for other indications, including first-line treatment of pancreatic cancer in combination with gemcitabine, and for treatment of other metabolically active tumors and cancers (e.g., colorectal cancer, soft tissue sarcoma, etc.).

For ILC, we plan to first seek approval for the delay and prevention of tumor recurrence in SCLC patients as maintenance therapy after systemic chemotherapy and surgery. Ultimately, we intend to seek approval in NSCLC and for other primary cancers which commonly metastasize to the lungs such as osteosarcoma.

For DBD, we plan to first seek FDA approval for the treatment of patients with gliomas (e.g., glioblastoma). Later, we intend to seek approval for other indications, including breast cancer and cervical cancer.

MANUFACTURING

We do not currently have any facilities or internal capability to manufacture drug product. The manufacture of drug supplies for current and future clinical trials is currently contracted to third-party manufacturers of clinical drug supplies. Post marketing approval, we plan to contract with FDA-approved manufacturers for commercial drug supplies. We may in the future develop facilities and internal capability to manufacture clinical study or commercial drug supplies based on cost or quality control considerations, or for drug programs in which third-party manufacturing is not reasonably or commercially available.

SALES AND MARKETING

We do not currently have any internal sales and marketing capabilities. In the United States, we will continually evaluate the economics of marketing our own products versus licensing and other third-party arrangements for marketing and distribution. In the event we determine to market one or more of our own products in the United States we plan, to create and develop internal sales and marketing capability. In other countries, we plan to rely third-party licensing, marketing, and partnerships to market and distribute our products although in certain select territories or countries we may determine to market our own products. The product portfolio and target markets will be key factors in that calculus.

In 2011, we entered into a marketing and distribution agreement with Daewoong with respect to commercialization of glufosfamide in South Korea. In 2014, we entered into a marketing and development agreement with Intelgen with respect to the development and marketing of ILC. In 2018, we entered into a marketing and distribution agreement with Rafa with respect to commercialization of glufosfamide in Israel. See “Licensing Agreements” below.

LICENSING AND PURCHASE AGREEMENTS

Glufosfamide

Threshold Agreement: Summary of Glufosfamide In-License Terms

In 2009, we entered into an exclusive in-licensing agreement with Threshold for glufosfamide. This agreement provides us with rights under Threshold’s patents, patent applications, technology and know-how in connection with glufosfamide. These worldwide rights include all oncology uses and indications. Through this agreement, we are obligated to make a variety of payments based upon future revenue (based on a percentage of sublicense fee revenue received by us from future sublicenses), profit  (based on a percentage of operating profit, as that term is defined in the in-licensing agreement, earned by us from glufosfamide product sales), and commercial milestones (based on the achievement of certain annual worldwide glufosfamide product sales targets) . We are also obligated to continue the development and commercialization of glufosfamide including the payment of all costs associated with development, regulatory approval, patent prosecution and other related expenses. If we do not execute on the development and commercialization of glufosfamide, or fail to make milestone or any other payments to Threshold, this agreement may be terminated by Threshold and we may lose these rights. Our obligations under this agreement terminate upon the last expiration of the licensed patents in 2030, although the agreement is cancellable at any time by us.

Daewoong Pharmaceuticals Co. Ltd.: Summary of Glufosfamide Korea Out-License Terms

In 2011, we entered into an out-license agreement with Daewoong. In exchange for us providing certain exclusive glufosfamide rights (which include rights to technology and know-how in connection with glufosfamide for treating second-line metastatic pancreatic adenocarcinoma) in South Korea to Daewoong, we received an up-front license fee, and are entitled to receive additional payments upon Daewoong’s achievement of specific development and product sales milestones, and royalty payments (a single digit percentage) based on sales of glufosfamide in South Korea. Daewoong’s obligations to make payments to us under this agreement expire fifteen years after the first commercial sale of glufosfamide in South Korea, although the agreement is cancellable at any time by Daewoong.  Daewoong is responsible for obtaining marketing approval of glufosfamide in South Korea.

Rafa Laboratories Ltd.: Summary of Glufosfamide Development Partnership Terms

In 2018, we entered into a development and license agreement with Rafa. The agreement grants to Rafa exclusive marketing rights to glufosfamide in Israel. We received an up-front license fee and are entitled to receive royalty payments (a single digit percentage)  and drug supply revenue based on sales of glufosfamide in Israel. Rafa’s obligations to make payments to us under this agreement expire fifteen years after the first commercial sale of glufosfamide in Israel, although the agreement is cancellable at any time by Rafa. Rafa is responsible for obtaining marketing approval of glufosfamide in Israel.

ILC

Insmed Agreement: Summary of ILC In-License Terms

In 2011, we entered into an in-licensing agreement with Insmed for ILC. This agreement provides us with exclusive worldwide rights under Insmed’s patents and patent applications, technology and know-how in connection with ILC. These worldwide rights include all uses and indications. We paid an up-front fee and are required to make payments related to the achievement of certain development milestones and royalty-based payments (single digit percentage) based on product sales of ILC. Under the agreement, we are also obligated to continue the development and commercialization of ILC including the payment of costs associated with development, regulatory approval, patent prosecution and other related expenses. If we do not meet our development and commercialization obligations for ILC, or fail to make milestone or royalty payments, the agreement may be terminated by Insmed and we may lose these rights. Our obligations under this agreement terminate upon the last expiration of the licensed patents in 2030, although the agreement is cancellable at any time by us.

Intelgen Limited.: Summary of ILC Development Partnership Terms

In 2013, we entered into a development and license agreement with Intelgen, under which we granted Intelgen exclusive marketing rights, manufacturing rights and rights to technology and know-how in connection with ILC in China, Hong Kong, Macau and Taiwan. We received an up-front payment and other payments for the achievement of certain milestones. We are entitled to receive additional milestone payments based on the achievement of certain development milestones and  royalty payments (a low double-digit percentage) based on product sales of ILC in China, Hong Kong, Macau and Taiwan. Under the terms of the agreement, Intelgen is obligated to conduct certain drug development activities at its own expense, including participation in our planned Phase III clinical trial of ILC for lung cancer.  Intelgen’s obligations to make payments to us under this agreement expire ten years after the first commercial sale of glufosfamide in China, although the agreement is cancellable at any time by Intelgen.

DBD

Targent Agreement: Summary of DBD Purchase Agreement Terms

In 2019, we entered into an exclusive patent purchase agreement with Targent for DBD. Under the terms of the agreement we purchased all of Targents’s patents, patent applications, technology and know-how in connection with DBD. We paid an up-front fee and are required to make payments related to the achievement of certain development milestones and royalty-based payments (single digit percentage) based on product sales of DBD. Under the agreement, we are also obligated to continue the development and commercialization of DBD including the payment of costs associated with development, regulatory approval, patent prosecution and other related expenses. If we do not meet our development and commercialization obligations for DBD, or fail to make milestone or royalty payments, the agreement may be terminated by Targent and we may lose these rights. Our obligations under this agreement terminate upon the last expiration of the purchased patents in 2039, although the agreement is cancellable at any time by us.

COMPETITION

The biopharmaceutical industry is highly competitive. We face competition from major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide. Given the significant unmet medical need for novel therapies to treat cancer, these are areas of specialty for many companies, public and private universities and research organizations that are actively engaged in the discovery and research and development of products. As a result, there are and will likely continue to be extensive research and substantial financial resources invested in the discovery and development of new products to treat cancer. We anticipate facing intense and increasing competition as new products enter the market and advanced technologies become available. We expect competition among products will be based on product efficacy and safety, the timing and scope of regulatory approvals, availability of supply, marketing and sales capabilities, reimbursement coverage, price and patent position.

In addition, there are numerous multinational pharmaceutical companies and large biotechnology companies currently marketing or pursuing the development of products or product candidates targeting the same indications as our product candidates. Many of our competitors will have substantially greater financial, technical and human resources. Accordingly, our competitors may be more successful in developing or marketing products and technologies that are more effective, safer or less costly. Additionally, our competitors may obtain regulatory approval and reimbursement coverage for their products more rapidly and may achieve more widespread market acceptance.

Glufosfamide

At present, only five drugs are approved for use in the USA for pancreatic cancer, four in first-line treatment, and one for second-line treatment (that is, to treat patients after failure of first-line treatment). The FDA approved standard of care for first-line treatment is gemcitabine, in combination with Abraxane. Gemcitabine was approved for use in 1996 and marketed by Eli Lilly under the Gemzar tradename, although several other companies now market gemcitabine as a generic drug, in the USA and around the world. Abraxane was approved for use in combination with gemcitabine to treat pancreatic cancer in 2013 and is marketed by Celgene. In Europe and to a lesser extent in the USA, many physicians may use the unapproved FOLFIRINOX regimen for the healthiest and youngest patients. Gemcitabine’s FDA approval was based on clinical studies which indicated an improvement in overall median survival from 4.2 months to 5.7 months. Gemzar subsequently received approvals for ovarian cancer, breast cancer, and NSCLC and has been off patent since late 2010. Erlotinib (tradename Tarceva) was approved in combination with gemcitabine for first line pancreatic use in 2005, on the basis of improving overall survival from 6 months to 6.4 months. It has also received approval for NSCLC. Abraxane was approved for use as a first-line agent for pancreatic cancer (in combination with gemcitabine) in 2013 (USA) and 2014 (EU), demonstrating an improvement in overall median survival from 6.7 months to 8.5 months (in combination with gemcitabine vs. gemcitabine alone). Some published research reports estimate Abraxane will generate up to $2 billion in peak worldwide annual revenues for the pancreatic cancer indication alone. Olaparib (brand name Lynparza®) was approved for first-line treatment, in combination with gemcitabine and Abraxane, of pancreatic cancer in patients with germline BRCA1/2 mutations. Only approximately 5% of pancreatic cancer patients are positive for BRCA1/2 mutations, however. Onivyde® (MM-398), sponsored by Merrimack Pharmaceuticals Inc. and marketed by Ipsen Group and Servier SAS, was approved by the FDA in 2015 for the treatment of second-line pancreatic cancer if used in combination with 5-Flourouricil plus leucovorin. MM-398 is a liposomal formulation of the generic drug irinotecan which is commonly used to treat pancreatic cancer off-label. In the registration trial of MM-398, MM-398 did not show a statistically significant clinical benefit when used as monotherapy when compared to 5-flourouricil plus leucovorin. Many drugs are currently in development to treat pancreatic cancer. In that respect pancreatic cancer is no different than other cancers. However, we are aware of only one drug, eryaspase (Erytech Pharma) in active Phase III clinical development for second-line treatment of pancreatic cancer (note: not including glufosfamide, which is in development for second-line pancreatic cancer). Three drug candidates are in Phase III or II/III development to the best of our knowledge for the treatment of first-line pancreatic cancer, devimistat (Raphael Pharmaceuticals), pamrevlumab (FibroGen), and SM-88 (Tyme Technologies).

ILC

Currently there are no drugs approved for maintenance therapy after first-line systemic treatment of patients with limited-stage SCLC There are multiple drugs in development for the treatment of lung cancer generally, however, there are no drugs in late-stage development as maintenance therapy after first-line systemic chemotherapy. Moreover, we are not aware of any chemotherapy drugs in late-stage development administered via inhalation. There are no drugs approved by the FDA for the treatment or prevention of pulmonary recurrence of osteosarcoma. Several drugs are currently in development for pediatric osteosarcoma according to www.clinicaltrials.gov, a database of privately and publicly funded clinical studies conducted around the world maintained by NIH, mostly as investigator sponsored studies and for first-line treatment. None of the drugs in development are currently in Phase III development.

DBD

Currently several drugs are approved or widely used for the treatment of gliomas (gliomas is a general term for several specific types of brain cancer, including glioblastoma). Although we have not finalized its development plans for DBD, it is likely that we will develop DBD to be used in combination with drugs already used to treat brain cancer, or possibly sequentially after first-line use of such drugs. Brain cancer is large market opportunity with and underserved medical need, and thus there are multiple drugs in development by potential competitors, including ten drugs in Phase III development indicated for the treatment of various forms of gliomas.  These programs include DCVax®-L by Northwest Biotherapeutics, marizomib by Bristol-Myers Squibb, Opdivo® by Bristol-Myers Squibb, Stivarga® by Bayer Pharmaceuticals, aglatimagene besadenovec by Candel Therapeutics, DNA-2401 by DNAtrix, enzastaurin by Denovo Biopharma, ombipepimut-S by Sumitomo Dainippon Pharma Oncology, vorasidenib by Servier Pharmaceuticals, and vorasidenib by Agios Pharmaceuticals. Some have been granted special designations such as Orphan Drug or Fast Track status by the FDA.

INTELLECTUAL PROPERTY

It is important to our business to maintain the proprietary nature of and to protect our technology and know-how, including our manufacturing processes, trade secrets, and know-how related to our glufosfamide and ILC products, processes and technology. Our success depends in part on our ability to protect our proprietary product candidates, technology and know-how, to operate without infringing the proprietary rights of others, and to prevent others from infringing our proprietary rights. We seek patent protection in the United States and internationally for our drug candidates and other technology we develop. Our policy is to patent or in-license the technology, inventions and improvements that we consider important to the development of our business. We also rely on trade secrets, know-how and continuing innovation to develop and maintain our competitive position. We cannot be sure that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications filed by us in the future, nor can we be sure that any of our existing patents or any patents granted to us in the future will be commercially useful in protecting our technology.

Glufosfamide

We are the exclusive licensee or holder of four patent families with respect to glufosfamide from Threshold. The key patent family claims the use of glufosfamide for the treatment of (a) second-line pancreatic cancer after first-line treatment with a gemcitabine containing regimen, and/or (b) first-line treatment of pancreatic cancer in combination with gemcitabine. This patent family consists of an issued patent in the United States, (expiring 2027) and twenty issued patents in other countries (United Kingdom, Germany, France, Italy, Spain, Japan, Australia, New Zealand, Israel, South Africa, Mexico, Sweden, Switzerland, Netherlands, Luxembourg, Lithuania, Ireland, Denmark, South Korea, Norway, and Canada) expiring in 2027. Other patent families include an issued patent in the United States related to a method for determining the susceptibility of pancreatic islet cell carcinoma to glufosfamide and other glucose analog moieties (expiring 2024); an issued patent in the United States related to a method of treating cancer patients not receiving insulin, with glufosfamide (expiring 2030); and an issued patent in the United States related to a glufosfamide drug product combination (expiring 2025). Our glufosfamide composition of matter patents expired prior to our receiving any possible regulatory approval for commercialization of glufosfamide. Therefore, we rely on our method and use patents and other regulatory protections, including Orphan Drug Designations.

Glufosfamide has received Orphan Designation from the FDA and EMA for the treatment of pancreatic cancer, providing post-approval market exclusivity of seven and ten years in the United States and EU member countries, respectively.

ILC

We are the exclusive licensee or holder of three patent families with respect to ILC, consisting of 737 issued patents around the world expiring 2021-2032. The key patent family licensed from Insmed is related to composition of matter and is comprised of an issued patents in the United States,  (expiring 2025) and 18 other patents issued in Europe, (Belgium, Switzerland, France, United Kingdom, Denmark, Greece, Ireland, Hungary, Luxembourg, Netherlands, Norway, Poland, Sweden, Spain, Germany, Italy, Hong Kong and Canada), expiring 2029. A second patent family, licensed from Insmed, is related to the intraperitoneal administration of ILC with patents issued in the United States and Japan, expiring 2030 and 2025, respectively.  The third patent family, owned by Eleison, is related to the use of ILC for treating pulmonary cancer and pulmonary recurrences of cancer and consists of fourteen patents issued in Europe (Belgium, Denmark, France, Ireland, Italy, Luxembourg, Netherlands, Norway, Poland, Spain, Sweden, Switzerland, United Kingdom and Germany) and expiring in 2033, and four patent applications pending in the United States, China, Canada and Hong Kong (all expiring 2033).

ILC has received Orphan Designation from the FDA and EMA for the treatment of osteosarcoma, and from the FDA for the treatment of ovarian cancer.

DBD

We are the owner of two DBD patent families acquired from Targent. The first patent family is directed to composition of matters, which issued in the United States in 2020 having an expected expiration date of 2036 (without any additional Hatch-Waxman extensions). This family is also pending at the European Patent Office (specific EU countries not yet designated) and Canada. The second patent family is related to the use of DBD in combination with other therapies. This family of patent applications has been filed in the United States, Canada, Mexico, Australia, Japan, China and the European Patent Office (specific EU countries not yet designated), all with an expiration of 2040. DBD received Orphan Designation from the FDA for the treatment of brain cancer and the treatment of cervical cancer.

GOVERNMENT REGULATION

We operate in a highly regulated industry that is subject to significant federal, state, local and foreign regulation. Our present and future business has been, and will continue to be, subject to a variety of laws including, the Federal Food, Drug, and Cosmetic Act, or FDC Act, and the Public Health Service Act, among others. The FDC Act and other federal and state statutes and regulations govern the testing, manufacture, safety, effectiveness, labeling, storage, record keeping, approval, advertising and promotion of our products. As a result of these laws and regulations, product development and product approval processes are very expensive and time-consuming.

USA Food and Drug Administration Regulation

In the United States, pharmaceutical products are subject to extensive regulation by the FDA. The FDC Act and other federal and state statutes and regulations, govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, post-approval monitoring and reporting, sampling, and import and export of pharmaceutical products. Failure to comply with applicable USA requirements may subject a company to a variety of administrative or judicial sanctions, such as FDA refusal to approve pending new drug applications, or NDAs, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties, and criminal prosecution.

Pharmaceutical product development in the United States typically involves preclinical laboratory and animal tests, the submission to the FDA of an IND, which must become effective before clinical testing may commence, and adequate and well-controlled clinical trials to establish the safety and effectiveness of the drug for each indication for which FDA approval is sought. Satisfaction of FDA pre-market approval requirements typically takes many years and the actual time required may vary substantially based upon the type, complexity and novelty of the product or disease.

Preclinical tests include laboratory evaluation as well as animal trials to assess the characteristics and potential pharmacology and toxicity of the product. The conduct of the preclinical tests must comply with federal regulations and requirements including good laboratory practices. The results of preclinical testing are submitted to the FDA as part of an INDA, along with other information, including information about product chemistry, manufacturing and controls, and a proposed clinical trial protocol. Long term preclinical tests, such as animal tests of reproductive toxicity and carcinogenicity, may continue after the INDA is submitted.

A 30-day waiting period after the submission of each INDA is required prior to the commencement of clinical testing in humans. If the FDA has not objected to the IND within this 30-day period, the clinical trial proposed in the INDA may begin. Clinical trials involve the administration of the investigational drug to healthy volunteers or patients under the supervision of a qualified investigator. Clinical trials must be conducted in compliance with federal regulations and GCP, as well as under protocols detailing the objectives of the trial, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. Each protocol involving testing on United States patients and subsequent protocol amendments must be submitted to the FDA as part of the INDA.

The FDA may order the temporary or permanent discontinuation of a clinical trial at any time or impose other sanctions if it believes that the clinical trial is not being conducted in accordance with FDA requirements or presents an unacceptable risk to the clinical trial patients. The clinical trial protocol and informed consent information for patients in clinical trials must also be submitted to an IRB, for approval. An IRB may also require the clinical trial at the site to be halted, either temporarily or permanently, for failure to comply with the IRB’s requirements, or may impose other conditions.

Clinical trials to support NDAs, which are applications for marketing approval, are typically conducted in three sequential phases, but the phases may overlap. In Phase I, which involves the initial introduction of the investigational drug candidate into healthy human subjects or patients, the investigational drug is tested to assess metabolism, pharmacokinetics, pharmacological actions, side effects associated with increasing doses and, if possible, early evidence on effectiveness. Phase II usually involves trials in a limited patient population, to determine the effectiveness of the investigational drug for a particular indication or indications, dosage tolerance and optimum dosage, and identifying common adverse effects and safety risks. In the case of product candidates for severe or life-threatening diseases such as cancer, the initial human testing is often conducted in patients rather than in healthy volunteers. If an investigational drug demonstrates evidence of effectiveness and an acceptable safety profile in Phase II evaluations, Phase III clinical trials are undertaken to obtain additional information about clinical efficacy and safety in a larger number of patients, typically at geographically dispersed clinical trial sites, to permit the FDA to evaluate the overall benefit-risk relationship of the investigational drug and to provide adequate information for its labeling, except that Phase III trials are not required for an investigational drug that the FDA accepts for accelerated approval.

After completion of the required clinical testing, an NDA is prepared and submitted to the FDA. FDA approval of the marketing application is required before marketing of the product may begin in the United States. The marketing application must include the results of all preclinical, clinical and other testing and a compilation of data relating to the product’s pharmacology, chemistry, manufacture, and controls. The FDA has 60 days from its receipt of an NDA to determine whether the application will be accepted for filing based on the agency’s threshold determination that it is sufficiently complete to permit substantive review. Once the submission is accepted for filing, the FDA begins an in-depth review. The FDA has agreed to certain performance goals in the review of marketing applications. Most such applications for non-priority drug products are reviewed within ten months. The review process may be extended by the FDA for three additional months to consider new information submitted during the review or clarification regarding information already provided in the submission. The FDA may also refer applications for novel drug products or drug products that present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. Before approving a marketing application, the FDA will typically inspect one or more clinical sites to assure compliance with GCP.

Additionally, the FDA will inspect the facility or the facilities at which the drug product is manufactured. The FDA will not approve the NDA unless compliance with the FDA’s cGMPs are satisfactory and the marketing application contains data that provide substantial evidence that the product is safe and effective in the indication studied.

After the FDA evaluates the NDA and the manufacturing facilities, it issues an approval letter or a complete response letter. A complete response letter outlines the deficiencies in the submission and may require substantial additional testing or information for the FDA to reconsider the application. If and when those deficiencies have been addressed in a resubmission of the marketing application, the FDA will re-initiate review. If the FDA is satisfied that the deficiencies have been addressed, the agency will issue an approval letter. The FDA has committed to reviewing such resubmissions in two or nine months depending on the type of information included. It is not unusual for the FDA to issue a complete response letter because it believes that the drug product is not safe enough or effective enough or because it does not believe that the data submitted are adequate, reliable or conclusive.

An approval letter authorizes commercial marketing of the drug product with specific prescribing information for specific indications. As a condition of approval of the marketing application, the FDA may require substantial post-approval testing and surveillance to monitor the drug product’s safety or efficacy and may impose other conditions, including labeling restrictions and warnings (including “Black Box” warnings which the FDA reserves for extremely serious risks), which can materially affect the product’s potential market and profitability. Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing.

Other Regulatory Requirements

Once an NDA is approved, a product will be subject to certain post-approval requirements. For instance, the FDA closely regulates the post-approval marketing and promotion of therapeutic products, including standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities and promotional activities involving the internet.

Drugs may be marketed only for the approved indications and in accordance with the provisions of the approved labeling. Changes to some of the conditions established in an approved application, including changes in indications, labeling, or manufacturing processes or facilities, require submission and FDA approval of a new NDA or NDA supplement, before the change can be implemented. An NDA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the same procedures and actions in reviewing NDA supplements as it does in reviewing NDAs. We cannot be certain that the FDA or any other regulatory agency will grant approval for our product candidates for any other indications or any other product candidate for any indication on a timely basis, if at all.

Adverse event reporting and submission of periodic reports is required following FDA approval of an NDA. The FDA also may require post-marketing testing, known as Phase IV testing, risk evaluation and mitigation strategies, and surveillance to monitor the effects of an approved product or place conditions on an approval that could restrict the distribution or use of the product. In addition, quality control as well as product manufacturing, packaging, and labeling procedures must continue to conform to cGMPs after approval. Manufacturers and certain of their subcontractors are required to register their establishments with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA during which the agency inspects manufacturing facilities to assess compliance with cGMPs. Accordingly, manufacturers must continue to expend time, money and effort in the areas of production and quality control to maintain compliance with cGMPs. Regulatory authorities may withdraw product approvals or request product recalls if a company fails to comply with regulatory standards, if it encounters problems following initial marketing, or if previously unrecognized problems are subsequently discovered.

USA Foreign Corrupt Practices Act

The USA Foreign Corrupt Practices Act, to which we are subject, prohibits corporations and individuals from engaging in certain activities to obtain or retain business or to influence a person working in an official capacity. It is illegal to pay, offer to pay or authorize the payment of anything of value to any foreign government official, government staff member, political party or political candidate in an attempt to obtain or retain business or to otherwise influence a person working in an official capacity.

Federal and State Fraud and Abuse Laws

In addition to FDA restrictions on marketing of pharmaceutical products, several other types of state and federal laws have been applied to restrict certain marketing practices in the biopharmaceutical and medical device industries in recent years. These laws include anti-kickback statutes and false claims statutes.

The federal health care program anti-kickback statute prohibits, among other things, knowingly and willfully offering, paying, soliciting, or receiving remuneration to induce, or in return for, purchasing, leasing, ordering, or arranging for the purchase, lease, or order of any health care item or service reimbursable under Medicare, Medicaid, or other federally financed healthcare programs. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand and prescribers, purchasers, and formulary managers on the other. Although there are several of statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution, the exemptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchases, or recommendations may be subject to scrutiny if they do not qualify for an exemption or safe harbor. Our practices, if and when any of our drug candidates receive FDA approval for commercial marketing, may not in all cases meet all of the criteria for safe harbor protection from anti-kickback liability.

Federal false claims laws prohibit any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government, or knowingly making, or causing to be made, a false statement to get a false claim paid. Recently, several pharmaceutical and other health care companies have been prosecuted under these laws for allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. Other companies have been prosecuted for causing false claims to be submitted because of the company’s marketing of the product for unapproved, and thus non-reimbursable, uses. A majority of states also have statutes or regulations similar to the federal anti-kickback law and false claims laws, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor. Sanctions under these federal and state laws may include civil monetary penalties, exclusion of a manufacturer’s products from reimbursement under government programs, criminal fines, and imprisonment.

Because of the breadth of these laws and the narrowness of the safe harbors, it is possible that some of our business activities could be subject to challenge under one or more of such laws. Such a challenge could have a material adverse effect on our business, financial condition and results of operations.

Healthcare Reform and Cost Reduction Initiatives

In the United States and foreign jurisdictions, there have been a number of legislative and regulatory changes to the healthcare system that could affect our future results of operations. In particular, in the United States there have been and continue to be a number of initiatives at the federal and state levels that seek to reduce healthcare costs and expand health care coverage. Most recently, in March 2010 the PPACA, as amended by the HCEARA, was enacted, which includes measures to significantly change the way health care is financed by both governmental and private insurers. Among the provisions of the PPACA of greatest importance to the pharmaceutical and biotechnology industry are the following:

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an annual, nondeductible fee on any entity that manufactures or imports certain branded prescription drugs and biologic agents, apportioned among these entities according to their market share in certain government healthcare programs, that began in 2011;

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new requirements to report certain financial arrangements with physicians and others, including reporting any “transfer of value” made or distributed to prescribers and other healthcare providers and reporting any investment interests held by physicians and their immediate family members;

●	a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research;

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creation of the Independent Payment Advisory Board which, beginning in 2014, will have authority to recommend certain changes to the Medicare program that could result in reduced payments for prescription drugs and those recommendations could have the effect of law even if Congress does not act on the recommendations; and

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establishment of a Center for Medicare Innovation at the Centers for Medicare & Medicaid Services to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending that began on January 1, 2011.

Many of the details regarding the implementation of the PPACA are yet to be determined, and at this time, the full effect that the PPACA would have on our business remains unclear.

Individual states have become increasingly aggressive in passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access, and marketing cost disclosure and transparency measures, and designed to encourage importation from other countries and bulk purchasing. Legally mandated price controls on payment amounts by third-party payors or other restrictions could harm our business, results of operations, financial condition and prospects. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other healthcare programs. This could reduce ultimate demand for our products or put pressure on our product pricing, which could negatively affect our business, results of operations, financial condition and prospects.

In addition, given recent federal and state government initiatives directed at lowering the total cost of healthcare, Congress and state legislatures will likely continue to focus on healthcare reform, the cost of prescription drugs and biologics and the reform of the Medicare and Medicaid programs. While we cannot predict the full outcome of any such legislation, it may result in decreased reimbursement for drugs and biologics, which may further exacerbate industry-wide pressure to reduce prescription drug prices. This could harm our ability to generate revenues. Increases in importation or re-importation of pharmaceutical products from foreign countries into the United States could put competitive pressure on our ability to profitably price our products, which, in turn, could adversely affect our business, results of operations, financial condition and prospects. We might elect not to seek approval for or market our products in foreign jurisdictions to minimize the risk of re-importation, which could also reduce the revenue we generate from our product sales. It is also possible that other legislative proposals having similar effects will be adopted.

Furthermore, regulatory authorities’ assessment of the data and results required to demonstrate safety and efficacy can change over time and can be affected by many factors, such as the emergence of new information, including on other products, changing policies and agency funding, staffing and leadership. We cannot be sure whether future changes to the regulatory environment will be favorable or unfavorable to our business prospects. For example, average review times at the FDA for marketing approval applications can be affected by a variety of factors, including budget and funding levels and statutory, regulatory and policy changes.

Regulation in the European Union

Drugs are also subject to extensive regulation outside of the United States. In the European Union, for example, there is a centralized approval procedure that authorizes marketing of a product in all countries of the European Union, which includes most major countries in Europe. If this procedure is not used, approval in one country of the European Union can be used to obtain approval in another country of the European Union under two simplified application processes, the mutual recognition procedure or the decentralized procedure, both of which rely on the principle of mutual recognition. After receiving regulatory approval through any of the European registration procedures, pricing and reimbursement approvals are also required to be obtained in most countries before a drug can be marketed in that country.

Other Regulations

We are also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control, and disposal of hazardous or potentially hazardous substances and biological materials. We may incur significant costs to comply with such laws and regulations now or in the future.

LEGAL PROCEEDINGS

We are not currently party to any legal proceedings, and we are not aware of any pending or threatened litigation against us that we believe could have a material adverse effect on our business, operating results or financial condition. From time to time in the future, we may become involved in litigation or other legal proceedings that arise in the ordinary course of business. In the event we are subject to a legal proceeding, it could have a material adverse impact on us because of litigation costs and diversion of management resources.

EMPLOYEES

As of December 31, 2021, we had two (2) full-time employees and four (4) contract employees who provide services to us under contractual arrangement but who are not treated as statutory employees. We anticipate that most, if not all, these contract employees will become statutory employees upon consummation of this offering. Three of our employees were engaged in research and development and manufacturing activities and three were engaged in support administration, including business development, finance, and general management. None of our employees is subject to a collective bargaining agreement. We consider our relationship with our employees to be good.

FACILITIES

We are headquartered in Princeton, New Jersey with satellite offices in Bordentown, New Jersey, and Stuart, Florida, for a total of approximately 2,000 square feet. All of these locations are leased on a month-to-month basis. Facility expansion will occur concurrent with growth in our development portfolio, and our expected evolution from a development company to a marketing company. We believe expansion needs can be accommodated at the current location or nearby at reasonable cost.

MANAGEMENT

Directors, Executive Officers and Significant Employees

Executive Officers, Directors and Significant Employees

The following table and text set forth the names and ages of our current executive officers, directors and significant employees as of December 31, 2021. Our board of directors is comprised of only one class. All the directors will serve until the next annual meeting of stockholders or until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. There are no family relationships among any of the directors and executive officers.

Name	Age	Position
Edwin J. Thomas	62	Chief Executive Officer, President and Chairman of the Board
Keith Darragh, CPA, CGMA	41	Chief Financial Officer and Secretary
Michael E. Lusty	58	Vice President – Chemistry Manufacture and Contracts
Patrick Maguire, MD, PhD	68	Chief Medical Officer
Matthew Allen Cromie	55	Vice President – Clinical Research
Joel Morganroth, MD	75	Director
Michael J. Otto, PhD	73	Director
Frank Seidman	68	Director
Bryan R. Wood	75	Director

Except for the Voting Agreement, which will terminate immediately prior to the closing of the offering, there are no arrangements or understandings between our directors and executive officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer.

Executive Officers and Significant Employees

Edwin J. Thomas has been our chief executive officer, president, founder, chairman of the board of directors since 2009. He has over 30 years of C-level executive experience including over 25 years with companies in the biotech and pharmaceutical industries. Prior to founding Eleison, Mr. Thomas was chief operating officer of Provid Pharmaceuticals, a company engaged in the discovery and development of autoimmune disease therapeutics and remains involved with Provid as a member of its board of directors. Mr. Thomas also currently serves on the board of directors of BDI, our largest stockholder, and two private life science companies. Previously, Mr. Thomas was CEO of CMI Inc. a cancer focused biotech company, and was, COO of Avid Therapeutics Inc., an anti-viral drug discovery biotech company, Mr. Thomas received a B.S. degree in biochemistry and economics from the University of Pennsylvania in 1981, and an MBA from The Wharton School in 1984. Given his decades of experience in the biotech and pharmaceutical industry, his business experience, his educational background and the fact that he is a founder of Eleison, Mr. Thomas is an integral member of our board of directors.

Keith Darragh, CPA, CGMA, has been our chief financial officer since 2016. Mr. Darragh has over 20 years of financial and operational leadership experience in both public and private life sciences companies. Prior to joining Eleison, from 2014 to 2015, Mr. Darragh served as Vice President, Finance & Administration and Treasurer of Kolltan Pharmaceuticals, Inc., a privately held biotechnology company. From 2009 to 2014, he was Vice President, Finance and Principal Financial and Accounting Officer for Vision-Sciences, Inc., a medical device manufacturer, which at the time was listed on Nasdaq. Prior to 2009, Mr. Darragh held positions of increasing responsibility in accounting and finance. Mr. Darragh is a certified public accountant and chartered global management accountant. He received a B.S. degree in accounting (summa cum laude) in 2006, and an MBA in 2009, from Montclair State University.

Michael E. Lusty, PhD, was appointed our vice president of chemistry manufacturing and controls (“CMC”) in 2021, and has been providing his CMC expertise to us since 2011. Dr. Lusty has extensive experience in the manufacturing of pharmaceutical products, and has previously held senior CMC positions at Cardeas Pharma, Ikano Therapeutics, KOS Pharmaceuticals, and the Schering-Plough Research Institute. Dr. Lusty received a B.S. degree from the University of Ulster, Northern Ireland, in 1984, a PhD from the University of St. Andrews, Scotland, in 1989 and a Post Graduate Certificate Quality Assurance Regulatory Affairs from Temple University, Philadelphia 2004.

Patrick J. Maguire, MD, PhD, has been our chief medical officer since 2021 on a part-time basis. Since 2019, he has been president of MaguireDevicePharma LLC Consulting, a medical device and pharmaceutical consulting company. He was previously and CEO of CyberHeart Inc., a heart medical device company, chief executive officer of Targent, an oncology biotech company, and vice-president and chief medical officer of VitaGen Inc., a biotech company focused on liver disease. Dr. Maguire received a B.A. degree from Wesleyan University in 1975, M.D. and PhD. Degrees from Georgetown University, and an MBA from Pepperdine University.

Matthew Allen Cromie has been our vice president of clinical research since June 2021. Prior to joining us he was the associate director of clinical operations at Rafael Pharmaceuticals, Inc., a clinical-stage oncology company, the associate director of clinical operations at Hengrui Therapeutics, Inc., a biopharmaceutical company, and the senior manager of clinical research sciences at Emergent BioSolutions Inc., a global life sciences company. Mr. Cromie received a B.S. degree from Michigan Technological University in 1989, and a Masters of Science degree from Northwestern University in 2012.

Non-Employee Directors

Joel Morganroth, MD, became a member of our board of directors in 2018. Dr. Morganroth is an academic cardiologist and a founder, prior chief executive officer and chairman of eResearch Technology, Inc. (ERT), a company he took public in 1997 providing clinical research services specializing in cardiac and respiratory safety and patient reported outcomes in new drug research and has been serving as the chief cardiac consultant to ERT since 2012. Dr. Morganroth’s primary research focus has been in the diagnosis and treatment of cardiac arrhythmias and he is a specialist in the field of clinical drug development. He has published more than 350 articles and edited over two dozen books. He received a B.S. degree in 1966, and a M.D. (Cum Laude) in 1970, from the University of Michigan. Dr. Morganroth’s background in medicine and business, and particularly his experience with clinical research are important to our business and make him a well-qualified member of our board of directors.

Michael J. Otto, PhD., became a member of our board of directors in 2019. Prior to joining our board of directors, from 2014 to 2019, he was our acting chief scientific officer. Since 2012, Dr. Otto has been the president of MJO Consulting LLC, a drug development consulting company. He previously served as chief scientific officer of Pharmasset Inc. (Nasdaq: VRUS), then a clinical-stage pharmaceutical company, from 1999 until the company was acquired in 2012 by Gilead Sciences, Inc. (Nasdaq: GILD), a biopharmaceutical company. Since 2014, he has been on the board of directors and a member of the Scientific Advisory Committee of ContraFect Corp. (Nasdaq: CFRX), a clinical-stage biotechnology company focused on discovering and developing treatments for life-threatening infectious diseases and has been serving as the chairman of its compensation committee since 2018. He is the author or coauthor of over 100 research papers and book chapters and named inventor on several patents and patent applications. Dr. Otto received a B.S. degree in biology from Loyola University of Chicago in 1973, and a PhD in medical microbiology from The Medical College of Wisconsin in 1979. Dr. Otto’s scientific background, his prior affiliations with clinical stage pharmaceutical and biotechnology companies are important factors in assessing his qualifications to serve as a member of our board of directors.

Frank Seidman became a member of our board of directors in 2012. Mr. Seidman has been the president and founding principal of Capital Solutions, Inc., a real estate development and private equity firm, since 1991. Mr. Seidman has over 35 years of experience working in the real estate industry as a developer and investor. Mr. Seidman is a certified public accountant and is currently a member of the Pennsylvania Institute of Certified Public Accountants (PICPA). He received a B.S. degree in accounting from Drexel University in 1976. We believe that Mr. Seidman is an important addition to our board of directors because of his general business background, his experience as an investor and his accounting background.

Bryan R. Wood became a member of our board of directors in 2010. Mr. Wood is a founder and managing general partner of Alta Berkeley (London, Geneva), a company he founded in 1983 and a venture capital firm investing in early-stage communications, information technology, media and health care companies in Western Europe, USA and Israel. From 2006 to 2020, Mr. Wood was a member of the Investment Advisory Committee of NanoDimension, a private venture capital fund investing in life sciences and physical sciences. He received a B.S. Degree in Industrial Engineering from the Virginia Polytechnic Institute in 1968 and an MBA from Harvard University in 1970. We believe that his background in finance, particularly with respect to early stage companies, make him well-qualified to serve as a member of our board of directors.

Board Leadership Structure and Role in Risk Oversight

Currently, our board of directors does not have a policy as to whether the roles of our chairman and chief executive officer should be separate.

In its governance role, and particularly in exercising its duty of care and diligence, the board of directors is responsible for ensuring that appropriate risk management policies and procedures are in place to protect the company’s assets and business. Our board of directors has broad and ultimate oversight responsibility for our risk management processes and programs and executive management is responsible for the day-to-day evaluation and management of risks to the Company.

Board Composition, Committees, and Independence

Under the rules of Nasdaq, “independent” directors must make up a majority of a listed company’s board of directors. In addition, applicable Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit and compensation committees be independent within the meaning of the applicable Nasdaq rules. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act.

Our board of directors has undertaken a review of the independence of each director and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carryout out his responsibilities. As a result of this review, our board of directors determined that ________ are independent directors as defined in the listing standards of Nasdaq and SEC rules and regulations. A majority of our directors are independent, as required under applicable Nasdaq rules. As required under applicable Nasdaq rules, our independent directors will meet in regularly scheduled executive sessions at which only independent directors are present.

Board Committees

Our board of directors has established an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. The composition and responsibilities of each of the committees is described below.

Audit Committee. The Audit Committee of the board of directors currently consists of three independent directors of which at least one, the Chairman of the Audit Committee, qualifies as a qualified financial expert as defined in Item 407(d)(5)(ii) of Regulation S-K. ______ is the Chairperson of the Audit Committee and financial expert, and ______ and ________ are the other directors who are members of the Audit Committee. The Audit Committee’s duties are to recommend to our board of directors the engagement of the independent registered public accounting firm to audit our financial statements and to review our accounting and auditing principles. The Audit Committee reviews the scope, timing and fees for the annual audit and the results of audit examinations performed by any internal auditors and independent public accountants, including their recommendations to improve the system of accounting and internal controls. The Audit Committee will at all times be composed exclusively of directors who are, in the opinion of our board of directors, free from any relationship that would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles. Our Audit Committee operates under a written charter, which is available on our website at www.eleison-pharma.com.

Compensation Committee. The Compensation Committee establishes our executive compensation policy, determines the salary and bonuses of our executive officers and recommends to the Board stock option grants for our executive officers. ________ is the Chairperson of the Compensation Committee, and ________ is the other director who is a member of the Compensation Committee. Each of the members of our Compensation Committee is independent under ____’s independence standards for compensation committee members. Our chief executive officer often makes recommendations to the Compensation Committee and the board of directors concerning compensation of other executive officers. The Compensation Committee seeks input on certain compensation policies from the chief executive officer. Our Compensation Committee operates under a written charter, which is available on our website at www.eleison-pharma.com.

Nominating and Corporate Governance Committee. We have decided not to form a Nominating and Corporate Governance Committee until after the consummation of this offering. Until such a committee is formed, the entire board will decide matters typically within the purview of a Nominating and Corporate Governance Committee, including nominating directors and appointing new directors.

Code of Business Conduct and Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics (“Code”) that applies to all of our directors, officers, and employees. Any waivers of any provision of this Code for our directors or officers may be granted only by the board of directors or a committee appointed by the board of directors. Any waivers of any provisions of this Code for an employee or a representative may be granted only by our chief executive officer or principal accounting officer. We have filed a copy of the Code with the SEC and have made it available on our website at www.eleison-pharma.com. In addition, we will provide any person, without charge, a copy of this Code. Requests for a copy of the Code may be made by writing to the Company at 100 Overlook Center, 2nd Floor, Princeton NJ 08540; attention Corporate Secretary.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is currently, or has been at any time, one of our officers or employees. None of our executive officers currently serves, or has served during the last calendar year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Indemnification Agreements

We intend to execute a standard form of indemnification agreement (“Indemnification Agreement”) with each of our board members and executive officers (each, an “Indemnitee”).

Pursuant to and subject to the terms, conditions and limitations set forth in the Indemnification Agreement, we intend to indemnify each Indemnitee, against any and all expenses incurred in connection with the Indemnitee’s service as our officer, director and or agent, or is or was serving at our request as a director, officer, employee, agent or advisor of another corporation, partnership, joint venture, trust, limited liability company, or other entity or enterprise but only if the Indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interest, and in the case of a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, the indemnification provided in the indemnification agreement will be applicable whether or not negligence or gross negligence of the Indemnitee is alleged or proven. Additionally, the Indemnification Agreement will establish processes and procedures for indemnification claims, advancement of expenses and costs and contribution obligations.

EXECUTIVE COMPENSATION

Compensation for our Named Executive Officers

The following table sets forth all compensation earned by or paid to, in all capacities, during the years ended December 31, 2021, 2020 and 2019 (i) all individuals serving as our principal executive officer during the last completed fiscal year; (ii) our two most highly compensated executive officers other than our principal executive officer who were serving as executive officers at the end of the last completed fiscal year with compensation exceeding $100,000 per year; and (iii) up to two additional individuals for whom disclosure would have been provided pursuant to (ii) but for the fact that the individual was not serving as an executive officer of our company at the end of the last completed fiscal year (the ‘‘named executive officers’’):

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		All Other Compensation ($) (2)	Total ($)

Edwin J. Thomas, chief executive officer, president and chairman of the board	2021	$275,350		$1,696,001	$1,971,351
	2020	$275,350		$55,650	$331,000
	2019	$195,250	(1)	$56,000	$251,250

Keith Darragh, chief financial officer(3)	2021	$-		$132,188	$132,188
	2020	$-		$1,031	$1,031
	2019	$-		$-	$-

(1)	The amount reported excludes $79,750 for salary deferral. Mr. Thomas had a cumulative salary deferral of $1,601,108 and $1,600,758 as of December 31, 2020 and 2019, respectively.
(2)	The amounts reported include Simplified Employee Pension Plan payments for Mr. Thomas of $49,650, $49,650 and $50,000 for 2021, 2020 and 2019, respectively. The amounts also include payments in lieu of health insurance coverage for Mr. Thomas of $6,000 for each year, and consulting pay for Mr. Darragh. In January 2021, Mr. Thomas received payment for the cumulative salary deferral at December 31, 2020.
(3)	Mr. Darragh is a contract employee, meaning he provides services pursuant to a contractual arrangement with us but is not treated as a statutory employee.

Narrative Disclosure to Summary Compensation Table

Employment Agreement with Mr. Edwin J. Thomas

Pursuant to an Employment Agreement dated as of February 24, 2012, we employ Mr. Thomas as our chief executive officer  has an employment agreement with Mr. Thomas.  The initial term of the agreement was for three years, and the agreement renewed at the end of the initial term and will automatically renew on the annual anniversary of the original effective date for successive one year periods unless either party notifies the other within at least six (6) months of the agreement’s expiration of its or his desire to not renew the agreement or to renew the agreement on different terms. The agreement provides for an initial annual base salary of $325,000.  Subject to certain terms and conditions, $95,000 of this salary may be deferred by Eleison.  In addition, up to 100% of the base salary may be deferred if Eleison is projected to have insufficient cash flow to meet its obligations.  Mr. Thomas is eligible to participate on the same basis as similarly situated executives in Eleison’s benefit plans in effect from time to time during his employment.  In addition, Mr. Thomas is eligible to receive an annual bonus based upon his performance and Eleison’s financial results as compared to budget for such fiscal year.

Under the terms of the employment agreement, in the event that Eleison terminates Mr. Thomas’ employment without cause or if Mr. Thomas resigns for good reason (other than in connection with a change-of-control of Eleison), and provided that Mr. Thomas executes a general release in favor of Eleison, he will be entitled to receive certain payments and other benefits, which are as follows:

●	An amount equal to 12 months of his base salary then in effect, payable on our standard payroll dates; and

●	The amount, if any, of any unpaid bonus for the fiscal year prior to the fiscal year in which such termination occurred; and

●

Any amounts that were previously deferred will be paid in such intervals as Eleison is reasonably able to pay based on its cash needs, as determined by the Board or upon the sale or liquidation of substantially all of the assets of Eleison, if earlier; and

●	Any other amounts due and unpaid for the period through the termination date.

For the purpose of Mr. Thomas’ employment agreement, “good reason” is defined as (i) a material reduction in Mr. Thomas’ duties, responsibilities and authority as set forth in Section A.1 of the employment agreement; or (ii) a material breach by Eleison of any material provision of the employment agreement; or (iii) a reduction of Mr. Thomas’ base salary; or (iv) the relocation of Mr. Thomas’ principal place of employment to a location that increases Mr. Thomas’ commute by 50 or more miles; provided, however, that in any such event Eleison will have the right for a period of thirty (30) days after receipt of written notice from Mr. Thomas, to cure any condition given rise to Mr. Thomas’ termination of his employment for good reason, to his reasonable satisfaction.

As part of his employment agreement, Mr. Thomas agreed to certain confidentiality, non-compete and/or non-solicitation obligations. If Mr. Thomas violates his confidentiality, non-compete and/or non-solicitation obligations, or the terms of his proprietary and inventions assignment agreement with Eleison, Eleison will be entitled to seek injunctive or other equitable relief and Mr. Thomas’ right to the severance benefits that he would have otherwise been entitled to receive pursuant to his employment agreement will cease on the date of such violation.

Consulting Agreement with Keith Darragh

Mr. Darragh serves as our Chief Financial Officer.  Effective as of January 14, 2016, Eleison Pharmaceuticals LLC, entered into a consulting agreement with Keith Darragh pursuant to which Mr. Darragh provides finance, accounting and general management services to us.  On January 2, 2021, the agreement was amended, effective as of December 1, 2020, to further extend the term of the agreement through January 14, 2022.  As amended, the agreement obligates Mr. Darragh to provide us with 60 to 180 hours of service per month, on an as needed basis.  Under the terms of the amended agreement, we compensate Mr. Darragh at a rate of $125 per hour and reimburse him for authorized out-of-pocket expenses in accordance with our policy and practices.

Other Elements of Executive Compensation Program

Other Benefits and Perquisites

We pay a portion of the premiums for medical insurance, dental insurance, vision insurance, life insurance and accidental death and dismemberment insurance benefits to all full-time employees, including our named executive officers. These benefits are available to all employees, subject to applicable laws. The Board will evaluate perquisites annually as an element of overall compensation.

Other Compensation

We intend to continue to maintain the current benefits for our named executive officers, which are also available to all of our other employees. However, our Board, in its discretion, may in the future revise, amend or add to the benefits of any named executive officer if it deems it advisable.

Outstanding Equity Awards at December 31, 2021

None.

Benefit Plans

We do not have any profit sharing plan or similar plans for the benefit of our officers, directors or employees.

Equity Compensation Plan Information

The table below sets forth information with respect to our 2020 Equity Compensation Plan (the “Equity Compensation Plan”) under which equity securities are authorized for issuance as of December 31, 2021:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Securities available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity Compensation Plans approved by stockholders	146,500	$5.00	689,500
Equity Compensation Plans not approved by stockholders	-	-	-
Total	146,500	$5.00	689,500

On January 4, 2021, we awarded options for an additional 420,000 shares of Common Stock.  Each option has an exercise price of $5.00 per share, expires January 4, 2031 and vests ratably on a daily basis through January 4, 2024.  The options were awarded under the Plan as follows:

●	Edwin Thomas -- options to purchase to purchase up to 300,000 shares of Common Stock;
●	Keith Darragh – options to purchase up to 5,000 shares of Common Stock;
●	Frank Seidman – options to purchase up to 40,000 shares of Common Stock;
●	Michael Otto – options to purchase up to 25,000 shares of Common Stock;
●	Joel Morganroth – options to purchase up to 25,000 shares of Common Stock; and
●	Bryan Wood – options to purchase up to 25,000 shares of Common Stock.

2020 Equity Compensation Plan

Effective as of November 12, 2020, as part of the 2020 Reorganization, the Equity Compensation Plan was approved and adopted. The Equity Compensation Plan is the successor to the 2012 Omnibus Unit Incentive Plan of our predecessor, Eleison Pharmaceuticals, LLC (the “LLC Plan”). The Equity Compensation Plan is designed to offer our present and future employees, non-employee directors, consultants and advisors a greater stake and closer identity with our company through grants of incentive stock options, non-qualified stock options, stock awards, restricted stock units (RSUs), stock appreciation rights (SARs) or other share-based awards (collectively “Awards”). The Equity Compensation Plan is intended to advance our best interests by providing those persons who have a substantial responsibility for our management and growth with additional incentives by allowing them to acquire an ownership interest in us and thereby encouraging such persons to continue to remain employed by, or in the service of, us. The availability and offering of the Awards under the Equity Compensation Plan also increases our ability to attract and retain individuals of exceptional managerial talent upon whom, in large measure, our sustained progress, growth and profitability depend.

In connection with the 2020 Reorganization, an aggregate of 146,500 stock options were issued to eight persons, including three members of our board of directors, in exchange for previously held options to purchase membership units or profits interests in Eleison Pharmaceuticals, LLC (the “Converted Awards”). One option holder had previously resigned in October 2020 and his options expired in January 2021. As of the date of this prospectus, none of the remaining options have been exercised.

Eligibility and Administration. Our employees, consultants, advisors and directors will be eligible to receive equity awards under the Equity Compensation Plan. The Equity Compensation Plan is administered by our Board or a committee thereof appointed by our Board (the “Committee”). Except for Awards to non-employee directors, Awards may be granted by either our Board or a Committee (hereinafter referred to as the “Administrator.”). The Administrator has the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the Equity Compensation Plan, subject to its express terms and conditions. The Administrator sets the terms and conditions of all Awards, including any vesting and vesting acceleration conditions.

Limitation on Shares Available. The number of shares of Common Stock initially available under the Equity Compensation Plan for Awards and Converted Awards is 800,000; provided; however, the maximum number of shares of Common Stock that may be issued under the Equity Compensation Plan as ISOs is 81,618 shares. Shares of Common Stock under the Equity Compensation Plan may be authorized but unissued shares or reacquired shares. If and to the extent options or SARs granted under the Equity Compensation Plan or Converted Awards terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised or if any stock awards, RSUs, or other equity awards are forfeited, the shares subject to such grants and Converted Awards shall again be available for Awards under the Plan.

Awards. The Equity Compensation Plan provides for the grant of stock options, stock awards, RSUs, SARs, and other share-based awards. All Awards under the Equity Compensation Plan are subject to Award agreements, which detail the terms and conditions of the Awards, including any applicable vesting, performance conditions, if any, and payment terms and post-termination exercise limitations. The following is a brief description of each award type:

●

Stock Options. The Administrator may grant stock options, which may consist of non-qualified stock options, incentive stock options (or ISOs), or any combination of the foregoing. Stock options will provide the option holder the right to purchase shares of Common Stock at a price not less than the fair market value of such shares on the date of grant. No stock options may be exercised more than 10 years from the date of grant. Each grant of stock options must specify (i) the period of continuous employment that is required (or the performance objectives that must be achieved) before the stock options become exercisable, (ii) the extent to which the option holder will have the right to exercise the stock options following termination of service, and (iii) the permitted method for paying the exercise price.

●

Stock Awards. The Administrator may grant stock awards in such number and subject to restrictions, or no restrictions, as it determines in its discretion. The Administrator may establish conditions under which restrictions on stock awards shall lapse over a period of time or according to such other criteria as it deems appropriate, including, without limitation, restrictions based upon the achievement of specific performance goals. The period during which the stock awards will remain subject to restrictions will be designated in the Award agreement as the “Restriction Period.” If the stock award is subject to restrictions the recipient may not sell, assign, transfer, pledge or otherwise dispose of any shares of the stock award except in accordance with Award agreement and the Equity Compensation Plan. Unless the Administrator determines otherwise, a recipient is entitled immediately to voting, dividend and other ownership rights in the shares of the stock award.

●

Restricted Stock Units (RSUs). The Administrator may grant RSUs to participants in such number as it determines in its discretion. RSUs constitute an agreement to issue or deliver shares of Common Stock, cash, or a combination thereof, to the participant in the future at the end of a restriction period and subject to the fulfillment of such conditions as may be specified in the applicable Award agreement. During the restriction period, the participant has no right to transfer any rights under his or her award and no right to vote or receive dividends on the shares covered by the RSUs.

●

Stock Appreciation Rights. The Administrator may grant SARs. Each SAR Award agreement will specify a grant price, which must be at least equal to the fair market value of a share of Common Stock on the date of grant. No SAR may be exercised more than 10 years from the date of grant. Upon the exercise of a SAR, the holder is entitled to receive payment in an amount determined by multiplying (i) the excess of the fair market value per share of Common Stock on the date of exercise over the fair market value per share of Common Stock on the date of grant, by (ii) the number of shares with respect to which the SAR is exercised. The payment upon the SAR exercise will be in cash, shares of Common Stock of equivalent value, or in some combination thereof, as provided in the applicable Award agreement. Each SAR Award agreement must specify (i) the period of continuous employment that is required (or the performance objectives that must be achieved) before the SAR becomes exercisable and (ii) the extent to which the holder will have the right to exercise the SAR following termination of service.

●

Other Equity Awards. The Administrator may grant other equity awards, which are awards other than stock options, stock awards, RSUs and SARs, that are based on, measured by or payable in shares of Common Stock or SARs on such terms and conditions as it shall determine.

Adjustments. If there is any change in the number or kind of shares of Common Stock outstanding by reason of (i) a stock dividend, spinoff, recapitalization, stock split, reverse stock split, or combination or exchange of shares, (ii) a merger, reorganization or consolidation, (iii) a reclassification or change in par value, or (iv) any other extraordinary or unusual event affecting the outstanding Common Stock as a class without our company’s receipt of consideration, or if the value of outstanding shares of Common Stock is substantially reduced as a result of a spinoff or our company’s payment of an extraordinary dividend or distribution, the maximum number of shares of Common Stock available for issuance under the Equity Compensation Plan, the kind and number of shares covered by outstanding Awards and Converted Awards, the kind and number of shares issued and to be issued under the Equity Compensation Plan, and the price per share or the applicable market value of such Awards and Converted Awards shall be equitably adjusted by the Administrator, in such a manner as the Administrator deems appropriate, to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of Common Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Equity Compensation Plan and such outstanding Awards and Converted Awards.

Change in Control. In the event of a “Change of Control” (as defined in the Equity Compensation Plan), all outstanding Awards under the Equity Compensation Plan shall be treated in the manner determined by the Administrator. In this regard, the Administrator has broad discretion to take any action with respect to outstanding Awards, including accelerating the vesting of Awards, providing for the assumption or substitution of Awards by a successor entity, replacing or terminating Awards and providing for such other treatment as the administrator determines.

Lock-Up Period. If we so request, or any representative of the underwriters (the “Managing Underwriter”) in connection with any underwritten offering of our securities requests, an Award recipient (including any successor or assigns) is obligated to enter into a “lock-up agreement pursuant to which he or she will agree  not to sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any shares or other securities of ours held by such Award recipient (other than those included in the registration) during the 30-day period preceding and the 180-day period  following the effective date of a registration statement filed by us for such underwriting (or such longer period as the Managing Underwriter or we shall request in order to facilitate compliance with applicable rules, regulations and such other factors that the Board deems appropriate) (the “Market Standoff Period”). The Award recipient agrees to execute and deliver such other agreements as may be reasonably requested by us and/or the Managing Underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. We may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period.

Plan Amendment and Termination. The Board may amend or terminate the Equity Compensation Plan at any time; however, no amendment may adversely affect in any material way an Award outstanding under the Equity Compensation Plan without the consent of the affected participant. Our Board is required to obtain stockholder approval of any amendment to the Equity Compensation Plan to the extent necessary to comply with the Internal Revenue Code of 1986 (the “Code”), as amended and applicable laws. No Award may be granted pursuant to the Equity Compensation Plan after the tenth anniversary of the date on which our Board of directors adopted the Equity Compensation Plan.

Certain Federal Tax Effects

The following discussion is limited to a summary of the U.S. federal income tax provisions relating to the grant, exercise, and vesting of awards under the Equity Compensation Plan and the subsequent sale of Common Stock acquired under the Equity Compensation Plan. The tax consequences of awards may vary depending upon the particular circumstances, and it should be noted that the income tax laws, regulations and interpretations thereof change frequently. Participants should rely upon their own tax advisors for advice concerning the specific tax consequences applicable to them, including the applicability and effect of state, local, and foreign tax laws.

The following is a limited summary of certain U.S. federal income tax consequences of awards made under the Equity Compensation Plan, based upon the laws in effect on the date hereof. The discussion is general in nature and does not take into account a number of considerations which may apply in light of the circumstances of a particular participant under the Equity Compensation Plan. The income tax consequences under applicable state and local tax laws may not be the same as under federal income tax laws. Participants should rely upon their own tax advisors for advice concerning the specific tax consequences applicable to them, including the applicability and effect of state, local, and foreign tax laws.

Non-Qualified Stock Options. A participant will not recognize taxable income at the time of grant of a non-qualified stock option. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares of Common Stock purchased over their exercise price.

Incentive Stock Options, or ISOs. A participant will not recognize taxable income at the time of grant of an ISO. A participant will not recognize taxable income (except for purposes of the alternative minimum tax) upon exercise of an ISO. If the shares Common Stock acquired by exercise of an ISO are held for the longer of two years from the date the option was granted and one year from the date the shares of Common Stock were transferred, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss. If, however, such shares are disposed of within either of such two- or one-year periods, then in the year of such disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of the amount realized upon such disposition and the fair market value of such shares on the date of exercise over the exercise price. Any additional gain will be taxed as short-term or long-term capital gain.

Stock Appreciation Rights, or SARs. A participant will not recognize taxable income at the time of grant of a SARs. Upon exercise, a participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) equal to the fair market value of any shares of Common Stock delivered and the amount of cash paid by us.

Stock Awards. A participant will not recognize taxable income at the time of grant of restricted shares, unless the participant makes an election under Section 83(b) of the Code to be taxed at such time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant equal to the excess of the fair market value of the shares of Common Stock at such time over the amount, if any, paid for such shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares of Common Stock at such time over the amount, if any, paid for such shares. If the participant makes an election under Section 83(b) of the Code, any dividends received by the participant on such shares will be taxed as dividends. If such election is not made, any dividends received by the participant on such shares before the restrictions lapse will be treated as compensation taxable as ordinary income, and dividends received after the restrictions lapse will be taxed as dividends.

Restricted Stock Units, or RSUs. A participant will not recognize taxable income at the time of grant of a RSU award. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of settlement of the award equal to the fair market value of any shares of Common Stock delivered and the amount of cash paid by us. Any dividend equivalents paid with respect to RSUs will be treated as compensation taxable as ordinary income.

Tax Deduction. To the extent that an individual recognizes ordinary income in the circumstances described above, we are entitled to corresponding federal income tax deduction, provided, among other things, that the deduction meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code, and is not disallowed by the $1.0 million limitation on deductions for compensation paid to certain of our employees.

Director Compensation

Our Board intends to adopt a compensation plan for independent directors following the consummation of this offering, pursuant to which each independent director will be compensated for services as a director of the Company.

Members of our Board who are also our employees will not receive any fees for their service as a director. Mr. Thomas is the only employee director.

For the year ended December 31, 2021, our independent directors did not receive any cash or equity compensation for their services.

On November 12, 2020, in connection with the 2020 Reorganization, we issued 15,000 options to each of Joel Morganroth and Michael J. Otto and 12,000 options to Bryan Wood in exchange for their options to acquire membership units in Eleison Pharmaceuticals, LLC.  The new options are all fully-vested, have a $5.00 exercise price and expire on November 12, 2025.

On January 4, 2021, we awarded options for an additional 420,000 shares of Common Stock.  Each option has an exercise price of $5.00 per share, expires January 4, 2031 and vests ratably on a daily basis through January 4, 2024. The options were awarded under the Equity Compensation Plan as follows:

●	Edwin Thomas -- options to purchase to purchase up to 300,000 shares of Common Stock;
●	Frank Seidman – options to purchase up to 40,000 shares of Common Stock;
●	Michael Otto – options to purchase up to 25,000 shares of Common Stock;
●	Joel Morganroth – options to purchase up to 25,000 shares of Common Stock; and
●	Bryan Wood – options to purchase up to 25,000 shares of Common Stock.

PRINCIPAL STOCKHOLDERS

The following table and accompanying footnotes set forth certain information with respect to the beneficial ownership of our Common Stock immediately prior to and immediately after consummation of this offering by:

•	each of our directors;
•	each of our named executive officers;
•	all our directors and named executive officers as a group; and
•	each person, or group of affiliated persons, known to us who beneficially owned more than 5% of our outstanding shares of our Common Stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated in the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and/or sole investment power with respect to shares of our Common Stock that they beneficially owned, subject to applicable community property laws. Under the rules of the SEC, a person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days.

Applicable percentage ownership before this offering is based on 6,400,000 shares of our Common Stock outstanding immediately prior to this offering. Applicable percentage ownership after this offering is based on ______ shares of our Common Stock outstanding immediately after the closing of this offering (i) assuming no exercise by the underwriters of their over-allotment option, and (ii) no purchases in this offering by the persons and entities named in the table below. In computing the number of shares of Common Stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed to be outstanding all shares of Common Stock subject to options and warrants held by that person or entity that are currently exercisable or exercisable within 60 days of this prospectus. However, we did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person or entity. Unless otherwise indicated, the business address of each of our directors, executive officers and beneficial owners of more than 5% of our outstanding Common Stock is c/o Eleison Pharmaceuticals Inc., 100 Overlook Center, 2nd Floor, Princeton NJ 08540.  The address of BDI is 212, Gasan digital 1-r, Geumcheon-gu, Seoul 08502, Republic of South Korea.

	Beneficially Owned Before Offering		Beneficially Owned After Offering
Name of Beneficial Owner	Number of Shares	Percentage of Shares	Number of Shares	Percentage of Shares
Directors and Named Executive Officers
Edwin J. Thomas(1)	365,178	5.57%	[ ]	[ ]	%
Keith Darragh, CPA, CGMA(2)	1,539	*	[ ]	[ ]	%
Michael E. Lusty	0	0%	[ ]	[ ]	%
Joel Morganroth, MD(3)	113,350	1.75%	[ ]	[ ]	%
Michael J. Otto, PhD(4)	24,694	*	[ ]	[ ]	%
Frank Seidman(5)	2,819,871	41.83%	[ ]	[ ]	%
Bryan R. Wood(6)	19,694	*	[ ]	[ ]	%
Patrick J. Maguire, MD.	0	0%	[ ]	[ ]	%
Matthew Allen Cromie	0	0%	[ ]	[ ]	%
All named executive officers and directors as a group (9 individuals)(7)	3,344,327	47.79%	[ ]	[ ]	%
Greater than 5% Stockholders:
BDI Co., Ltd.(8)	2,400,000	37.50%	[ ]	[ ]	%
Eleison Investors, LP(9)	1,409,022	22.02%	[ ]	[ ]	%
Eleison Investors II, LP(9)	788,684	12.32%	[ ]	[ ]	%

*	Represents beneficial ownership less than 1%
(1)	Includes (i) 87,920 shares of Common Stock owned directly by Mr. Thomas of record; (ii) 53,000 shares of Common Stock underlying warrants having an exercise price of $5.00 per share and expiring on November 12, 2025; (iii) 92,329 shares of Common Stock issuable upon exercise of options with an exercise price of $5.00 per share granted to Mr. Thomas on January 4, 2021, that are either immediately exercisable or exercisable within 60 days of this prospectus; (iv) 126,929 shares of Common Stock owned by Eleison Pharma Holdings Inc. (“EPHI”); and (v) 5,000 shares of Common Stock underlying warrants having an exercise price of $5.00 per share and expiring on November 12, 2025, held by EPHI. Mr. Thomas is the chief executive officer and the majority stockholder of EPHI, and, as such, has control over the voting and disposition of those shares Mr. Thomas is a director of BDI but disclaims beneficial ownership of the shares of Common Stock owned by BDI.
(2)	Includes 1,539 shares of Common Stock issuable upon the exercise of options with an exercise price of $5.00 per share granted to Mr. Darragh on January 4, 2021, that are either immediately exercisable or exercisable within 60 days of this prospectus.
(3)

Includes (i) 27,714 shares of Common Stock owned by the Joel Morganroth Revocable Trust dated 6/10/10; (ii) 20,000 shares of Common Stock underlying warrants having an exercise price of $5.00 per share and expiring on November 12, 2025 held by the Joel Morganroth Revocable Trust dated 6/10/10; (iii) an aggregate of 24,942 shares of Common Stock held in separate trusts for the benefit of each of Dr. Morganroth’s three children, of which Dr. Gail Morrison, Dr. Morganroth’s spouse, is the trustee; (iv) an aggregate of 18,000 shares of Common Stock underlying warrants having an exercise price of $5.00 per share and expiring on November 12, 2025 held in separate trusts for the benefit of each of Dr. Morganroth’s three children, of which Dr. Gail Morrison, Dr. Morganroth’s spouse, is the trustee; (v) 15,000 shares of Common Stock underlying options exercisable at a price of $5.00 per share granted to Dr. Morganroth on November 12, 2020; and (vi) 7,694 shares of Common Stock issuable upon the exercise of options with an exercise price of $5.00 per share granted to Dr. Morganroth on January 4, 2021, that are either immediately exercisable or exercisable within 60 days of this prospectus.

(4)

Includes (i) 2,000 shares of Common Stock underlying warrants having an exercise price of $5.00 per share and expiring on November 12, 2025; (ii)15,000 shares of Common Stock underlying options exercisable at a price of $5.00 per share granted to Mr. Otto on November 12, 2020; and (iii) 7,694 shares of Common Stock issuable upon the exercise of options with an exercise price of $5.00 per share granted to Mr. Otto on January 4, 2021, that are either immediately exercisable or exercisable within 60 days of this prospectus.

(5)

Includes (i) 280,724 shares of Common Stock owned jointly by Mr. Seidman and his spouse; (ii) 62,600 shares of Common Stock underlying warrants having an exercise price of $5.00 per share and expiring on November 12, 2025 held by Mr. Seidman directly; (iii) 202,585 shares of Common Stock underlying warrants having an exercise price of $5.00 per share and expiring on November 12, 2025 owned jointly by Mr. Seidman and his spouse; (iv) 1,409,022 shares of Common Stock held by Eleison Investors, LP; (v) 788,684 shares of Common Stock held by Eleison Investors II, LP; (vi) 63,945 shares of Common Stock underlying warrants having an exercise price of $5.00 per share and expiring on November 12, 2025 held by Capital Solutions Inc.; and (vii) 12,311 shares of Common Stock issuable upon the exercise of options having an exercise price of $5.00 per share granted to Mr. Seidman on January 4, 2021, that are either immediately exercisable or exercisable within 60 days of this prospectus.  Mr. Seidman has voting and dispositive power over the shares held by Eleison Investors, LP, Eleison Investors II, LP and Capital Solutions, Inc.

(6)

Includes (i) 12,000 shares of Common Stock underlying options exercisable at a price of $5.00 per share granted to Mr. Woods on November 12, 2020; and (ii) 7,694 shares issuable upon the exercise of options with an exercise price of $5.00 per share granted to Mr. Wood on January 4, 2021, that are either immediately exercisable or exercisable within 60 days of this prospectus.

(7)	Includes 598,390 shares of Common Stock underlying options and warrants beneficially owned by our named executive officers and directors as a group.
(8)

The shares of Common Stock registered to BDI are beneficially owned by Mr. An Seung-Man, president and chief executive officer of BDI.  Mr. An Seung-Man has voting and dispositive power over such shares.

(9)

The shares of Common Stock registered to Eleison Investors, LP and Eleison Investors II, LP are beneficially owned by Mr. Seidman, the principal of the general partner of each entity. Mr. Seidman has voting and dispositive power over the shares held by each entity.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 2019 to which we have been a party, in which the amount involved in the transaction exceeds $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than five percent (5%) of our capital stock had or will have a direct or indirect material interest, other than compensation, termination and change-of-control arrangements. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

On February 24, 2012, EP-Inc. entered into a Services Agreement with Capital Solutions, Inc., which was subsequently amended on August 5, 2013 (the “Services Agreement”).  Pursuant to the Services Agreement, Capital Solutions provides financial advice and services related to financings, acquisitions and other developments as reasonably requested from time to time.  Unless otherwise terminated in accordance with its terms, the Services Agreement automatically renews for successive one-year periods unless either party gives the other party written notice of its intent not to renew at least thirty days prior to the completion of the then current term.  For the years ended December 31, 2019, 2020 and 2021, amounts paid and/or accrued to Capital Solutions were $545,000, $640,000 and $_________, respectively. At December 31, 2021, no amounts were due to Capital Solutions. Frank Seidman, a member of our board of directors, is the founding principal and President of Capital Solutions.

Pursuant to the terms of an Amended and Restated Investor Rights Agreement, dated as of November 13, 2020, we are obligated to make “Milestone Payments” to our stockholders, which include some our officers, directors and 5% stockholders.  Table 1 below sets forth the “Milestone Events” and the amount of the Milestone Payment and Table 2 below identifies the recipients of the Milestone Payments who are our officers, directors or 5% stockholders and the percentage of the applicable Milestone Payment each such person is entitled to receive.

Table 1.

MILESTONE EVENT	MILESTONE PAYMENT
First marketing approval by the FDA for glufosfamide	$2,000,000
First marketing approval by FDA for ILC	$1,000,000
First marketing approval by FDA of DBD	$1,000,000
First year annual worldwide product sales of glufosfamide exceed $100 million	$15,000,000
First year annual worldwide product sales of glufosfamide exceed $250 million	$20,000,000

Table 2.

Name of Officer, Director or Stockholder	Share of Milestone Payment
Edwin J. Thomas(1)	1.3%
Eleison Pharma Holdings(2)	3.2%
Eleison Investors, LP(3)	35.2%
Eleison Investors II, LP(3)	19.7%
Joel Morganroth(4)	1.3%
Frank Seidman(4)	7.0%

(1)	Mr. Thomas is our president, chief executive officer and chairman of the board.
(2)	The chief executive officer and the majority stockholder of EPHI is Mr. Thomas, as such, Mr. Thomas is the beneficial owner of EPHI.
(3)

The principal of the general partner of each of Eleison Investors, LP and Eleison Investors II, LP, is Frank Seidman and, as such, he is the beneficial owner of Eleison Investors, LP and Eleison Investors II, LP.  Prior to this offering Eleison Investors, LP and Eleison Investors II, LP respectively own 22.02% and 12.32% of our issued and outstanding shares of Common Stock.

(4)	Each of Joel Morganroth and Frank Seidman are members of our board of directors.

We have entered into a consulting agreement with Pat Maguire, our chief medical office, dated as of May 4, 2021, pursuant to which we pay him a monthly retainer of $10,000 in any calendar month which he provides more than 40 hours of services to us plus $250/hour for each hour of service rendered in excess of 40 hours. He is also entitled to reimbursement for certain expenses. The consulting agreement has a termination date of May 4, 2023 but can be extended by mutual agreement of the parties. Through December 31, 2021, we paid Dr. Maguire an aggregate of $40,000 in consulting fees.

We have entered into a consulting agreement with WSM Consulting Group, LLC, dated as of May 19, 2021, pursuant to which we retained the services of Michael Lusty, a member of our board of directors. Under the terms of the agreement, we pay a monthly consulting fee of $10,000 to guaranty at least 40 hours of services per month plus $250/hour for each hour of service rendered in excess of 40. The consulting agreement has a termination date of May 19, 2023 but can be extended by mutual agreement of the parties. Through December 31, 2021, we paid WSM Consulting Group an aggregate of $144,520 in consulting fees.

From 2014 through 2017, we issued, at par, an aggregate of approximately $4.2 million aggregate principal amount of our convertible Series B term notes (“Convertible Notes”) to new and certain existing investors for cash. Three of our directors, Edwin J. Thomas who is also our founder, chief executive officer and president, Joel Morganroth and Frank Seidman, or their respective affiliates, purchased $160,000, $190,000 and $1.0 million, aggregate principal amount of Convertible Notes, respectively.  Each Convertible Note accrued interest at a per annum rate of 18% (compounding annually), had a one-year maturity, and a conversion price equal to either (i) 70% of the per unit price of securities issued in a funding event that yielded gross proceeds no less than $1.0 million or (ii) $100.00 per unit for Class B Units. Holders of the Convertible Notes received warrants to purchase an aggregate of 41,993 Class B Units. In connection with the 2020 Reorganization, the aggregate principal amount of Convertible Notes converted into 1,163,819 shares of our Common Stock and the warrants became exercisable to purchase 1,061,452 shares of our Common Stock.

Policies and Procedures for Related Party Transactions

Following the completion of this offering, our audit committee will have the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years, and in which a related person has or will have a direct or indirect material interest. Upon completion of this offering, our policy regarding transactions between us and related persons will provide that a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our Common Stock, in each case since the beginning of the most recently completed year and any of their immediate family members. Our audit committee charter that will be in effect upon completion of this offering will provide that our audit committee will review and approve or disapprove any related party transactions.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and provisions of our amended and restated certificate of incorporation and bylaws are summaries, are not intended to be complete and are qualified in their entirety by reference such governance documents copies of which have been filed as exhibits to our registration statement, of which this prospectus forms a part.

Under our amended and restated certificate of incorporation, our authorized capital stock will consist of 90 million shares of Common Stock, par value $0.01 per share and ten million shares of preferred stock, par value $0.01 per share.

Preferred Stock

Our amended and restated certificate of incorporation, authorizes our board of directors to establish one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

●	the designation of the series;

●	the number of shares of the series which our board may, except where otherwise provided in the preferred shares designation, increase or decrease, but not below the number of shares then outstanding;

●	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

●	the dates at which dividends, if any, will be payable;

●	the redemption rights and price or prices, if any, for shares of the series;

●	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

●	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding — up of the affairs of our company, or upon any distribution of our assets;

●

whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

●	the preferences and special rights, if any, of the series and the qualifications and restrictions, if any, of the series;

●	the voting rights, if any, of the holders of the series; and

●	such other rights, powers and preferences with respect to the series as our board of directors may deem advisable.

We have no shares of preferred stock issued and outstanding.

Common Stock

Immediately after this offering is consummated, we will have ____ shares of Common Stock issued and outstanding (_____ shares if the underwriters’ over-allotment option is exercised in full).

Voting Rights

Our Common Stock is entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and does not have cumulative voting rights.

Economic Rights

Except as otherwise expressly provided in our amended and restated certificate of incorporation or required by applicable law, all shares of Common Stock will have the same rights and privileges and rank equally, share ratably, and be identical in all respects for all matters, including those described below.

Dividends

The holders of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by our Board of Directors out of legally available funds.

Liquidation Rights

In the event of our liquidation, dissolution or winding-up, holders of our Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities.

No Preemptive or Similar Rights

The holders of our shares of Common Stock are not entitled to preemptive rights, and are not subject to conversion, redemption or sinking fund provisions. The rights, preferences and privileges of the holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Fully Paid and Non-Assessable

All our outstanding shares of Common Stock are, and the shares of Common Stock to be issued in this offering will be, fully paid and nonassessable.

2020 Warrants

As of the date of this prospectus, we have outstanding warrants to purchase 1,061,494 shares of our Common Stock at an exercise price of $5.00 per share, which expire on November 12, 2025.   If Eleison is sold at a price greater than $5.00 per share, or if we consummate an initial public offering at a price per share higher than $5.00, the warrants will automatically convert into shares of Common Stock on a “cashless exercise” basis.  Based on an initial offering price of $___ per share, the warrants will convert into ____ shares of Common Stock.

Registration Rights

Pursuant to the Amended and Restated Investors’ Rights Agreement, dated as of November 13, 2020 (as further amended as of ___, 2021), commencing one-year following the completion of this offering, holders of ________ shares of our Common Stock, including the 1,061,494 shares issuable upon exercise of the warrants described in the preceding paragraph or their transferees have to require us to register the offer and sale of their shares, and to include their shares in any registration statement we file.

Demand Registration Rights

After the completion of this offering, the holders of the Registerable Securities will be entitled to certain demand registration rights. The right may be exercised at any time beginning after the earlier of (i) the one-year anniversary of the date on which we receive marketing approval from the FDA for any of our products and (iii) one year after the effective date of the registration statement of which this prospectus is a part by holders of at least 80% of the Registrable Securities then outstanding.  We then have 60 days to file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the holders of Registerable Securities have requested to be registered, subject to standard underwriter cutbacks; and use our best efforts to cause such Registrable Securities to be registered within six months after the date of demand.  The holders of the Registerable Securities are only entitled to two (2) demand registration rights.

Form S-3 Registration Rights

If at any time after we are eligible to use a Form S-3 registration Statement, we receive a request from holders of 20% of the Registerable Securities then outstanding that we file a Form S-3 registration statement with respect to the outstanding Registerable Securities of such holders having an aggregate offering price of $3 million, net of selling expenses (as defined), then within ten (10) days of our receipt of such notice, we must give a Demand Notice to the other holders of Registerable Securities and as soon as practicable thereafter, but in any event within 45 days, after the demand is made, file a Form S-3 registration statement covering all the Registerable Securities requested to be included in such registration statement, subject to standard cutbacks. We are not obligated to file more than one S-3 registration statement within a twelve-month period.

Piggyback Registration Rights

Commencing one year after the offering, if we propose to register the offer and sale of shares of our Common Stock under the Securities Act, all holders of the Registerable Securities then outstanding can request that we include their shares in such registration, subject to certain marketing and other limitations, including the right of the underwriters to limit the number of shares included in any such registration statement under certain circumstances. The piggyback registration rights do not apply to (1) a registration related to any employee benefit plan or a corporate reorganization or other transaction covered by Rule 145 promulgated under the Securities Act, (2) a registration relating to the offer and sale of Common Stock issuable upon conversion of debt securities which are also being registered, (3) a registration on any registration form that does not permit secondary sales or (4) a registration pursuant to the demand or Form S-3 registration rights described in the preceding two paragraphs above.

Expenses of Registration

We will pay all expenses relating to any demand registrations, Form S-3 registrations and piggyback registrations, subject to specified exceptions.

Termination

The registration rights terminate upon the earliest of (1) immediately prior to the closing of certain liquidation events set forth in the certificate of incorporation, (2) as to a given holder of registration rights, the date after the closing of this offering when such holder of registration rights can sell all of such holder’s registrable securities during any ninety-day period pursuant to Rule 144 promulgated under the Securities Act, and (3) three years following the consummation of this offering.

Delaware Anti-Takeover Law

Under the DGCL, we may not engage in any “business combination” with any interested stockholder for a period of three years following the time that the stockholder became an interested stockholder, unless:

●	Prior to that time our Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●

Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our outstanding voting stock at the time the transaction commenced, excluding in the determination of the outstanding voting stock those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares subject to the plan will be tendered in a tender or exchange offer; or

●

At or subsequent to the time the business combination is approved by our Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of our outstanding voting stock which is not owned by the interested stockholder.

Our amended and restated certificate of incorporation and our bylaws do not contain a provision electing not to be governed by these restrictions so these restrictions will generally apply.

Under the DGCL, an “interested stockholder” generally includes:

●	The owner of 15% of more of our outstanding voting stock; or

●	Any person who was the owner of 15% or more of our outstanding voting stock at any time within the prior three years.

Under the DGCL, a “business combination” includes:

●

Any merger or consolidation of us or any majority owned subsidiary of us with (i) the interested stockholder, or (ii) any other corporation or other entity if the merger or consolidation is caused by the interested stockholder and as a result of the merger or consolidation the business combination provisions of the DGCL do not apply to the surviving entity;

●

Any sale or other disposition, as part of a dissolution or otherwise (except proportionally as a stockholder of Eleison), to or with the interested stockholder, of assets of the Company or of any majority owned subsidiary of us which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all of our assets determined on a consolidated basis or the aggregate market value of all our outstanding stock;

●

Any transaction which results in the issuance or transfer by us or by any majority owned subsidiary of us of any of our stock or stock of our subsidiary to the interested stockholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into our stock or stock of such subsidiary which securities were outstanding prior to the time that the interested stockholder became an interested stockholder, (ii) pursuant to a merger with a wholly owned subsidiary of us, (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into our stock or stock of such subsidiary which security is distributed, pro rata to all holders of a class or series of our stock subsequent to the time the interested stockholder became an interested stockholder, (iv) pursuant to an exchange offer by us to purchase stock made on the same terms to all holders of the stock; or (v) any issuance or transfer of stock by us, except that in no case under items (iii) through (v) above shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of us or of our voting stock;

●

Any transaction involving us or any majority owned subsidiary of us which has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of us or of such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

●

Any receipt by the interested stockholder of the benefit (except proportionately as a stockholder of the Company) of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted) provided by or through us or any majority owned subsidiary.

Choice of Forum

Our amended and restated certificate of incorporation that will be in effect upon completion of this offering, will provide that the Court of Chancery of the State of Delaware is the exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers, and employees to us or our stockholders; (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our bylaws; or (iv) any action asserting a claim that is governed by the internal affairs doctrine, except for, in each of the aforementioned actions, any claims to which the Court of Chancery of the State of Delaware determines it lacks jurisdiction. This exclusive forum provision does not apply to suits brought to enforce a duty or liability created by the Exchange Act.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Our bylaws that will be in effect upon completion of this offering, will provide that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, or a Federal Forum Provision, including for all causes of action asserted against any defendant named in such complaint.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. In addition, neither the exclusive forum provision nor the Federal Forum Provision applies to suits brought to enforce any duty or liability created by the Exchange Act. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court, and our stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

In addition, our amended and restated certificate of incorporation, that will be in effect upon completion of this offering, will provide that any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities shall be deemed to have notice of and consented to our exclusive forum provisions, including the Federal Forum Provision. These provisions may limit a stockholder’s ability to bring a claim and may result in increased costs for a stockholder to bring such a claim, in a judicial forum of their choosing for disputes with us or our directors, officers, or other employees, or the underwriters of any offering giving rise to such claim, which may discourage lawsuits against us and our directors, officers, and other employees, and the underwriters of this offering.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is ____.

SHARES ELIGIBLE FOR FUTURE SALE

Immediately prior to the completion of this offering, there has been no public market for our Common Stock. Future sales of substantial amounts of our Common Stock, including shares issued on the exercise of outstanding options and warrants, in the public market after this offering, or the possibility of these sales or issuances occurring, could adversely affect the prevailing market price for our Common Stock or impair our ability to raise equity capital.

Immediately upon the completion of this offering, we will have a total of _____ shares of Common Stock outstanding (_____ shares if the underwriters exercise the over-allotment option in full). Of these shares, _______ shares of Common Stock sold by us in this Offering (_____ shares if the underwriters exercise the over-allotment option in full), will be freely tradable in the public market without restriction or further registration under the Securities Act, unless these shares are held by “affiliates,” as that term is defined in Rule 144 under the Securities Act.

The remaining ________ shares of Common Stock outstanding, will be, and shares of Common Stock subject to stock options will be on issuance, “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below. Restricted securities may also be sold outside of the U.S. to non-U.S. persons in accordance with Rule 904 of Regulation S.

Subject to the lock-up agreements described below and the provisions of Rule 144 or Regulation S under the Securities Act, as well as our insider trading policy, these restricted securities will be available for sale in the public market after the date of this prospectus.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, an eligible stockholder is entitled to sell such shares without complying with the manner of sale, volume limitation, or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. To be an eligible stockholder under Rule 144, such stockholder must not be deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and must have beneficially owned the shares proposed to be sold for at least nine months, including the holding period of any prior owner other than our affiliates. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144, subject to the expiration of the lock-up agreements described below.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell shares upon the expiration of the lock-up agreements described below. Beginning 90 days after the date of this prospectus and subject to any lock-up agreement, within any three-month period, such stockholders may sell a number of shares that does not exceed the greater of:

●

1% of the number of shares of Common Stock then outstanding, which will equal approximately ___ shares immediately after this offering, assuming no exercise by the underwriters of their over-option ; or

●	the average weekly trading volume of our Common Stock on during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a stockholder who was issued shares under a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days, to sell these shares in reliance on Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required by that rule to wait until 90 days after the date of this prospectus before selling those shares under Rule 701, subject to the expiration of the lock-up agreements described below.

Registration Rights

The holders of up to ________ shares of our Common Stock, or their transferees, will be entitled to certain rights with respect to the registration of the offer and sale of those shares under the Securities Act. See the section titled “Description of Capital Stock-Registration Rights” for a description of these registration rights.

Lock-up Arrangements

Pursuant to “lock-up” agreements, we, our officers and directors, and stockholders, have agreed, without the prior written consent of the representative not to directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our Common Stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our Common Stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock or any other securities of ours or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for a period of (i) twelve months after the date of this prospectus in the case of our directors and officers and (ii) six months after the date of this prospectus in the case of the Company and any successor of the Company and our other stockholders. The representative may, in its sole discretion, release any of the securities subject to these lock-up agreements at any time.

Listing

We have applied to list our Common Stock on Nasdaq under the trading symbol “ELSN.”

UNDERWRITING

ThinkEquity LLC, is acting as representative of the underwriters. Subject to the terms and conditions of an underwriting agreement between us and the representative, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of Common Stock listed next to its name in the following table:

Underwriters	Number of Shares
ThinkEquity LLC
Total

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of Common Stock offered by this prospectus are subject to various conditions and representations and warranties, including the approval of certain legal matters by their counsel and other conditions specified in the underwriting agreement. The shares of Common Stock are offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them. The underwriters reserve the right to withdraw, cancel or modify the offer to the public and to reject orders in whole or in part. The underwriters are obligated to take and pay for all of the shares of Common Stock offered by this prospectus if any such shares of Common Stock are taken, other than those shares of Common Stock covered by the over-allotment option described below.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

Over-Allotment Option

We have granted a 45-day option to the representative of the underwriters to purchase up to ______ additional shares of our Common Stock at a public offering price of $____ per share, solely to cover over-allotments, if any. The underwriters may exercise this option for 45 days from the date of this prospectus solely to cover sales of shares of Common Stock by the underwriters in excess of the total number of shares of Common Stock set forth in the table above. If any of these additional shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

Discounts and Commissions

The underwriters propose initially to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this prospectus and to dealers at those prices less a concession not in excess of $___ per share of Common Stock. If all of the shares of Common Stock offered by us are not sold at the public offering price, the underwriters may change the offering price and other selling terms by means of a supplement to this prospectus.

The following table shows the public offering price, underwriting discounts and commissions and proceeds before expenses to us. The information assumes either no exercise or full exercise of the over-allotment option we granted to the representative of the underwriters.

Total
	Per Share	Without Over-Allotment	With Over-Allotment
Public offering price	$	$	$
Underwriting discount (7%)	$	$	$
Proceeds, before expenses, to us	$	$	$

We have agreed to pay a non-accountable expense allowance to the representative of the underwriters equal to 1% of the gross proceeds received at the closing of the offering. The non-accountable expense allowance of 1% is not payable with respect to the shares sold upon exercise of the underwriters’ over-allotment option. We have advanced $40,000 to the representative, which will be applied against the out-of-pocket accountable expenses that will be paid by us to the underwriters in connection with this offering and will be reimbursed to us to the extent not actually incurred in compliance with FINRA Rule 5110(f)(2)(C).

We have also agreed to pay certain of the representative’s expenses relating to the offering, including (a) all filing fees and communication expenses relating to the registration of the shares of Common Stock to be sold in this offering (including the over-allotment shares) with the Commission; (b) all Public Filing System filing fees associated with the review of the Offering by FINRA; (c) all fees and expenses relating to the listing of the shares of Common Stock to be sold in this offering on such stock exchanges as the Company and the representative together determine; (d) all fees, expenses and disbursements relating to background checks of the Company’s officers, directors and entities in an amount not to exceed $1,000 per individual or $10,000 in the aggregate; (e) all fees, expenses and disbursements relating to the registration or qualification of the shares of Common Stock sold in this offering under the “blue sky” securities laws of such states and other jurisdictions as the representative may reasonably designate; (f) all fees, expenses and disbursements relating to the registration, qualification or exemption of the shares of Common Stock sold in this offering under the securities laws of such foreign jurisdictions as the representative may reasonably designate; (g) the costs of all mailing and printing of the underwriting documents, registration statements, prospectuses and all amendments, supplements and exhibits thereto and as many preliminary and final prospectuses as the representative may reasonably deem necessary; (h) the costs and expenses of a public relations firm; (i) the costs of preparing, printing and delivering certificates representing the shares of Common Stock sold in this offering; (j) fees and expenses of the transfer agent for the shares of Common Stock sold in this offering; (k) stock transfer and/or stamp taxes, if any, payable upon the transfer of the shares of the Common Stock sold in this offering the Company to the underwriters; (l) the costs associated with post-closing advertising the offering in the national editions of the Wall Street Journal and New York Times; (m) the $3,000 cost associated with providing bound volumes of the public offering materials as well as commemorative mementos and Lucite tombstones, each of which the Company or its designee shall provide within a reasonable time after the closing date in such quantities as the representative may reasonably request; (n) the fees and expenses of the Company’s accountants; (o) the fees and expenses of the Company’s legal counsel and other agents and representatives; (p) fees and expenses of the representative’s legal counsel not to exceed $125,000; (q) the $29,500 cost associated with the underwriter’s use of Ipreo’s book-building, prospectus tracking and compliance software for the Offering; and (r) up to $20,000 of the Underwriters’ actual accountable “road show,” market making and trading, and clearing firm settlement expenses for the offering.

Our total estimated expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts, commissions and expenses, are approximately $____.

Representative’s Warrants

Upon closing of this offering, we have agreed to issue to the representative as compensation warrants to purchase _____ shares of Common Stock (5% of the aggregate number of shares of Common Stock sold in this offering), or the representative’s warrants. The representative’s warrants will be exercisable at a per share exercise price equal to 125% of the public offering price per share in this offering (excluding the over-allotment option). The representative’s warrants are exercisable at any time and from time to time, in whole or in part, during the four- and one-half year period commencing 180 days from the effective date of the registration statement of which this prospectus is a part.

The representative’s warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The representative (or permitted assignees under Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the registration statement. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of Common Stock at a price below the warrant exercise price.

In addition, the Representative’s Warrants provide for registration rights upon request, in certain cases. The demand registration right provided will not be greater than five years from the effective date of this offering in compliance with FINRA Rule 5110(f)(2)(G)(iv). The piggyback registration right provided will not be greater than seven years from the effective date of this offering in compliance with FINRA Rule 5110(f)(2)(G)(v). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the Representative’s Warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the Representative’s Warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger, or consolidation. However, neither the Representative Warrant exercise price, nor the number of shares of common stock underlying such warrants, will be adjusted for issuances of shares of common stock by the Company at a price below the exercise price of the Representative’s Warrants.

Strategic Advisory Agreement

We have entered into a strategic advisory agreement with Gordian Investments, LLC pursuant to which Gordian will provide us with advice and assistance on potential strategic transactions including partnering transactions and mergers and acquisitions.  We have agreed to pay Gordian a success fee for any successfully completed strategic transactions.   Under the terms of the advisory agreement, Gordian has also agreed to provide us with financial advisory services in connection with this Offering.  As compensation for the advisory services provided in connection with this Offering, we agreed to pay Gordian an advisory fee of $200,000 and to reimburse Gordian up to $1,000 for reasonable and pre-approved travel and other out-of-pocket expenses incurred by Gordian relative to the services provided in connection with this Offering.  Gordian is not acting as an underwriter for this Offering.

Lock-Up Agreements

Pursuant to “lock-up” agreements, we, our officers and directors, and certain stockholders, have agreed, without the prior written consent of the representative not to directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our Common Stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our Common Stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock or any other securities of ours or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for a period of (i) 12 months after the date of this prospectus in the case of our directors and officers and (ii) six months after the date of this prospectus in the case of the Company and successors of the Company and the other stockholders.

Right of First Refusal

Until 18 months from the closing date of this offering, the representative will have an irrevocable right of first refusal, in its sole discretions, to act as sole investment banker, sole book-runner, sole financial advisor, sole underwriter and/or sole placement agent participation at the representative’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings on terms customary to the representative. The representative will have the sole right to determine whether or not any other broker-dealer will have the right to participate in any such offering and the economic terms of any such participation. The representative will not have more than one opportunity to waive or terminate the right of first refusal in consideration of any payment or fee.

Determination of offering price

The public offering price of the securities we are offering was negotiated between us and the underwriters. Factors considered in determining the public offering price of the shares include the history and prospects of the Company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Other

From time to time, certain of the underwriters and/or their affiliates may in the future provide, various investment banking and other financial services for us for which they may receive customary fees. In the course of their businesses, the underwriters and their affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the underwriters and their affiliates may at any time hold long or short positions in such securities or loans. Except for services provided in connection with this offering, no underwriter has provided any investment banking or other financial services to us during the 180-day period preceding the date of this prospectus and we do not expect to retain any underwriter to perform any investment banking or other financial services for at least 90 days after the date of this prospectus.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our Common Stock. Specifically, the underwriters may over-allot in connection with this offering by selling more shares than are set forth on the cover page of this prospectus. This creates a short position in our Common Stock for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of Common Stock over-allotted by the underwriters is not greater than the number of shares of Common Stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of Common Stock involved is greater than the number of shares of Common Stock in the over-allotment option. To close out a short position, the underwriters may elect to exercise all or part of the over-allotment option. The underwriters may also elect to stabilize the price of our Common Stock or reduce any short position by bidding for, and purchasing, Common Stock in the open market.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing shares of Common Stock in this offering because the underwriter repurchases the shares of Common Stock in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, shares of our Common Stock in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our Common Stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities and may discontinue any of these activities at any time without notice. These transactions may be effected on the national securities exchange on which our shares of Common Stock are traded, in the over-the-counter market, or otherwise.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to this offering arising under the Securities Act and the Exchange Act, liabilities arising from breaches of some or all of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Offer restrictions outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Canada

The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area—Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

●	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
●

to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

●

to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or

●

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code Monétaire et Financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1 ;and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1; and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, or “CONSOB”) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

●

to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

●	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

●

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

●

made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

●	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissăo do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to the Company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering

LEGAL MATTERS

The validity of the shares of Common Stock offered hereby will be passed upon by Kurzman Eisenberg Corbin & Lever, LLP, White Plains, New York. Information regarding regulatory matters will be passed upon by __________. Certain legal matters in connection with this offering will be passed upon for the underwriters by Gusrae Kaplan Nusbaum PLLC, New York, New York.

EXPERTS

The financial statements of Eleison Pharmaceuticals, Inc. as of December 31, 2020 and 2019, and for the years then ended have been included in this prospectus in reliance upon the report (which report includes an explanatory paragraph about the existence of substantial doubt concerning our ability to continue as a going concern) of WithumSmith+Brown, PC, independent registered public accounting firm, appearing elsewhere in the registration statement, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

On the closing of this offering, we will be subject to the information reporting requirements of the Exchange Act, and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC. The address of that site is www.sec.gov.

We also maintain a website at www.eleison-pharma.com. Information contained in, or accessible through, our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is only as an inactive textual reference.

ELEISON PHARMACEUTICALS INC.

INDEX TO FINACIAL STATEMENTS

Audited Financial Statements

Interim Unaudited Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Eleison Pharmaceuticals Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Eleison Pharmaceutical Inc. (the “Company”), as of December 31, 2020 and 2019, and the related statements of operations, changes in equity (deficit), and cash flows for each of the two years in the period ended December 31, 2020 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt Regarding Going Concern

The accompanying financial statements have been prepared assuming that the entity will continue as a going concern. As discussed in Note 1 to the financial statements, the entity has suffered recurring losses from operations, has experienced cash used from operations in excess of its current cash position, and has an accumulated deficit, that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter – Adoption of ASU 2014-09

As discussed in Note 1 to the financial statements, as of January 1, 2020, the Company. adopted Financial Accounting Standards Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers. Our opinion is not modified with respect to this matter.

/s/ WithumSmith+Brown, PC

We have served as the Company's auditor since 2021.

East Brunswick, New Jersey

December 13, 2021

ELEISON PHARMACEUTICALS INC.

BALANCE SHEETS

	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$4,867,275	$54,456
Accounts receivable	1,000,000	-
Prepaid expenses	5,669	5,122
Total current assets	5,872,944	59,578

Deposits	1,500	1,500
Total assets	$5,874,444	$61,078

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,033,966	$622,579
Accrued expenses	887,253	1,190,322
Accrued interest	12,618	3,966,910
Deferred compensation	1,640,351	1,815,501
Small Business Administration loans	41,169	-
Convertible term notes	-	4,199,346
Short-term loans	-	370,000
Derivative liability	-	822,802
Warrant liability	-	346,274
Deferred revenue	-	66,667
Total current liabilities	3,615,357	13,400,401

Small Business Administration loans - non-current portion	502,373	-
Total liabilities	4,117,730	13,400,401

Commitments and contingencies (Note 6)	-	-

Equity (deficit):
Members' capital (Class A member units, none and 66,943 issued and outstanding as of December 31, 2020 and 2019, respectively)	-	6,208,300
Members' capital (Class B member units, none and 92,307 issued and outstanding as of December 31, 2020 and 2019, respectively)	-	200
Common stock, $0.01 par value, 12,000,000 shares authorized (6,400,000 and − issued and outstanding as of December 31, 2020 and 2019, respectively)	64,000	-
Additional paid-in capital	27,191,894	214,069
Accumulated deficit	(25,499,180)	(19,761,892)
Total equity (deficit)	1,756,714	(13,339,323)
Total liabilities and equity (deficit)	$5,874,444	$61,078

ELEISON PHARMACEUTICALS INC.

STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2020	2019
Revenue:
License revenue	$1,000,000	$1,066,645
Total revenue	1,000,000	1,066,645

Operating expenses:
Research and development	672,893	970,092
General and administrative	867,287	536,679
Total operating expenses	1,540,180	1,506,771
Operating loss	(540,180)	(440,126)

Other income (expense):
Interest expense	(1,366,239)	(1,289,306)
Change in fair value of derivative liability	(3,175,111)	(126,987)
Change in fair value of warrant liability	(1,226,311)	208,789
Amortization of debt discount	(40,326)	(76,163)
Gain on extinguishment of convertible term notes	539,661	-
Other, net	4,551	(460)
Total other income (expense)	(5,263,775)	(1,284,127)
Net loss	$(5,803,955)	$(1,724,253)
Less: Deemed dividend on reallocation of common shares to holder of Class B Units in 2020 (Note 7)	(599,077)	-
Net loss attributable to common shares/membership units	$(6,403,032)	$(1,724,253)

Net loss per common share - basic and diluted	$(1.48)	$-
Net loss per member units - basic and diluted	$-	$(10.83)

Weighted-average common shares and member units on an as converted basis - basic and diluted	4,321,311	-
Weighted-average member units - basic and diluted	-	159,250

ELEISON PHARMACEUTICALS INC.

STATEMENTS OF CHANGES IN EQUITY (DEFICIT)

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

							Additional
	Member Units		Member Units		Common Stock		Paid-In	Accumulated
	Class A	Amount	Class B	Amount	Shares	Amount	Capital	Deficit	Total

Balance at December 31, 2018	66,943	$6,208,300	92,307	$200	-	$-	$214,069	$(18,037,639)	$(11,615,070)
Net loss	-	-	-	-	-	-	-	(1,724,253)	(1,724,253)
Balance at December 31, 2019	66,943	$6,208,300	92,307	$200	-	$-	$214,069	$(19,761,892)	$(13,339,323)

Net loss	-	-	-	-	-	-	-	(5,803,955)	(5,803,955)
Conversion of convertible debt	-	-	41,993	5,818,675	-	-	-	-	5,818,675
Reclassification from conversion of LLC to C corporation	(66,943)	(6,208,300)	(134,300)	(5,818,875)	4,000,000	40,000	11,987,175	-	-
Issuance of common stock in private placement, net of commission and legal fees	-	-	-	-	2,400,000	24,000	11,132,064	-	11,156,064
Issuance of new/replacement stock warrants in connection with extinguishment of convertible term notes (Note 5)	-	-	-	-	-	-	3,102,288	-	3,102,288
Reclassification of replacement stock warrants for promissory notes (Note 5)	-	-	-	-	-	-	349,546	-	349,546
Cumulative adjustment of adoption of new accounting principle (Note 1)	-	-	-	-	-	-	-	66,667	66,667
Stock-based compensation	-	-	-	-	-	-	406,752	-	406,752
Balance at December 31, 2020	-	$-	-	$-	6,400,000	$64,000	$27,191,894	$(25,499,180)	$1,756,714

ELEISON PHARMACEUTICALS INC.

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(5,803,955)	$(1,724,253)
Adjustments to reconcile net loss to net cash used in operating activities:
Inducement gain for conversion of convertible term notes	(539,661)	-
Change in fair value of derivative liability	3,175,111	126,987
Change in fair value of warrant liability	1,226,311	(208,789)
Stock-based compensation	406,752	-
Amortization of debt discount	40,326	76,163
Depreciation	-	982
Changes in operating assets and liabilities:
Accounts receivable	(1,000,000)	-
Prepaid expenses	(547)	(891)
Accounts payable	411,387	(94,737)
Accrued expenses	(303,069)	286,827
Accrued interest	(3,954,292)	1,286,726
Deferred compensation	(175,150)	67,750
Deferred revenue	-	(816,666)
Net cash used in operating activities	(6,516,787)	(999,901)

Cash flows from financing activities:
Net proceeds from issuance of common stock	11,156,064	-
Proceeds from Small Business Administration loans	543,542	-
Proceeds from issuance of short-term loans	89,000	270,000
Repayment of short-term loans	(459,000)	-
Net cash provided by financing activities	11,329,606	270,000

Net increase (decrease) in cash and cash equivalents	4,812,819	(729,901)
Cash and cash equivalents at beginning of year	54,456	784,357
Cash and cash equivalents at end of year	$4,867,275	$54,456

Supplemental cash disclosure:
Cash paid for interest	$5,223,345	$-

Non-cash disclosures:
Cumulative adjustment of adoption of new accounting principle (Note 1)	$66,667	$-
Deemed dividend on reallocation of common shares to holder of Class B Units in 2020 (Note 7)	$599,077	$-

ELEISON PHARMACEUTICALS INC.

NOTES TO FINANCIAL STATEMENTS

Note 1. Business

Business

Eleison Pharmaceuticals Inc. (“Eleison”, “Company”, “we”, “our”, or “us”), formerly Eleison Pharmaceuticals, LLC (see Conversion to Corporation section below), is a clinical-stage biotechnology company focused on identifying, acquiring, developing, and commercializing novel oncology drug candidates to provide new hope for patients with life-threatening cancers. Our pipeline includes three (3) development-stage products that address unmet clinical needs in pancreatic (glufosfamide), lung and bone (inhaled lipid-complexed cisplatin (“ILC”)), and brain cancer (dibromodulcitol).

We were incorporated in Delaware on October 14, 2009 as Eleison Pharmaceuticals Inc. and, on December 20, 2011, formed a wholly owned Delaware limited liability company named Eleison Pharmaceuticals, LLC. On February 4, 2021, under the terms of a certain assumption and assignment agreement, substantially all of the assets, including all of the patents, license agreements, and intellectual property, and most of the liabilities of the parent company were assigned to and assumed by the wholly owned subsidiary Eleison Pharmaceuticals, LLC. Eleison Pharmaceuticals, LLC was successor to all of the parent company’s operations and assumed substantially all of the parent company’s assets.

We commenced principal operations in 2009, and since then have been engaged primarily in clinical development efforts, establishing corporate collaborations, and other related business activities. Our operations are presently conducted at our headquarters in Princeton, New Jersey, and our satellite office in Bordentown, New Jersey.

Conversion to Corporation

On November 12, 2020, as permitted by Section 265 of the Delaware General Corporation Law, Eleison Pharmaceuticals, LLC converted from a Delaware limited liability company to a Delaware corporation named Eleison Pharmaceuticals Inc. (the “Conversion”). As a result of the Conversion, all outstanding Class A member units (the “Class A Units”) and Class B member units (the “Class B Units”) were converted into shares of common stock. Since the Conversion became effective November 12, 2020, the accompanying financial statements as of December 31, 2019 and for the year then ended and the related notes reflect the results of a limited liability company and not a corporation.

Going Concern and Capital Resources

We have incurred losses and negative cash flows from operations since inception and, as of December 31, 2020, have an accumulated deficit of $25,499,180. We expect to incur additional losses and negative cash flow from operations until such time, if ever, we can generate significant sales of our drug candidates in development or receive significant license fee revenue from licensing arrangements with third parties related to our drug candidates in development. These uncertainties raise substantial doubt about the Company’s ability to continue as a going concern for twelve (12) months after the issuance date of these financial statements.

The accompanying financial statements have been prepared under the assumption that we will continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of us to continue as a going concern.

Our future operations are dependent upon multiple factors, including (i) the success of our clinical development activities; (ii) regulatory approval of our drug candidates; (iii) clinical and market acceptance of our drug products; (iv) competition from existing and future products from other biotechnology and pharmaceutical companies; (v) entering into successful licensing arrangements with other biotechnology or pharmaceutical companies; and (vi) securing new sources of capital to fund operations and develop our drug candidates. We maintain an ongoing effort to enter in new partnering arrangements with respect to our current drug development programs to generate funds for our operations. In addition, we maintain an ongoing effort raise funds for our operations from current investors and new sources of capital through the issuance of additional common stock and/or short term notes. Management believes that current cash is sufficient to fund operations and capital requirements until December 2022. However, there can be no assurance as to the outcome of these factors or that future funding efforts will generate sufficient capital to maintain our operations.

Note 2. Summary of Significant Accounting Policies

The principal accounting policies applied in the preparation of these financial statements are set out below. These policies have been applied consistently to all the periods presented unless otherwise stated.

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASUs”) of the Financial Accounting Standards Board (“FASB”).

Use of Estimates and Assumptions

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions, such as the fair value of derivative liabilities, warrant liabilities, and stock options and accruals for clinical trials in process, that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates and presentation.

Revenue Recognition

We recognize revenue when our customers obtain control of the promised goods or services in an amount that reflects the consideration which we expect to receive in exchange for those goods or services in accordance with ASC 606 (Topic 606, Revenue from Contracts with Customers). To account for arrangements that are within the scope of ASC 606, we perform the following five steps:

1.	identify the contract(s) with a customer;
2.	identify the performance obligations in the contract;
3.	determine the transaction price, including variable consideration, if any;
4.	allocate the transaction price to the performance obligations in the contract; and
5.	recognize revenue when (or as) we satisfy our performance obligations.

We must assess the promises made in the contract with our customer and identify those promises as performance obligations. Generally, performance obligations are clearly stated in the contract with the customer. However, performance obligations can also be implicit in the contract if, when entering into the contract, the promises create a valid expectation on the part of the customer. These promises can be goods to be delivered or services to be performed. We do not have any performance obligations with respect to our current contracts.

We must apply judgement in assessing whether each promised good or service is distinct. If a promised good or service is not distinct, we will combine that good or service with other promised goods or services until we identify a bundle of goods or services that is distinct. We do not have any performance obligations related to warranties.

The transaction price is then determined and allocated to the identified performance obligations in proportion to their estimated fair value, which requires significant judgment. Variable consideration, which is estimated using the expected value method or the most likely amount method, is included in the transaction price only if, in our judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. Examples of variable consideration include discounts, credits, rebates, vendor chargebacks, and sales returns.

For contracts that include development, regulatory, or sales milestone payments, we evaluate whether the milestones are probable of being reached and estimate the amount to be included in the transaction price using the most likely amount method. If it is probable that a significant revenue reversal would not occur, the associated milestone value is included in the transaction price. Milestone payments that are not within our control or the licensee’s control, such as regulatory approvals, are generally not considered probable of being achieved until those approvals are received.

A performance obligation is a promise in a contract to transfer distinct goods or services to our customer. Our performance obligations include commercialization license rights, development services, and future commercial product supply. The consideration we receive in the form of nonrefundable upfront consideration related to the functional intellectual property licenses is recognized when we transfer such license to the customer. In the event the license is combined with other goods or services into one performance obligation, the revenue is recognized over a period of time based on our estimated pattern in which we satisfy the combined performance obligation.

Research and Development Expenses

Research and development expenses consist of costs for clinical development and manufacturing of clinical trial materials associated with our research and development activities. Our research and development expenses include:

●	External research and development expenses incurred under arrangements with third-parties, such as contract research organizations (“CROs”), consultants, and contract manufacturing organizations;
●	Employee-related expenses, including salaries, benefits, travel, and stock-based compensation expense;
●	Laboratory supplies; and
●	License and sub-license fees.

We expense research and development costs as incurred. We account for nonrefundable advance payments for goods and services that will be used in future research and development activities as expense when the service has been performed or when the goods have been received.

At each period end, we evaluate the accrued expense balance related to these activities based upon information received from the suppliers and estimated progress toward completion of the research or development objectives to ensure that the balance is reasonably stated. Such estimates are subject to change as additional information becomes available.

Stock-based Compensation

We account for stock-based compensation expense in accordance with ASC 718 (Topic 718, Compensation-Stock Compensation), which requires companies to measure the cost of employee services received in exchange for the award of equity instruments based on the estimated fair value of the award at the date of grant. The stock-based compensation expense is to be recognized over the period during which an employee is required to provide services in exchange for the award. We account for stock options issued to employees and non-employees based on the fair value of the stock option using the Black-Scholes valuation model. Forfeitures should be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Given the lack of stock options (or formerly unit options) activity, we have estimated a zero forfeiture rate.

Foreign Currency Translation

The financial statements are presented in U.S. dollars, which is our functional and presentational currency. Gains and losses on transactions denominated and settled in a foreign currency are reflected in the statements of operations. Net foreign currency gains (losses) included in operations were immaterial to the financial statements.

Accounting for Income Taxes

Deferred income tax assets and liabilities are determined based on differences between the financial statement reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws in effect when the differences are expected to reverse. The measurement of deferred income tax assets is reduced, if necessary, by a valuation allowance for any tax benefits which are not expected to be realized. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in the period that such tax rate changes are enacted. We have determined that all of our deferred tax benefits are not likely to be realized due to our historical and expected future taxable losses. Accordingly, we have maintained a full valuation allowance.

We apply the provisions of ASC 740-10 (Topic 740-10, Uncertainty in Income Taxes). We have evaluated our tax positions, and there are none at December 31, 2020 and 2019.

Net Loss Per Share / Member Unit

We calculate net loss per share (net loss per member unit prior to the Conversion) in accordance with ASC 260 (Topic 260, Earnings Per Share). Basic net loss per share amounts have been computed by dividing net loss by the weighted-average number of common shares outstanding during the period. Prior to the Conversion, we applied the “if-converted” method to Eleison Pharmaceuticals, LLC membership units to determine the weighted-average common shares outstanding during 2020. For the years ended December 31, 2020 and 2019, we reported net losses and, accordingly, potential common shares/member units were not included since such inclusion would have been anti-dilutive. As a result, our basic and diluted net loss per share/member unit are the same because we generated a net loss in all periods presented.

Concentrations of Credit Risk

Financial instruments, which potentially subject us to concentrations of risk, consist principally of cash, cash equivalents, and receivables. Our excess cash remains in non-interest-bearing checking accounts at two (2) financial institutions.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash accounts and total $4,867,275 and $54,456 at December 31, 2020 and 2019, respectively. Accounts at each institution are insured by the Federal Deposit Insurance Corporation (“FDIC”) for up to $250,000. At December 31, 2020, we had $4,367,275 in excess of the FDIC insured limit.

Accounts Receivable

We estimate the level of accounts receivable which ultimately will be uncollectable based on a review of specific receivable balances, industry experience, and the current economic environment. We reserve for affected accounts receivable an allowance for doubtful accounts. At December 31, 2020 and 2019, we had no allowance for doubtful accounts.

Prepaid Expenses

Our prepaid expenses represent amounts paid for annual business insurance premiums and advances made to CROs and clinical sites. The annual insurance premiums are amortized to expense over the coverage period, typically twelve (12) months. The advanced payments made to CROs and clinical sites are recorded as research and development expenses when the services have been rendered. At December 31, 2020 and 2019, we had prepaid expenses of $5,669 and $5,122, respectively.

Fair Value Measurements

In accordance with ASC 820 (Topic 820, Fair Value Measurements and Disclosures), we use a three-level hierarchy for fair value measurements of certain assets and liabilities for financial reporting purposes that distinguishes between market participant assumptions developed from market data obtained from outside sources (observable inputs) and our own assumptions about market participant assumptions developed from the best information available to us in the circumstances (unobservable inputs). The fair value hierarchy is divided into three levels based on the source of inputs as follows:

●	Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets;
●

Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability other than quoted prices, either directly or indirectly including inputs in markets that are not considered to be active; and

●	Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. We believe the carrying amounts of our cash equivalents, accounts receivable, other current assets, other assets, accounts payable, accrued expenses, and current portion of our debt approximated their fair values as of December 31, 2020 and 2019 due to their short-term nature. The estimated fair value of our long-term debt approximates its carrying value, as the interest rate is in line with the market interest rates for this type of debt (see Note 5. Debt for additional information).

The following table presents the hierarchy for our financial liabilities measured at fair value on a recurring basis as of December 31, 2019:

	Level 1	Level 2	Level 3	Total
Derivative liability	$-	$-	$822,802	$822,802
Warrant liability	-	-	346,274	346,274
Total	$-	$-	$1,169,076	$1,169,076

We did not have any financial liabilities measured at fair value on a recurring basis as of December 31, 2020.

The following table sets forth a summary of the changes in the fair value of our Level 3 financial liabilities that are measured at fair value on a recurring basis:

	Derivative	Warrant
	Liability	Liability
Balance at December 31, 2018	$695,815	$478,900
Issuance of unit warrants with promissory notes	-	76,163
Changes in fair value	126,987	(208,789)
Balance at December 31, 2019	$822,802	$346,274
Issuance of unit warrants with promissory notes	-	40,326
Changes in fair value	3,175,111	1,226,311
Extinguishment of convertible term notes	(3,997,913)	(1,263,365)
Replacement of unit warrants with stock warrants	-	(349,546)
Balance at December 31, 2020	$-	$-

The bifurcated conversion feature of the convertible term notes is accounted for as a derivative liability. The derivative liability is measured at fair value using a probability weighted expected return model and is classified within Level 3 of the valuation hierarchy. The warrant liability is measured at fair value using a Monte Carlo model and is classified within Level 3 of the valuation hierarchy.

The significant assumptions and valuation methods that we used to determine fair value and the change in fair value of our derivative and warrant liabilities are discussed in Note 5. Debt. The development and determination of the unobservable inputs for Level 3 fair value measurements and fair value calculations are the responsibility of our Chief Financial Officer (“CFO”).

In accordance with the provisions of ASC 815, we present the derivative and warrant liabilities at fair value on our balance sheets, with the corresponding changes in fair value recorded in our statements of operations for the applicable reporting periods.

We developed the assumptions that were used as follows: (i) an estimated unit price on the valuation dates of our membership units was calculated; (ii) the term represents the expected term of the derivative; (iii) the volatility rate was developed based on analysis of stock price historical volatility for comparable companies; (iv) the risk-free interest rate was obtained from publicly available U.S. Treasury yield curve rates; and (v) the dividend yield is zero given that we have not paid dividends and do not expect to pay dividends in the foreseeable future.

Property and Equipment, Net

Furniture and fixtures and machinery and equipment are stated at cost. Furniture, fixtures, and equipment are depreciated on a straight-line basis over their estimated useful lives.

Expenditures for maintenance and repairs which do not materially extend the useful lives of the assets are charged to expense as incurred. The cost and accumulated depreciation of assets retired or sold are removed from the respective accounts and any gain or loss is recognized in operations. The estimated useful lives of fixed assets are as follows:

Fixed Asset Category	Useful Life (in years)
Machinery and equipment	5
Furniture and fixtures	7

At December 31, 2020 and 2019, all of our property and equipment was fully depreciated and had a zero net book value. We did not record any depreciation or amortization expense during the year ended December 31, 2020. We recorded depreciation expense of $982 during the year ended December 31, 2019.

Long-Lived Assets

Our non-financial assets, such as intangible assets and property and equipment, are measured and recorded at fair value on the acquisition date, and if indicators of impairment exist, we assess recoverability by measuring the amount of any impairment by comparing the carrying value of the asset to its then-current estimated fair value (for intangible assets) or to market prices for similar assets (for property and equipment). If the carrying value is not recoverable, we record an impairment charge in our statements of operations. No impairments for long-lived assets occurred for the years ended December 31, 2020 and 2019.

Deposits

Deposits consist of a security deposit for the office space we lease in Bordentown, New Jersey. At December 31, 2020 and 2019, we had deposits of $1,500.

Deferred Compensation

Deferred compensation consists of base salary deferrals for current and former full-time employees. In an effort to reduce our cash expenditures, in 2013, we instituted salary furloughs and reductions for all full-time employees, including a complete deferral of the base salary of our Chief Executive Officer (“CEO”). During the fourth quarter of 2020, with the net proceeds received from completion of a recent equity investment transaction, we paid $302,417 to former full-time employees to settle their outstanding deferred compensation balance. We paid the remaining balance of deferred compensation of $1,640,351 in the first quarter of 2021.

At December 31, 2020 and 2019, we had deferred compensation of $1,640,351 and $1,815,501, respectively.

Deferred Revenue

Deferred revenue consists of amounts received prior to satisfaction of performance obligations. Amounts expected to be recognized as revenue within twelve (12) months following the balance sheet date will be classified as current portion of deferred revenue on our balance sheets. Amounts not expected to be recognized as revenue within twelve (12) months following the balance sheet date are classified as non-current deferred revenue, net of current portion.

At December 31, 2019, we had deferred revenue of $66,667. We did not have any deferred revenue at December 31, 2020.

Convertible Instruments

We account for hybrid contracts that feature conversion options in accordance with ASC  815 (Topic 815, Derivatives and Hedging Activities), which requires companies to bifurcate conversion options from their host instruments and account for them as freestanding derivative financial instruments according to certain criteria. The criteria includes circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur, and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

Conversion options that contain variable settlement features, such as provisions to adjust the conversion price upon subsequent issuances of equity or equity-linked securities at exercise prices more favorable than that featured in the hybrid contract, generally result in their bifurcation from the host instrument.

We account for convertible instruments, when we have determined that the embedded conversion options should not be bifurcated from their host instruments, in accordance with ASC 470-20 (Topic 470, Debt with Conversion and Other Options). Under ASC 470-20, we record, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying equity instrument (membership units or common shares) at the commitment date of the note transaction and the effective conversion price embedded in the note. We account for convertible instruments (when we have determined that the embedded conversion options should be bifurcated from their host instruments) in accordance with ASC 815. Under ASC 815, a portion of the proceeds received upon the issuance of the hybrid contract is allocated to the fair value of the derivative. The derivative is subsequently marked to market at each reporting date based on current fair value with the changes in fair value reported in the statements of operations.

Warrant Liability

We account for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 (Topic 480, Distinguishing Liabilities from Equity) and ASC 815 (Topic 815, Derivatives and Hedging). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to our own equity instruments (membership units or common shares) and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of our control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss in our statements of operations.

Impact of Recently Issued and Adopted Accounting Standards

Recently Adopted

In May 2014 and April 2016, the FASB issued ASU No. 2014-09 (“ASU 2014-09”) and ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606), which requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2019, with early adoption permitted. We adopted ASU 2014-09 on January 1, 2020 using the modified retrospective transition method.

We completed our evaluation of the new standard and assessed the impacts of adoption on the financial statements and disclosures. Based on the evaluation of our current contracts and revenue streams, revenue recognition is mostly consistent under both the previous (ASC 605 (Topic 605, Revenue Recognition)) and new standard (ASC 606 (Topic 606, Revenue from Contracts with Customers)), except for a licensing arrangement contract that required the use of an upfront payment toward clinical development costs. Under the previous accounting policy, revenue related to the upfront payment was deferred and recognized ratably over the estimated period of clinical development, which was two (2) years. Upon adoption of the new standard, the remaining deferred revenue related to the upfront payment for the underlying license agreement was fully recognized, since the underlying performance obligation for us to use the upfront payment toward clinical development was achieved in 2019. As a result, we recorded a cumulative credit adjustment of $66,667 to the opening balance of accumulated deficit, with a corresponding debit to deferred revenue, related to the change in accounting treatment for the upfront payment. We did not have to implement significant changes to our internal controls or systems due to the adoption of the new standard.

In June 2018, the FASB issued ASU No. 2018-07, Compensation — Stock Compensation (Topic 718) (“ASU 2018-07”), which intended to reduce cost and complexity of financial reporting for non-employee share-based payments. Currently, the accounting requirements for non-employee and employee share-based payments are significantly different. ASU 2018-07 expands the scope of ASC 718, which currently only includes share-based payments to employees, to include share-based payments to non-employees for goods or services. Consequently, the accounting for share-based payments to non-employees and employees will be substantially aligned. This ASU supersedes Subtopic 505-50, Equity — Equity-Based Payments to Nonemployees. The amendments to ASU 2018-07 are effective for private and public entities for fiscal years beginning after December 15, 2019 and 2018, respectively, and interim periods within fiscal years beginning after December 15, 2020 for private entities. We adopted ASU 2018-13 on January 1, 2020. The adoption did not have a material impact on our financial position, results of operations, and cash flows.

Recently Issued

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). This standard established a right-of-use model that requires all lessees to recognize right-of-use lease assets and lease liabilities on their balance sheet that arise from leases with terms longer than twelve (12) months, as well as provide disclosures with respect to certain qualitative and quantitative information related to their leasing arrangements.

The FASB has subsequently issued the following amendments to ASU 2016-02, which have the same effective date and transition date of January 1, 2019, and which we collectively refer to as the new leasing standards:

●

ASU No. 2018-01, Leases (Topic 842): Land Easement Practical Expedient for Transition to Topic 842, which permits an entity to elect an optional transition practical expedient to not evaluate under Topic 842 land easements that exist or expired prior to adoption of Topic 842 and that were not previously accounted for as leases under the prior standard, ASC 840, Leases.

●	ASU No. 2018-10, Codification Improvements to Topic 842, Leases, which amends certain narrow aspects of the guidance issued in ASU 2016-02.

●

ASU No. 2018-11, Leases (Topic 842): Targeted Improvements, which allows for a transition approach to initially apply ASU 2016-02 at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption as well as an additional practical expedient for lessors to not separate non-lease components from the associated lease component.

●	ASU No. 2018-20, Narrow-Scope Improvements for Lessors, which contains certain narrow scope improvements to the guidance issued in ASU 2016-02.

●	ASU No. 2019-01, Leases (Topic 842): Codification Improvements.

●

ASU No. 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842), which defers the effective date for entities in the “all other” category and public non-profit entities that have not issued their financial statements (or made financial statements available for issuance) until fiscal years beginning after December 15, 2021.

We do not expect the adoption of ASU 2016-02 to have a significant impact on our financial position, results of operations, and cash flows.

In August 2020, the FASB issued ASU No. 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”). This standard simplifies the guidance on the issuer’s accounting for convertible debt instruments by removing the separation models for (1) convertible debt with a cash conversion feature and (2) convertible instruments with a beneficial conversion feature. As a result, entities will not separately present in equity an embedded conversion feature in such debt and will account for a convertible debt instrument wholly as debt, unless certain other conditions are met. The elimination of these models will reduce reported interest expense and increase reported net income for entities that have issued a convertible instrument that is within the scope of ASU 2020-06. Also, ASU 2020-06 requires the application of the if-converted method for calculating diluted earnings per share and the treasury stock method will be no longer available. ASU 2020-06 is effective for fiscal years beginning after December 15, 2021, with early adoption permitted no earlier than fiscal years beginning after December 15, 2020. We do not expect the adoption of ASU 2020-06 to have a significant impact on our financial position, results of operations, and cash flows.

In May 2021, the FASB issued ASU No. 2021-04, Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options (“ASU 2021-04”). This standard provides clarification and reduces diversity in an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (such as warrants) that remain equity classified after modification or exchange. ASU 2021-04 is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Issuers should apply the new standard prospectively to modifications or exchanges occurring after the effective date of the new standard. Early adoption is permitted, including adoption in an interim period. We are evaluating ASU 2021-04 and its impact on our financial position, results of operations, and cash flows.

Note 3. Accounts Receivable

Accounts receivable represent amounts due to us from our partners for milestone payments. At December 31, 2020, we had an outstanding accounts receivable balance of $1,000,000, which relates to the milestone achievement by one of our partners for obtaining approval by the National Medical Products Administration to conduct a phase 2 or 3 clinical trial of ILC in China. We did not have any outstanding accounts receivable at December 31, 2019.

Note 4. Accrued Expenses

Accrued expenses consisted of the following at December 31, 2020 and 2019:

	2020	2019
Consulting and advisory fees	$650,000	$545,000
Clinical trial costs	170,965	458,958
Simplified Employee Pension Plan contributions liability	49,650	73,750
Professional fees (auditing/accounting, tax, and legal services)	14,949	12,110
License fee	-	100,000
Other	1,689	504
Accrued expenses	$887,253	$1,190,322

Note 5. Debt

Convertible Term Notes

During the years 2014 through 2017, we issued an aggregate of $4,199,346 of convertible Series B term notes (“Convertible Notes”) in five (5) different tranches to new and certain existing investors for cash. Each Convertible Note bears interest at a per annum rate of 18% (compounded annually), one-year maturity, and a conversion price equal to either (i) 70% of the per unit price of securities issued in a funding event that yielded gross proceeds no less than $1.0 million or (ii) $100.00 per unit for Class B Units. Each holder of a Convertible Note (the “Lender”) also received one (1) warrant for every $100.00 of debt. In aggregate, we granted 41,997 warrants in connection with the Convertible Notes.

The following table summarizes the Convertible Notes issued and the associated warrants granted at the closing date for each tranche:

		Face Value of	Number of
Funding		Convertible	Warrants
Tranche	Dates of Issuance	Debt	Granted
1	October 2014 - November 2014	$949,549	9,495
2	May 2015 - June 2015	481,930	4,818
3	November 2015 - January 2016	520,729	5,213
4	April 2016 - July 2016	1,404,464	14,044
5	August 2017 - December 2017	842,674	8,427
Total		$4,199,346	41,997

We determined, based upon authoritative guidance, that the conversion feature embedded within the Convertible Notes should be valued separately and bifurcated from the host instrument and accounted for as a freestanding derivative liability and that the warrants should also be valued and accounted for separately as a liability.

We determined the fair value of each of the three (3) elements included within the Convertible Notes. The debenture portion (without the conversion feature) bearing interest at 18% (compounded annually) was determined to be a debt instrument. The bifurcated conversion feature was determined to be a derivative liability. The warrants were determined to be a liability. We determined the fair value of each of these instruments based upon the assumptions and methodologies as discussed below.

Since the warrants were determined to be a liability, we first computed the fair value of the warrants. Then, from the aggregate proceeds of the Convertible Notes, we deducted in full the fair value of the warrants with the remainder allocated to the Convertible Notes. The discount was applied to the face value of the Convertible Notes and consisted of the sum of the fair value of the warrants and the full value of the bifurcated conversion option derivative liability.

Accordingly, we accounted for the full amount of the discount as an offset to the Convertible Notes, amortizable under the effective interest method over the term of the debenture. The full amount of the discount was fully amortized by December 31, 2018. The derivative liability related to the embedded conversion feature was revalued at each reporting period as well as on the date of Conversion, as discussed below.

We calculated the fair value of the embedded conversion feature of the Convertible Notes using a probability weighted expected return model, with the observable assumptions as provided in the table below. The significant unobservable inputs used in the fair value measurement of the embedded conversion feature are expected unit prices; probability of repayment, redemption, conversion, or default of the host instrument; and underlying economic factors that influenced which of these events would occur, when they were likely to occur, and the specific terms that would be in effect at the time. Significant increases in the expected unit prices and expected liquidity would result in a significantly higher fair value measurement. Significant increases in either the probability or severity of default of the host instrument would result in a significantly lower fair value measurement.

	Funding Tranche
As of December 31, 2019	# 1 - 3	# 4 - 5
Equity raise assumptions:
Time to settlement (years)	1.00	1.00
Risk-free interest rate	1.59%	1.59%
Likelihood	20%	20%
Class B Units fair value	n/a	$0.01
Other settlement assumptions:
Likelihood	80%	80%

As of December 31, 2019, we determined the fair value of the derivative liability to be $822,802, and during the year ended December 31, 2019, we recorded a loss on the change in the fair value of the derivative liability of $122,987. As of December 31, 2020, we determined the fair value of the derivative liability to be zero as the full value of the Convertible Notes was converted and the corresponding accrued interest was repaid in full during the year. During the year ended December 31, 2020, we recorded a loss on the change in the fair value of the derivative liability of $3,175,111.

We calculated the fair value of the warrants issued in connection with the Convertible Notes using a Monte Carlo model, with the observable assumptions as provided in the table below. The Monte Carlo technique applied generates many possible but random price paths for the underlying via simulation, and then calculates the associated payment value of the derivative features. The price of the underlying security is modeled such that it follows a geometric Brownian motion with constant drift and constant volatility. The security price is determined by a random sampling from a normal distribution. Since the underlying random process is the same, for enough price paths, the value of derivative is derived from path-dependent scenarios and outcomes.

	Funding
As of December 31, 2019	Tranche # 1	Tranche # 2	Tranche # 3	Tranche # 4	Tranche # 5
Risk-free interest rate	1.53%	1.55%	1.57%	1.59%	1.63%
Expected term (in years)	0.00	0.50	1.00	1.50	2.75
Expected volatility	72.8%	65.2%	66.9%	68.8%	68.5%
Expected dividend yield	--	--	--	--	--
Stock price	$0.01	$0.01	$0.01	$0.01	$0.01
Number of warrants	-	4,818	5,213	14,044	8,427

As of December 31, 2019, we determined the fair value of the warrant liability related to the Convertible Notes to be $214,302, and during the year ended December 31, 2019, we recorded a gain on the change in the fair value of the warrant liability of $193,364. As of December 31, 2020, we determined the fair value of the warrant liability to be zero, as the unit warrants were cancelled and replaced with stock warrants during the year. During the year ended December 31, 2020, we recorded a loss on the change in the fair value of the warrant liability of $861,015.

In addition, we issued an aggregate of 5,600 unit warrants to placement agents for the assistance in securing the Convertible Notes. The unit warrants granted had the same terms and conditions as those that were issued to holders of the Convertible Notes. We calculated the fair value of the warrants issued to the placement agents using a Monte Carlo model (same approach aforementioned for the warrants issued in connection with the Convertible Notes), with the observable assumptions as provided in the table below.

	Placement Agents’ Warrant Issuance
As of December 31, 2019	# 1	# 2	# 3	# 4
Risk-free interest rate	1.55%	1.57%	1.59%	1.63%
Expected term (in years)	0.43	0.97	1.50	2.75
Expected volatility	95.1%	85.3%	69.1%	69.1%
Expected dividend yield	--	--	--	--
Stock price	$0.01	$0.01	$0.01	$0.01
Number of warrants	764	862	2,559	1,415

As of December 31, 2019, we determined the fair value of the warrant liability issued to the placement agents to be $55,973, and during the year ended December 31, 2019, we recorded a gain on the change in the fair value of the warrant liability of $15,261. As of December 31, 2020, we determined the fair value of the warrant liability to be zero, as the unit warrants were cancelled and replaced with stock warrants during the year. During the year ended December 31, 2020, we recorded a loss on the change in the fair value of the warrant liability of $132,075.

Conversion of Convertible Term Notes

In connection with the Conversion, we induced the Lenders to convert their Convertible Notes into our Class B Units by issuing new replacement stock warrants for all expired and unexpired unit warrants outstanding at the time of the Conversion and paying all accrued and unpaid interest in cash. On November 12, 2020, all of the outstanding principal of the Convertible Notes ($4,199,346) was converted first into Class B Units (41,993 membership units), then subsequently shares of our common stock (1,163,819 common shares) after converting to a corporation from a limited liability company, and all accrued and unpaid interest was paid in full ($5,223,345). However, we needed to determine the fair value of the derivative liability for the embedded conversion feature immediately prior to the Conversion in order to determine the change in the fair value of the derivative for the period. We calculated the fair value of the embedded conversion feature of the Convertible Notes using a probability weighted expected return model, with the observable assumptions as provided in the table below.

	Funding Tranche
As of November 11, 2020	# 1 - 3	# 4 - 5
Equity raise assumptions:
Time to settlement (years)	0.00	0.00
Risk-free interest rate	0.09%	0.08%
Likelihood	99%	99%
Class B Units fair value	n/a	$0.01
Other settlement assumptions:
Likelihood	1%	1%

During the year ended December 31, 2020, in connection with the Conversion, we recorded a gain on the extinguishment of the Convertible Notes in the amount of $539,661. The gain represents the excess of (i) the net book value of the Convertible Notes, derivative liability for the embedded conversion feature, warrant liability for the warrants issued to the holders of the Convertible Notes and placement agents, and accrued and unpaid interest on the date of Conversion over (ii) the fair value of the Class B Units and the new replacement stock warrants issued on the date of Conversion.

The gain on extinguishment of the Convertible Notes was calculated as follows:

2020
Face value of debt converted	$4,199,346
Plus: Accrued and unpaid interest	5,223,345
Plus: Fair value of derivative liability	3,997,913
Plus: Fair value of warrant liability - holders of Convertible Notes	1,075,317
Plus: Fair value of warrant liability - placement agents	188,048
Net book value of debt converted	$14,683,969

Fair value of common shares issued from conversion of Class B Units	$5,818,675
Plus: Accrued interest paid	5,223,345
Plus: Fair value of new replacement warrants issued	3,102,288
Fair value of equity instruments issued	$14,144,308
Gain on extinguishment of Convertible Notes	$539,661

Promissory Notes

From May 2019 through October 2019, we issued promissory notes with an aggregate principal amount of $370,000 to our CEO, members of our Board of Directors, and certain existing investors. The promissory notes are payable upon demand after the sixty (60) day anniversary of the date each promissory note was issued and bear interest at a per annum of 18%. Each holder of a promissory note also received one (1) warrant for every $100.00 of promissory note principal amount. In the aggregate, we granted 3,700 warrants in connection with the promissory notes issued in 2019.

From January 2020 to March 2020, we issued to our CEO and a member of our Board of Directors promissory notes with an aggregate principal amount of $89,000. The promissory notes issued in 2020 have the same terms and conditions as those issued in 2019, including the demand feature (payable upon demand after the sixty (60) day anniversary of the date each promissory note was issued) and the per annum interest rate of 18%. Each holder of a promissory note issued in 2020 also received two (2) warrants for every $100.00 of promissory note principal amount. In aggregate, we granted 1,780 warrants in connection with the promissory notes issued in 2020.

The following table summarizes the promissory notes issued and the warrants granted in 2019 and 2020:

	Face Value of	Number of
	Promissory	Warrants
Date of Issuance	Note	Granted
May 2019	$50,000	500
June 2019	100,000	1,000
July 2019	50,000	500
August 2019	110,000	1,100
October 2019	60,000	600
Total for 2019	$370,000	3,700

January 2020	$15,000	300
March 2020	74,000	1,480
Total for 2020	$89,000	1,780

We calculated the fair value of the warrants issued to the placement agents using a Monte Carlo model (same approach aforementioned for the warrants issued in connection with the Convertible Notes and those issued to the placement agents), with the observable assumptions as provided in the table below.

	Promissory Note
As of December 31, 2019	# 1	# 2	# 3	# 4	# 5	# 6	# 7	# 8	# 9	# 10	# 11	# 12	# 13
Risk-free interest rate	1.69%	1.70%	1.70%	1.70%	1.70%	1.70%	1.70%	1.70%	1.71%	1.71%	1.64%	1.58%	0.60%
Expected term (in years)	4.41	4.45	4.47	4.53	4.54	4.61	4.61	4.66	4.75	4.82	5.00	5.00	5.00
Expected volatility	76.0%	92.1%	84.0%	82.2%	82.2%	64.5%	83.0%	84.5%	84.5%	84.5%	84.5%	84.5%	84.5%
Expected dividend yield	--	--	--	--	--	--	--	--	--	--	--	--	--
Stock price	$0.01	$0.01	$0.01	$0.01	$0.01	$0.01	$0.01	$0.01	$0.01	$0.01	$0.01	$0.01	$0.01
Number of warrants	500	250	750	250	250	900	100	100	150	450	200	100	1,480

As of December 31, 2019, we determined the fair value of the warrant liability related to the promissory notes to be $75,999, and during the year ended December 31, 2019, we recorded a gain on the change in the fair value of the warrant liability of $164. As of December 31, 2020, we determined the fair value of the warrant liability to be zero, as the unit warrants were cancelled and replaced with stock warrants during the year. During the year ended December 31, 2020, we recorded a loss on the change in the fair value of the warrant liability of $233,221. The fair value of the warrants granted was recorded as a debt discount and amortized to interest expense – debt discount in our statements of operations over the 60-day term of the promissory notes. We recognized $40,326 and $76,163 of debt discount amortization for the years ended December 31, 2020 and 2019, respectively.

Economic Injury Disaster Loan

On April 22, 2020, we executed a promissory note with the U.S. Small Business Administration (the “SBA”), which provided for a loan in the amount of $500,000, pursuant to the Economic Injury Disaster Loan program (the “EIDL”) under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The EIDL has a 30-year term and bears interest at a per annum rate of 3.75%. Monthly installment payments of $2,437 for principal and interest begin in April 2021 (see Note. 12. Subsequent Events for principal and interest payment deferral information). The EIDL may be prepaid at any time prior to maturity without penalty.

The following table summarizes the future principal and interest payments due under the EIDL:

Principal
and
Interest
Year Ending December 31,	Payments
2021	$21,933
2022	29,244
2023	29,244
2024	29,244
2025	29,244
Thereafter	373,420
Total	$512,329

We also executed a security agreement with the SBA related to the EIDL, whereby we granted the SBA a security interest in our rights, title, and interest in all of our assets. In addition, our CEO provided a personal unconditional guaranty to the SBA for the EIDL.

In connection with the EIDL, we received a $5,000 advance, which did not have to be repaid. As a result, we recognized the $5,000 as other income (expense) in our statement of operations for the year ended December 31, 2020.

CARES Act Paycheck Protection Program Loan

On May 4, 2020, we executed a loan agreement with Wilmington Savings Fund Society, FSB and received $43,542 of proceeds, pursuant to the CARES Act Paycheck Protection Program (“PPP”) (the “PPP Loan”). The PPP Loan has a 2-year term and bears interest at a per annum rate of 1.0%. Monthly amortized principal and interest payments are deferred for the first six (6) months, after which we must make equal monthly payments of $2,450 for principal and interest to fully amortize the loan balance by the maturity date. As of December 31, 2020, we had $31,854 presented as a current liability and $11,977 presented as a non-current liability on our balance sheet.

The PPP provides that (i) the use of the PPP Loan proceeds shall be limited to certain qualifying expenses; (ii) 100% of the principal amount of the loan is guaranteed by the SBA; and (iii) an amount up to the full principal amount may qualify for loan forgiveness in accordance with the terms of the CARES Act. Under the CARES Act, loan forgiveness is available for the sum of documented payroll costs, covered rent payments, and covered utilities during either, at our discretion, the eight-week period or twenty-four week period beginning on the date of disbursement of proceeds from the PPP Loan. The PPP Loan contains events of default and other provisions customary for a loan of this type. As of December 31, 2020, we were in full compliance with the provisions of the PPP Loan (see Note 12. Subsequent Events for loan forgiveness information).

Interest Expense and Accrued Interest

The following table summarizes the interest expense recorded in our statements of operations for the years ended December 31, 2020 and 2019:

	2020	2019
Convertible debt	$1,287,647	$1,255,514
Promissory notes	65,055	31,213
Economic Injury Disaster Loan	12,329	-
Paycheck Protection Program loan	289	-
Other	919	2,579
Total interest expense	$1,366,239	$1,289,306

The following table summarizes the accrued interest as of December 31, 2020 and 2019:

	2020	2019
Convertible debt	$-	$3,935,697
Promissory notes	-	31,213
Economic Injury Disaster Loan	12,329	-
Paycheck Protection Program loan	289	-
Accrued interest	$12,618	$3,966,910

Note 6. Commitments and Contingencies

Leases

On April 24, 2012, we executed an agreement to lease office space located in Bordentown, New Jersey (“Bordentown Office”). The office lease commenced on May 1, 2012 and is currently a month-to-month lease arrangement. We paid an initial security deposit of $1,500 equal to one month’s rent, which is recorded as deposits on our balance sheets.

We account for the Bordentown Office lease as an operating lease and recorded rent expense of $18,300 during the years ended December 31, 2020 and 2019.

We also maintain office space in Princeton, New Jersey (“Princeton Office”), under a variable month-to-month lease arrangement. We account for the Princeton Office lease as an operating lease and recorded rent expense of $5,533 during the year ended December 31, 2020. We did not incur any rent expense for the Princeton Office in 2019.

License Agreements

We have executed intellectual property-based license agreements in connection with product development programs and have incurred license fees, included in research and development expenses, totaling $100,000 during the year ended December 31, 2019. We did not record any license fees during the year ended December 31, 2020.

The license agreements call for payments to be made by us for certain development milestones, including approval of a new drug application by the U.S. Food and Drug Administration; certain sales-based milestones, such as the achievement of a specific sales; sharing of operating profit generated by the product; and royalties on net sales of the product.

Employment Agreement

We have an employment agreement with our CEO, effective February 12, 2012. The agreement may be terminated by either party at any time upon written notice provided to the other party. The initial term of the agreement was for three (3) years, and the agreement renewed at the end of the initial term and will automatically renew on the annual anniversary of the original effective date for successive one-year periods unless either party notifies the other within at least six (6) months of the agreement’s expiration of its or his desire to not renew the agreement or to renew the agreement on different terms. The agreement provides for (i) an annual base salary, which, subject to certain terms and conditions, a portion or all of the salary may be deferred by us; (ii) eligibility to participate on the same basis as similarly situated executives in our benefit plans in effect from time to time during employment; and (iii) eligibility to receive an annual bonus based upon individual performance and our financial results as compared to the annual operating budget for such fiscal year.

In the event we terminate the employment agreement other than for cause, or our CEO terminates the agreement for good reason, we will pay our CEO (i) the then-effective base salary for a period of twelve (12) months following the effective date of the termination; (ii) the amount, if any, of any unpaid bonus for the fiscal year prior to the fiscal year in which such termination occurred; (iii) any amounts that were previously deferred; and (iv) any other amounts due and unpaid for the period through the effective date of the termination. Deferred compensation due to our CEO amounted to $1,601,108 and $1,600,758 as of December 31, 2020 and 2019, respectively, which is included in deferred compensation on our balance sheets.

Consulting Agreements

On February 24, 2012, we entered into a services agreement with Capital Solutions, Inc. (“Capital Solutions”), which was subsequently amended on August 5, 2013 (the “Services Agreement”). Pursuant to the Services Agreement, Capital Solutions provides financial advice and services related to financings, acquisitions, and other developments as reasonably requested from time to time. Unless otherwise terminated in accordance with its terms, the Services Agreement automatically renews for successive one-year periods unless either party gives the other party written notice of its intent not to renew at least thirty (30) days prior to the completion of the then-current term. For the years ended December 31, 2020 and 2019, amounts paid and/or accrued to Capital Solutions were $640,000 and $545,000, respectively. Frank Seidman, a member of our Board of Directors, is the founding principal and president of Capital Solutions.

As part of our variable workforce model, we have from time to time entered into consulting agreements with external scientific, operational, and financial specialists. These agreements contain various terms and provisions, including fees to be paid by us. Certain of these scientists are advisors to us, and some have received stock options which were subject to vesting provisions. We have recognized expenses with regard to the consulting agreements of $111,318 and $103,988 for the years ended December 31, 2020 and 2019, respectively.

Litigation

From time to time, we may be subject to various legal proceedings and claims that arise in the ordinary course of our business activities. Management is of the opinion that the ultimate outcome of these matters would not have a material adverse impact on the financial position of the Company or the results of its operations.

In the normal course of business, we enter into contracts in which we make representations and warranties regarding the performance of our services and that our services will not infringe on third-party intellectual rights. There have been no significant events related to such representations and warranties in which we believe the outcome could result in losses or penalties in the future.

Note 7. Capital Structure

Membership Units

Prior to the Conversion, we were organized as a Delaware limited liability corporation. Members’ rights and privileges, including the allocation of profits and losses, distributions of cash and property, voting rights, and other terms, were governed by a certain Amended and Restated Operating Agreement dated September 27, 2013 (the “Operating Agreement”). The authorized membership units consisted of Class A Units and Class B Units. Prior to the Conversion, there were 66,943 Class A Units and 134,300 Class B Units outstanding.

The former holders of Class A Units were entitled to one vote for each unit held of record on all matters submitted to a vote of (i) members and (ii) Class A Unit holders. We were prohibited from certain actions including, but not limited to, the sale and liquidation of the Company, amending of the Operating Agreement, the incurrence of debt above a certain level, and the redeeming of membership units, without the consent of holders representing a majority of the Class A Units.

The former holders of Class B Units were entitled to one vote for each unit held of record on all matters submitted to a vote of members.

In the Conversion, the former holders of Class A Units and Class B Units became holders of common stock of the Company. The former holders of Class A Units and Class B Units received 2,716,181 and 1,283,819 shares of our common stock, respectively. The holders of our common stock are entitled to vote on all matters on which shareholders of a corporation are generally entitled to vote under Delaware general corporation law, including the election of the Board of Directors of the Company. Holders are entitled to one vote per share of our common stock.

Common Stock

We are authorized to issue 12,000,000 shares of our common stock, par value $0.01 per share. The holders of our common stock are entitled to one vote for each share of common stock held at all meetings of stockholders (and written actions in lieu of meetings).

Private Placement

On November 13, 2020, we completed the offer and sale of an aggregate of 2,400,000 shares of our common stock at a purchase price of $5.00 per share in a private placement transaction. The gross proceeds from the private placement were $12,000,000, and the net proceeds, after deducting fees of $843,936 for financial advisory and legal services paid by us, were $11,156,064.

Deemed Dividend

In connection with the Conversion, our Board of Directors deemed it to be in the best interest of the Company and the then unitholders to adjust the distribution provisions in the limited liability company agreement to provide for the issuance of 120,000 shares of our common stock to the sole holder of Class B Units prior to the conversion of the Convertible Notes. As a result, we recognized a deemed dividend of $599,077, which is netted within equity (deficit) (additional paid-in capital) and had no impact on our financial statements. The deemed dividend amount represented the incremental fair value of the common shares over the Class B Units.

Note 8. Share-Based Awards

Equity Incentive Plans

On November 12, 2020, in connection with the Conversion, we adopted the Eleison Pharmaceuticals Inc. 2020 Equity Compensation Plan (the “2020 Plan”). The 2020 Plan was established for the benefit of employees, non-employee members of our Board of the Directors, and other service providers who perform services for us. In addition, the 2020 Plan is intended to attract and retain highly qualified persons to serve as employees and non-employee directors and to promote ownership by such employees and non-employee directors. The 2020 Plan will terminate on November 12, 2030. Options granted before termination of the 2020 Plan will continue to remain outstanding until exercised, cancelled, or expired.

Prior to the Conversion, we maintained the Eleison Pharmaceuticals, LLC 2012 Omnibus Unit Incentive Plan (the “2012 Plan”), which authorized the issuance of nonqualified options to purchase Class B Units. The 2012 Plan converted into the 2020 Plan upon the effective date of the Conversion. The Conversion was treated as a change in control and, as a result, any unvested portion of the 2012 Plan options were fully vested and immediately exercisable upon the Conversion.

The 2020 Plan provides that options may be granted at an exercise price of 100% of fair market value of our common stock on the date of grant, may be exercised in full or in installments, at the discretion of our Board or its Compensation Committee, and must be exercised within ten (10) years from date of grant.

Unit Options

In connection with the Conversion, each unit option was converted into a stock option at a ratio of one (1) unit option to twenty (20) stock options. The exercise price for these stock options was set at $5.00 per share using the same ratio of one-to-twenty and the exercise price of the unit options of $100.00 per unit. The following table summarizes unit option activity for the years ended December 31, 2020 and 2019:

			Weighted-
		Weighted-	Average
	Number of	Average	Remaining
	Units	Exercise Price	Contractual Life
Outstanding at January 1, 2019	6,575	$141.37	5.25
Granted	750	100.00
Cancelled	-	-
Exercised	-	-
Outstanding at December 31, 2019	7,325	$137.13	4.79
Exercisable at December 31, 2019	5,875	$146.30	3.81

Outstanding at January 1, 2020	7,325	$137.13	4.79
Granted	-	-
Converted	(7,325)	137.13
Exercised	-	-
Outstanding at December 31, 2020	-	$-	-
Exercisable at December 31, 2020	-	$-	-

The weighted-average grant date fair value of unit options granted during the year ended December 31, 2019 was $65.78 per unit. There were no unit options granted during the year ended December 31, 2020.

At December 31, 2019, the total intrinsic value (the excess of the fair value over the exercise price) was zero for unit options outstanding and exercisable as the estimated fair value of our membership units was less than the underlying exercise price of the equity instruments. We had no outstanding unit options at December 31, 2020 due to the conversion of all outstanding unit options into stock options.

Stock Options

The following table summarizes stock options activity for the year ended December 31, 2020:

			Weighted-
		Weighted-	Average
	Number of	Average	Remaining
	Shares	Exercise Price	Contractual Life
Outstanding at January 1, 2020	-	$-	-
Granted	-	-
Converted from unit options	146,500	5.00
Exercised	-	-
Outstanding at December 31, 2020	146,500	$5.00	4.87
Exercisable at December 31, 2020	146,500	$5.00	4.87

The weighted-average grant date fair value of stock options granted during the year ended December 31, 2020 was $2.72 per stock option. There were no stock options granted during the year ended December 31, 2019.

At December 31, 2020, the total intrinsic value (the excess of the fair value over the exercise price) was zero for stock options outstanding and exercisable as the estimated fair value of our common stock was equal to the underlying exercise price of the stock options. We had no outstanding stock options at December 31, 2019.

Warrants

We have granted unit warrants to holders of the Convertible Notes, promissory note holders, and placement agents. At the time of grant, we determined the unit warrants issued in connection with the convertible term notes and the promissory notes were considered freestanding, detachable, and separately exercisable and met the definition of a liability pursuant to ASC 480-10 (Topic 480, Distinguishing Liabilities from Equity). As a result, the unit warrants are accounted for as liabilities.

In connection with the Conversion, all outstanding unit warrants were cancelled and new stock warrants were granted. The following table summarizes unit warrants activity for the years ended December 31, 2020 and 2019:

		Weighted-
	Number of	Average
	Units	Exercise Price
Outstanding at January 1, 2019	47,597	(1)
Granted	3,700	(1)
Cancelled	(9,495)	-
Exercised	-	-
Outstanding at December 31, 2019	41,802	(1)

Granted	1,780	(1)
Converted	(38,000)	(1)
Expired	(5,582)	(1)
Outstanding at December 31, 2020	-	-

(1) The exercise price of each unit warrant was 70% of either (i) the unit price of securities issued in a funding event or (ii) the unit price of Class B Units, as determined by our Board of Directors.

The following table summarizes stock warrants activity for the year ended December 31, 2020:

		Weighted-
	Number of	Average
	Shares	Exercise Price
Outstanding at January 1, 2020	-	$-
Granted (1)	286,214	5.00
Converted from unit warrants	775,280	5.00
Exercised	-	-
Outstanding at December 31, 2020	1,061,494	$5.00

(1) In connection with the Conversion, we issued new replacement stock warrants for all expired unit warrants outstanding. Each expired unit warrant was converted into stock warrants at a one (1) unit warrant to twenty (20) stock warrants ratio. The exercise price for these stock warrants was set at $5.00 per warrant using the same ratio of one-to-twenty and the exercise price of the unit warrants of $100.00 per unit (the value of Class B Units as determined by our Board of Directors). The issuance of new replacement stock warrants was accounted for as part of the calculation to determine the gain of extinguishment of convertible term notes (see Note 5. Debt for additional information).

Stock-based Compensation

We account for share-based awards issued to employees and non-employees in accordance with the provisions of ASC 718 (Topic 718, Compensation – Stock Compensation). We recognize stock-based compensation expense on a straight-line basis over the service period of the award. We estimate the fair value of the stock options granted on the date of grant using a Black-Scholes valuation model with the assumptions noted below.

Stock price — Since we are a privately held company that does not have shares of our common stock traded in an active market, we calculated the fair value of our company using a cost accumulation approach and allocated that value to all equity-linked securities (Class A Units, Class B Units, and warrants) and debt instruments (convertible term notes) using an option pricing model. After the Conversion, we used the price per share of our common stock sold in the most recent private placement transaction for the stock price.

Discount rate — Based on the daily yield curve rates for U.S. Treasury obligations with maturities which correspond to the expected term of our stock options (or formerly unit options).

Expected term — The expected option term represents the period that stock-based awards are expected to be outstanding based on the simplified method provided in Staff Accounting Bulletin (“SAB”) No. 107, Share-Based Payment (“SAB No. 107”), which averages an award’s weighted-average vesting period and expected term for “plain vanilla” share options. Under SAB No. 107, options are considered to be “plain vanilla” if they have the following basic characteristics: (i) granted “at-the-money”; (ii) exercisability is conditioned upon service through the vesting date; (iii) termination of service prior to vesting results in forfeiture; (iv) limited exercise period following termination of service; and (v) options are non-transferable and non-hedgeable.

Since we have had no stock options or unit options exercised since inception, we plan to continue to use the simplified method for the expected term until we have the historical data necessary to provide a reasonable estimate of expected life.

Expected volatility — Based on the historical volatility of  comparable biotechnology companies to our common stock.

Dividend yield — The expected dividend rate is zero since we do not currently pay cash dividends on our common stock and do not anticipate doing so in the foreseeable future.

Forfeitures — Forfeitures should be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Given the lack of stock option (or formerly unit option) activity, we have estimated zero forfeiture.

The following table presents assumptions used in computing the fair value of unit options and stock options granted during the years ended December 31, 2020 and 2019:

	2020	2019
Risk-free interest rate	0.21%	1.88%
Expected term (in years)	2.50	6.00
Expected volatility	76.17%	74.39%
Expected dividend yield	--	--

Stock-based compensation expense for the year ended December 31, 2020 was recorded in our statement of operations as follows:

	Research and	General and
	Development	Administrative
Year Ended December 31, 2020	Expenses	Expenses	Total
Stock options	$98,073	$301,029	$399,102
Stock warrants	-	7,650	7,650
Total unit- and stock-based compensation	$98,073	$308,679	$406,752

We did not record any unit-based compensation for the year ended December 31, 2019.

As of December 31, 2020, there was no unrecognized stock-based compensation expense related to options granted under the 2020 Plan.

Note 9. Income Taxes

Following the Conversion on November 12, 2020, all of the income before provision for income taxes attributable to Eleison Pharmaceuticals Inc. is subject to U.S. federal, state, and local corporate income taxes. Prior to the Conversion, we were organized as a limited liability company (“LLC”) pursuant to U.S. Internal Revenue Code (the “Code”). As such, we were not responsible for the tax liability due on certain income earned prior to the Conversion. Such income was taxed at the member unitholder level, and any income tax would be the responsibility of the member unitholders and paid at that level. Results through November 12, 2020 reflected our pre-Conversion status as an LLC.

We account for income taxes using the liability method in accordance with ASC 740 (Topic 740, Income Taxes). No federal tax provision has been provided for the year ended December 31, 2020 due to the loss incurred during such period.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred tax assets as of December 31, 2020 are summarized below:

December 31,
2020
Deferred tax assets:
Deferred compensation	$448,144
Stock-based compensation	167,518
Net operating loss carryforward	96,084
Accrued expenses	46,708
Total gross deferred tax assets	758,454
Valuation allowance	(758,454)
Net deferred tax assets	$-

In assessing the potential realization of these deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon us attaining future taxable income during the periods in which those temporary differences become deductible. As of December 31, 2020, management was unable to determine if it is more likely than not that our deferred tax assets will be realized, and has therefore recorded an appropriate valuation allowance against deferred tax assets at such dates.

Our effective tax rate is different from the federal statutory rate of 21% due primarily to operating losses incurred during the period we were taxed as an LLC and operating losses that receive no tax benefit as a result of a valuation allowance recorded for such losses. The reconciliation of the effective federal statutory income tax rate to our effective tax rate is as follows:

December 31,
2020
Statutory federal tax rate	-21.0%
Loss attributable to LLC members	20.8%
State income tax, net of federal benefit	-0.2%
Research credits	0.0%
Nondeductible expenses and other	0.0%
Change in valuation allowance	0.4%
Effective tax rate	0.0%

As of December 31, 2020, we had a federal net operating loss carryforward of $331,325, which has no expiration; however, the federal net operating loss carryforward is only available to offset up to 80% of taxable income for the year it is carried forward to. At December 31, 2020, we had a state net operating loss carryforward of $331,325, which expires in 2040.

We have evaluated our income tax positions and have determined that we do not have any uncertain tax positions. Our net operating loss carryforward may be subject to certain limitations contained within Section 382 of the Code. We may in the future become subject to federal, state, and local income taxation though it has not been since the Conversion. We are not presently subject to any income tax audit in any taxing jurisdiction. Our policy is to record interest and penalties on uncertain tax positions as income tax expense.

We have U.S. federal and the state of New Jersey as our “major” tax jurisdictions. U.S. federal, state, and local tax returns for the years ended December 31, 2020 and 2019 are still subject to tax examination; however, we do not currently have any ongoing tax examinations.

Note 10. Simplified Employee Pension Plan

In November 2017, we established a simplified employee pension plan (“SEP Plan”) for our employees. The SEP Plan provides us with a simplified method to contribute to our employees’ retirement. Contributions are made to an individual retirement account that is set up for each plan participant. We made contributions of $49,650 and $100,000 for the years ended December 31, 2020 and 2019, respectively. As of December 31, 2020 and 2019, we had an outstanding SEP Plan payable of $49,650 and $73,750, respectively.

Note 11. Related Party Transactions

As discussed in Note 6. Commitments and Contingencies, we are a party to the Services Agreement with Capital Solutions, an entity that Frank Seidman, a member of our Board of Directors, is the founding principal of and serves as the president. In each of the years ended December 31, 2020 and 2019, we incurred $95,000 in consulting fees related to the Services Agreement. At December 31, 2020 and 2019, we had a liability of $640,000 and $545,000, respectively, for services rendered by Capital Solutions. The liability is included in accrued expenses on our balance sheets.

As discussed in Note 6. Commitments and Contingencies, we are a party to an employment agreement with our CEO. At December 31, 2020 and 2019, we had deferred compensation amounts due to our CEO of $1,601,108 and $1,600,758, respectively, which are included in deferred compensation on our balance sheets.

As discussed in Note 6. Commitments and Contingencies, we are a party to various consulting agreements, including those with our CFO, Chief Medical Officer, and Vice President of Chemistry, Manufacture, and Contracts. Under those consulting agreements, we pay a fixed monthly retainer fee for a guaranteed number of service hours or a fixed hourly rate for services rendered during the month. All of our consultants are entitled to reimbursement for certain business expenses. The consulting agreements have a stated termination date but can be extended by mutual agreement of the parties.

As discussed in Note 10. Simplified Employee Pension Plan, we maintain an SEP Plan for our employees, including our CEO. The outstanding SEP Plan payable at December 31, 2020 and 2019 included amounts of $49,650 and $50,000, respectively, due to our CEO’s individual SEP account.

During the years 2019 and 2020, in connection with the issuance of promissory notes (see Note 5. Debt for additional information), three (3) members of our Board of Directors and a related family member of our CEO were issued $364,000 in an aggregate principal amount of such notes and 4,530 unit warrants. The outstanding principal balance and accrued and unpaid interest were repaid in full in November 2020. In connection with the Conversion, the 4,530 unit warrants were converted into stock warrants to purchase 90,600 shares of our common stock (see Note 8. Share-Based Awards for additional information).

During the years 2014 through 2017, in connection with the Convertible Notes transaction (see Note 5. Debt for additional information), three (3) members of our Board of Directors, or their respective affiliates (including Eleison Pharma Holdings, Inc., an entity that our CEO is the principal of), were investors and were issued $1,362,923 in an aggregate principal amount of such notes and 13,629 unit warrants. In connection with the Conversion, all of the Convertible Notes were converted into shares of our common stock and the unit warrants were converted into stock warrants to purchase 272,585 shares of our common stock.

Pursuant to the terms of an Amended and Restated Investor Rights Agreement, dated as of November 13, 2020, we are obligated to make “Milestone Payments” to our stockholders, which include some our officers, directors and 5% stockholders.  Table 1 below sets forth the “Milestone Events” and the amount of the Milestone Payment and Table 2 below identifies the recipients of the Milestone Payments who are our officers, directors or 5% stockholders.

Table 1.

MILESTONE EVENT	MILESTONE PAYMENT
First marketing approval by the FDA for glufosfamide	$2,000,000
First marketing approval by FDA for ILC	$1,000,000
First marketing approval by FDA of DBD	$1,000,000
First year annual worldwide product sales of glufosfamide exceed $100 million	$15,000,000
First year annual worldwide product sales of glufosfamide exceed $250 million	$20,000,000

Table 2.

Name of Officer, Director or Stockholder	Share of Milestone Payment
Edwin J. Thomas	1.3%
Eleison Pharma Holdings	3.2%
Eleison Investors, LP	35.2%
Eleison Investors II, LP	19.7%
Joel Morganroth	1.3%
Frank Seidman	7.0%

Note 12. Subsequent Events

We have evaluated subsequent events from the balance sheet date through December 9, 2021. The following are material subsequent events:

Stock Options Issuance

On January 4, 2021, we granted an aggregate of 420,000 stock options to all members of our Board of Directors, including our CEO, and our CFO. The stock options have an exercise price of $5.00 per share, vest ratably over a three-year period, and have a ten-year life.

PPP Loan Forgiveness

On January 7, 2021, we received notice from the SBA that our request for the forgiveness of the PPP Loan was approved. The outstanding principal balance of $43,542 and all accrued interest through the date of forgiveness totaling $293 was forgiven. We will record a gain on the extinguishment of debt in our statement of operations for the year ending December 31, 2021.

Related Party Liability Payment

On January 11, 2021, we issued payment in the amount of $648,334 to Capital Solutions for the aggregate deferred consulting fees of $640,000 at December 31, 2020 and the current month’s fee of $8,334 for January 2021.

EIDL Principal and Interest Payment Deferral

On March 26, 2021, the SBA notified us that principal and interest payments for the EIDL have been deferred an additional year until April 2022, at which time monthly installment payments of $2,437 will commence.

ELEISON PHARMACEUTICALS INC.

BALANCE SHEETS

	September 30,	December 31,
	2021	2020
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$1,826,399	$4,867,275
Accounts receivable	-	1,000,000
Prepaid expenses	2,341	5,669
Total current assets	1,828,740	5,872,944

Deposits	1,500	1,500
Deferred offering costs	243,066	-
Total assets	$2,073,306	$5,874,444

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$890,970	$1,033,966
Accrued expenses	215,198	887,253
Accrued interest	10,082	12,618
Deferred compensation	-	1,640,351
Small Business Administration loans	4,540	41,169
Total current liabilities	1,120,790	3,615,357

Small Business Administration loans - non-current portion	511,731	502,373
Total liabilities	1,632,521	4,117,730

Commitments and contingencies (Note 6)	-	-

Equity:
Common stock, $0.01 par value, 12,000,000 shares authorized (6,400,000 and − issued and outstanding as of December 31, 2020 and 2019, respectively)	64,000	64,000
Additional paid-in capital	27,558,344	27,191,894
Accumulated deficit	(27,181,559)	(25,499,180)
Total equity	440,785	1,756,714
Total liabilities and equity	$2,073,306	$5,874,444

ELEISON PHARMACEUTICALS INC.

STATEMENTS OF OPERATIONS

(UNAUDITED)

	Nine Months Ended Setember 30,
	2021	2020
Operating expenses:
Research and development	$591,967	$366,558
General and administrative	1,120,119	417,956
Total operating expenses	1,712,086	784,514
Operating loss	(1,712,086)	(784,514)

Other income (expense):
Interest expense	(14,128)	(1,155,391)
Gain on extinguishment of Small Business Administration loan	43,835	-
Change in fair value of derivative liability	-	(1,152,976)
Change in fair value of warrant liability	-	(366,152)
Amortization of debt discount	-	(40,326)
Other, net	-	4,884
Total other income (expense)	29,707	(2,709,961)
Net loss	$(1,682,379)	$(3,494,475)

Net loss per common share - basic and diluted	$(0.26)	$-
Net loss per member units - basic and diluted	$-	$(21.94)

Weighted-average common shares - basic and diluted	6,400,000	-
Weighted-average member units - basic and diluted	-	159,250

ELEISON PHARMACEUTICALS INC.

STATEMENTS OF CHANGES IN EQUITY

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021 AND 2020

(UNAUDITED)

							Additional
	Member Units		Member Units		Common Stock		Paid-In	Accumulated
	Class A	Amount	Class B	Amount	Shares	Amount	Capital	Deficit	Total

Balance at December 31, 2020	-	$-	-	$-	6,400,000	$64,000	$27,191,894	$(25,499,180)	$1,756,714
Net loss	-	-	-	-	-	-	-	(1,682,379)	(1,682,379)
Stock-based compensation	-	-	-	-	-	-	366,450	-	366,450
Balance at September 30, 2021	-	$-	-	$-	6,400,000	$64,000	$27,558,344	$(27,181,559)	$440,785

Balance at December 31, 2019	66,943	$6,208,300	92,307	$200	-	$-	$214,069	$(19,761,892)	$(13,339,323)
Net loss	-	-	-	-	-	-	-	(3,494,475)	(3,494,475)
Cumulative adjustment of adoption of new accounting principle (Note 1)	-	-	-	-	-	-	-	66,667	66,667
Balance at September 30, 2020	66,943	$6,208,300	92,307	$200	-	$-	$214,069	$(23,189,700)	$(16,767,131)

ELEISON PHARMACEUTICALS INC.

STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(1,682,379)	$(3,494,475)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	366,450	-
Gain on extinguishment of Small Business Administration loan	(43,835)	-
Non-cash interest	4	-
Change in fair value of derivative liability	-	1,152,976
Change in fair value of warrant liability	-	366,152
Amortization of debt discount	-	40,326
Changes in operating assets and liabilities:
Accounts receivable	1,000,000	-
Prepaid expenses	3,328	4,701
Accounts payable	(311,062)	416,267
Accrued expenses	(672,055)	(238,203)
Accrued interest	14,024	1,154,472
Deferred compensation	(1,640,351)	127,267
Net cash used in operating activities	(2,965,876)	(470,517)

Cash flows from financing activities:
Payments of deferred offering costs	(75,000)	-
Proceeds from Small Business Administration loans	-	543,542
Proceeds from issuance of short-term loans	-	89,000
Net cash (used in) provided by financing activities	(75,000)	632,542

Net (decrease) increase in cash and cash equivalents	(3,040,876)	162,025
Cash and cash equivalents at beginning of period	4,867,275	54,456
Cash and cash equivalents at end of period	$1,826,399	$216,481

Non-cash disclosures:
Deferred offering costs included in accounts payable	$168,066	$-
Cumulative adjustment of adoption of new accounting principle (Note 1)	$-	$66,667

ELEISON PHARMACEUTICALS INC.

NOTES TO FINANCIAL STATEMENTS

Note 1. Business

Business

Eleison Pharmaceuticals Inc. (“Eleison”, “Company”, “we”, “our”, or “us”), formerly Eleison Pharmaceuticals, LLC (see Conversion to Corporation section below), is a clinical-stage biotechnology company focused on identifying, acquiring, developing, and commercializing novel oncology drug candidates to provide new hope for patients with life-threatening cancers. Our pipeline includes three (3) development-stage products that address unmet clinical needs in pancreatic (glufosfamide), lung and bone (inhaled lipid-complexed cisplatin (“ILC”)), and brain cancer (dibromodulcitol).

We were incorporated in Delaware on October 14, 2009 as Eleison Pharmaceuticals Inc. and, on December 20, 2011, formed a wholly owned Delaware limited liability company named Eleison Pharmaceuticals, LLC. On February 4, 2021, under the terms of a certain assumption and assignment agreement, substantially all of the assets, including all of the patents, license agreements, and intellectual property, and most of the liabilities of the parent company were assigned to and assumed by the wholly owned subsidiary Eleison Pharmaceuticals, LLC. Eleison Pharmaceuticals, LLC was successor to all of the parent company’s operations and assumed substantially all of the parent company’s assets.

We commenced principal operations in 2009, and since then have been engaged primarily in clinical development efforts, establishing corporate collaborations, and other related business activities. Our operations are presently conducted at our headquarters in Princeton, New Jersey, and our satellite office in Bordentown, New Jersey.

Conversion to Corporation

On November 12, 2020, as permitted by Section 265 of the Delaware General Corporation Law, Eleison Pharmaceuticals, LLC converted from a Delaware limited liability company to a Delaware corporation named Eleison Pharmaceuticals Inc. (the “Conversion”). As a result of the Conversion, all outstanding Class A member units (the “Class A Units”) and Class B member units (the “Class B Units”) were converted into shares of common stock. Since the Conversion became effective November 12, 2020, the accompanying financial statements as of December 31, 2019 and for the year then ended and the related notes reflect the results of a limited liability company and not a corporation.

Going Concern and Capital Resources

We have incurred losses and negative cash flows from operations since inception and, as of September 30, 2021, have an accumulated deficit of $27,181,559. We expect to incur additional losses and negative cash flow from operations until such time, if ever, we can generate significant sales of our drug candidates in development or receive significant license fee revenue from licensing arrangements with third parties related to our drug candidates in development. These uncertainties raise substantial doubt about our ability to continue as a going concern for twelve (12) months after the issuance date of these financial statements.

The accompanying financial statements have been prepared under the assumption that we will continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of us to continue as a going concern.

Our future operations are dependent upon multiple factors, including (i) the success of our clinical development activities; (ii) regulatory approval of our drug candidates; (iii) clinical and market acceptance of our drug products; (iv) competition from existing and future products from other biotechnology and pharmaceutical companies; (v) entering into successful licensing arrangements with other biotechnology or pharmaceutical companies; and (vi) securing new sources of capital to fund operations and develop our drug candidates. We maintain an ongoing effort to enter in new partnering arrangements with respect to our current drug development programs to generate funds for our operations. In addition, we maintain an ongoing effort raise funds for our operations from current investors and new sources of capital through the issuance of additional common stock and/or short term notes. However, there can be no assurance as to the outcome of these factors or that future funding efforts will generate sufficient capital to maintain our operations.

Note 2. Summary of Significant Accounting Policies

The principal accounting policies applied in the preparation of these financial statements are set out below. These policies have been applied consistently to all the periods presented unless otherwise stated.

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASUs”) of the Financial Accounting Standards Board (“FASB”).

The interim condensed financial statements included herein are unaudited. In the opinion of management, these statements include all adjustments, consisting only of normal, recurring adjustments, necessary for a fair presentation of our financial position at September 30, 2021, and our results of operations and our cash flows for the nine months ended September 30, 2021 and 2020. The interim results of operations are not necessarily indicative of the results to be expected for a full year. These interim unaudited financial statements should be read in conjunction with the audited financial statements for the years ended December 31, 2020 and 2019 and notes thereto. Certain information and note disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been omitted pursuant to such rules and regulations of the U.S. Securities and Exchange Commission relating to interim financial statements. The December 31, 2020 balance sheet information was derived from the audited financial statements as of that date.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions, such as the fair value of derivative liabilities, warrant liabilities, and stock options and accruals for clinical trials in process, that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates and presentation.

Revenue Recognition

We recognize revenue when our customers obtain control of the promised goods or services in an amount that reflects the consideration which we expect to receive in exchange for those goods or services in accordance with ASC 606 (Topic 606, Revenue from Contracts with Customers). To account for arrangements that are within the scope of ASC 606, we perform the following five steps:

1.	identify the contract(s) with a customer;
2.	identify the performance obligations in the contract;
3.	determine the transaction price, including variable consideration, if any;
4.	allocate the transaction price to the performance obligations in the contract; and
5.	recognize revenue when (or as) we satisfy our performance obligations.

We must assess the promises made in the contract with our customer and identify those promises as performance obligations. Generally, performance obligations are clearly stated in the contract with the customer. However, performance obligations can also be implicit in the contract if, when entering into the contract, the promises create a valid expectation on the part of the customer. These promises can be goods to be delivered or services to be performed. We do not have any performance obligations with respect to our current contracts.

We must apply judgement in assessing whether each promised good or service is distinct. If a promised good or service is not distinct, we will combine that good or service with other promised goods or services until we identify a bundle of goods or services that is distinct. We do not have any performance obligations related to warranties.

The transaction price is then determined and allocated to the identified performance obligations in proportion to their estimated fair value, which requires significant judgment. Variable consideration, which is estimated using the expected value method or the most likely amount method, is included in the transaction price only if, in our judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. Examples of variable consideration include discounts, credits, rebates, vendor chargebacks, and sales returns.

For contracts that include development, regulatory, or sales milestone payments, we evaluate whether the milestones are probable of being reached and estimate the amount to be included in the transaction price using the most likely amount method. If it is probable that a significant revenue reversal would not occur, the associated milestone value is included in the transaction price. Milestone payments that are not within our control or the licensee’s control, such as regulatory approvals, are generally not considered probable of being achieved until those approvals are received.

A performance obligation is a promise in a contract to transfer distinct goods or services to our customer. Our performance obligations include commercialization license rights, development services, and future commercial product supply. The consideration we receive in the form of nonrefundable upfront consideration related to the functional intellectual property licenses is recognized when we transfer such license to the customer. In the event the license is combined with other goods or services into one performance obligation, the revenue is recognized over a period of time based on our estimated pattern in which we satisfy the combined performance obligation.

Research and Development Expenses

Research and development expenses consist of costs for clinical development and manufacturing of clinical trial materials associated with our research and development activities. Our research and development expenses include:

●	External research and development expenses incurred under arrangements with third-parties, such as contract research organizations (“CROs”), consultants, and contract manufacturing organizations;
●	Employee-related expenses, including salaries, benefits, travel, and stock-based compensation expense;
●	Laboratory supplies; and
●	License and sub-license fees.

We expense research and development costs as incurred. We account for nonrefundable advance payments for goods and services that will be used in future research and development activities as expense when the service has been performed or when the goods have been received.

At each period end, we evaluate the accrued expense balance related to these activities based upon information received from the suppliers and estimated progress toward completion of the research or development objectives to ensure that the balance is reasonably stated. Such estimates are subject to change as additional information becomes available.

Stock-based Compensation

We account for stock-based compensation expense in accordance with ASC 718 (Topic 718, Compensation-Stock Compensation), which requires companies to measure the cost of employee services received in exchange for the award of equity instruments based on the estimated fair value of the award at the date of grant. The stock-based compensation. The expense is to be recognized over the period during which an employee is required to provide services in exchange for the award. We account for stock options issued to employees and non-employees based on the fair value of the stock option using the Black-Scholes valuation model. Forfeitures should be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Given the lack of stock options (or formerly unit options) activity, we have estimated a zero forfeiture rate.

Foreign Currency Translation

The financial statements are presented in U.S. dollars, which is our functional and presentational currency. Gains and losses on transactions denominated and settled in a foreign currency are reflected in the statements of operations. Net foreign currency gains (losses) included in operations were immaterial to the financial statements.

Accounting for Income Taxes

Deferred income tax assets and liabilities are determined based on differences between the financial statement reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws in effect when the differences are expected to reverse. The measurement of deferred income tax assets is reduced, if necessary, by a valuation allowance for any tax benefits which are not expected to be realized. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in the period that such tax rate changes are enacted. We have determined that all of our deferred tax benefits are not likely to be realized due to our historical and expected future taxable losses. Accordingly, we have maintained a full valuation allowance.

We apply the provisions of ASC 740-10 (Topic 740-10, Uncertainty in Income Taxes). We have evaluated our tax positions, and there are none at September 30, 2021 and December 31, 2020.

Net Loss Per Share / Member Unit

We calculate net loss per share (net loss per member unit prior to the Conversion) in accordance with ASC 260 (Topic 260, Earnings Per Share). Basic net loss per share amounts have been computed by dividing net loss by the weighted-average number of common shares outstanding during the period. Prior to the Conversion, we applied the “if-converted” method to Eleison Pharmaceuticals, LLC membership units to determine the weighted-average common shares outstanding during the nine months ended September 30, 2020. For the nine months ended September 30, 2021 and 2020, we reported net losses and, accordingly, potential common shares/member units were not included since such inclusion would have been anti-dilutive. As a result, our basic and diluted net loss per share/member unit are the same because we generated a net loss in all periods presented.

Concentrations of Credit Risk

Financial instruments, which potentially subject us to concentrations of risk, consist principally of cash, cash equivalents, and receivables. Our excess cash remains in non-interest-bearing checking accounts at three (3) financial institutions.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash accounts and total $1,826,399 and $4,867,275 at September 30, 2021 and December 31, 2020, respectively. Accounts at each institution are insured by the Federal Deposit Insurance Corporation (“FDIC”) for up to $250,000. At September 30, 2021, we had $1,321,503 in excess of the FDIC insured limit.

Accounts Receivable

We estimate the level of accounts receivable which ultimately will be uncollectable based on a review of specific receivable balances, industry experience, and the current economic environment. We reserve for affected accounts receivable an allowance for doubtful accounts. At September 30, 2021 and December 31, 2020, we had no allowance for doubtful accounts.

Prepaid Expenses

Our prepaid expenses represent amounts paid for annual business insurance premiums. The annual insurance premiums are amortized to expense over the coverage period, typically twelve (12) months. At December 31, 2020 and 2019, we had prepaid expenses of $5,669 and $5,122, respectively.

Fair Value Measurements

In accordance with ASC 820 (Topic 820, Fair Value Measurements and Disclosures), we use a three-level hierarchy for fair value measurements of certain assets and liabilities for financial reporting purposes that distinguishes between market participant assumptions developed from market data obtained from outside sources (observable inputs) and our own assumptions about market participant assumptions developed from the best information available to us in the circumstances (unobservable inputs). The fair value hierarchy is divided into three levels based on the source of inputs as follows:

●	Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets;
●

Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability other than quoted prices, either directly or indirectly including inputs in markets that are not considered to be active; and

●	Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. We believe the carrying amounts of our cash equivalents, accounts receivable, other current assets, other assets, accounts payable, accrued expenses, and current portion of our debt approximated their fair values as of September 30, 2021 and December 31, 2020 due to their short-term nature. The estimated fair value of our long-term debt approximates its carrying value, as the interest rate is in line with the market interest rates for this type of debt (see Note 5. Debt for additional information).

The following table sets forth a summary of the changes in the fair value of our Level 3 financial liabilities that are measured at fair value on a recurring basis during the year ended December 31, 2020:

	Derivative	Warrant
	Liability	Liability
Balance at December 31, 2019	$822,802	$346,274
Issuance of unit warrants with promissory notes	-	40,326
Changes in fair value	1,152,976	366,152
Balance at September 30, 2020	$1,975,778	$752,752
Changes in fair value	2,022,135	860,159
Extinguishment of convertible term notes	(3,997,913)	(1,263,365)
Replacement of unit warrants with stock warrants	-	(349,546)
Balance at December 31, 2020	$-	$-

We did not have any financial liabilities measured at fair value on a recurring basis as of September 30, 2021 or December 31, 2020.

The bifurcated conversion feature of the convertible term notes is accounted for as a derivative liability. The derivative liability is measured at fair value using a probability weighted expected return model and is classified within Level 3 of the valuation hierarchy. The warrant liability is measured at fair value using a Monte Carlo model and is classified within Level 3 of the valuation hierarchy.

The significant assumptions and valuation methods that we used to determine fair value and the change in fair value of our derivative and warrant liabilities are discussed in Note 5. Debt. The development and determination of the unobservable inputs for Level 3 fair value measurements and fair value calculations are the responsibility of our Chief Financial Officer (“CFO”).

In accordance with the provisions of ASC 815, we present the derivative and warrant liabilities at fair value on our balance sheets, with the corresponding changes in fair value recorded in our statements of operations for the applicable reporting periods.

We developed the assumptions that were used as follows: (i) an estimated unit price on the valuation dates of our membership units was calculated; (ii) the term represents the expected term of the derivative; (iii) the volatility rate was developed based on analysis of stock price historical volatility for comparable companies; (iv) the risk-free interest rate was obtained from publicly available U.S. Treasury yield curve rates; and (v) the dividend yield is zero given that we have not paid dividends and do not expect to pay dividends in the foreseeable future.

Property and Equipment, Net

Furniture and fixtures and machinery and equipment are stated at cost. Furniture, fixtures, and equipment are depreciated on a straight-line basis over their estimated useful lives.

Expenditures for maintenance and repairs which do not materially extend the useful lives of the assets are charged to expense as incurred. The cost and accumulated depreciation of assets retired or sold are removed from the respective accounts and any gain or loss is recognized in operations. The estimated useful lives of fixed assets are as follows:

Fixed Asset Category	Useful Life (in years)
Machinery and equipment	5
Furniture and fixtures	7

At September 30, 2020 and December 31, 2020, all of our property and equipment was fully depreciated and had a zero net book value. We did not record any depreciation or amortization expense during the nine months ended September 30, 2021 and 2020.

Long-Lived Assets

Our non-financial assets, such as intangible assets and property and equipment, are measured and recorded at fair value on the acquisition date, and if indicators of impairment exist, we assess recoverability by measuring the amount of any impairment by comparing the carrying value of the asset to its then-current estimated fair value (for intangible assets) or to market prices for similar assets (for property and equipment). If the carrying value is not recoverable, we record an impairment charge in our statements of operations. No impairments for long-lived assets occurred for the nine months ended September 30, 2021 and 2020.

Deposits

Deposits consist of a security deposit for the office space we lease in Bordentown, New Jersey. At September 30, 2021 and December 31, 2020, we had deposits of $1,500.

Deferred Offering Costs

We capitalize certain legal, accounting and other third party fees that are directly associated with in-process equity financings as deferred offering costs (long term) until such financings are consummated. After consummation of the equity financing, these costs are recorded in stockholders' equity as a reduction of additional paid-in capital generated as a result of the offering. As of September 30, 2021, we had recorded $243,066 of deferred offering costs in our balance sheet in contemplation of a probable 2022 equity financing. Should the equity financing no longer be considered probable of being consummated, the deferred offering costs would be expensed immediately as a charge to operating expenses in the consolidated statement of operations. We did not record any deferred offering costs as of December 31, 2020.

Deferred Compensation

Deferred compensation consists of base salary deferrals for current and former full-time employees. In an effort to reduce our cash expenditures, in 2013, we instituted salary furloughs and reductions for all full-time employees, including a complete deferral of the base salary of our Chief Executive Officer (“CEO”). During the fourth quarter of 2020, with the net proceeds received from completion of an equity investment transaction in the quarter, we paid $302,417 to former full-time employees to settle their outstanding deferred compensation balance. We paid the remaining balance of deferred compensation of $1,640,351 in the first quarter of 2021.

At December 31, 2020, we had deferred compensation of $1,640,351. We did not have any deferred compensation outstanding at September 30, 2021.

Deferred Revenue

Deferred revenue consists of amounts received prior to satisfaction of performance obligations. Amounts expected to be recognized as revenue within twelve (12) months following the balance sheet date will be classified as current portion of deferred revenue on our balance sheets. Amounts not expected to be recognized as revenue within twelve (12) months following the balance sheet date are classified as non-current deferred revenue, net of current portion.

We did not have any deferred revenue at September 30, 2021 or December 31, 2020.

Convertible Instruments

We account for hybrid contracts that feature conversion options in accordance with ASC  815 (Topic 815, Derivatives and Hedging Activities), which requires companies to bifurcate conversion options from their host instruments and account for them as freestanding derivative financial instruments according to certain criteria. The criteria includes circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur, and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

Conversion options that contain variable settlement features, such as provisions to adjust the conversion price upon subsequent issuances of equity or equity-linked securities at exercise prices more favorable than that featured in the hybrid contract, generally result in their bifurcation from the host instrument.

We account for convertible instruments, when we have determined that the embedded conversion options should not be bifurcated from their host instruments, in accordance with ASC 470-20 (Topic 470, Debt with Conversion and Other Options). Under ASC 470-20, we record, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying equity instrument (membership units or common shares) at the commitment date of the note transaction and the effective conversion price embedded in the note. We account for convertible instruments (when we have determined that the embedded conversion options should be bifurcated from their host instruments) in accordance with ASC 815. Under ASC 815, a portion of the proceeds received upon the issuance of the hybrid contract is allocated to the fair value of the derivative. The derivative is subsequently marked to market at each reporting date based on current fair value with the changes in fair value reported in the statements of operations.

Warrant Liability

We account for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 (Topic 480, Distinguishing Liabilities from Equity) and ASC 815 (Topic 815, Derivatives and Hedging). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to our own equity instruments (membership units or common shares) and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of our control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss in our statements of operations.

Impact of Recently Issued and Adopted Accounting Standards

Recently Adopted

In May 2014 and April 2016, the FASB issued ASU No. 2014-09 (“ASU 2014-09”) and ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606), which requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2019, with early adoption permitted. We adopted ASU 2014-09 on January 1, 2020 using the modified retrospective transition method.

We completed our evaluation of the new standard and assessed the impacts of adoption on the financial statements and disclosures. Based on the evaluation of our current contracts and revenue streams, revenue recognition is mostly consistent under both the previous (ASC 605 (Topic 605, Revenue Recognition)) and new standard (ASC 606 (Topic 606, Revenue from Contracts with Customers)), except for a licensing arrangement contract that required the use of an upfront payment toward clinical development costs. Under the previous accounting policy, revenue related to the upfront payment was deferred and recognized ratably over the estimated period of clinical development, which was two (2) years. Upon adoption of the new standard, the remaining deferred revenue related to the upfront payment for the underlying license agreement was fully recognized, since the underlying performance obligation for us to use the upfront payment toward clinical development was achieved in 2019. As a result, we recorded a cumulative credit adjustment of $66,667 to the opening balance of accumulated deficit, with a corresponding debit to deferred revenue, related to the change in accounting treatment for the upfront payment. We did not have to implement significant changes to our internal controls or systems due to the adoption of the new standard.

In June 2018, the FASB issued ASU No. 2018-07, Compensation — Stock Compensation (Topic 718) (“ASU 2018-07”), which intended to reduce cost and complexity of financial reporting for non-employee share-based payments. Currently, the accounting requirements for non-employee and employee share-based payments are significantly different. ASU 2018-07 expands the scope of ASC 718, which currently only includes share-based payments to employees, to include share-based payments to non-employees for goods or services. Consequently, the accounting for share-based payments to non-employees and employees will be substantially aligned. This ASU supersedes Subtopic 505-50, Equity — Equity-Based Payments to Nonemployees. The amendments to ASU 2018-07 are effective for private and public entities for fiscal years beginning after December 15, 2019 and 2018, respectively, and interim periods within fiscal years beginning after December 15, 2020 for private entities. We adopted ASU 2018-13 on January 1, 2020. The adoption did not have a material impact on our financial position, results of operations, and cash flows.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). This standard established a right-of-use model that requires all lessees to recognize right-of-use lease assets and lease liabilities on their balance sheet that arise from leases with terms longer than twelve (12) months, as well as provide disclosures with respect to certain qualitative and quantitative information related to their leasing arrangements.

The FASB has subsequently issued the following amendments to ASU 2016-02, which have the same effective date and transition date of January 1, 2019, and which we collectively refer to as the new leasing standards:

●

ASU No. 2018-01, Leases (Topic 842): Land Easement Practical Expedient for Transition to Topic 842, which permits an entity to elect an optional transition practical expedient to not evaluate under Topic 842 land easements that exist or expired prior to adoption of Topic 842 and that were not previously accounted for as leases under the prior standard, ASC 840, Leases.

●	ASU No. 2018-10, Codification Improvements to Topic 842, Leases, which amends certain narrow aspects of the guidance issued in ASU 2016-02.

●

ASU No. 2018-11, Leases (Topic 842): Targeted Improvements, which allows for a transition approach to initially apply ASU 2016-02 at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption as well as an additional practical expedient for lessors to not separate non-lease components from the associated lease component.

●	ASU No. 2018-20, Narrow-Scope Improvements for Lessors, which contains certain narrow scope improvements to the guidance issued in ASU 2016-02.

●	ASU No. 2019-01, Leases (Topic 842): Codification Improvements.

●

ASU No. 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842), which defers the effective date for entities in the “all other” category and public non-profit entities that have not issued their financial statements (or made financial statements available for issuance) until fiscal years beginning after December 15, 2021.

We adopted ASU 2016-02 on January 1, 2021. The adoption did not have a material impact on our financial position, results of operations, and cash flows.

Recently Issued

In August 2020, the FASB issued ASU No. 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”). This standard simplifies the guidance on the issuer’s accounting for convertible debt instruments by removing the separation models for (1) convertible debt with a cash conversion feature and (2) convertible instruments with a beneficial conversion feature. As a result, entities will not separately present in equity an embedded conversion feature in such debt and will account for a convertible debt instrument wholly as debt, unless certain other conditions are met. The elimination of these models will reduce reported interest expense and increase reported net income for entities that have issued a convertible instrument that is within the scope of ASU 2020-06. Also, ASU 2020-06 requires the application of the if-converted method for calculating diluted earnings per share and the treasury stock method will be no longer available. ASU 2020-06 is effective for fiscal years beginning after December 15, 2021, with early adoption permitted no earlier than fiscal years beginning after December 15, 2020. We do not expect the adoption of ASU 2020-06 to have a significant impact on our financial position, results of operations, and cash flows.

In May 2021, the FASB issued ASU No. 2021-04, Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options (“ASU 2021-04”). This standard provides clarification and reduces diversity in an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (such as warrants) that remain equity classified after modification or exchange. ASU 2021-04 is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Issuers should apply the new standard prospectively to modifications or exchanges occurring after the effective date of the new standard. Early adoption is permitted, including adoption in an interim period. We are evaluating ASU 2021-04 and its impact on our financial position, results of operations, and cash flows.

Note 3. Accounts Receivable

Accounts receivable represent amounts due to us from our partners for milestone payments. At December 31, 2020, we had an outstanding accounts receivable balance of $1,000,000, which relates to the milestone achievement by one of our partners for obtaining approval by the National Medical Products Administration to conduct a phase 2 or 3 clinical trial of ILC in China. We did not have any outstanding accounts receivable at September 30, 2021.

Note 4. Accrued Expenses

Accrued expenses consisted of the following at September 30, 2021 and December 31, 2020:

	2021	2020
Clinical trial costs	$167,642	$170,965
Simplified Employee Pension Plan contributions liability	37,238	49,650
Consulting and advisory fees	10,000	650,000
Professional fees (auditing/accounting, tax, and legal services)	-	14,949
Other	318	1,689
Accrued expenses	$215,198	$887,253

Note 5. Debt

Convertible Term Notes

During the years 2014 through 2017, we issued an aggregate of $4,199,346 of convertible Series B term notes (“Convertible Notes”) in five (5) different tranches to new and certain existing investors for cash. Each Convertible Note bears interest at a per annum rate of 18% (compounded annually), one-year maturity, and a conversion price equal to either (i) 70% of the per unit price of securities issued in a funding event that yielded gross proceeds no less than $1.0 million or (ii) $100.00 per unit for Class B Units. Each holder of a Convertible Note (the “Lender”) also received one (1) warrant for every $100.00 of debt. In aggregate, we granted 41,997 warrants in connection with the Convertible Notes.

The following table summarizes the Convertible Notes issued and the associated warrants granted at the closing date for each tranche:

		Face Value of	Number of
Funding		Convertible	Warrants
Tranche	Dates of Issuance	Debt	Granted
1	October 2014 - November 2014	$949,549	9,495
2	May 2015 - June 2015	481,930	4,818
3	November 2015 - January 2016	520,729	5,213
4	April 2016 - July 2016	1,404,464	14,044
5	August 2017 - December 2017	842,674	8,427
Total		$4,199,346	41,997

We determined, based upon authoritative guidance, that the conversion feature embedded within the Convertible Notes should be valued separately and bifurcated from the host instrument and accounted for as a freestanding derivative liability and that the warrants should also be valued and accounted for separately as a liability.

We determined the fair value of each of the three (3) elements included within the Convertible Notes. The debenture portion (without the conversion feature) bearing interest at 18% (compounded annually) was determined to be a debt instrument. The bifurcated conversion feature was determined to be a derivative liability. The warrants were determined to be a liability. We determined the fair value of each of these instruments based upon the assumptions and methodologies as discussed below.

Since the warrants were determined to be a liability, we first computed the fair value of the warrants. Then, from the aggregate proceeds of the Convertible Notes, we deducted in full the fair value of the warrants with the remainder allocated to the Convertible Notes. The discount was applied to the face value of the Convertible Notes and consisted of the sum of the fair value of the warrants and the full value of the bifurcated conversion option derivative liability.

Accordingly, we accounted for the full amount of the discount as an offset to the Convertible Notes, amortizable under the effective interest method over the term of the debenture. The full amount of the discount was fully amortized by December 31, 2018. The derivative liability related to the embedded conversion feature was revalued at each reporting period as well as on the date of Conversion.

We calculated the fair value of the embedded conversion feature of the Convertible Notes using a probability weighted expected return model, with the observable assumptions as provided in the table below. The significant unobservable inputs used in the fair value measurement of the embedded conversion feature are expected unit prices; probability of repayment, redemption, conversion, or default of the host instrument; and underlying economic factors that influenced which of these events would occur, when they were likely to occur, and the specific terms that would be in effect at the time. Significant increases in the expected unit prices and expected liquidity would result in a significantly higher fair value measurement. Significant increases in either the probability or severity of default of the host instrument would result in a significantly lower fair value measurement.

	Funding Tranche
As of September 30, 2020	# 1 - 3	# 4 - 5
Equity raise assumptions:
Time to settlement (years)	0.25	0.00
Risk-free interest rate	0.10%	0.08%
Likelihood	50%	50%
Class B Units fair value	n/a	$0.01
Other settlement assumptions:
Likelihood	50%	50%

During the nine months ended September 30, 2020, we recorded a loss on the change in the fair value of the derivative liability of $1,152,976. As of December 31, 2020, we determined the fair value of the derivative liability to be zero as the full value of the Convertible Notes was converted and the corresponding accrued interest was repaid in full during the year.

We calculated the fair value of the warrants issued in connection with the Convertible Notes using a Monte Carlo model, with the observable assumptions as provided in the table below. The Monte Carlo technique applied generates many possible but random price paths for the underlying via simulation, and then calculates the associated payment value of the derivative features. The price of the underlying security is modeled such that it follows a geometric Brownian motion with constant drift and constant volatility. The security price is determined by a random sampling from a normal distribution. Since the underlying random process is the same, for enough price paths, the value of derivative is derived from path-dependent scenarios and outcomes.

	Funding
As of September 30, 2020	Tranche # 1	Tranche # 2	Tranche # 3	Tranche # 4	Tranche # 5
Risk-free interest rate	0.05%	0.05%	0.06%	0.09%	0.17%
Expected term (in years)	0.00	0.00	0.25	0.75	2.00
Expected volatility	69.1%	69.1%	76.0%	92.1%	84.0%
Expected dividend yield	--	--	--	--	--
Stock price	$0.01	$0.01	$0.01	$0.01	$0.01
Number of warrants	--	--	5,213	14,044	8,427

During the nine months ended September 30, 2020, we recorded a loss on the change in the fair value of the warrant liability of $258,904. As of December 31, 2020, we determined the fair value of the warrant liability to be zero, as the unit warrants were cancelled and replaced with stock warrants during the year.

In addition, we issued an aggregate of 5,600 unit warrants to placement agents for the assistance in securing the Convertible Notes. The unit warrants granted had the same terms and conditions as those that were issued to holders of the Convertible Notes. We calculated the fair value of the warrants issued to the placement agents using a Monte Carlo model (same approach aforementioned for the warrants issued in connection with the Convertible Notes), with the observable assumptions as provided in the table below.)

	Placement Agents' Warrant Issuance
As of September 30, 2020	# 1	# 2	# 3	# 4
Risk-free interest rate	0.08%	0.06%	0.09%	0.17%
Expected term (in years)	0.50	0.22	0.75	2.00
Expected volatility	84.5%	84.5%	84.5%	84.5%
Expected dividend yield	--	--	--	--
Stock price	$0.01	$0.01	$0.01	$0.01
Number of warrants	--	862	2,559	1,415

During the nine months ended September 30, 2020, we recorded a loss on the change in the fair value of the warrant liability of $51,167. As of December 31, 2020, we determined the fair value of the warrant liability to be zero, as the unit warrants were cancelled and replaced with stock warrants during the year.

Conversion of Convertible Term Notes

In connection with the Conversion, we induced the Lenders to convert their Convertible Notes into our Class B Units by issuing new replacement stock warrants for all expired and unexpired unit warrants outstanding at the time of the Conversion and paying all accrued and unpaid interest in cash. On November 12, 2020, all of the outstanding principal of the Convertible Notes ($4,199,346) was converted first into Class B Units (41,993 membership units), then subsequently shares of our common stock (1,163,819 common shares) after converting to a corporation from a limited liability company, and all accrued and unpaid interest was paid in full ($5,223,345). However, we needed to determine the fair value of the derivative liability for the embedded conversion feature immediately prior to the Conversion in order to determine the change in the fair value of the derivative for the period. We calculated the fair value of the embedded conversion feature of the Convertible Notes using a probability weighted expected return model, with the observable assumptions as provided in the table below.

	Funding Tranche
As of November 11, 2020	# 1 - 3	# 4 - 5
Equity raise assumptions:
Time to settlement (years)	0.00	0.00
Risk-free interest rate	0.09%	0.08%
Likelihood	99%	99%
Class B Units fair value	n/a	$0.01
Other settlement assumptions:
Likelihood	1%	1%

Promissory Notes

From May 2019 through October 2019, we issued promissory notes with an aggregate principal amount of $370,000 to our CEO, members of our Board of Directors, and certain existing investors. The promissory notes are payable upon demand after the sixty (60) day anniversary of the date each promissory note was issued and bear interest at a per annum of 18%. Each holder of a promissory note also received one (1) warrant for every $100.00 of promissory note principal amount. In the aggregate, we granted 3,700 warrants in connection with the promissory notes issued in 2019.

From January 2020 to March 2020, we issued to our CEO and a member of our Board of Directors promissory notes with an aggregate principal amount of $89,000. The promissory notes issued in 2020 have the same terms and conditions as those issued in 2019, including the demand feature (payable upon demand after the sixty (60) day anniversary of the date each promissory note was issued) and the per annum interest rate of 18%. Each holder of a promissory note issued in 2020 also received two (2) warrants for every $100.00 of promissory note principal amount. In aggregate, we granted 1,780 warrants in connection with the promissory notes issued in 2020.

We calculated the fair value of the warrants issued to the promissory note holders using a Monte Carlo model (same approach aforementioned for the warrants issued in connection with the Convertible Notes and those issued to the placement agents), with the observable assumptions as provided in the table below.)

	Promissory Note
As of September 30, 2020	# 1	# 2	# 3	# 4	# 5	# 6	# 7	# 8	# 9	# 10	# 11	# 12	# 13
Risk-free interest rate	0.27%	0.27%	0.27%	0.27%	0.27%	0.28%	0.28%	0.28%	0.29%	0.29%	0.30%	0.30%	0.31%
Expected term (in years)	3.66	3.70	3.72	3.78	3.79	3.85	3.85	3.91	4.00	4.07	4.31	4.33	4.46
Expected volatility	84.5%	84.5%	84.5%	84.5%	84.5%	84.5%	84.5%	84.5%	84.5%	84.5%	84.5%	84.5%	84.5%
Expected dividend yield	--	--	--	--	--	--	--	--	--	--	--	--	--
Stock price	$0.01	$0.01	$0.01	$0.01	$0.01	$0.01	$0.01	$0.01	$0.01	$0.01	$0.01	$0.01	$0.01
Number of warrants	500	250	750	250	250	900	100	100	150	450	200	100	1,480

The fair value of the warrants granted was recorded as a debt discount and amortized to interest expense – debt discount in our statements of operations over the 60-day term of the promissory notes. We recognized $40,326 of debt discount amortization for the nine months ended September 30, 2020. During the year ended December 31, 2020, we recorded a loss on the change in the fair value of the warrant liability of $56,081.

Economic Injury Disaster Loan

On April 22, 2020, we executed a promissory note with the U.S. Small Business Administration (the “SBA”), which provided for a loan in the amount of $500,000, pursuant to the Economic Injury Disaster Loan program (the “EIDL”) under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The EIDL has a 30-year term and bears interest at a per annum rate of 3.75%. Monthly installment payments of $2,437 for principal and interest begin in April 2022, which reflects the additional one-year deferral granted by the SBA in March 2021. The EIDL may be prepaid at any time prior to maturity without penalty.

The following table summarizes the future principal and interest payments due under the EIDL:

Principal
and
Interest
Year Ending December 31,	Payments
2021	$-
2022	21,933
2023	29,244
2024	29,244
2025	29,244
Thereafter	416,688
Total	$526,353

We also executed a security agreement with the SBA related to the EIDL, whereby we granted the SBA a security interest in our rights, title, and interest in all of our assets. In addition, our CEO provided a personal unconditional guaranty to the SBA for the EIDL.

In connection with the EIDL, we received a $5,000 advance, which did not have to be repaid. As a result, we recognized the $5,000 as other income (expense) in our statement of operations during the nine months ended September 30, 2020.

CARES Act Paycheck Protection Program Loan

On May 4, 2020, we executed a loan agreement with Wilmington Savings Fund Society, FSB and received $43,542 of proceeds, pursuant to the CARES Act Paycheck Protection Program (“PPP”) (the “PPP Loan”). The PPP provides that (i) the use of the PPP Loan proceeds shall be limited to certain qualifying expenses; (ii) 100% of the principal amount of the loan is guaranteed by the SBA; and (iii) an amount up to the full principal amount may qualify for loan forgiveness in accordance with the terms of the CARES Act. Under the CARES Act, loan forgiveness is available for the sum of documented payroll costs, covered rent payments, and covered utilities during either, at our discretion, the eight-week period or twenty-four week period beginning on the date of disbursement of proceeds from the PPP Loan. The PPP Loan contains events of default and other provisions customary for a loan of this type.

The PPP Loan has a 2-year term and bears interest at a per annum rate of 1.0%. Monthly amortized principal and interest payments are deferred for the first six (6) months, after which we must make equal monthly payments of $2,450 for principal and interest to fully amortize the loan balance by the maturity date. On January 7, 2021, we received notice from the SBA that our request for the forgiveness of the PPP Loan was approved. The outstanding principal balance of $43,542 and all accrued interest through the date of forgiveness totaling $293 was forgiven. We recorded a gain on the extinguishment of debt in our statement of operations during the nine months ended September 30, 2021.

Interest Expense and Accrued Interest

The following table summarizes the interest expense recorded in our statements of operations for the nine months ended September 30, 2021 and 2020:

	2021	2020
Convertible debt	$-	$1,085,225
Promissory notes	-	61,383
Economic Injury Disaster Loan	14,024	7,603
Paycheck Protection Program loan	4	230
Other	100	950
Total interest expense	$14,128	$1,155,391

The following table summarizes the accrued interest:

	September 30, 2021	December 31, 2020
Economic Injury Disaster Loan	$10,082	$12,329
Paycheck Protection Program loan	-	289
Accrued interest	$10,082	$12,618

Note 6. Commitments and Contingencies

Leases

On April 24, 2012, we executed an agreement to lease office space located in Bordentown, New Jersey (“Bordentown Office”). The office lease commenced on May 1, 2012 and is currently a month-to-month lease arrangement. We paid an initial security deposit of $1,500 equal to one month’s rent, which is recorded as deposits on our balance sheets.

We account for the Bordentown Office lease as an operating lease and recorded rent expense of $13,725 during the nine months ended September 30, 2021 and 2020.

We also maintain office space in Princeton, New Jersey (“Princeton Office”) and Jupiter, Florida (“Florida Office”), under variable month-to-month lease arrangements. We account for the Princeton Office and Florida Office leases as an operating lease and recorded rent expense of $11,750 and $4,437 during the nine months ended September 30, 2021 and 2020, respectively.

License Agreements

We have executed intellectual property-based license agreements in connection with product development programs and have incurred license fees throughout the years. We did not record any license fees during the nine months ended September 30, 2021 and 2020.

The license agreements call for payments to be made by us for certain development milestones, including approval of a new drug application by the U.S. Food and Drug Administration; certain sales-based milestones, such as the achievement of a specific sales; sharing of operating profit generated by the product; and royalties on net sales of the product.

Employment Agreement

We have an employment agreement with our CEO, effective February 12, 2012. The agreement may be terminated by either party at any time upon written notice provided to the other party. The initial term of the agreement was for three (3) years, and the agreement renewed at the end of the initial term and will automatically renew on the annual anniversary of the original effective date for successive one-year periods unless either party notifies the other within at least six (6) months of the agreement’s expiration of its or his desire to not renew the agreement or to renew the agreement on different terms. The agreement provides for (i) an annual base salary, which, subject to certain terms and conditions, a portion or all of the salary may be deferred by us; (ii) eligibility to participate on the same basis as similarly situated executives in our benefit plans in effect from time to time during employment; and (iii) eligibility to receive an annual bonus based upon individual performance and our financial results as compared to the annual operating budget for such fiscal year.

In the event we terminate the employment agreement other than for cause, or our CEO terminates the agreement for good reason, we will pay our CEO (i) the then-effective base salary for a period of twelve (12) months following the effective date of the termination; (ii) the amount, if any, of any unpaid bonus for the fiscal year prior to the fiscal year in which such termination occurred; (iii) any amounts that were previously deferred; and (iv) any other amounts due and unpaid for the period through the effective date of the termination. Deferred compensation due to our CEO amounted to $1,601,108 as of December 31, 2020, which is included in deferred compensation on our balance sheet. We did not have any deferred compensation due to our CEO as of September 30, 2021.

Consulting Agreements

On February 24, 2012, we entered into a services agreement with Capital Solutions, Inc. (“Capital Solutions”), which was subsequently amended on August 5, 2013 (the “Services Agreement”). Pursuant to the Services Agreement, Capital Solutions provides financial advice and services related to financings, acquisitions, and other developments as reasonably requested from time to time. Unless otherwise terminated in accordance with its terms, the Services Agreement automatically renews for successive one-year periods unless either party gives the other party written notice of its intent not to renew at least thirty (30) days prior to the completion of the then-current term. During the nine months ended September 30, 2021 and 2020, we recorded consulting fees related to the Services Agreement of $8,334 and $71,250, respectively. As of December 31, 2020, we had amounts accrued and due to Capital Solutions of $616,250, which is included in accrued expenses on our balance sheet. We did not have any outstanding balance at September 30, 2021. Frank Seidman, a member of our Board of Directors, is the founding principal and president of Capital Solutions.

As part of our variable workforce model, we have from time to time entered into consulting agreements with external scientific, operational, and financial specialists. These agreements contain various terms and provisions, including fees to be paid by us. Certain of these scientists are advisors to us, and some have received stock options which were subject to vesting provisions. During the nine months ended September 30, 2021 and 2020, we recognized expenses related to the consulting agreements of $352,588 and $76,537, respectively.

Litigation

From time to time, we may be subject to various legal proceedings and claims that arise in the ordinary course of our business activities. Management is of the opinion that the ultimate outcome of these matters would not have a material adverse impact on the financial position of the Company or the results of its operations.

In the normal course of business, we enter into contracts in which we make representations and warranties regarding the performance of our services and that our services will not infringe on third-party intellectual rights. There have been no significant events related to such representations and warranties in which we believe the outcome could result in losses or penalties in the future.

Note 7. Capital Structure

Membership Units

Prior to the Conversion, we were organized as a Delaware limited liability corporation. Members’ rights and privileges, including the allocation of profits and losses, distributions of cash and property, voting rights, and other terms, were governed by a certain Amended and Restated Operating Agreement dated September 27, 2013 (the “Operating Agreement”). The authorized membership units consisted of Class A Units and Class B Units. Prior to the Conversion, there were 66,943 Class A Units and 134,300 Class B Units outstanding.

The former holders of Class A Units were entitled to one vote for each unit held of record on all matters submitted to a vote of (i) members and (ii) Class A Unit holders. We were prohibited from certain actions including, but not limited to, the sale and liquidation of the Company, amending of the Operating Agreement, the incurrence of debt above a certain level, and the redeeming of membership units, without the consent of holders representing a majority of the Class A Units.

The former holders of Class B Units were entitled to one vote for each unit held of record on all matters submitted to a vote of members.

In the Conversion, the former holders of Class A Units and Class B Units became holders of common stock of the Company. The former holders of Class A Units and Class B Units received 2,716,181 and 1,283,819 shares of our common stock, respectively. The holders of our common stock are entitled to vote on all matters on which shareholders of a corporation are generally entitled to vote under Delaware general corporation law, including the election of the Board of Directors of the Company. Holders are entitled to one vote per share of our common stock.

Common Stock

We are authorized to issue 12,000,000 shares of our common stock, par value $0.01 per share. The holders of our common stock are entitled to one vote for each share of common stock held at all meetings of stockholders (and written actions in lieu of meetings).

Private Placement

On November 13, 2020, we completed the offer and sale of an aggregate of 2,400,000 shares of our common stock at a purchase price of $5.00 per share in a private placement transaction. The gross proceeds from the private placement were $12,000,000, and the net proceeds, after deducting fees of $843,936 for financial advisory and legal services paid by us, were $11,156,064.

Note 8. Share-Based Awards

Equity Incentive Plans

On November 12, 2020, in connection with the Conversion, we adopted the Eleison Pharmaceuticals Inc. 2020 Equity Compensation Plan (the “2020 Plan”). The 2020 Plan was established for the benefit of employees, non-employee members of our Board of the Directors, and other service providers who perform services for us. In addition, the 2020 Plan is intended to attract and retain highly qualified persons to serve as employees and non-employee directors and to promote ownership by such employees and non-employee directors. The 2020 Plan will terminate on November 12, 2030. Options granted before termination of the 2020 Plan will continue to remain outstanding until exercised, cancelled, or expired.

Prior to the Conversion, we maintained the Eleison Pharmaceuticals, LLC 2012 Omnibus Unit Incentive Plan (the “2012 Plan”), which authorized the issuance of nonqualified options to purchase Class B Units. The 2012 Plan converted into the 2020 Plan upon the effective date of the Conversion. The Conversion was treated as a change in control and, as a result, any unvested portion of the 2012 Plan options were fully vested and immediately exercisable upon the Conversion.

The 2020 Plan provides that options may be granted at an exercise price of 100% of fair market value of our common stock on the date of grant, may be exercised in full or in installments, at the discretion of our Board or its Compensation Committee, and must be exercised within ten (10) years from date of grant.

Stock Options

The following table summarizes stock options activity for the nine months ended September 30, 2021:

			Weighted
		Weighted	Average
	Number of	Average	Remaining
	Shares	Exercise Price	Contractual Life
Outstanding at January 1, 2021	146,500	$5.00	4.87
Granted	420,000	5.00
Exercised	-	-
Cancelled	-	-
Outstanding at September 30, 2021	566,500	$5.00	7.72
Exercisable at September 30, 2021	146,500	$5.00	4.12

The weighted-average grant date fair value of stock options granted during the nine months ended September 30, 2021 was $3.49 per stock option.

At December 31, 2020 and September 30, 2021, the total intrinsic value (the excess of the fair value over the exercise price) was zero for stock options outstanding and exercisable as the estimated fair value of our common stock was equal to the underlying exercise price of the stock options.

Stock-Based Compensation

We account for share-based awards issued to employees and non-employees in accordance with the provisions of ASC 718 (Topic 718, Compensation – Stock Compensation). We recognize stock-based compensation expense on a straight-line basis over the service period of the award. We estimate the fair value of the stock options granted on the date of grant using a Black-Scholes valuation model with the assumptions noted below.

Stock price — Since we are a privately held company that does not have shares of our common stock traded in an active market, we calculated the fair value of our company using a cost accumulation approach and allocated that value to all equity-linked securities (Class A Units, Class B Units, and warrants) and debt instruments (convertible term notes) using an option pricing model. After the Conversion, we used the price per share of our common stock sold in the most recent private placement transaction for the stock price.

Discount rate — Based on the daily yield curve rates for U.S. Treasury obligations with maturities which correspond to the expected term of our stock options (or formerly unit options).

Expected term — The expected option term represents the period that stock-based awards are expected to be outstanding based on the simplified method provided in Staff Accounting Bulletin (“SAB”) No. 107, Share-Based Payment (“SAB No. 107”), which averages an award’s weighted-average vesting period and expected term for “plain vanilla” share options. Under SAB No. 107, options are considered to be “plain vanilla” if they have the following basic characteristics: (i) granted “at-the-money”; (ii) exercisability is conditioned upon service through the vesting date; (iii) termination of service prior to vesting results in forfeiture; (iv) limited exercise period following termination of service; and (v) options are non-transferable and non-hedgeable.

Since we have had no stock options or unit options exercised since inception, we plan to continue to use the simplified method for the expected term until we have the historical data necessary to provide a reasonable estimate of expected life.

Expected volatility — Based on the historical volatility of  comparable biotechnology companies to our common stock.

Dividend yield — The expected dividend rate is zero since we do not currently pay cash dividends on our common stock and do not anticipate doing so in the foreseeable future.

Forfeitures — Forfeitures should be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Given the lack of stock option (or formerly unit option) activity, we have estimated zero forfeiture.

The following table presents assumptions used in computing the fair value of stock options granted during the nine months ended September 30, 2021:

2021
Risk-free interest rate	0.50%
Expected term (in years)	6.00
Expected volatility	83.54%
Expected dividend yield	--

We did not grant any stock options during the nine months ended September 30, 2020.

Stock-based compensation expense for the nine months ended September 30, 2021 and 2020 was recorded in our statement of operations as follows:

2021
Research and development expenses	$-
General and administrative expenses	366,450
Total stock-based compensation	$366,450

As of September 30, 2021, we had unrecognized stock-based compensation expense of $1,099,350 related to options granted under the 2020 Plan, which is expected to be recognized over a weighted-average period of approximately 2.3 years.

Warrants

We have granted unit warrants to holders of the Convertible Notes, promissory note holders, and placement agents. In connection with the Conversion, all outstanding unit warrants were cancelled and new stock warrants were granted.

The following table summarizes unit warrants activity for the nine months ended September 30, 2021:

Weighted
	Number of	Average
	Shares	Exercise Price
Outstanding at January 1, 2021	1,061,494	$5.00
Granted	-	-
Exercised	-	-
Cancelled	-	-
Outstanding at September 30, 2021	1,061,494	$5.00

Note 10. Simplified Employee Pension Plan

In November 2017, we established a simplified employee pension plan (“SEP Plan”) for our employees. The SEP Plan provides us with a simplified method to contribute to our employees’ retirement. Contributions are made to an individual retirement account that is set up for each plan participant. We made contributions of $37,238 and $49,650 for the nine months ended September 30, 2021 and 2020, respectively. As of September 30, 2021 and December 31, 2020, we had an outstanding SEP Plan payable of $37,238 and $49,650, respectively.

Note 11. Related Party Transactions

As discussed in Note 6. Commitments and Contingencies, we are a party to the Services Agreement with Capital Solutions, an entity that Frank Seidman, a member of our Board of Directors, is the founding principal of and serves as the president. During the nine months ended September 30, 2021 and 2020, we recorded consulting fees related to the Services Agreement of $8,334 and $71,250, respectively. As of December 31, 2020, we had amounts accrued and due to Capital Solutions of $616,250, which is included in accrued expenses on our balance sheet. We did not have any outstanding balance at September 30, 2021.

As discussed in Note 6. Commitments and Contingencies, we are a party to an employment agreement with our CEO. Deferred compensation due to our CEO amounted to $1,601,108 as of December 31, 2020, which is included in deferred compensation on our balance sheet. We did not have any deferred compensation due to our CEO as of September 30, 2021.

As discussed in Note 6. Commitments and Contingencies, we are a party to various consulting agreements, including those with our CFO, Chief Medical Officer, and Vice President of Chemistry, Manufacture, and Contracts. Under those consulting agreements, we pay a fixed monthly retainer fee for a guaranteed number of service hours or a fixed hourly rate for services rendered during the month. All of our consultants are entitled to reimbursement for certain business expenses. The consulting agreements have a stated termination date but can be extended by mutual agreement of the parties.

As discussed in Note 10. Simplified Employee Pension Plan, we maintain an SEP Plan for our employees, including our CEO. The outstanding SEP Plan payable at September 30, 2021 and December 31, 2020 included amounts of $37,238 and $49,650, respectively, due to our CEO’s individual SEP account.

During the years 2019 and 2020, in connection with the issuance of promissory notes (see Note 5. Debt for additional information), three (3) members of our Board of Directors and a related family member of our CEO were issued $364,000 in an aggregate principal amount of such notes and 4,530 unit warrants. The outstanding principal balance and accrued and unpaid interest were repaid in full in November 2020. In connection with the Conversion, the 4,530 unit warrants were converted into stock warrants to purchase 90,600 shares of our common stock (see Note 8. Share-Based Awards for additional information).

During the years 2014 through 2017, in connection with the Convertible Notes transaction (see Note 5. Debt for additional information), three (3) members of our Board of Directors, or their respective affiliates (including Eleison Pharma Holdings, Inc., an entity that our CEO is the principal of), were investors and were issued $1,362,923 in an aggregate principal amount of such notes and 13,629 unit warrants. In connection with the Conversion, all of the Convertible Notes were converted into shares of our common stock and the unit warrants were converted into stock warrants to purchase 272,585 shares of our common stock.

Pursuant to the terms of an Amended and Restated Investor Rights Agreement, dated as of November 13, 2020, we are obligated to make “Milestone Payments” to our stockholders, which include some our officers, directors and 5% stockholders.  Table 1 below sets forth the “Milestone Events” and the amount of the Milestone Payment and Table 2 below identifies the recipients of the Milestone Payments who are our officers, directors or 5% stockholders.

Table 1.

MILESTONE EVENT	MILESTONE PAYMENT
First marketing approval by the FDA for glufosfamide	$2,000,000
First marketing approval by FDA for ILC	$1,000,000
First marketing approval by FDA of DBD	$1,000,000
First year annual worldwide product sales of glufosfamide exceed $100 million	$15,000,000
First year annual worldwide product sales of glufosfamide exceed $250 million	$20,000,000

Table 2.

Name of Officer, Director or Stockholder	Share of Milestone Payment
Edwin J. Thomas	1.3%
Eleison Pharma Holdings	3.2%
Eleison Investors, LP	35.2%
Eleison Investors II, LP	19.7%
Joel Morganroth	1.3%
Frank Seidman	7.0%

________ Shares of Common Stock

Eleison Pharmaceuticals Inc.

PRELIMINARY PROSPECTUS

ThinkEquity

, 2022

Through and including ____, 2022 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement will be as follows. With the exception of the filing fees for the Securities Exchange Commission and the FINRA filing fee, all amounts are estimates.

SEC registration fee	$
FINRA filing fee	$
_______ listing fee	$
Legal fees and expenses	$
Accounting fees and expenses	$
Financial Printer	$
Miscellaneous expenses	$
Total	$

Item 14. Indemnification of Directors and Officers

The Company’s amended and restated certificate of incorporation and bylaws provide that the Company’s directors and officers will be indemnified by us to the fullest extent permitted by the Delaware law against all expenses incurred in connection with their service for or on behalf of the Company.

In addition, the Company’s amended and restated certificate of incorporation provides that the personal liability of the Company’s directors and officers for monetary damages will be eliminated to the fullest extent permitted by Delaware law.

The Company intends to enter into indemnification agreements with the members of the Company’s board of directors and officers, each an “indemnitee.” Each indemnification agreement will require the Company to indemnify each indemnitee as described above. The Company also, among other things, intends to agree to advance costs and expenses subject to the condition that an indemnitee will reimburse the indemnitor for all amounts paid if a final judicial determination is made that the indemnitee is not entitled to be so indemnified under applicable law.

The indemnification provisions in the Company’s amended and restated certificate of incorporation and bylaws and the indemnification agreements may be sufficiently broad to permit indemnification of the Company’s directors and officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

The information presented below describes our sales and issuances of securities within the past three years which were not registered under the Securities Act. Unless otherwise stated, the sales of the securities described below were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) and Rule 506 of Regulation D of the Securities Act or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The purchasers of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and, other than with respect to the non-transferable options, appropriate legends were placed on the securities issued in these transactions. All purchasers had adequate access, through their relationships with us, to information about our company. The sales of these securities were made without any general solicitation or advertising.

Private Placements

On November 13, 2020, we completed the offer and sale of an aggregate of 2,400,000 shares of our Common Stock at a purchase price of $5.00 per share in a private placement transaction with BDI, an accredited investor. The gross proceeds from the private placement were $12.0 million.

Issuance of Securities in the 2020 Reorganization

On November 12, 2020, Eleison Pharmaceuticals LLC (our predecessor) converted from a Delaware limited liability company to Eleison Pharmaceuticals Inc., a Delaware corporation. In connection therewith, (i) all outstanding Class A Units and Class B Units of Eleison Pharmaceutical LLC converted into an aggregate of 2,836,181 shares of our Common Stock, (ii) all outstanding options to purchase member units converted into five-year non-qualified stock options to purchase an aggregate of 98,500 shares of our Common Stock at an exercise price of $5.00 per share, (iii) we granted an additional 48,000 options upon the conversion of vested membership profits interests of Eleison Pharmaceuticals LLC, (iv) all outstanding warrants to purchase member units and membership profits interests of Eleison Pharmaceutical LLC converted into five-year warrants to purchase an aggregate of 1,061,452 shares of our Common Stock at an exercise price of $5.00 per share and (v) $4.2 million aggregate principal amount of convertible notes of Eleison Pharmaceuticals, LLC converted into 1,163,819 shares of our Common Stock.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

The following exhibits are filed herewith or incorporated by reference in this prospectus:

Exhibit No.	Description
1.1	Form of Underwriting Agreement
3.1(i)	Plan of Conversion dated as of November 12, 2020 Converting Eleison Pharmaceuticals, LLC to Eleison Pharmaceuticals Inc.
3.1(ii)	Certificate of Conversion and Amended and Restated Certificate of Incorporation
3.1(iii)*	Amended and Restated Certificate of Incorporation
3.2(i)	Bylaws
4.1*	Specimen Stock Certificate evidencing shares of Common Stock
4.2(i)	Form of 2020 Warrants
4.2(ii)	Form of Representative’s Warrant(1)
5.1*	Opinion of Kurzman Eisenberg Corbin & Lever, LLP
10.1*	License Agreement, dated February 1, 2011, between Eleison Pharmaceuticals LLC and Insmed Incorporated
10.2*	Purchase Agreement, dated November 29, 2019, between Eleison Pharmaceuticals LLC and Targent, LLC
10.3*	License Agreement, dated October 5, 2009, between the Eleison Pharmaceuticals LLC and Threshold Pharmaceuticals, Inc.
10.4*	Agreement between the Eleison Pharmaceuticals LLC and Daewoong Pharmaceuticals Co. Ltd.
10.5*	Agreement between the Eleison Pharmaceuticals LLC and Intelgen Ltd.
10.6*	Agreement between the Eleison Pharmaceuticals LLC and Rafa Laboratories Ltd.
10.7	Employment Agreement, dated as of February 24, 2012, between Eleison Pharmaceuticals LLC and Edwin Thomas
10.8	Engagement Agreement, dated as of August 22, 2021, between Eleison Pharmaceuticals Inc. and Gordian Investments, LLC
10.9	Eleison Pharmaceuticals Inc. 2020 Equity Compensation Plan
10.10	Amended and Restated Investor Rights Agreement, dated as of November 13, 2020
10.11*	Second Amended and Restated Investor Rights Agreement, dated as of , 2022
10.12	Master Client Services Agreement, dated April 16, 2021, between Eleison Pharmaceuticals and BioBridges, LLC
10.13	Consulting Agreement, effective as May 4, 2021, between Eleison Pharmaceuticals Inc. and Pat Maguire, M.D., PhD
10.14	Consulting Agreement, effective as of January 14, 2016, between Eleison Pharmaceuticals LLC and Keith Darragh
10.15	Consulting Agreement, effective as of May 19, 2021, between Eleison Pharmaceuticals Inc. and WSM Consulting Group, LLC
10.16	Consulting Agreement, effective as of February 25, 2015, between Eleison Pharmaceuticals LLC and Michael Otto, PhD
10.17	Consulting Agreement, effective as of January 16, 2013, between Eleison Pharmaceuticals LLC and Bryan Wood
10.18	Intentionally Omitted
10.19	Services Agreement, dated February 4, 2013 between Eleison Pharmaceuticals LLC and Capital Solutions, Inc.
10.20	Amendment to the Services Agreement, dated August 5, 2013 between Eleison Pharmaceuticals LLC and Capital Solutions, Inc.
10.21	Form of Lock-Up Agreement(2)
10.22*	Form of Director Indemnification Agreement
10.23	Stock Purchase Agreement, dated as of July 4, 2020, between Eleison Pharmaceuticals Inc. and BDI Co., Ltd.
10.24	Letter Agreement, dated as of November 8, 2020, by and between BDI Co., Ltd. and Eleison Pharmaceuticals, Inc.
23.1	Consent of WithumSmith+Brown, PC, independent registered public accounting firm
23.2*	Consent of Kurzman Eisenberg Corbin & Lever, LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page)

*	To be filed by Amendment.

(1) Included as Exhibit A to Exhibit 1.1

(2) Included as Exhibit B to Exhibit 1.1

(b)	Financial Statement Schedules

All financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or in the notes thereto.

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(3)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:
(1)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on January 24, 2022.

Eleison Pharmaceuticals Inc.

By:	/s/ Edwin J. Thomas
Edwin J. Thomas
Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Keith Darragh
Keith Darragh, CPA, CGMA
Chief Financial Officer
(Principal Financial and Principal Accounting Officer)

We, the undersigned officers and directors of Eleison Pharmaceuticals Inc., hereby severally constitute and appoint Edwin J. Thomas or Keith Darragh, our true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any other registration statement for the same offering pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Edwin J. Thomas	Chief Executive Officer, President and Chairman of the Board	January 24, 2022
Edwin J. Thomas	(Principal Executive Officer)

/s/ Keith Darragh, CPA, CGMA	Chief Financial Officer and Secretary	January 24, 2022
Keith Darragh, CPA, CGMA	(Principal Financial and Principal Accounting Officer)

/s/ Bryan R. Wood
Bryan R. Wood	Director	January 24, 2022

/s/ Frank Seidman
Frank Seidman	Director	January 24, 2022

/s/ Michael J. Otto, PhD
Michael J. Otto, PhD	Director	January 24, 2022

/s/ Joel Morganroth, MD
Joel Morganroth, MD	Director	January 24, 2022